As filed with the Securities and Exchange Commission on January 8, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oncor Electric Delivery Company LLC
(Exact name of registrant as specified in its charter)

Delaware	4911	75-2967830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1616 Woodall Rodgers Fwy.
Dallas, Texas 75202
(214)
486-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Matthew C. Henry
Senior Vice President, General Counsel & Secretary
1616 Woodall Rodgers Fwy.
Dallas, Texas 75202
(214)
486-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Aaron A. Scow
Baker & McKenzie LLP
1900 N. Pearl Street
Suite 1500
Dallas, Texas 75201
(214)
978-3000

Approximate date of commencement of proposed exchange offers: As soon as practicable after this Registration Statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2026

PROSPECTUS

ONCOR ELECTRIC DELIVERY COMPANY LLC

Offers to Exchange the Exchange Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended,

for

Any and All Outstanding Notes

Set Forth Opposite the Corresponding Exchange Notes

EXCHANGE NOTES	OUTSTANDING NOTES
$500,000,000 aggregate principal amount of its 4.50% Senior Secured Notes due 2027	$500,000,000 aggregate principal amount of its 4.50% Senior Secured Notes due 2027

$100,000,000 aggregate principal amount of its 4.65% Senior Secured Notes due 2029	$100,000,000 aggregate principal amount of its 4.65% Senior Secured Notes due 2029

$650,000,000 aggregate principal amount of its 5.35% Senior Secured Notes due 2035	$650,000,000 aggregate principal amount of its 5.35% Senior Secured Notes due 2035

$650,000,000 aggregate principal amount of its 5.80% Senior Secured Notes due 2055	$650,000,000 aggregate principal amount of its 5.80% Senior Secured Notes due 2055

We are offering to exchange (such transactions, the exchange offers) (i) $500,000,000 aggregate principal amount of our 4.50% Senior Secured Notes due 2027 (2027 exchange notes) that have been registered under the Securities Act of 1933, as amended (Securities Act), for any and all of our existing 4.50% Senior Secured Notes due 2027 issued in a private offering on March 20, 2025 (outstanding 2027 notes), (ii) $100,000,000 aggregate principal amount of our 4.65% Senior Secured Notes due 2029 (2029 exchange notes) that have been registered under the Securities Act, for any and all of our existing 4.65% Senior Secured Notes due 2029 issued in a private offering on January 14, 2025 (outstanding 2029 notes), (iii) $650,000,000 aggregate principal amount of our 5.35% Senior Secured Notes due 2035 (2035 exchange notes) that have been registered under the Securities Act, for any and all of our existing 5.35% Senior Secured Notes due 2035 issued in a private offering on March 20, 2025 (outstanding 2035 notes), and (iv) $650,000,000 aggregate principal amount of our 5.80% Senior Secured Notes due 2055 (2055 exchange notes, and together with the 2027 exchange notes, the 2029 exchange notes, and the 2035 exchange notes, the exchange notes) that have been registered under the Securities Act, for any and all of our existing 5.80% Senior Secured Notes due 2055 issued in a private offering on March 20, 2025 (outstanding 2055 notes, and together with the outstanding 2027 notes, the outstanding 2029 notes, and the outstanding 2035 notes, the outstanding notes). The outstanding 2029 notes were an additional issuance of our 4.65% Senior Secured Notes due 2029, $550,000,000 of which we previously issued on November 13, 2024 and are currently outstanding (initial 2029 notes). The 2029 exchange notes will have substantially the same terms, including, without limitation, the same maturity date and interest payment dates, as the initial 2029 notes, and will be part of the same series as the initial 2029 notes. The 2029 exchange notes are expected to be designated by the same CUSIP number as, and be fungible with, the initial 2029 notes that were previously exchanged on January 27, 2025 in an offering registered under the Securities Act (exchanged initial 2029 notes).

The Exchange Offers

•

We will exchange all unregistered outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes of the respective series that are registered under the Securities Act.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offers.

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2026, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes.

•

The exchange notes to be issued in the exchange offers will have terms identical in all material respects to the respective series of outstanding notes, except that the exchange notes will be registered under the Securities Act and do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement applicable to such outstanding notes.

Results of the Exchange Offers

•

Except as prohibited by applicable law, the exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. The exchange notes are a new issue of securities for which there is no established public market. There is only a limited market for the exchanged initial 2029 notes. We do not intend to list the exchange notes on a national securities exchange or market.

•	We will not receive any proceeds from the exchange offers.

All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making or other trading activities.

We have agreed to keep effective the registration statement of which this prospectus is a part until the earlier of 90 days after the completion of the exchange offers or such time as broker-dealers no longer own any notes. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      .

You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If anyone else provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business profile, financial condition, results of operations or prospects may have changed since that date. The representations and warranties contained in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may publicly file in the future may contain representations and warranties made by and to the parties thereto as of specific dates. While we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement of which this prospectus is a part not misleading, those representations and warranties may be subject to exceptions and qualifications contained in separate disclosure schedules; may represent the parties’ risk allocation in the particular transaction; or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offers. You should carefully read the entire prospectus, including the sections entitled “Risk Factors” and “Available Information”. Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “Oncor,” “we,” “our” and “us” refer to Oncor Electric Delivery Company LLC and/or its subsidiaries. For your convenience, we have also provided a Glossary, beginning on page 157, of selected terms and abbreviations.

Our Business

We are a regulated electricity transmission and distribution company. We operate the largest transmission and distribution system in Texas based on the number of end-use customers and circuit miles of transmission and distribution lines, delivering electricity to more than 4.0 million homes and businesses and operating more than 144,000 circuit miles of transmission and distribution lines at December 31, 2024, all with a focus on safety, reliability, and affordability.

We provide:

•	wholesale transmission services to our electricity distribution business, as well as to non-affiliated electricity distribution companies, electric cooperatives and municipally-owned utilities, and

•

distribution services, consisting of retail delivery services to REPs that sell electricity to end-use customers, as well as wholesale delivery services to electric cooperatives and municipally-owned utilities.

We also provide transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. The rates we charge for our electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. We are not a seller of electricity, nor do we purchase electricity for resale. The majority of consumers of the electricity we deliver through our distribution business are free to choose their electricity supplier from REPs who compete for their business.

PUCT rules allow for interim rate adjustments known as capital trackers that allow utilities to recover, subject to reconciliation, the cost of certain investments before a comprehensive base rate review. Under capital tracker rules, each year we may file up to two TCOS capital tracker applications to reflect changes in transmission-related capital investments and up to two DCRF capital tracker applications to reflect changes in distribution-related capital investments. All investments included in a capital tracker update filing are ultimately subject to prudence review by the PUCT in the next base rate review after such assets are put into service. In June 2025, Texas House Bill 5247 (HB 5247) was signed into law and became effective. The bill establishes the UTM, which allows qualifying electric utilities to apply for interim rate adjustments once annually through 2035 for cost recovery of certain transmission and distribution capital expenditures, as an alternative to semi-annual (or less frequent) DCRF and TCOS capital tracker filings. As a result of HB 5247 taking effect, we have begun, and expect to continue, deferring to a regulatory asset, certain costs associated with UTM eligible capital investments placed into service since December 31, 2024, and recognizing corresponding amounts in revenues.

Our transmission and distribution assets are located principally in the north-central, eastern, western and panhandle regions of Texas, in over 120 counties and more than 400 incorporated municipalities. We deliver electricity across a distribution service territory that has an estimated population of approximately 13 million, including the cities of Dallas and Fort Worth and the surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler, Temple, Killeen and Round Rock, among others.

Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way pursuant to permits, public utility easements, franchise or other agreements or as otherwise permitted by law. At December 31, 2024, we had 5,094 employees, including 836 employees covered under a collective bargaining agreement that expires in October 2026. As of December 31, 2024, the average length of service among all employees was 12.1 years, and over 99% of our employees were employed on a full-time basis. Our employee data excludes interns, and we had 73 interns serving in full-time or part-time internships at December 31, 2024.

Electricity Transmission

Our electricity transmission business is responsible for the safe and reliable operations of our transmission network and substations. These responsibilities consist of the construction, operation, maintenance, and security of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over our transmission facilities in coordination with ERCOT, the independent system operator and the regional coordinator of the various electricity systems within Texas.

As an ERCOT member utility, our transmission business, with applicable regulatory approval, also participates with ERCOT and other member utilities to plan, design, construct and operate new transmission lines to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and/or minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues, also known as TCOS revenues or network transmission revenues, are provided under tariffs approved by either the PUCT or, to a small degree related to limited interconnections to other markets, the FERC. Network transmission revenues compensate us for delivery of electricity over our transmission facilities operating at 60 kV and above and are collected from load serving entities benefitting from our transmission system. Other services we offer through our transmission business that we classify as other miscellaneous revenues include system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

At December 31, 2024, our transmission system included 18,324 circuit miles of transmission lines, a total of 1,288 transmission and distribution substations, and interconnection to 192 third-party generation facilities totaling 58,597 MWs directly connected to our transmission system.

Electricity Distribution

Our electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality, security, and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within our certificated service area. Our distribution system receives electricity from the ERCOT transmission system through substations and distributes electricity to end-users and wholesale customers through 3,757 distribution feeders at December 31, 2024.

At December 31, 2024, our distribution system included 125,975 circuit miles of distribution lines and more than 4.0 million points of delivery. We increased our points of delivery by approximately 77,000 over the number of points of delivery at December 31, 2023. The number of distribution system points of delivery we serve, excluding lighting sites, grew an average of 1.95% per year over the 2020-2024 five-year period.

In general, distribution base revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

Ownership Structure and Ring-Fencing Measures

We are a direct, majority-owned subsidiary of Oncor Holdings, which is indirectly and wholly owned by Sempra. Oncor Holdings owns 80.25% of our membership interests and Texas Transmission owns 19.75% of our membership interests. We are managed as an integrated business; consequently, there is only one reportable segment. We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001.

Since 2007, various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities, Sempra and its affiliates (other than the Oncor Ring-Fenced Entities), and entities with direct or indirect ownership interests in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities. Such measures include, among other things: the 19.75% equity interest held by Texas Transmission; maintenance of separate books and records for the Oncor Ring-Fenced Entities; and our board of directors being comprised of a majority of Disinterested Directors. As a result, none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings. For more information on the ring-fencing measures, see “Our Business and Properties—Ownership Structure and Ring-Fencing Measures.”

Recent Developments

Subsequent Borrowing under AR Facility

On November 25, 2025, we borrowed $325 million aggregate principal amount under the AR Facility.

Senior Secured Notes Repayment

On December 3, 2025, we repaid in full at maturity the $174 million aggregate principal amount of our 3.86% Senior Notes, Series A, due December 3, 2025 (the Series A Notes). We issued CP Notes under our CP Program to fund the repayment of the Series A Notes.

Term Loan Credit Agreement and Borrowing

On December 23, 2025, we entered into a Term Loan Credit Agreement (the Term Loan Agreement) among Oncor, as borrower, the lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent for the lenders.

The Term Loan Agreement provides for a term loan credit facility in an aggregate principal amount of $1.4 billion (the Term Loan Facility) with a maturity date that is 13 months after the date on which the funding availability period ends. We may borrow up to the full amount of the Term Loan Facility in up to two borrowings, which may be made, at our option, at any time on or before February 23, 2026. Upon the earlier to occur of (i) us terminating all unused commitments under the Term Loan Agreement, (ii) us receiving the second borrowing under the Term Loan Agreement, (iii) us borrowing the entire amount of the Term Loan Facility, or (iv) February 23, 2026, any unused commitments, if any, of the lenders to make term loans under the Term Loan Agreement shall terminate. We intend to use the proceeds from any borrowings under the Term Loan Agreement for working capital and other general corporate purposes.

On December 26, 2025, we made our initial borrowing under the Term Loan Agreement in the amount of $925 million. The proceeds from this borrowing were used for general corporate purposes, including repayment of outstanding CP Notes issued under our CP Program. Such repaid CP Notes were issued by us for general corporate purposes, including to repay in full the Series A Notes plus accrued and unpaid interest.

Borrowings under the Term Loan Agreement bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing plus an applicable margin of 0.0875%, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date plus 1.0%). The Term Loan Agreement also provides for a commitment fee at a rate per annum of 0.05% on the daily average available commitment during the funding availability period and an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

The Term Loan Agreement requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The Term Loan Agreement also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of us that are not permitted transactions under the Term Loan Agreement and cross-default provisions in the event we or certain of our subsidiaries defaults in the payment of principal or interest due in respect of any indebtedness in a principal amount in excess of $150 million or fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing such indebtedness if such failure results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001. Our principal executive offices are located at 1616 Woodall Rodgers Freeway, Dallas, TX 75202. The telephone number of our principal executive offices is (214) 486-2000. Our Internet address is http://www.oncor.com. Information on our website or available by hyperlink from our website does not constitute part of and is not incorporated into this prospectus.

Notice of Corporate Separateness

We and our equity owners have implemented certain structural and operational “ring-fencing” measures that are intended to further separate us from our direct and indirect owners, including our majority indirect equity owner, Sempra. For more information on the ring-fencing measures, see “Our Business and Properties—Ownership Structure and Ring-Fencing Measures.” By your receipt of this prospectus, you acknowledge the receipt of the notice of corporate separateness given hereby.

The Exchange Offers

On January 14, 2025, we issued $100,000,000 aggregate principal amount of our 4.65% Senior Secured Notes due 2029 (outstanding 2029 notes) in a private offering. The outstanding 2029 notes were an additional issuance of our 4.65% Senior Secured Notes due 2029, $550,000,000 of which we previously issued on November 13, 2024 and are currently outstanding (initial 2029 notes). On March 20, 2025, we issued $500,000,000 aggregate principal amount of our 4.50% Senior Secured Notes due 2027 (outstanding 2027 notes), $650,000,000 aggregate principal amount of our 5.35% Senior Secured Notes due 2035 (outstanding 2035 notes), and $650,000,000 aggregate principal amount of our 5.80% Senior Secured Notes due 2055 (outstanding 2055 notes, and together with the outstanding 2027 notes, the outstanding 2029 notes, and the outstanding 2035 notes, the outstanding notes) in a private offering. The term “2027 exchange notes” refers to the 4.50% Senior Secured Notes due 2027, the term “2029 exchange notes” refers to the 4.65% Senior Secured Notes due 2029, the term “2035 exchange notes” refers to the 5.35% Senior Secured Notes due 2035, and the term “2055 exchange notes” refers to the 5.80% Senior Secured Notes due 2055, each as registered under the Securities Act that are subject to the exchange offers, and all of which together are referred to as the “exchange notes.” The 2029 exchange notes will have substantially the same terms, including, without limitation, the same maturity date and interest payment dates, as the initial 2029 notes, and will be part of the same series as the initial 2029 notes. The 2029 exchange notes are expected to be designated by the same CUSIP number as, and be fungible with, the initial 2029 notes that were previously exchanged on January 27, 2025 in an offering registered under the Securities Act (exchanged initial 2029 notes). The term “notes” collectively refers to the outstanding notes, the initial 2029 notes and the exchange notes.

General

In connection with the private offerings of the outstanding notes, we entered into registration rights agreements with the initial purchasers in such offerings pursuant to which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offers on or prior to May 15, 2026, with respect to the outstanding notes. You are entitled to exchange in the exchange offers your outstanding notes for the exchange notes that are identical in all material respects to the outstanding notes except:

•   the exchange notes have been registered under the Securities Act;

•   the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the applicable registration rights agreement; and

•   the additional interest provision of the applicable registration rights agreement is not applicable to the exchange notes.

The Exchange Offers

We are offering to exchange:

•   $500,000,000 aggregate principal amount of our 4.50% Senior Secured Notes due 2027 that have been registered under the Securities Act, for any and all of our existing 4.50% Senior Secured Notes due 2027 issued in a private offering on March 20, 2025;

•   $100,000,000 aggregate principal amount of our 4.65% Senior Secured Notes due 2029 that have been registered under the Securities Act, for any and all of our existing 4.65% Senior Secured Notes due 2029 issued in a private offering on January 14, 2025;

•   $650,000,000 aggregate principal amount of our 5.35% Senior Secured Notes due 2035 that have been registered under the Securities Act, for any and all of our existing 5.35% Senior Secured Notes due 2035 issued in a private offering on March 20, 2025; and

•   $650,000,000 aggregate principal amount of our 5.80% Senior Secured Notes due 2055 that have been registered under the Securities Act, for any and all of our existing 5.80% Senior Secured Notes due 2055 issued in a private offering on March 20, 2025.

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
Resale

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•   you are acquiring the exchange notes in the ordinary course of your business; and

•   you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you are not our affiliate and did not purchase your outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Any holder of outstanding notes who:

•   is our affiliate;

•   does not acquire exchange notes in the ordinary course of its business; or

•   tenders its outstanding notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2026, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offers. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offers.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular outstanding notes. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes

If you wish to participate in any of the exchange offers, you must either:

•   complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•   if you hold outstanding notes through The Depository Trust Company (DTC), comply with DTC’s Automated Tender Offer Program procedures described in this prospectus, by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•   you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•   you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•   you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•   you are acquiring the exchange notes in the ordinary course of your business;

•   if you are a broker-dealer, you did not purchase your outstanding notes from us or any of our affiliates; and

•   if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in any of the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offers, we will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the applicable interest rate on the outstanding notes under the circumstances described in such registration rights agreement. If you do not tender your outstanding notes in any of the exchange offers, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the Indenture (as defined herein), except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the applicable registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offers, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the Indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. See “Summary of Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offers. Any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent. The address, telephone number and other contact information for the exchange agent are set forth in the section captioned “The Exchange Offers—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the respective series of outstanding notes, except that the exchange notes will be registered under the Securities Act and do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement applicable to such outstanding notes.

Securities Offered

$1,900,000,000 aggregate principal amount of exchange notes consisting of:

•   $500,000,000 aggregate principal amount of 2027 exchange notes;

•   $100,000,000 aggregate principal amount of 2029 exchange notes;

•   $650,000,000 aggregate principal amount of 2035 exchange notes; and

•   $650,000,000 aggregate principal amount of 2055 exchange notes.

Maturity Date

The exchange notes will mature on each of the following dates:

•   March 20, 2027 for the 2027 exchange notes;

•   November 1, 2029 for the 2029 exchange notes;

•   April 1, 2035 for the 2035 exchange notes; and

•   April 1, 2055 for the 2055 exchange notes.

Indenture	We will issue the exchange notes under the Indenture, dated as of August 1, 2002, as amended and supplemented (the Indenture), between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as trustee (the Trustee).

Interest Rate

The exchange notes will bear interest at the following annual rates:

•   4.50% for the 2027 exchange notes;

•   4.65% for the 2029 exchange notes;

•   5.35% for the 2035 exchange notes; and

•   5.80% for the 2055 exchange notes.

Interest on the exchange notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

Interest Payment Dates

Interest on the 2027 exchange notes will accrue from, and including, September 20, 2025 and will be payable semi-annually in arrears on March 20 and September 20 of each year, and at maturity, beginning on March 20, 2026.

Interest on the 2029 exchange notes will accrue from, and including, November 1, 2025 and will be payable semi-annually in arrears on May 1 and November 1 of each year, and at maturity, beginning on May 1, 2026.

Interest on the 2035 exchange notes will accrue from, and including, October 1, 2025 and will be payable semi-annually in arrears on April 1 and October 1 of each year, and at maturity, beginning on April 1, 2026.

Interest on the 2055 exchange notes will accrue from, and including, October 1, 2025 and will be payable semi-annually in arrears on April 1 and October 1 of each year, and at maturity, beginning on April 1, 2026.

Ranking	The exchange notes will be senior secured obligations of Oncor and will rank pari passu with our other senior secured indebtedness. The exchange notes will be senior in right of payment to all subordinated indebtedness and effectively senior, to the extent of the value of the Collateral (as defined herein), to indebtedness under the Credit Facilities, the Term Loan Agreement and the CP Program. In addition, the exchange notes will be structurally subordinated in right of payment to all of Receivables LLC’s existing and future secured indebtedness under the AR Facility to the extent of the value of the collateral securing the AR Facility. At September 30, 2025, we had no borrowings nor letters of credit issued under the $2B Credit Facility, no borrowings under the $1B Credit Facility, $480 million outstanding under the $500M Credit Facility, no CP Notes outstanding, and no borrowings under the AR Facility. At September 30, 2025, we had (1) $15,895 million principal amount of US dollar-denominated senior secured debt outstanding, (2) €1,200 million principal amount of euro-denominated senior secured debt outstanding, and (3) C$500 million principal amount of Canadian dollar-denominated senior secured debt outstanding, all of which is secured by the Collateral. For more information regarding our long-term debt activity subsequent to September 30, 2025, see “—Recent Developments” in this prospectus.

Collateral	Our obligations under the exchange notes will be secured by a lien on certain of our transmission and distribution assets (Collateral), mortgaged under the Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, as amended, made by us to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent (the Collateral Agent). See “Description of the Notes—Security.”

Optional Redemption	We may at our option redeem all or part of the exchange notes at the respective redemption prices, including any applicable “make-whole” discussed in this prospectus under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest to but excluding the date fixed for redemption.

Limitation of Secured Debt	If any of the exchange notes are outstanding under the Indenture, we will not issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as defined in the Indenture), except for certain permitted secured debt, unless the exchange notes are also secured by that lien, without the consent of the holders of a majority in principal amount of all outstanding securities issued under the Indenture, including the exchange notes. See “Description of the Notes—Limitation on Secured Debt.”

No Prior Market	The exchange notes are a new issue of securities for which there is no established public market. There is only a limited market for the exchanged initial 2029 notes. We do not intend to list the exchange notes on a national securities exchange or market. Certain financial institutions have informed us that they intend to make a market in the exchange notes. However, these financial institutions may cease their market-making efforts at any time. If no active trading market exists, you may not be able to resell the exchange notes at their fair market value or at all.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to participate in the exchange offers. Any of these risks could materially and adversely affect our business, financial condition, operating results or cash flows; however, these risks are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose all or part of your original investment.

Summary of Risk Factors

The following is a summary of some of the risks and uncertainties that could materially adversely affect our business, financial condition and results of operations. You should read this summary together with the more detailed description of each risk factor contained below.

Risks Related to Regulatory and Legislative Matters

•	Our business is subject to ongoing complex governmental regulations and legislation that have impacted, and will continue in the future to impact, us.

•

Our business is subject to rate regulation, and the regulatory review process could materially adversely impact us, including by limiting our ability to fully recover costs or reducing the rate we earn on invested capital and the timing of such recovery.

•

Adverse publicity or public perception relating to us, transmission and distribution utilities, ERCOT, or the electricity industry could lead to changes in regulatory policy or legislation that could have a significant impact on our business.

•

We are subject to various mandatory regulatory standards and requirements and could be subject to additional standards in the future. Efforts to comply with those standards and requirements could subject us to higher costs, and non-compliance with applicable standards or expectations could have a material adverse effect on our business.

Risks Related to Our Business and Operations

•

Cyber-attacks on us or our third-party vendors could disrupt business operations, initiate the loss or disclosure of critical operating or confidential data, have an adverse impact on our reputation, and expose us to significant liabilities.

•	The loss or malfunction of key technology platforms maintained by us or our third-party vendors could have an adverse impact on our reputation and operations.

•

Severe weather, natural disasters and other related phenomena have in the past and could in the future have a material adverse effect on our business, financial condition, results of operations and cash flow, and climate change could make such phenomena more prevalent and unpredictable.

•	Wildfires could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•

As an owner and operator of electricity delivery facilities, we face significant operational risks, including the risk of physical attacks on our infrastructure, that could adversely affect our results of operations and financial condition.

•	Disruptions in the insurance market could impact our ability to obtain coverage on reasonable terms, and insurance may not cover all potential losses.

•	Our capital deployment plan may not be executed as planned, which could adversely impact our reputation, reliability, financial condition and results of operations.

•	The litigation environment in which we operate poses a significant risk to our business.

•

Our revenues are concentrated in and collected through a small number of customers and a significant delay or default in payment could adversely affect our cash flows, liquidity, financial condition and/or results of operations.

•

While we require security prior to beginning construction on certain customer-requested projects, there can be no assurance that if any such projects are cancelled, we will be able to recover all of the costs expended by us on those projects through such security or otherwise.

•

We are dependent upon a limited number of suppliers and service providers for certain of our operations. Disruptions in our supply chain or the availability of our suppliers to perform on expected or acceptable terms, including as a result of competition for materials, the contractor labor market and inflation, could negatively impact us.

•

Our future success is dependent on our ability to attract and retain sufficient qualified personnel to meet our business needs and to identify and develop talent, and failure to do so could adversely impact our operations.

•	Our revenues and results of operations are seasonal and significantly impacted by weather conditions and other electricity usage drivers.

•	Our business could be adversely affected by health epidemics and pandemics.

•	The costs of providing pension benefits and OPEB and related funding requirements may have a material adverse effect on our financial condition, results of operations and cash flows.

•

We regularly evaluate opportunities to make selective strategic acquisitions involving regulated assets. Acquisitions involve various risks, and we may not be able to realize the anticipated benefits of any such acquisitions.

•

Insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market could interrupt and/or negatively impact our transmission and distribution services.

•

The growth of DER and similar technologies or actions that decrease demand or consumption of electricity we deliver may significantly adversely impact us, including by limiting future infrastructure investments and reducing our ability to timely recover the cost of our investment in, and earn a reasonable return on, our electricity delivery facilities.

•	We may not be successful in our adoption of artificial intelligence (AI), which could adversely affect us.

•

Goodwill that we have recorded on the balance sheet is subject to at least annual impairment testing, and as a result, we could be required to write off all or a portion this goodwill, which may adversely impact our reported financial condition and results of operations.

Risks Related to Financial and Market Matters

•	Adverse actions with respect to our credit ratings or ratings outlook could negatively affect our cost of debt and our ability to access capital.

•	Market volatility may impact our business and financial condition in ways that we currently cannot predict.

•	Our ring-fencing measures may not work as planned, which may result in a bankruptcy court subjecting Oncor to the claims of its affiliates’ creditors.

•

In the future, we could have capital needs that could be difficult to satisfy under some circumstances, including existing limitations on our ability to incur indebtedness and uncertain financial market conditions.

Risks Related to the Exchange Offers

•	There may be adverse consequences if you do not exchange your outstanding notes.

•	Your ability to transfer the exchange notes may be limited if there is no active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

•	Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

Risks Related to the Notes

•	The market price of the notes will fluctuate.

•	The terms of the notes contain limited covenants and other protections.

•

The Indenture and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indenture will not afford the holders of the notes protection in the event we incur significant additional debt.

•	It may be difficult to realize the value of the Collateral securing the notes.

•	Bankruptcy laws may limit your ability to realized value from the Collateral.

•	Any future pledges of Collateral may be avoidable.

•	The Collateral Agent’s ability to exercise remedies with respect to Collateral is still limited.

•	Proceeds from any sale of the Collateral upon a foreclosure may be insufficient to repay the notes in full.

Risks Related to Regulatory and Legislative Matters

Our business is subject to ongoing complex governmental regulations and legislation that have impacted, and will continue in the future to impact, us.

As a regulated electricity transmission and distribution company, our business is subject to numerous local, state, and federal laws (including PURA, certain provisions of the Federal Power Act, the Public Utility Regulatory Policies Act of 1978, the Energy Policy Act of 2005, the Code and ERISA), executive orders issued by the President of the U.S. and the Governor of Texas, as well as governmental policies, regulations, and administrative actions by the PUCT and other governmental authorities (including city governments, NERC, Texas RE, the FERC, the I.R.S., the TCEQ, U.S. Fish and Wildlife Service, the EPA, and the SEC). As an ERCOT member utility, we are also subject to ERCOT rules, guidelines, directives, and protocols for transmission and distribution utilities operating in ERCOT. We devote a significant amount of employee time to compliance with existing laws, policies, regulations, rules, guidelines, directives, protocols and administrative actions, and such compliance activities also result in increased costs. In addition, we must continually adapt to new or revised or reinterpreted laws, policies, regulations, rules, guidelines, directives, and protocols and administrative actions, which expose us to increased costs, expenses, and employee time and effort needed to comply, and could have a material and adverse effect on our business, cash flows, liquidity, financial condition, results of operations and/or business prospects. Developing, constructing, operating, and maintaining our transmission and distribution system also requires us to obtain various approvals, licenses, permits, and franchises from regulatory and governmental authorities. Material delays in obtaining, or failures to obtain, necessary approvals, licenses, permits and franchises could significantly impact us.

In addition, if it is determined that we did not comply with applicable laws, statutes, regulations, rules, directives, tariffs or orders, our operations, financial condition, results of operations, cash flows and our reputation could be materially and adversely affected, particularly if we are ordered to pay a material amount in penalties, customer/rate payer refunds, or other amounts. For example, the PUCT may impose penalties on us if it finds that we violated PURA or any PUCT rule or order adopted under PURA. The PUCT has the authority to impose penalties of up to $1 million per violation per day for failure to meet certain weatherization requirements and up to $25,000 per day per violation for other violations.

Our business is subject to rate regulation, and the regulatory review process could materially adversely impact us, including by limiting our ability to fully recover costs or reducing the rate we earn on invested capital and the timing of such recovery.

The rates we charge are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and earnings oversight. This regulatory treatment does not provide assurance as to achievement of earnings levels or recovery of actual costs. Our rates are based on an analysis of our costs and capital structure in a designated historical test year, as reviewed and approved in regulatory proceedings. As a result, the rates we are allowed to charge will generally not match our costs at a given point in time, which could materially and adversely affect our financial condition, cash flows, and results of operations. The time between when we incur costs and when we begin to recover those costs in rates is known in the utility industry as “regulatory lag” and cannot be fully eliminated. In addition, since rate recovery requests are made after spend on investment-related costs and operating costs have occurred, there is no assurance that our rates will produce full recovery of amounts spent after test year periods and/or the full return on invested capital allowed by the PUCT, particularly during periods of increased capital spending by us, high inflation, increases in general interest rates or other increased costs incurred by us after the test year in our most recently decided base rate review.

In accordance with PUCT rules, we must file a comprehensive base rate review within four years of the last order in our most recent comprehensive rate proceeding, unless an extension is otherwise approved by the PUCT. However, the PUCT or any city retaining original jurisdiction over rates may direct Oncor to file a base rate review, or Oncor may voluntarily file a base rate review, any time prior to that deadline. Since 2021, the historical test year in our last completed comprehensive base rate review (PUCT Docket No. 53601), we have experienced rising capital investments as well as increased operating costs and interest expenses, some or all of which may continue in the foreseeable future and could result in more frequent comprehensive base rate proceedings. In June 2025, we filed a request for a base rate review with the PUCT and the cities in our service territory that have retained original jurisdiction over rates, and that proceeding remains pending. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulation and Rates—Regulatory Matters” for a discussion of our current base rate review proceeding.

While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge any of our costs, including invested capital and costs included in a regulatory asset reported on the balance sheet, to have been prudently incurred and therefore fully recoverable. The levels and timing of any approved recovery could also significantly differ from our requests. Intervening parties in our rate proceedings (including, but not limited to, governmental agencies, cities in our service territory, customers, and consumer groups) can challenge, and have in the past challenged, various portions of our rate proceedings, and such challenges, as well as any recommendations from the administrative law judges overseeing proceedings, could influence the

PUCT’s decisions in those proceedings. Failure to receive approval of our requests in any rate proceeding could adversely impact our financial condition, results of operations, cash flows, liquidity and/or business prospects, and those impacts could be material.

Adverse publicity or public perception relating to us, transmission and distribution utilities, ERCOT, or the electricity industry could lead to changes in regulatory policy or legislation that could have a significant impact on our business.

We provide electricity delivery services to millions of Texans, and failure to meet customer expectations, particularly regarding reliability, communication, and outage restoration times, could significantly impact our reputation. Contributing factors to our public perception could be outside our control, including severe weather, ERCOT mandates such as mandatory load shed events, the amount of electricity produced by generators in ERCOT, economic conditions, actions by other ERCOT market participants, including other transmission and distribution utilities, and other emergency events. Negative public perception of us, our industry, or ERCOT could adversely affect legislative or regulatory processes or outcomes, result in new or changed legislative or regulatory requirements, government/regulatory investigations, administrative actions, fines, penalties, or other sanctions or requirements against us that could have a material adverse effect on us, our financial position, results of operations and cash flows. Addressing any adverse publicity, regulatory scrutiny, enforcement or other legal proceedings would be time consuming and likely also result in increased expenses.

The Texas Legislature operates under a biennial system and meets in regular session in every odd-numbered year and during special sessions called by the Governor of Texas. During any regular or special session, the Texas Legislature may hold hearings relevant to our business and bills may be introduced that, if adopted, could materially and adversely affect our business and our business prospects. ERCOT is subject to oversight by the PUCT and the Texas Legislature, and either could impose changes to the ERCOT market that could impact us. Significant changes to the ERCOT market structure or within the ERCOT market that impact transmission and distribution utilities, including additional or revised regulatory requirements or oversight, could materially and adversely impact our business, operations, financial condition, results of operations, and/or business prospects. In recent years, storms have resulted in issues related to reliable electric service in the ERCOT market and prolonged power outages, the PUCT and the Texas Legislature have instituted various changes relating to operations in the ERCOT market. Both the PUCT and the Texas Legislature continue to actively review the operations, as well as the overall design, of the ERCOT market. We cannot predict whether, or to what extent, any future legislation or regulations relating to the ERCOT market will impact our business.

We are subject to various mandatory regulatory standards and requirements and could be subject to additional standards in the future. Efforts to comply with those standards and requirements could subject us to higher costs, and non-compliance with applicable standards or expectations could have a material adverse effect on our business.

As a regulated transmission and distribution utility, our operations are subject to multiple mandatory regulatory standards and requirements. The PUCT has jurisdiction with respect to ensuring the service quality and reliability of the delivery of electricity to retail customers by electric utilities and has established various operational standards, including reliability standards and weatherization requirements, which apply to each utility. The FERC has jurisdiction with respect to ensuring the reliability of electric transmission service, including transmission facilities owned by utilities within the ERCOT market. The FERC has designated NERC to establish and enforce reliability standards (including cybersecurity and physical security standards), under the FERC’s oversight, for all owners, operators and users of electric transmission services. The FERC has approved the delegation by NERC of compliance and enforcement authority for reliability in the ERCOT region to Texas RE.

Compliance with mandatory regulatory standards and requirements, such as those relating to service quality, reliability and weatherization of facilities, is subject to regular reporting, reviews and audits. To maintain compliance with such standards and requirements, or to meet our reliability goals, we may be subjected to higher-than-expected costs, including costs related to additional personnel and/or increased capital expenditures to construct and maintain infrastructure in accordance with these standards and requirements to meet anticipated demand. We must report to the PUCT concerning our performance with respect to the applicable reliability standards on an annual basis. We are also required to file declarations twice a year certified by our chief executive addressing our compliance with the PUCT’s weather preparedness measures. In addition, the PUCT requires that ERCOT conduct inspections of our facilities to determine compliance with weather preparation measures. Also, as a NERC registered entity, we are subject to periodic audits by Texas RE of our compliance with operations and critical infrastructure protection standards, including reliability standards. These audits will occur as designated by Texas RE at a minimum of once every three years. While we expect to recover costs and expenditures from customers through regulated rates related to such compliance costs, there can be no assurance that the PUCT will approve full recovery of such costs or the timing of any such recovery. If we were found to be noncompliant with applicable reliability/service quality standards or weatherization requirements, we could be subject to reputational harm, regulatory scrutiny, or sanctions, including monetary penalties. For example, under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1.5 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches. Penalties imposed by the PUCT, Texas RE, the FERC and/or NERC may not be recoverable from customers through regulated rates and could have a material adverse impact on our financial condition, results of operations and cash flows.

Moreover, local, state, or federal legislative or regulatory initiatives may attempt to control or limit the causes of climate change, including greenhouse gas emissions, such as carbon dioxide and methane. Legislation or regulation of emissions, including mandatory reporting requirements, could subject us to increased litigation risks and materially increase costs to our operations as well as to our customers and suppliers. They could also provide a cost advantage to alternative energy sources or result in other costs or requirements, such as costs associated with the adoption of new infrastructure and technology to respond to new mandates. Developing and implementing plans for compliance with voluntary or mandatory climate commitments can also lead to additional capital, personnel and operation and maintenance expenditures. Increased costs related to these compliance activities could adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Business and Operations

Cyber-attacks on us or our third-party vendors could disrupt business operations, initiate the loss or disclosure of critical operating or confidential data, have an adverse impact on our reputation, and expose us to significant liabilities.

As an owner and operator of critical infrastructure assets, we are subject to cybersecurity threats from domestic and foreign threat actors who wish to disrupt our electricity delivery operations and/or the ERCOT bulk power grid. In particular, U.S. government warnings have indicated that infrastructure assets such as electric transmission and distribution systems have been specifically targeted by both foreign and domestic actors, including as a result of increased worldwide conflict and domestic extremism.

We are subject to evolving cyber risks related to adversaries attacking our technology infrastructure and platforms and the technology infrastructure and platforms of third-party vendors. With the proliferation of computing and telecommunications technologies and various digital tools used by us in our business, cyber risk arises in multiple areas of our operations. While we have not experienced a cybersecurity incident to date that has had a material impact on Oncor, we have experienced, and expect to continue to experience, threats and attempted intrusions into our technology systems and platforms. We face various cyber threats, including malware intrusion, computer viruses, unauthorized access attempts, ransomware attacks, social engineering attacks, hacktivism and potential insider threats. Certain of these cyber threats have seen changes, and we expect to continue to see changes, in sophistication, magnitude and frequency with the advancement of technology, including AI that is used to develop new hacking tools, exploit vulnerabilities, obscure malicious activities, and increase the difficulty detecting threats. As domestic and global cyber threats are ongoing and increasing in sophistication, magnitude and frequency, our transmission, distribution and technology infrastructure may be targets of state-sponsored attacks, terrorist activities, or other threats, including attacks designed to collect ransoms or inflict large-scale harm on us, our customers or our service territory. Geopolitical events could increase those cyber threats. Any breach of cyber/data security measures could result in a material and adverse impairment of our ability to operate, monitor and control our technology, transmission and distribution assets (which could impact the stability of the ERCOT power grid), conduct our normal operations, process customer information, and comply with regulatory and disclosure obligations. A cybersecurity breach could limit or disable communications, including communications within our technology platforms and between our technology platforms and systems operated by third parties. In the ordinary course of business, we also collect and retain data that could be sensitive in nature, including customer information and personal information about employees, and a cybersecurity breach could result in the release of such confidential information.

Our third-party vendors have been subject, and will likely continue to be subject, to acts that disrupt or attempt to disrupt the services they provide to us. Threat actors could also attempt to use our third-party vendors as a conduit to attack us. In addition, our operations in ERCOT also require communication with certain third-party systems, and disruptions in those systems could impact our operations. If our third-party vendors or any third-party systems integral to operations in the ERCOT market are impacted by cyber-attacks or are otherwise unable to perform the services they provide to us, our operations could be impacted, which could negatively affect our results of operations, financial condition and/or reputation. In addition, the theft, damage, or disclosure of sensitive data held by these third parties may subject us to further harm.

Any loss of control of our critical infrastructure, including control or disruption of our technology platforms, or loss of confidential or proprietary data through a cybersecurity breach, including a breach involving one of our third-party vendors, could adversely affect our reputation, expose us to material legal and regulatory claims and fines, require compliance with notification and monitoring regulations, expose us to significant remediation and compliance costs, result in legislative or regulatory actions, impair our ability to execute on business strategies and/or materially adversely impact our results of operations, financial condition, liquidity and/or cash flows. Insurance may not cover any or all of the costs associated with the consequences of any cyber breach.

We develop and maintain systems and processes aimed at identification, protection, detection, response and recovery from cybersecurity incidents, which require significant investment, maintenance, and ongoing monitoring and updating as threats, technologies and regulatory requirements change. There can be no assurance that these systems and processes will be successful in mitigating all risks relating to cybersecurity incidents. Systems and processes are also subject to vulnerabilities related to social engineering and potential insider threats. In addition, due to the nature of cybersecurity incidents, and the evolving threat landscape, updates and enhancements to such systems and processes may require complex solutions that could require significant time and resources. We are also subject to various laws and regulatory standards relating to our operations and information disclosure, including required compliance with NERC cybersecurity standards. Additional cybersecurity requirements could also be applied to us in the future. Changes in existing standards or the imposition of new standards could increase our compliance costs and our exposure to the potential risk of violations of such standards.

The loss or malfunction of key technology platforms maintained by us or our third-party vendors could have an adverse impact on our reputation and operations.

Our operations are dependent upon the proper functioning of our internal systems, including our key technology platforms that support our underlying business processes. Any significant failure or malfunction of a key internal technology platform may result in disruptions to our business or electric grid operations. Some of the technology systems, hardware, software, and technical applications and platforms used in our business are managed, hosted, provided or used by third parties to assist in our business operations. Certain of our key externally hosted technology platforms are dependent upon global communications and cloud service providers, as well as their respective vendors, many of whom have at some point experienced significant system failures and outages in the past and may experience such failures and outages in the future. Any of the key technology platforms we rely on could experience cybersecurity and data breaches, vulnerability in third-party software code, outages from fire, floods, power loss, telecommunications failures, unintended consequences as a result of upgrades to a particular software or human error, break-ins and similar events. Failure by us or our third-party vendors to prevent or mitigate operational impacts or data loss from system failures or outages could materially affect our reputation and results of operations, financial position and cash flows.

Severe weather, natural disasters and other related phenomena have in the past and could in the future have a material adverse effect on our business, financial condition, results of operations and cash flow, and climate change could make such phenomena more prevalent and unpredictable.

Our electric delivery facilities and related assets are located in over 120 counties in Texas and could be, and have in the past been, damaged or impacted by severe weather events, such as significant storms, as well as natural disasters, wildfires or other emergency events. Our service territory covers a highly variable range of geographic, climatic, and vegetative regions, and weather conditions can vary significantly across our service territory. Any severe weather or similar events that cause extensive damage on our system or that affect the reliability of the ERCOT grid and market generally (including the amount of electricity produced by generators and available for delivery by us to our customers) could have a material adverse impact on us, including causing outages or other disruptions in our operations, negatively impacting the reliability of our electricity delivery services, increasing our costs to repair or replace damaged facilities or equipment, and causing disruptions in planned projects, property damage, and personal injuries or loss of life for which we could face legal actions or risks, negative public perception, and regulatory, legislative, or legal actions. We rely on our ability to deploy resources timely to complete restoration efforts and the availability of outside contractors (including industry-wide mutual assistance from third party public utilities). During severe weather events we may be unable to deploy sufficient resources to complete restoration efforts in a timeframe and manner acceptable to our customers due to increased demand for supplies and the high demand for outside contractors, which may expose us to fines, penalties, reputational harm, and other liabilities. Any costs and liabilities relating to severe weather events, natural disasters, wildfires or other emergency events may not be fully covered by our insurance policies and may not be fully recovered in rates, and any rate recovery may be delayed.

Severe weather, natural disasters, and other related phenomena could become more prevalent and unpredictable as a result of climate change or other factors, which could negatively affect our business and financial condition to the extent such events occur in or impact our service territory or lead to constraints in our supply chain. Customer energy needs vary with weather conditions, primarily due to fluctuations in temperature and humidity. To the extent weather conditions are affected by climate change, customer energy use could increase or decrease depending on the duration and magnitude of the changes. More frequent extreme weather conditions and seasonal fluctuations also impact the variability of load and generation. Weather conditions also impact transmission and distribution system operations. For example, exceptionally warm weather conditions for a long duration, which generally would result in increased customer energy usage, would also result in increased operational risks for transmission and distribution infrastructure, such as the risk of equipment malfunction due to continuous operation. In 2025 our service territory saw various severe weather events, including extreme drought to extreme flooding, significant rainfall, storms, large hail, damaging winds, ice storms and tornados, which impacted our service territory and led to prolonged outages and extensive restoration efforts. Prolonged power outages to customers and business interruptions from outages could damage our reputation and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Wildfires could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Wildfires have the potential to negatively affect communities within our service territory and the surrounding areas, as well as our transmission and distribution system. The possibility of wildfires and the risk of damage to our network and facilities resulting from them may be exacerbated by severe weather events or weather conditions, including prolonged periods of hot, dry weather potentially combined with strong winds, and such weather conditions could worsen as a result of climate change. The continued expansion of the wildland-urban interface has also increased wildfire risk to communities in our service territories. More frequent and severe drought conditions, extreme swings in amount and timing of precipitation, changes in vegetation, unseasonably warm temperatures, very low humidity, stronger winds and other factors have increased the duration of the wildfire season and the potential impact of an event. Although we maintain a wildfire mitigation plan and proactively take steps to mitigate wildfire risk, wildfires can occur even when effective mitigation procedures are followed. Wildfires caused, or allegedly caused, by our transmission and distribution assets or our operation or maintenance practices, could expose us to costs, fines, penalties, reputational harm, and other liabilities, including for economic damages, personal injury, loss of life, or property damage. Furthermore, any damage caused to our assets, loss of service to our customers, or liability imposed on us as a result of wildfires could negatively impact our business, reputation, financial condition, results of operations and cash flows.

Rating agencies have also indicated concerns regarding wildfire risk for our industry in general, noting changing climate conditions as a factor in elevating wildfire risks. In July 2025, one of the credit rating agencies lowered our credit rating, citing elevated wildfire risk as a primary consideration in the downgrade. The downgrade has caused increases in borrowing and commitment fees under our Credit Facilities. Furthermore, any further action taken by rating agencies with respect to our ratings as a result of their perception of our wildfire risk could negatively impact our business, reputation, financial condition, results of operations and cash flows.

While we maintain excess liability insurance that includes wildfire coverage, this insurance is limited in scope and subject to exceptions, conditions and coverage limitations and may not cover all of the costs associated with the consequences of any wildfire. Likewise, our ability to obtain wildfire insurance at rates we believe are commercially reasonable, or at all, and the coverage provided by any such insurance could be affected by events outside our control.

As an owner and operator of electricity delivery facilities, we face significant operational risks, including the risk of physical attacks on our infrastructure, that could adversely affect our results of operations and financial condition.

The construction, ownership, operation and maintenance of electricity delivery facilities involves many operational risks, including equipment breakdown, failure of facilities, lack of sufficient capital and unexpected costs to maintain the facilities, replacement or refurbishment of aging infrastructure, equipment interruptions, design or construction flaws in equipment or facilities, supply chain disruptions, labor and contractor shortages, inflation, fires, explosions, impact of unusual or adverse weather conditions or other natural events, human operation errors, and interrupted or degraded service on key technology platforms, as well as the risk of performance below expected levels of efficiency or reliability, the occurrence of any of which could result in lost revenues, regulatory penalties for failure to meet reliability or other standards, and/or increased expenses that may not be recoverable in rates. There are also many hazards associated with the ownership, operation, and construction of electricity transmission and distribution assets, and these hazards expose us to risk of personal injury and loss of life, damage or destruction of property, or environmental damage, any of which could result in legal proceedings and liabilities to our business.

In addition, we face threats from threat actors who wish to disrupt the ERCOT bulk power grid or electricity delivery operations in our service territory by physically damaging our transmission and distribution assets. We also face threats related to vandalism, theft, trespassing and acts of civil disobedience that could result in interruptions to our operations. In recent years, physical attacks on utility assets have increased in frequency and severity across the nation. In 2023, in response to the rise of such incidents, the Texas Legislature passed legislation implementing criminal penalties for certain incidents involving damaging or vandalizing critical electric infrastructure facilities. There is no guarantee that this legislative action will have a deterring effect to physical attacks on our utility assets. A physical attack on our assets could also interfere with normal business operations and affect our ability to control our transmission and distribution system. Certain of the various internal systems we use to conduct our businesses are highly integrated. Consequently, a breach in any one key physical asset could potentially impact other areas of our system. A physical security breach could adversely affect our reputation, expose us to material regulatory penalties and/or materially affect our results of operations, liquidity and financial condition. Further, certain of our employees who work in the field have experienced threats of violence during the performance of their work. Threats of violence, actual violence and other concerns may result in field employees being unable or unwilling to complete critical functions.

A significant number of our facilities were constructed many years ago; older transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant expenditures to keep operating at peak efficiency or reliability. A risk of increased maintenance and capital expenditures arises from damage to facilities due to storms and other severe weather events, natural disasters, wildfires, wars, accidents, terrorist or criminal acts, cyber-attacks, and other catastrophic events. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs that may not be recoverable through rates and/or the write-off of our investment in the capital project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above. In addition, costs incurred in connection with the hazards associated with the operation and maintenance of electricity delivery facilities may not be fully recovered through rates. If the amount of insurance is insufficient or otherwise unavailable, and if we are unable to fully recover in rates the costs of uninsured losses, our financial condition, results of operations, or cash flows could be materially affected.

Disruptions in the insurance market could impact our ability to obtain coverage on reasonable terms, and insurance may not cover all potential losses.

Our ability to obtain insurance at rates we believe are commercially reasonable, and the cost of and coverage provided by such insurance, could be affected by events outside our control, including the willingness of insurers to provide such coverage. The occurrence of wildfires and other natural disasters, among other things, have had disruptive effects on insurance markets in recent years, particularly for electric utilities, making the process of obtaining insurance coverage increasingly more difficult and costly. We have seen, and expect to continue to see, increased insurance premium costs. In 2024, payments related to our insurance premiums and related costs increased by approximately $50 million compared to 2023, an approximately 240% increase. In the future, the availability of insurance covering risks that we and other electric utilities typically insure against (including cyber liability insurance and excess liability insurance including wildfire coverage and litigation coverage) may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums, and more restrictive policy terms. Further, the insurance policies may not cover all of the potential exposures or the actual amount of any loss incurred. Any losses not covered by insurance, or any increases in the cost of applicable insurance, could continue adversely affect our results of operations, financial position or cash flows.

Our capital deployment plan may not be executed as planned, which could adversely impact our reputation, reliability, financial condition and results of operations.

There can be no guarantee that the execution of our capital plan will be successful or done in accordance with current anticipated spend amounts, and there can be no assurance that the capital investments we currently intend to make in connection with our electricity delivery business will be implemented as contemplated or produce the desired improvements to service and reliability or cost management. A significant portion of our five-year capital expenditure plan disclosed herein is attributable to expected growth in ERCOT, particularly due to increased demand from large commercial and industrial customers, and material decreases or increases in that growth profile could materially impact our capital expenditure projections. Furthermore, there can be no guarantee that our capital investments will ultimately be recoverable in rates.

While our capital expenditure plans disclosed herein include projects to successfully maintain or replace our aging infrastructure and address the expected growth of electricity demand in our service territory, particularly as a result of increased commercial and industrial demand and electrification goals of customers, there can be no assurance that any such projects will be completed in a timely manner or at all, or fully meet all customer requirements at all times. Our capital expenditure plan disclosed herein includes a significant number of customer-requested projects, such as transmission point of interconnection requests from large load customers. These projects involve risks, as they could be cancelled by customers for various reasons, including by the customer or due to failure to receive necessary regulatory approvals or permits. Projects to construct, upgrade, or maintain transmission and distribution infrastructure are subject to various additional uncertainties, including regulatory approvals, permit/license acquisition, land/easement acquisition (including requirements and constraints relating to eminent domain), labor and contractor availability, global trade restrictions, volatile commodity prices, supply chain disruptions, inflation, tariffs, costs of materials and labor, and forecasts of future electric load needs. Execution of our capital plan could also be impacted by capital availability, macroeconomic conditions, regulations, ERCOT policies or directives, ERCOT grid needs, weather, natural disasters, wildfires, emergency events, equipment malfunction or failure, accidents, terrorist attacks, cybersecurity events, failure of technology platforms, or other events outside of our control. Failure to execute on our capital deployment program as planned could adversely impact service reliability as well as our reputation, financial condition, results of operations, and prospects.

The litigation environment in which we operate poses a significant risk to our business.

We are involved in the ordinary course of business in a number of lawsuits arising out of our business operations, including personal injury litigation, and have spent, and continue to spend, significant money, time and employee and management focus on such lawsuits and other proceedings. Electricity poses hazards for our workforce and the general public in the event that either comes in contact with electrical currents or energized equipment. Deaths, injuries, property and equipment damage and environmental damage caused by such events can subject us to liability. We are also involved in lawsuits relating to power outages. Insufficient generation availability during winter storm Uri in February 2021, led ERCOT to mandate that Oncor and other Texas distribution utilities significantly reduce demand on the grid by rotating outages. As a result of the load shed, customers experienced power outages across ERCOT, including in our service territory, some for prolonged periods of time. Lawsuits have been filed by approximately 200 plaintiffs against us as well as various ERCOT market participants relating to such power outages. The litigation is currently consolidated in Texas state court in Harris County, Texas, as part of a multi-district litigation proceeding. While all claims against the transmission and distribution utilities that were party to the proceeding, including Oncor, have been dismissed from the proceeding, that dismissal has been appealed and we cannot predict the outcome of the appeals process relating to the dismissal of those claims and the ultimate impact of the litigation on our business.

We similarly cannot predict whether or to what extent any litigation will impact our business. Judges and juries in the State of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We use appropriate means to contest litigation threatened or filed against us, but the litigation environment in the State of Texas poses a business risk. Insurance may not cover any or all of the costs associated with any litigation, and any costs not covered by insurance may not be recoverable in rates. Adverse decisions in litigation proceedings could materially adversely affect our reputation, results of operations, financial condition, cash flows and/or prospects.

Our revenues are concentrated in and collected through a small number of customers and a significant delay or default in payment could adversely affect our cash flows, liquidity, financial condition and/or results of operations.

Our revenues from each of the transmission and distribution operations of our business are concentrated in a small number of customers. As of September 30, 2025, our revenues from our distribution operations are primarily collected from over 100 REPs that sell the electricity we distribute to end-use consumers in our certificated service area. REPs are generally noninvestment grade. Revenues from REP subsidiaries of our two largest customers, collectively represented 25% and 22%, respectively, of our total operating revenues for the nine months ended September 30, 2025, 25% and 23%, respectively, of our total operating revenues for the year ended December 31, 2024 and 25% and 23%, respectively, of our total operating revenues for the year ended December 31, 2023. We collect network transmission revenues from over 40 different customers, consisting primarily of distribution companies, cooperatives and municipally-owned utilities. Currently, the majority of this network transmission customer revenue comes from customers who are investment grade and, as a result, are generally considered low credit risk. PUCT rules allow for the recovery of uncollectible amounts due from REPs (but not network transmission customers) through rates. Adverse economic conditions, structural problems in the market served by ERCOT or the financial difficulties of one or more customers could adversely impact the credit quality of our customers, impair the ability of these customers to pay for our services or could cause them to delay such payments. We depend on these customers to timely remit these revenues to us. Delays or defaults in payment from customers could materially and adversely affect our cash flows, liquidity, financial condition and/or results of operations, particularly in the event of any moratoriums on the ability of REPs to disconnect customers for nonpayment or other regulatory actions that impact our receipt of electricity delivery charges owed to us.

While we require security prior to beginning construction on certain customer-requested projects, there can be no assurance that if any such projects are cancelled, we will be able to recover all of the costs expended by us on those projects through such security or otherwise.

We require customers who do not meet certain credit quality thresholds to provide security to us before we commence construction on certain customer-requested construction projects for generation interconnection or new/expanded electricity delivery system facilities. We would generally expect to recover our costs for such construction projects once the projects are placed into service and become part of our rate base, but requiring security helps us to mitigate the risk of expending funds on construction projects that are not put into service and ultimately recoverable in rates due to customer cancellation. At December 31, 2024, we held an aggregate of approximately $1.5 billion in letters of credit, $280 million in parent/affiliate guarantees and $210 million in restricted cash as customer-provided security. Such customer-provided security is subject to return in accordance with PUCT rules, ERCOT requirements or our tariffs. Any cash provided as security is held by us in an escrow account and classified as restricted cash. We require letter of credit and parent/affiliate guarantee providers to meet certain minimum credit rating requirements. However, there can be no guarantee that we will ultimately be able to collect on any such non-cash collateral. If we are not able to recoup our costs for a project through the customer provided collateral and the project is not put into service, we would likely not be able to recover our construction costs in rates. Failure to recover construction project investments through customer-provided security or rates could have an adverse impact on us, and those amounts could be material.

We are dependent upon a limited number of suppliers and service providers for certain of our operations. Disruptions in our supply chain or the availability of our suppliers to perform on expected or acceptable terms, including as a result of competition for materials, the contractor labor market and inflation, could negatively impact us.

We rely on suppliers and service providers to provide us with certain specialized materials and services, including for construction, maintenance and repair of electricity delivery facilities and power lines, information technology and customer operations. In certain instances, our operations are dependent upon a limited number of suppliers and service providers, and we often compete with other companies both in our industry and outside of our industry for materials and services from certain suppliers and service providers. The financial condition of our suppliers and service providers or their ability to perform has been, and may continue to be in the future, adversely affected by local, national and global events, including health epidemics or pandemics, climate change, severe weather events, natural disasters, supply chain issues, foreign policy and global trade restrictions, tariffs, demand, wars, terrorist attacks, regulations, or general economic conditions, such as credit risk, commodity availability and pricing, inflation, labor availability and cost, and turbulent macroeconomic events. We have seen and expect to continue to see increased pricing from service providers and suppliers as a result of the contractor labor market, competition for equipment and materials, and longer lead times for delivery. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fails to perform or otherwise fully satisfy its contractual obligations, chooses not to renew contracts, goes out of business or otherwise becomes unable to perform on terms acceptable to us, or unexpectedly delays performance or increases the cost of performance, we may not be able to transition to substitute suppliers or service providers in a timely manner, on terms acceptable to us, or at all. This could delay our construction and improvement projects, increase our costs and/or disrupt our operations, which could negatively impact our business, financial condition, results of operations, cash flows, liquidity, reputation, corporate strategy, and/or business prospects. In addition, we could be subject to fines or penalties in the event a delay resulted in a violation of a PUCT or other regulatory order.

The delivery of components, materials, equipment and other resources that are critical to our business operations and corporate strategy has been, and may continue to be in the future, restricted by domestic and global supply chain challenges. Reduced availability of necessary materials, import/export restrictions, tariffs, and delays in delivery have delayed, and could continue to delay, maintenance, repair and construction projects, which have increased, and could continue to increase, costs and could also have an adverse impact on our reputation, capital plan, cash flows, liquidity, financial condition and/or results of operations. International tensions as well as a decline in the manufacturing workforce could further exacerbate supply chain challenges. Increasing cost and availability of labor and inflation have also contributed to supply chain disruptions and higher construction and operating costs. Higher than anticipated costs in the future could have an adverse impact on our business, financial condition, results of operations, liquidity, and cash flows.

Our future success is dependent on our ability to attract and retain sufficient qualified personnel to meet our business needs and to identify and develop talent, and failure to do so could adversely impact our operations.

Our future success will depend on our ability to continue to attract and retain highly qualified personnel, particularly in light of increases in our workforce over the next few years that we anticipate will be needed to meet the expected growth of our business. We compete for such personnel with many other companies, both in and outside our industry, as well as government entities and other organizations. Our workforce strategy to attract, develop, reward and retain a qualified workforce includes a market competitive total reward strategy along with strengthening and targeting recruiting efforts, upskilling supervisors, increasing customized talent development offerings and succession planning for critical roles to retain key talent and build succession strength for future leadership roles. However, we may not be successful in retaining our current personnel or in hiring or retaining qualified personnel, particularly in certain highly technical or specialized roles, in the future. In addition, we have incurred, and may continue to incur, increased costs in order to remain a competitive employer in a highly competitive labor market. Further tightening of the labor markets may adversely affect our ability to attract new personnel and retain existing personnel, which could adversely impact our operations. In addition, because of our reliance on the expertise of our senior management team, our future success depends in part on our ability to identify, retain and develop talent to succeed our senior management. Senior management succession planning is, and we expect it will continue to be, critically important to the successful implementation of our strategies.

As of December 31, 2024, approximately 15% of our employee population is retirement eligible and approximately 25% of our employee population, excluding interns, has worked with us for less than three years. Failure to adequately replace those retiring employees and transfer significant internal historical knowledge and expertise to new employees may adversely affect our business operations. In addition, limited availability of contract resources could cause the cost of contract labor to rise.

Our revenues and results of operations are seasonal and significantly impacted by weather conditions and other electricity usage drivers.

A significant portion of our revenues is derived from rates that we collect from REPs based on the amount of electricity we distribute to end-use customers on behalf of such REPs. Deliveries of electricity to residential and commercial customers are influenced by time of year, fluctuations in temperature and other weather conditions. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer season. Unusual weather patterns, including as a result of climate change or other factors, could significantly impact revenues.

Our business could be adversely affected by health epidemics and pandemics.

We face risks related to health epidemics and pandemics, which could lead to the disruption of our business operations by impacting the global economy and our employees, REPs, end-users, wholesale customers, network transmission customers, service providers, vendors and suppliers. These effects could also have a variety of adverse impacts on us, including reduced demand for electricity, delayed or delinquent customer payments to us (including as a result of end use customer failures to pay REPs and/or any state or national moratoriums on customer disconnections), slowed growth in our service territory, reduced availability or productivity of our workforce, constraints on our supply chain, increased supplier, labor and contractor costs, reduced labor or contractor availability, impairment of goodwill or long-lived assets, increased pension funding requirements due to a decline in pension asset values, impairment of our ability to develop, construct and/or operate electricity delivery facilities, and impairment of our ability to access funds from financial institutions and capital markets.

The costs of providing pension benefits and OPEB and related funding requirements may have a material adverse effect on our financial condition, results of operations and cash flows.

We offer certain pension and health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees through pension plans and OPEB plans, and also have contractual obligations related to certain pension and OPEB benefits of eligible retirees of our former affiliates. See Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements for more information regarding pension and OPEB obligations.

Our costs or share of the costs of providing pension and OPEB benefits and related funding requirements are dependent upon numerous factors, many of which are outside our control, assumptions and estimates and are subject to changes, including the market value of the assets funding the pension plans and OPEB plans and future benefit costs for pension plans and OPEB plans. Benefits costs and related funding requirements could also increase or decrease due to changes in employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, mortality assumptions, expected and actual earnings on plan assets, general interest rates, and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Significant unplanned increases in benefit costs could have an adverse impact on our financial condition, results of operations, and/or cash flows. See Note 8 to Interim Financial Statements, Note 9 to Annual Financial Statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Defined Benefit Pension Plans and OPEB Plans” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources—Available Liquidity and Liquidity Needs, Including Capital Expenditures—Pension Plans and OPEB Plans Funding” for further information regarding pension and OPEB funding.

PURA provides for our recovery of pension and OPEB costs related to the regulated utility service of our employees as well as certain employees of our former affiliates, and we are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts in these regulatory assets are ultimately subject to regulatory approval, and disallowance of any of these regulatory assets could have an adverse effect on our financial condition, results of operations and/or cash flows. At September 30, 2025, December 31, 2024 and 2023, we had recorded net regulatory assets (after taking into account related regulatory liabilities) totaling $230 million, $242 million and $291 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income. See Note 2 to Interim Financial Statements and Note 2 to Annual Financial Statements for further information regarding these regulatory assets.

We regularly evaluate opportunities to make selective strategic acquisitions involving regulated assets. Acquisitions involve various risks, and we may not be able to realize the anticipated benefits of any such acquisitions.

We regularly evaluate opportunities to make selective strategic acquisitions involving regulated assets. Additional equity or debt capital may be required to complete any acquisition. In addition, any acquisition may be structured in such a manner that could result in the assumption of secured or unsecured debt and other liabilities. Any such transaction may require PUCT and other regulatory approvals. An acquisition may involve risks relating to the combination of assets and facilities, the diversion of management’s attention and the impact on our credit ratings or ratings outlook.

Insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market could interrupt and/or negatively impact our transmission and distribution services.

The electricity we transmit and distribute to REPs, electricity distribution companies, electric cooperatives and municipally-owned utilities is obtained by these entities from electricity generation facilities. We do not own any generation facilities. The amount of electricity generated and the mix of generation resources within the ERCOT market is not within our control. Electricity demand in ERCOT has increased in recent years and is expected to continue to increase. Projected load growth across the ERCOT system could, if not sufficiently addressed through system design and reliability measures, negatively impact electric infrastructure reliability and potentially cause system-wide stresses. In December 2024, ERCOT released a study forecasting over 150,000 MW of peak summer demand for 2030, compared to the current record of 85,508 MW set in the summer of 2023, and noted an expected supply deficit to meet this demand under current planning assumptions. Demand may be further increased during periods of extreme weather, such as during hotter than normal temperatures and prolonged cold temperatures. In November 2025, NERC issued its winter reliability assessment and noted the risk of reserve shortage during the peak load hour and high-net-load hours, particularly under extreme load conditions that accompany freezing temperatures for the 2025-2026 winter season in the ERCOT market. The continued risk remains elevated due primarily to strong load growth from new data centers and other large industrial end users where peak demands occur during reduced output from dispatchable resources. In the event insufficient electricity generation or stresses on the system result in power outages, public perception of our industry as well as economic development in ERCOT could be adversely impacted. In addition, if electricity generation is disrupted or if electricity generation is inadequate, our electricity delivery services may be diminished or interrupted, which could have an adverse impact on our reputation, results of operations, financial condition, and cash flows. In addition, we are subject to ERCOT directives with respect to the flow of power on the electric grid. In the event of extreme weather or other emergency events that impact power availability within the ERCOT market, ERCOT could require us to reduce demand on the grid. If we are required by ERCOT to institute outages, it could negatively impact our reputation, our revenues from transmission and distribution services may be diminished or interrupted, and our results of operations, financial condition and cash flows may be materially and adversely affected.

The growth of DER and similar technologies or actions that decrease demand or consumption of electricity we deliver may significantly adversely impact us, including by limiting future infrastructure investments and reducing our ability to timely recover the cost of our investment in, and earn a reasonable return on, our electricity delivery facilities.

The electric industry is undergoing significant technological change, particularly regarding development and availability of DER, alternatives to traditional transmission and distribution solutions such as distributed generation (including solar panels and microgrids), batteries and other energy storage, energy efficiency technologies, demand response technologies (such as electric vehicle-to-grid or vehicle-to-home solutions) and other grid management solutions. Research and development activities are ongoing to improve existing and alternative technologies and services to produce and store electricity, and it is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will make these technologies more attractive to customers than relying on traditional sources of electricity. Such changes in technology, as well as public perception of DER and legislation or regulations relating to DER, could also alter the channels through which retail customers buy and receive electricity. For instance, the PUCT has instituted various projects reviewing the regulatory framework regarding DER and other non-traditional technologies, and it has approved the participation of aggregated DERs in the wholesale electric market. Aggregated DERs are customer DERs aggregated by a REP that coordinates the operation of those customers’ individual devices to collectively reduce demand on the grid or export power to the grid under an ERCOT instruction. Aggregated DERs are aggregated by a REP that coordinates the operation of those customers’ individual devices to collectively reduce demand on the grid or export power to the grid under an ERCOT instruction. As DER usage continues to grow, it could reduce the amount of or alter the nature of electricity delivery usage and demand on our system, complicate the operation of our delivery system (such as by increased multi-directional power flow), negatively impact the reliability of our system, or make investments in transmission and distribution infrastructure less desirable. Regulatory decisions made with respect to DER, including with respect to ERCOT market rules and transmission and distribution utilities’ ability to invest in non-traditional electricity delivery solutions, could adversely impact our costs, revenues, and operations. To the extent DER controlled by entities other than Oncor (including behind the meter alternatives and private use networks) become a more cost-effective or otherwise preferred option for certain customers, our revenues, financial condition, results of operations, cash flows, capital expenditures, and business prospects could be materially adversely impacted. Additionally, under the existing regulatory framework, DER usage could force us to spread costs over fewer customers, thereby increasing costs for those that do not have DER.

Also, electricity demand and usage could be reduced or modified by advances in technology that lower or alter the demand for electricity, governmental actions to require or incentivize reductions in electricity consumption, and other conservation or customer demand management efforts, which, absent regulatory changes related to how Oncor recovers investments in rates, could likewise significantly reduce our ability to timely recover the cost of our investment and earn a reasonable return on our electricity delivery facilities, lead to more frequent comprehensive base rate reviews to recover costs, and increase the risks related to rate regulation. Effective energy conservation or demand management by our customers could result in significantly reduced electricity demand and usage, or significantly slow the growth in demand and usage. Such a reduction, absent regulatory changes related to how Oncor recovers investments in rates, could materially adversely impact our revenues, financial condition, results of operations and cash flows.

Legislation, regulation, or customer initiatives to combat climate change could also have an impact on operations and demand in the ERCOT market, which could in turn impact us. For instance, increased electrification in the ERCOT market, particularly through oil and gas producers electrifying their operations and widespread electrification of vehicles, could result in significant increased demand on the ERCOT system. Such increased demand could create operational and reputational risks to meet customer reliability expectations. Increased electric infrastructure spend across the country as a result of climate change initiatives could also impact our supply chain by increasing the costs and/or decreasing the availability of equipment and materials necessary for transmission and distribution operations.

We may not be successful in our adoption of AI, which could adversely affect us.

We currently use AI in limited contexts and are exploring additional uses of AI, including generative AI, and its ability to enhance our operations. There are significant risks involved in developing and deploying AI, and there can be no assurance that the use of AI will enhance our operations or be beneficial to our business. For example, our AI-related efforts may give rise to risks related to harmful content, accuracy, bias, discrimination, intellectual property infringement or misappropriation, defamation, data privacy, and cybersecurity, among others. In addition, the adoption of AI may subject us to new or enhanced governmental or regulatory scrutiny, new or amended laws, rules, directives, and regulations governing the use of AI, litigation, ethical concerns, negative public perception, or other complications that could adversely affect our business, reputation, or financial results. Similarly, as AI continues to evolve, we may not be able to adopt and implement AI as quickly as our customers or communities desire or regulators may require, which could also adversely affect us. AI is a relatively new and rapidly evolving technology, and we are unable to predict all of the risks that may result from the adoption of AI initiatives.

Goodwill that we have recorded on the balance sheet is subject to at least annual impairment testing, and as a result, we could be required to write off all or a portion this goodwill, which may adversely impact our reported financial condition and results of operations.

In accordance with accounting standards, recorded goodwill is not amortized but is tested for impairment annually, or more frequently if certain conditions exist. Any impairment of all or a portion of the value of goodwill will result in a charge against current earnings, which may adversely impact our reported financial condition and results of operations. See Note 1 to Annual Financial Statements for more information on our goodwill impairment assessment and testing.

Risks Related to Financial and Market Matters

Adverse actions with respect to our credit ratings or ratings outlook could negatively affect our cost of debt and our ability to access capital.

Our access to U.S. and foreign capital and credit markets and our cost of debt could be directly affected by changes in our credit ratings or ratings outlook. Regulatory or legislative actions (particularly any affecting our ability to recover costs or earn an adequate return), changes in our financial performance, our capital expenditures plan, liquidity needs, extreme weather events and wildfires, as well as unfavorable conditions in the capital and credit markets, among other things, could result in credit agencies changing our credit ratings or ratings outlook. In addition, specific regulatory decisions with respect to us or other utilities comparable to us could also have an impact on our credit ratings or ratings outlook. For example, rating agencies have noted that in Texas, regulators have mandated equity ratios significantly lower than the national average for rate-making purposes and this reflects unfavorably in our credit metrics. Adverse action with respect to our credit ratings or ratings outlook generally causes debt issuance and borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our Credit Facilities and the Term Loan Agreement also provide that interest rates charged for borrowings and commitment fees on undrawn amounts may be adjusted based on our credit ratings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources—Credit Rating Provisions and Material Debt Covenants—Material Debt Credit Rating, Financial and Cross-Default Covenants” for more information on material credit rating covenants in the Credit Facilities and the Term Loan Agreement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulation and Rates—Regulatory Matters—2025 Comprehensive Base Rate Review (PUCT Docket No. 58306)” for more information on our current base rate review.

In addition, most of our large suppliers and counterparties require an expected level of creditworthiness. If there is an adverse action with respect to our credit ratings or ratings outlook, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us. In addition, if there is any adverse action with respect to our credit rating or ratings outlook which causes our borrowing costs to increase, we may not be able to recover such increased costs if they exceed our cost of debt as approved by the PUCT in our most recent base rate review or subsequent base rate reviews.

Certain of our credit ratings are currently higher than those of Sempra, our indirect majority equity owner. If credit rating agencies were to change their views of our independence from Sempra and its affiliates (other than the Oncor Ring-Fenced Entities), our credit ratings or ratings outlook could decline. Despite our ring-fencing measures, rating agencies have in the past taken, and could in the future take, an adverse action with respect to our credit ratings or ratings outlook in response to activities involving financing and liability management activities by our indirect majority equity owner.

Market volatility may impact our business and financial condition in ways that we currently cannot predict.

Because our business is capital intensive, we expect to rely on access to U.S. and foreign financial markets as a significant source of funding for capital requirements not satisfied by cash-on-hand, operating cash flows, our Credit Facilities, the Term Loan Agreement, our CP Program, or our AR Facility. It is likely we will incur additional debt in connection with our large capital expenditure projections, which include continuing significant investments in transmission and distribution infrastructure. Our ability to access the capital, credit, or commercial paper markets may be severely restricted, or limited entirely, due to market conditions at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. Any such adverse market conditions could be due to circumstances completely outside of our control, such as a recession, depressed economic conditions, interest rates, political instability, pandemics, inflation, war, terrorism, sanctions, bank failures, or extreme volatility. In addition, the cost of debt financing may be materially and adversely impacted by changes in general interest rates. In 2024, we saw increased borrowing costs continue due to elevated interest rates. Disruptions in the banking sector could increase the cost of capital and reduce our access to capital, lines of credit, and certain financing options. Even if we are able to obtain debt financing, we may be unable to recover in rates some or all of the costs of such debt financing if they exceed our cost of debt as approved by the PUCT in our most recent base rate review or subsequent base rate reviews, which could adversely affect our earnings and cash flows. The PUCT-approved cost of debt in our most recently completed base rate review (PUCT Docket No. 53601), which was based on a 2021 test year and is reflected in our current base rates, is lower than our actual average cost of debt for the year 2024. We do not anticipate a change in our PUCT-approved cost of debt prior to the completion of our current base rate review proceeding or a subsequent base rate review proceeding. Fluctuations in actual market returns, as well as changes in general interest rates may also result in increased or decreased employee/retiree benefit costs in future periods. Additionally, disruptions in the financial markets could have a broader impact on the economy in general in ways that could lead to reduced electricity usage, slowing growth in our service territory, payment defaults by REPs or other customers, or failure by our suppliers to perform their contractual obligations, which could have a negative impact on our revenues, financial condition or results of operations, or have an impact on our customers, counterparties and/or lenders, causing them to fail to meet their obligations to us.

We use derivative instruments to manage our interest rate exposure related to our forecasted issuances of debt and foreign currency exchange rate exposure on our foreign currency denominated debt. Derivative contracts entered into for hedging purposes might not offset the underlying exposure being hedged as expected, particularly during periods of market volatility, resulting in financial losses. We could also recognize financial losses if a counterparty fails to perform its obligations under the derivative instrument. While these risks are managed through a risk management strategy, that strategy may not work as planned and we cannot entirely eliminate the risks associated with these activities. See Note 10 to Interim Financial Statements and Note 11 to Annual Financial Statements for additional information regarding derivative financial instruments.

Our ring-fencing measures may not work as planned, which may result in a bankruptcy court subjecting Oncor to the claims of its affiliates’ creditors.

Various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These enhancements are intended to minimize the risk that a court would order any of the Oncor Ring-Fenced Entities’ assets and liabilities to be substantively consolidated with those of Sempra or any of its affiliates or any other direct or indirect owners of Oncor or Oncor Holdings or their affiliates in connection with a bankruptcy of any such entities. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of the assets and liabilities of the debtor and one or more of its affiliates solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a reorganization plan. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent a bankruptcy court were to determine that substantive consolidation is appropriate under the facts and circumstances, then the assets and liabilities of any Oncor Ring-Fenced Entity that is subject to the substantive consolidation order would be available to help satisfy the debt or contractual obligations of the affiliated entity that is a debtor in bankruptcy and subject to the same substantive consolidation order. If any Oncor Ring-Fenced Entity were included in such a substantive consolidation order, the secured creditors of Oncor would retain their liens and priority with respect to Oncor’s assets. See Note 1 to Annual Financial Statements and “Our Business and Properties—Ownership Structure and Ring-Fencing Measures” for additional information on our ring-fencing measures.

In the future, we could have capital needs that could be difficult to satisfy under some circumstances, including existing limitations on our ability to incur indebtedness and uncertain financial market conditions.

Our operations are capital intensive. We expect to rely on access to U.S. and foreign financial markets as a significant source of funding for capital requirements not satisfied by cash-on-hand, operating cash flows, our Credit Facilities, the Term Loan Agreement, our CP Program, or our AR Facility. We have also historically retained earnings that could have been distributed to our members and invested them in the business. In addition, we have regularly received capital contributions from our members and expect to continue to seek member capital contributions in the future. However, our LLC Agreement provides that no member may be required to make any additional capital contributions to us.

The inability to raise capital on favorable terms or access liquidity facilities, particularly during times of uncertainty, could adversely impact our ability to sustain and grow our business and would likely increase capital costs that may not be recoverable through rates. Accordingly, there can be no assurance that the capital, credit, and commercial paper markets will continue to be a reliable or acceptable source of short-term or long-term financing for us. Additionally, we may not be able to access favorable financing products as a result of our governance structure, including the terms of our LLC Agreement. Our access to the capital, credit, and commercial paper markets, our Credit Facilities, the Term Loan Agreement and AR Facility, and the pricing and terms we receive in the financial markets, could be adversely impacted by various factors, such as:

•	changes in U.S. and foreign financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	perceived risks related to the industry in which we operate;

•	additional reforms in regulatory and/or legislative policies impacting the industry in which we operate;

•	economic weakness in the ERCOT market;

•	changes in interest rates;

•	a deterioration of our credit or a reduction in our credit ratings or ratings outlook;

•

a deterioration of the credit or insolvency or financial distress of one or more lenders under our Credit Facilities, the Term Loan Agreement or our AR Facility that affects the ability of the lender(s) to make loans to us;

•

a deterioration of the credit of Sempra or its affiliates (other than the Oncor Ring-Fenced Entities) or a reduction in the credit ratings or ratings outlook of Sempra or such affiliates that is perceived to potentially have an adverse impact on us despite the ring-fencing of the Oncor Ring-Fenced Entities from Sempra and such affiliates;

•	changes that impact accounts receivables from REPs and related rights resulting in a change to eligible receivables under our AR Facility;

•	a material breakdown in our risk management procedures; or

•	restrictions on our ability to issue CP Notes or access our Credit Facilities, the Term Loan Agreement or our AR Facility.

We are also subject to certain limitations on our ability to incur indebtedness. We are required to maintain a regulatory capital structure at or below the debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. Currently, our authorized regulatory capital structure set by the PUCT is 57.5% debt to 42.5% equity. At September 30, 2025, our regulatory capital structure was 56.0% debt to 44.0% equity. Our ability to incur additional long-term debt is limited by our authorized regulatory capital structure and we are able to issue future long-term debt only to the extent that such issuance would not cause our regulatory capital structure to exceed the authorized regulatory debt-to-equity ratio. In addition, certain of our debt agreements contain debt-to-capital ratio covenants that effectively limit our ability to incur indebtedness in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources—Credit Rating Provisions and Material Debt Covenants—Material Debt Credit Rating, Financial and Cross-Default Covenants” for more information on these covenants. Also, because the $2B Credit Facility and $1B Credit Facility provide liquidity support to the CP Program, we treat CP Notes outstanding as a reduction to the available $2B Credit Facility borrowing capacity and the available $1B Credit Facility borrowing capacity, as applicable. See Note 4 to Interim Financial Statements and Note 5 to Annual Financial Statements for further information regarding the $2B Credit Facility, $1B Credit Facility and the CP Program.

Risks Related to the Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the applicable Offering Memorandum. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary—The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited if there is no active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. We do not intend to list the exchange notes on a national securities exchange or market. The exchange notes are a new issue of securities for which there is no established public market. There is only a limited market for the exchanged initial 2029 notes. We cannot assure you as to the liquidity of markets that may exist or develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. Certain financial institutions have informed us that they intend to make a market in the exchange notes after the exchange offers are completed. However, these financial institutions may cease their market-making efforts at any time without notice. We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. The exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all.

Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to our exchange offers in exchange for the outstanding notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, or if you cannot truthfully make the representations mentioned in “The Exchange Offers—Resale of Exchange Notes”, and you transfer any exchange note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to the Notes

The following risks apply to the outstanding notes and will apply equally to the exchange notes.

The market price of the notes will fluctuate.

Any material differences between our actual results and the historical results contained in our annual, quarterly and current reports filed with the SEC could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops, or if developed, will continue. In addition, any adverse action with respect to our credit ratings or ratings outlook could have an adverse impact on the market price of the notes.

The terms of the notes contain limited covenants and other protections.

The Indenture governing the notes contains covenants restricting our ability to take certain actions. However, each of these covenants contains specified exceptions. In addition, these covenants are limited and do not protect holders of the notes from all events that could have a negative effect on the creditworthiness of the notes and the market price of the notes, assuming a market for the notes develops, or if developed, will continue.

The Indenture and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indenture will not afford the holders of the notes protection in the event we incur significant additional debt.

The notes and the Indenture under which the notes are issued do not place any limitation on the amount of unsecured debt that may be incurred by us. The Indenture and the Deed of Trust also permit us to incur a significant amount of additional secured debt, including debt secured equally and ratably by the Collateral, subject to certain limitations, as described further under “Description of the Notes—Securing Additional Obligations” and “Description of the Notes—Limitation on Secured Debt.” Our incurrence of additional debt may have important consequences for holders of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of the notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn. The covenants contained in the Indenture and the Deed of Trust will not afford holders of notes protection in the event we incur significant additional debt. In addition, the Notes will be structurally subordinated to all existing and future indebtedness of our subsidiary, Receivables LLC, to the extent of the value of the collateral securing the AR Facility. Receivables LLC’s sole business consists of the purchase or acceptance through capital contributions of the receivables and related rights from Oncor and the subsequent retransfer of or granting of a security interest in such receivables and related rights to the administrative agent for the benefit of the lenders pursuant to the receivables financing agreement. Receivables LLC is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to have amounts owed to them be satisfied out of Receivables LLC’s assets prior to any assets or value in Receivables LLC becoming available to Oncor. The assets of Receivables LLC are not available to pay creditors of Oncor or any affiliate thereof.

It may be difficult to realize the value of the Collateral securing the notes.

Each of the assets and facilities that will be included in the Collateral is subject to the same kinds of risks as are described under “—Risks Related to Regulatory and Legislative Matters”, “—Risks Related to Our Business and Operations” and “—Risks Related to Financial and Market Matters”. We cannot provide any assurance that any of the necessary permits, certificates or other entitlements to operate those assets and facilities would be transferable to the Collateral Agent or any purchaser from the Collateral Agent in the event of a foreclosure upon that asset or facility. The Collateral Agent’s ability to foreclose on the Collateral on behalf of the holders of the notes may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the PUCT and the FERC, the prior approval by the PUCT and the FERC. The Collateral Agent’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral. We cannot assure holders of the notes that the consents of any third parties and approvals by governmental entities will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the Collateral Agent may not have the ability to foreclose upon those assets or assume or transfer the right to operate those assets or facilities, and a temporary shutdown of operations may result and the value of the Collateral may significantly decrease. Even if the Collateral Agent assumes the right to operate the assets and facilities, there may also be practical problems associated with the Collateral Agent’s ability to identify a qualified operator to operate and maintain the assets and facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of the Collateral.

No appraisals of any Collateral have been prepared in connection with the exchange offers. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure holders of the notes that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the Collateral Agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the U.S. bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of a security repossessed from such debtor, without bankruptcy court approval. Moreover, the U.S. bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following the commencement of a bankruptcy case,

(2) whether or when the Collateral Agent could repossess or dispose of the Collateral and (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes and any other obligations secured by the Collateral then the holders of the notes and such other obligations would hold secured claims to the extent of the value of the Collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws may not permit the payment and/or accrual of post-petition interest (including make-whole premiums), costs and attorneys’ fees during a debtor’s bankruptcy case. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy trustee or debtor may seek to avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances. While transfers to secured creditors are generally not preferential, transfers to undersecured creditors may be subject to avoidance.

Any future pledges of Collateral may be avoidable.

Any future pledge of Collateral in favor of the Collateral Agent may be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, such that the pledge or granting of the security interest is deemed a fraudulent conveyance or preference.

The Collateral Agent’s ability to exercise remedies with respect to Collateral is limited.

The Deed of Trust provides the Collateral Agent on behalf of the holders of obligations secured by the Deed of Trust, including the notes, with significant remedies, including a foreclosure and sale of all or part of the Collateral. However, the rights of the Collateral Agent to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, bankruptcy of us or the acceleration of the indebtedness.

Proceeds from any sale of the Collateral upon a foreclosure may be insufficient to repay the notes in full.

We cannot assure you that the net proceeds from a sale of the Collateral securing the notes would be sufficient to repay all of the notes following a foreclosure upon the Collateral or a liquidation of our assets.

The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the Collateral separate from the sale of our business operations may not be feasible or of significant value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the Collateral Agent’s exercise of remedies was not commercially reasonable, the ability of the Collateral Agent and the holders of the notes to recover the difference between the amount realized through such exercise of remedies and the amount owed on the notes may be adversely affected and, in the worst case, the holders of the notes could lose all claims for such deficiency amount.

FORWARD-LOOKING STATEMENTS

This prospectus, including the attached Interim Financial Statements and Annual Financial Statements, and other presentations made by us contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this prospectus, including the incorporated documents, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” in this prospectus and the discussions under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the following important factors, among others, that could cause our actual results to differ materially from those projected in such forward-looking statements:

•

legislation, governmental policies and orders, and regulatory actions, including those of the U.S. Congress, the President of the U.S., the Texas Legislature, the Governor of Texas, the FERC, the PUCT, ERCOT, NERC, the Texas RE, the U.S. Department of Energy, the EPA, and the TCEQ, and including with respect to:

•	authorized rate of return;

•	permitted capital structure;

•	industry, market and rate structure;

•	rates and recovery of investments;

•	approvals of applications;

•	acquisition and disposal of assets and facilities;

•	ownership, operation and construction of assets and facilities;

•	changes in tax laws and policies; and

•	changes in and compliance with regulatory requirements, including environmental, sourcing/supply chain, reliability and safety laws and policies;

•	legal and administrative proceedings and settlements, including the exercise of equitable powers by courts;

•	weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires;

•	cyber-attacks on us or our third-party vendors;

•	changes in expected ERCOT and service territory growth;

•	changes in, or cancellations of, anticipated projects, including customer requested interconnection projects;

•	physical attacks on our system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events;

•	our ability to obtain adequate insurance on reasonable terms and the possibility that we may not have adequate insurance to cover all losses incurred by us or third-party liabilities;

•	adverse actions by credit rating agencies;

•	health epidemics and pandemics, including their impact on our business and the economy in general;

•	interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions;

•	economic conditions, including the impact of a recessionary environment, inflation, foreign policy, and global trade restrictions;

•	supply chain disruptions, including as a result of tariffs, global trade disruptions, competition for goods and services, and service provider availability;

•	unanticipated changes in electricity demand in ERCOT or our service territory;

•

ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market;

•	changes in business strategy, development plans or vendor relationships;

•	changes in interest rates, foreign currency exchange rates, or rates of inflation;

•	significant changes in operating expenses, liquidity needs and/or capital expenditures;

•	inability of various counterparties to meet their financial and other obligations to us, including failure of counterparties to timely perform under agreements;

•	general industry and ERCOT trends;

•	significant decreases in demand or consumption of electricity delivered by us, including as a result of increased consumer use of third-party DERs or other technologies;

•	changes in technology used by and services offered by us;

•	changes in employee and contractor labor availability and cost;

•	significant changes in our relationship with our employees, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and OPEB, and future funding requirements related thereto;

•	significant changes in accounting policies or critical accounting estimates material to us;

•

commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets;

•	financial market volatility and the impact of volatile financial markets on investments, including investments held by our pension and OPEB plans;

•	circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets;

•	our adoption and deployment of artificial intelligence;

•	financial and other restrictions under our debt agreements;

•	our ability to generate sufficient cash flow to make interest payments on our debt instruments; and

•	our ability to effectively execute our operational and financing strategy.

Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will be registered under the Securities Act and do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement applicable to such outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF ONCOR AND SUBSIDIARIES

The following table summarizes our consolidated capitalization and short-term debt as of September 30, 2025. This table should be read in conjunction with the more detailed information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Interim Financial Statements and Annual Financial Statements and related notes included herein.

	At September 30, 2025
	Amount	Percent
	(millions of dollars, except percentages)
Capitalization (a):
Long-term debt, noncurrent (b)(c)	$17,958	50.4%
Membership interests	17,671	49.6

Total capitalization	$35,629	100.0%

Short-term debt:
Short-term debt	$—
Long-term debt, current	—

Total short-term debt	$—

(a)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at September 30, 2025, was 56.0% debt to 44.0% equity.
(b)

This amount reflects a $61 million remeasurement adjustment at September 30, 2025 on our euro-denominated notes, a $(2) million remeasurement adjustment at September 30, 2025 on our Canadian dollar-denominated notes and the net effects of $(184) million unamortized discount, premium and debt issuance costs related to our outstanding long-term debt securities as of September 30, 2025.

(c)	For more information regarding our long-term debt activity subsequent to September 30, 2025, see “Summary—Recent Developments” in this prospectus.

OUR BUSINESS AND PROPERTIES

Overview of Oncor

We are a regulated electricity transmission and distribution company. We operate the largest transmission and distribution system in Texas based on the number of end-use customers and circuit miles of transmission and distribution lines, delivering electricity to more than 4.0 million homes and businesses and operating more than 144,000 circuit miles of transmission and distribution lines at December 31, 2024, all with a focus on safety, reliability, and affordability.

We provide:

•	wholesale transmission services to our electricity distribution business, as well as to non-affiliated electricity distribution companies, electric cooperatives and municipally-owned utilities, and

•

distribution services, consisting of retail delivery services to REPs that sell electricity to end-use customers, as well as wholesale delivery services to electric cooperatives and municipally-owned utilities.

We also provide transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. The rates we charge for our electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. We are not a seller of electricity, nor do we purchase electricity for resale. The majority of consumers of the electricity we deliver through our distribution business are free to choose their electricity supplier from REPs who compete for their business.

PUCT rules allow for interim rate adjustments known as capital trackers that allow utilities to recover, subject to reconciliation, the cost of certain investments before a comprehensive base rate review. Under capital tracker rules, each year we may file up to two TCOS capital tracker applications to reflect changes in transmission-related capital investments and up to two DCRF capital tracker applications to reflect changes in distribution-related capital investments. All investments included in a capital tracker update filing are ultimately subject to prudence review by the PUCT in the next base rate review after such assets are put into service. In June 2025, HB 5247 was signed into law and became effective. The bill establishes the UTM, which allows qualifying electric utilities to apply for interim rate adjustments once annually through 2035 for cost recovery of certain transmission and distribution capital expenditures, as an alternative to semi-annual (or less frequent) DCRF and TCOS capital tracker filings. As a result of HB 5247 taking effect, we have begun, and expect to continue, deferring to a regulatory asset, certain costs associated with UTM eligible capital investments placed into service since December 31, 2024, and recognizing corresponding amounts in revenues.

Our transmission and distribution assets are located principally in the north-central, eastern, western and panhandle regions of Texas, in over 120 counties and more than 400 incorporated municipalities. We deliver electricity across a distribution service territory that has an estimated population of approximately 13 million, including the cities of Dallas and Fort Worth and the surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler, Temple, Killeen and Round Rock, among others.

Ownership Structure and Ring-Fencing Measures

We are a direct, majority-owned subsidiary of Oncor Holdings, which is indirectly and wholly owned by Sempra. Oncor Holdings owns 80.25% of our membership interests and Texas Transmission owns 19.75% of our membership interests. Since 2007, various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities.

In March 2018, Sempra indirectly acquired Oncor Holdings. The final order issued by the PUCT approving that transaction outlines certain ring-fencing measures, governance mechanisms and restrictions that apply to Oncor Holdings and Oncor. As a result of these ring-fencing measures, Sempra does not control Oncor, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. Our LLC Agreement requires PUCT approval of certain revisions to the agreement, including, among other things, revisions to our governance structure and other various ring-fencing measures.

None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced

Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings.

Oncor is a limited liability company governed by a board of directors, not its members. The Sempra Order and our LLC Agreement require that the board of directors of Oncor consist of 13 members, constituted as follows:

•

seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years;

•	two members designated by Sempra (through Oncor Holdings);

•	two members designated by Texas Transmission; and

•	two current or former officers of Oncor (each, an Oncor Officer Director).

Until March 9, 2028, in order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its subsidiaries or affiliated entities (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year period prior to the date on which the officer first became employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate and/or seek the removal of the Oncor Officer Directors, subject to approval by a majority of the Oncor board of directors.

In addition, the Sempra Order provides that Oncor’s board of directors cannot be overruled by the board of directors of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of members of the board of directors, provided that certain actions may also require the additional approval of the Oncor Holdings board of directors. The Sempra Order also provides that any changes to the size, composition, structure or rights of the board of directors must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the two board of director positions on Oncor’s board of directors that Texas Transmission is entitled to appoint will be eliminated and the size of Oncor’s board of directors will be reduced by two.

Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Order and our LLC Agreement to ring-fence Oncor from its owners include, among others:

•

A majority of the Disinterested Directors of Oncor and the directors designated by Texas Transmission that are present and voting (of which at least one must be present and voting) must approve any annual or multi-year budget if the aggregate amount of capital expenditures or operation and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;

•

Oncor may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its Disinterested Directors or either of the two directors appointed by Texas Transmission determines that it is in the best interests of Oncor to retain such amounts to meet expected future requirements;

•

At all times, Oncor will remain in compliance with the debt-to-equity ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments) if such payment would cause its debt-to-equity ratio to exceed the debt-to-equity ratio approved by the PUCT;

•

If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;

•

Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the membership interests of Oncor, and there will be no debt at STH or STIH at any time following Sempra’s indirect acquisition of Oncor Holdings;

•

Neither Oncor nor Oncor Holdings will lend money to, borrow money from, or share credit facilities with, Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings; and

•

There must be maintained certain “separateness measures” that reinforce the legal and financial separation of Oncor from its owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on Sempra or its affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings pledging Oncor assets or membership interests for any entity other than Oncor.

Oncor’s Market

(ERCOT statistics below were derived from information published by ERCOT and/or the PUCT)

We are a member utility and operate within the ERCOT market. This market represents approximately 90% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the Independent System Operator (ISO) of the interconnected transmission grid for those systems. ERCOT is subject to oversight by the PUCT and the Texas Legislature. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems, as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers, distribution services providers, independent REPs and consumers.

Wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC. The ERCOT market has limited interconnections to other markets in the U.S. and Mexico, which limits potential electricity imports into and exports out of the ERCOT market.

The ERCOT market operates under reliability standards set by NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’ main interconnected transmission grid. We, along with other owners of transmission and distribution facilities in Texas, assist the ERCOT ISO in its operations. We have planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and the load-serving substations we own, primarily within our certificated distribution service area. We participate with the ERCOT ISO and other ERCOT utilities in obtaining regulatory approvals and planning, designing, constructing and upgrading transmission lines in order to remove existing constraints and interconnect generation on the ERCOT transmission grid. The transmission line projects are necessary to meet reliability needs, support energy production and increase bulk power transfer capability.

ERCOT recorded its historical peak hourly demand of 85,508 MW in August 2023. ERCOT has been experiencing significant growth in recent years, and ERCOT studies project growth to continue. The Texas Legislature, the PUCT and ERCOT have taken, and are expected to continue to implement, measures to address anticipated ERCOT growth forecasts.

Oncor’s Strategies

We focus on delivering electricity in a safe, reliable, and cost-effective manner, minimizing service interruptions, investing in our transmission and distribution infrastructure to maintain our system, supporting the growing electricity needs of the ERCOT market, serving our customers with a modernized grid, providing interconnections to other transmission systems in Texas, and supporting energy production through transmission grid connections to merchant generation facilities.

Our organic growth strategies include constructing transmission and distribution facilities and investing in reliability measures and technology upgrades to support the needs of our growing customer base, the state of Texas, and the ERCOT market. Our five-year capital plan reflects significant expected investments and growth. We have implemented an initiative to identify and address projected company needs resulting from the anticipated growth, including people needs, operational changes, supply chain initiatives, and process improvements. We are focused on continuing to expand our processes, workforce, and supply chain to meet that anticipated growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources” for more information on our historical and projected capital expenditures.

Keeping rates as low as possible is a key consideration for us, and we emphasize operating in a cost-effective manner. We believe that building upon opportunities to scale capital projects across our existing infrastructure enables us to create value by minimizing duplicative costs, creating efficiencies of scale, managing supply costs more efficiently, and building and standardizing distinctive process expertise.

We also believe there are opportunities for growth arising from customer efforts to decrease their respective carbon footprints through electrification efforts in the ERCOT market. Increased electrification efforts in the ERCOT market, particularly through oil and gas producers electrifying their operations and continued adoption of electric vehicles, could result in further increased demand within the ERCOT system. In addition, we believe demand in the ERCOT market could be significantly increased as a result of large load customers utilizing growing computing power needs related to cryptocurrency mining, AI technology, data storage and other technological needs and advances. Such increased demand could result in higher electricity volumes delivered by us as well as obligations for additional capital investments to interconnect sources to the ERCOT grid and meet service reliability needs. Legislation and regulation to combat climate change could also have an impact on operations and demand in the ERCOT market that require additional capital investments by us or impact electricity volumes delivered. In addition to organic growth strategies, we also regularly evaluate opportunities to make selective strategic acquisitions involving regulated assets.

Oncor’s Operations

Electricity Transmission — Our electricity transmission business is responsible for the safe and reliable operations of our transmission network and substations. These responsibilities consist of the construction, operation, maintenance, and security of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over our transmission facilities in coordination with ERCOT.

As an ERCOT member utility, our transmission business, with applicable regulatory approval, also participates with ERCOT and other member utilities to plan, design, construct and operate new transmission lines to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and/or minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues, also known as TCOS revenues or network transmission revenues, are provided under tariffs approved by either the PUCT or, to a small degree related to limited interconnections to other markets, the FERC. Network transmission revenues compensate us for delivery of electricity over our transmission facilities operating at 60kV and above and are collected from load serving entities benefitting from our transmission system. Other services we offer through our transmission business that we classify as other miscellaneous revenues include system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

At December 31, 2024, our transmission system included:

•	18,324 circuit miles of transmission lines:

•	7,577 circuit miles of 345kV transmission lines, and

•	10,747 circuit miles of 138kV and 69kV transmission lines,

•	interconnection to 192 generation facilities totaling 58,597 MW directly connected to our transmission system, and

•	a total of 1,288 transmission and distribution substations.

At December 31, 2024, our transmission facilities had the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
American Electric Power Company, Inc. (a)	4	5	11
Brazos Electric Power Cooperative, Inc.	4	115	27
CenterPoint Energy Inc.	3	—	—
East Texas Electric Coop	1	14	1
Lone Star Transmission	3	—	—
Lower Colorado River Authority	6	29	2
Rayburn Country Electric Cooperative, Inc.	1	49	2
Texas Municipal Power Agency	7	6	—
Texas New Mexico Power	2	19	14
Other small systems operating wholly within Texas	14	20	6

(a)	One of the 345kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Electricity Distribution — Our electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality, security, and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within our certificated service area. Our distribution system receives electricity from the ERCOT transmission system through substations and distributes electricity to end-users and wholesale customers through 3,757 distribution feeders at December 31, 2024.

At December 31, 2024, our distribution system included:

•	125,975 circuit miles of distribution lines:

•	90,313 circuit miles of overhead lines, and

•	35,662 circuit miles of underground lines,

•	4,046,000 approximate number of points of delivery, an increase of approximately 77,000 over the number of points of delivery at December 31, 2023, and

•	1.95% average growth per year over the past five years in the number of distribution system points of delivery we serve, excluding lighting sites.

In general, distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

Properties — Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way pursuant to permits, public utility easements, franchise or other agreements or as otherwise permitted by law. In addition to power lines and related assets in our transmission and distribution system, we also own or lease land, offices, facilities, equipment, and vehicles to operate our business. Certain of our transmission and distribution assets, including certain real property assets, are subject to a first priority lien pursuant to our Deed of Trust. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources” for more information on our Deed of Trust.

Customers — Our transmission business customers consist of municipally-owned utilities, electric cooperatives and other distribution companies. At September 30, 2025 and December 31, 2024, our distribution business customers primarily consisted of over 100 REPs that sell electricity we distribute to consumers in our certificated service area. Revenues from REP subsidiaries of Vistra and NRG Energy, Inc., our two largest customers, collectively represented 25% and 22%, respectively, of our total operating revenues for the nine months ended September 30, 2025, 25% and 23%, respectively, of our total operating revenues for the year ended December 31, 2024, 25% and 23%, respectively, of our total operating revenues for the year ended December 31, 2023 and 26% and 24%, respectively, of our total operating revenues for the year ended December 31, 2022. No other customer represented more than 10% of our total operating revenues during such periods. The majority of consumers of the electricity we deliver through our distribution business are free to choose their electricity supplier from REPs who compete for their business.

Competition — Oncor operates in certificated areas designated by the PUCT. The majority of Oncor’s service territory is singularly certificated, with Oncor as the sole certificated transmission and distribution provider. However, in multi-certificated areas of Texas, Oncor competes with certain municipal utilities and electric cooperatives for the right to serve end-use customers. In addition, the electric industry is undergoing rapid technological change, and third-party DER and virtual power plants and other technologies may increasingly compete with our traditional transmission and distribution infrastructure for meeting customers’ electricity needs. See “Risk Factors—Risks Related to Our Business and Operations—The growth of DER and similar technologies or actions that decrease demand or consumption of electricity we deliver may significantly adversely impact us, including by limiting future infrastructure investments and reducing our ability to timely recover the cost of our investment in, and earn a reasonable return on, our electricity delivery facilities.”

Seasonality — Our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer season.

Regulation and Rates — As our operations are wholly within Texas, we believe we are not a public utility as defined in the Federal Power Act and, as a result, are generally not subject to FERC regulation under the act. However, we are subject to reliability standards adopted and enforced by Texas RE and NERC (including critical infrastructure protection) under the Federal Power Act.

The PUCT has original jurisdiction over wholesale transmission rates and services and retail rates and services in unincorporated areas and in those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the retail rates, retail services, and ordinances of municipalities. Generally, PURA prohibits the collection of any rates or charges by a public utility (as defined by PURA) that does not have the prior approval of the appropriate regulatory authority (i.e., the PUCT or the municipality with original jurisdiction).

At the state level, PURA requires utility owners or operators of transmission facilities to provide open-access wholesale transmission services to third parties at rates and terms that are nondiscriminatory and comparable to the rates and terms of the utility’s own use of its system. The PUCT has adopted rules implementing the state open-access requirements for all utilities, including us, that are subject to the PUCT’s jurisdiction over transmission services.

As a regulated utility, our business is subject to extensive governmental regulations and compliance obligations, which could greatly impact our business. See “Risk Factors—Risks Related to Regulatory and Legislative Matters” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Notes 2 and 6 to Interim Financial Statements and Notes 2 and 7 to Annual Financial Statements for a discussion of certain regulatory matters and commitments and the material effects of compliance with regulations on our business.

Investing in Infrastructure — In 2024, we invested approximately $4.7 billion in our transmission and distribution system to extend and upgrade the transmission system and associated facilities, to extend and upgrade the distribution infrastructure and to pursue certain initiatives in infrastructure, including investments to support system growth, reliability and resiliency. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity and Capital Resources” for more information on our capital expenditures, including our projected capital expenditures for the next five years.

Environmental Regulations and Related Considerations — The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. We believe our facilities are presently in material compliance with applicable state and federal requirements relating to water discharges. We believe we hold all required wastewater discharge permits from the TCEQ for facilities in operation and have applied for or obtained necessary permits for facilities under construction. We also believe we can satisfy the requirements necessary to obtain any required permits or renewals. In addition, there are federal rules pertaining to Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil that affect certain of our facilities. We have implemented SPCC plans as required for those substations, work centers and distribution systems, and believe we are currently in material compliance with these rules.

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to our facilities. We are in material compliance with applicable solid and hazardous waste regulations.

Our capital expenditures for environmental matters totaled $76 million in 2024 and are expected to total approximately $85 million in 2025.

Human Capital Management — At December 31, 2024, we had 5,094 employees, including 836 employees covered under a collective bargaining agreement that expires in October 2026. As of December 31, 2024, the average length of service among all employees was 12.1 years, and over 99% of our employees were employed on a full-time basis. For the year ended December 31, 2024, we experienced an annual employee turnover rate of approximately 4.8%, including approximately 1.8% that was attributable to retirements. Our employee data excludes interns, and we had 73 interns serving in full-time or part-time internships at December 31, 2024.

Attracting, retaining, and developing high quality talent is key to our human capital management strategy. In light of the anticipated growth of our business and the expected increase in headcount needed to meet that growth, recruiting was a significant focus of our human capital management efforts in 2024 and is expected to be a continued focus over the next few years. We employ a multi-faceted recruiting strategy to recruit a diverse, high quality talent pool, including leveraging several higher education and high school partnerships established across our service territory and assisting higher education and technical institutions in developing linemen schools and courses. In 2024, we expanded our recruiting efforts through more targeted activities, such as military veteran hiring recruiting initiatives and a collaboration between hiring managers and recruiters to strengthen our intern pool. We have also been actively focused on retention and developing our existing talent through upskilling supervisors and increasing our customized talent development offerings.

We believe market-competitive compensation and benefits packages are necessary to attract and retain talent, and we annually conduct a market assessment using third party benchmark salary and benefit data to determine the competitiveness of our compensation and benefit programs against utility/energy services companies and general industry companies. In addition, we continuously monitor the competitive labor market and macroeconomic conditions with a view toward adjusting compensation and benefit practices as needed in advance of the annual market assessment to attract, develop, and retain talent. We strive to provide competitive packages that include performance-based compensation that rewards organizational achievement as well as individual efforts.

Our workplace culture is central to our efforts to attract, retain, and develop talent. We strive to create a workplace culture that emphasizes the following key areas:

•

Safety — Safety is a key priority of the company and our human capital management strategy. Employees are regularly educated and trained on safety issues and receive regular safety communications, particularly in field locations. We have established an annual safety plan, which outlines our yearly safety programs and initiatives, and we also host an annual two-day safety conference for our field employees that highlights our safety priorities, initiatives, and expectations. Our safety procedures are continually improving and adapting to the ever-changing events that our workforce encounters. Employees are encouraged to propose improvements to our safety procedures and are recognized for their innovations and contributions to safety improvements, including through annual safety excellence awards given to individuals and teams for projects or initiatives that yield positive impacts to safety performance, either locally or companywide. In 2024, we hosted 12 celebration events honoring employees for their heroic and life-saving efforts utilizing skills and knowledge learned through on-the-job first aid and CPR training programs. We also regularly track our safety performance and benchmark it against industry peers, and achievement of significant safety milestones are recognized and celebrated. In addition, a safety performance metric is included in our annual and long-term incentive programs to further promote safety among employees.

•

Ethical Conduct — Ethical conduct is a core value of the company, and every employee is required to complete code of conduct training upon joining Oncor and annually thereafter. We also maintain an ethics and compliance helpline monitored by an independent, third-party service, where any suspected unethical behavior or policy violations may be anonymously reported at any time. Our code of conduct compliance committee meets quarterly to review employee code of conduct compliance-related matters, and the company’s code of conduct compliance program and activities are reviewed with the audit committee of our board of directors (the Audit Committee) on at least an annual basis.

•

Collaboration and Innovation — Our company-wide “One Oncor” initiative emphasizes cross-functional collaboration, particularly to spur innovation. An innovation and improvement council, made up of management-level employees, focuses on enhancing innovation and continuous improvement throughout the company. This council annually recognizes employee teams for their contributions to innovation and improvement through our annual spirit of innovation awards. We have also instituted an innovation and continuous improvement initiative and developed a framework based on Lean Six Sigma that enables and encourages employees to identify and execute improvement opportunities to our services, business processes, and systems, including an annual internal innovation week campaign. In addition, we offer various training opportunities to employees to obtain Lean Six Sigma certifications, develop process improvement skills, and encourage innovation. We also maintain a portal for all employees to submit innovation and improvement ideas and success stories.

•

Inclusion & Belonging — We are committed to creating a workplace culture of belonging, empathy and mutual respect. Our officer-level steering committee for inclusion and belonging has instituted and supported various initiatives to promote this effort across the company, such as Oncor’s eight employee resource groups (ERGs), which are open to all employees to join. These ERGs focus on creating an inclusive environment through cultural awareness activities and events, networking opportunities, and community volunteerism. ERG participation continues to grow across the company, with approximately 22% of our employees participating in at least one ERG as of December 31, 2024. These and other strategies help foster a welcoming and inclusive workplace and support our commitment to developing and maintaining a workforce that reflects the customers and communities we serve.

•

Healthy Lifestyles — We have established various health and wellness initiatives to encourage employees to adopt healthy living habits, including an incentive program that promotes exercise, healthy eating, and healthy lifestyles. Our health and wellness programs focus on physical, financial, and mental health, and we offer employees various resources and programming to enhance their overall well-being, including an employee assistance program that offers mental and behavioral health resources. We also maintain programs that fund Oncor employee participation in eligible community non-profit fitness events, including community non-profit fitness events across our service territory.

•

Community Involvement — We coordinate various year-round community initiatives, partner with many non-profit organizations, and encourage employee volunteerism, including grants supporting eligible non-profits for which employees provide volunteer hours. We also host a companywide Oncor Cares Week during our annual employee giving campaign. In addition, we have established 19 Oncor Cares Community Councils across our service territory, where employees identify local organizations to support and coordinate volunteer opportunities and fundraisers to benefit those nonprofits and causes. We also maintain a 501(c)(3) private foundation, the Oncor Cares Foundation, to help expand our charitable giving and support for the many communities where we work and live.

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Employee Engagement — How engaged our workforce is and how committed our employees are to their work and the company are important to Oncor. We recognize that the more engaged employees are, the more productive they are and the more likely they are to remain with the company. As a result of our annual company-wide employee engagement survey, we continued to initiate various efforts in 2024 to enhance employee engagement at both the local and corporate levels, including manager and supervisor trainings on the survey results. We conducted our annual company-wide employee engagement survey in late 2024, which indicated an increase in the number of engaged employees versus prior year results, and are using the results of that survey to continue to develop and implement our employee engagement strategy.

•

Talent Development — We maintain various leadership and workforce training and development programs to engage employees and promote continued professional growth. In addition, our board of directors annually reviews our talent management strategy, including talent development programs, and our executive officer talent pipeline. Our management also conducts regular ongoing succession planning with respect to other members of management and critical roles with a view towards maintaining a strong leadership pipeline. In addition, we are actively focused on attracting and developing employees at all levels to replace employees likely to retire in the next few years and to meet our anticipated growth needs.

LEGAL PROCEEDINGS

For a discussion of material regulatory proceedings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulation and Rates—Regulatory Matters.” We are also involved in other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on our financial position, results of operations or cash flows. For a discussion of certain of these proceedings, see Notes 2 and 6 to Interim Financial Statements and Notes 2 and 7 to Annual Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the nine months ended September 30, 2025 and 2024 and the fiscal years ended December 31, 2024 and 2023 should be read in conjunction with the Interim Financial Statements and the Annual Financial Statements and related notes to those statements as well as “Risk Factors” in this prospectus.

Our Annual Report on Form 10-K for the year ended December 31, 2023 includes a discussion and analysis of our financial condition and results of operations for the year ended December 31, 2022 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

All dollar and foreign currency amounts in the following discussion are stated in U.S. dollars in millions and/or in millions of the applicable foreign currency unless otherwise indicated.

BUSINESS

We are a regulated electricity transmission and distribution company. We operate the largest transmission and distribution system in Texas based on the number of end-use customers and circuit miles of transmission and distribution lines, delivering electricity to more than 4.0 million homes and businesses as of December 31, 2024, with a focus on safety, reliability, and affordability. Our transmission and distribution rates are regulated by the PUCT and certain cities, and in certain limited instances, by the FERC. We are not a seller of electricity, nor do we purchase electricity for resale. For more information on our business, see “Our Business and Properties” in this prospectus.

Ownership Structure and Ring-Fencing Measures

We are a direct, majority-owned subsidiary of Oncor Holdings, which is indirectly and wholly owned by Sempra. Oncor Holdings owns 80.25% of our membership interests and Texas Transmission owns 19.75% of our membership interests. We are managed as an integrated business; consequently, there is only one reportable segment.

Since 2007, various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities. Such measures include, among other things: the 19.75% equity interest held by Texas Transmission; maintenance of separate books and records for the Oncor Ring-Fenced Entities; and our board of directors being comprised of a majority of Disinterested Directors. As a result, none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings. For more information on the ring-fencing measures, see “Our Business and Properties—Ownership Structure and Ring-Fencing Measures.”

Significant Activities and Events

2025 Comprehensive Base Rate Review — On June 26, 2025, we filed a request for a comprehensive base rate review. See “—Regulation and Rates” below for a discussion of the current comprehensive base rate review.

UTM — On June 20, 2025, HB 5247 was signed into law and became effective. The bill establishes the UTM, which allows qualifying electric utilities to apply for interim rate adjustments once annually through 2035 for cost recovery of certain transmission and distribution capital expenditures, as an alternative to semi-annual (or less frequent) DCRF and TCOS capital tracker filings. As a result of HB 5247 taking effect, we have begun, and expect to continue, deferring to a regulatory asset, certain costs associated with UTM eligible capital investments placed into service since December 31, 2024, and recognizing corresponding amounts in revenues. See Notes 2 and 3 to Interim Financial Statements and “—Regulation and Rates—State Legislation” below for more information on the UTM and our recognition of revenues and recording of regulatory assets following the enactment of HB 5247.

Debt-Related Activities — See “Summary—Recent Developments,” “—Financial Condition—Liquidity and Capital Resources” below, Notes 4 and 5 to Interim Financial Statements, and Notes 5 and 6 to Annual Financial Statements for information regarding our debt-related activities.

KEY FACTORS RELATING TO FUTURE EARNINGS AND RESULTS OF OPERATIONS

Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on or be affected by numerous factors including certain key risks and challenges facing management discussed below. For additional information concerning risks related to our business, see “Risk Factors” in this prospectus.

Regulation, Rates and Cost Recovery

The rates we charge for our electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. Our rates are subject to regulatory rate-setting processes and earnings oversight. This regulatory treatment does not provide assurance as to achievement of earnings levels or recovery of actual costs. Our rates are based on an analysis of our costs and capital structure in a designated historical test year, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT in a base rate review will judge any of our costs, including invested capital and costs included in a regulatory asset reported on the balance sheet, to have been prudently incurred and therefore fully recoverable. For example, in 2023 we recorded a charge against net income for a write-off of certain rate base disallowances in the final order in PUCT Docket No. 53601. The levels and timing of any approved recovery could also significantly differ from our requests. In addition, since rate recovery requests are made after spend on investment-related costs and operating costs have occurred, there is no assurance that our rates will produce recovery of our costs in line with amounts spent after test year periods and/or the full return on invested capital allowed by the PUCT, particularly during periods of increased capital spending by us, high inflation, increases in general interest rates, increases in insurance premiums or other situations resulting in increased costs incurred by us after our most recent base rate review.

We are required by PUCT rules to file a comprehensive base rate review within four years of the last order in our most recent comprehensive rate proceeding, unless an extension is otherwise approved by the PUCT. However, the PUCT or any city retaining original jurisdiction over rates may direct Oncor to file a base rate review, or Oncor may voluntarily file a base rate review, any time prior to that deadline. In June 2025, we filed a request for a base rate review with the PUCT and the cities in our service territory that have retained original jurisdiction over rates, and that proceeding remains pending. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulation and Rates—Regulatory Matters” for a discussion of our current base rate review proceeding.

In between base rate reviews, we are eligible to file interim rate adjustment applications that help shorten the regulatory lag associated with recovery of transmission and distribution investments through regulated rates. These capital trackers allow us to recover, subject to reconciliation, the cost of certain transmission and distribution investments before the investments are considered for prudency in a base rate review. Under PUCT rules, we can file up to two interim DCRF rate adjustment applications in a year for certain distribution-related investments and up to two interim TCOS rate adjustment applications in a year to reflect changes in certain transmission-related investments. These interim rate applications are subject to a regulatory proceeding and PUCT approval, and we can make no assurance that they will result in full cost recovery or be timely approved. In June 2025, HB 5247 was signed into law and became effective. The bill establishes the UTM, which allows qualifying electric utilities to apply for interim rate adjustments once annually through 2035 for cost recovery of certain transmission and distribution capital expenditures, as an alternative to semi-annual (or less frequent) DCRF and TCOS capital tracker filings. As a result of HB 5247 taking effect, we have begun, and expect to continue, deferring to a regulatory asset, certain costs associated with UTM eligible capital investments placed into service since December 31, 2024, and recognizing corresponding amounts in revenues. In addition, while these interim rate adjustments help reduce the effects of regulatory lag, they do not fully eliminate the regulatory lag between when a capital investment goes into service and when we begin to start recovering the costs of such investment in rates. Investments included in these capital trackers are also subject to prudence review by the PUCT in the next comprehensive base rate review following such adjustments, with a potential for the PUCT to also order refunds of previously collected amounts if a particular investment is found to be imprudent or inappropriately included in an interim rate adjustment.

Capital tracker rate adjustment applications include related updates of billing units arising from changes in customer growth and demand, whether positive or negative. Distribution billing units reflect the electricity demand or delivery volumes of our distribution end-use customers and transmission billing units reflect certain changes in average ERCOT-wide peak electricity demand. Regardless of whether a capital tracker is filed, billing unit changes will result in a variation of transmission and distribution base revenues and such changes in annual billing units could mitigate the need to file capital tracker applications.

The rate-setting and cost-recovery process is intended to provide revenues to recover the cost of providing electricity delivery service and a return on and recovery of our investment in rate base assets. As a result, management closely monitors our regulatory rate base and the capital expenditure budget which historically has increased our rate base. Our capital expenditure projections for 2025-2029 disclosed herein are largely tied to expected continued ERCOT growth, particularly in our service territory and transmission footprint, as well as customer transmission interconnection projects and measures to maintain reliability on the system. The amounts we earn, particularly with respect to retail delivery services, are heavily impacted by the amount of electricity we deliver. Management monitors various drivers that could impact electricity consumption or demand on our system. Such drivers include weather, premise growth, ERCOT electricity demand growth, customer transmission interconnection requests, number of end use customers, and average customer usage and demand. In recent years, ERCOT has seen increasing population, business, and demand growth, and we expect growth in the number of customers we serve and volumes of electricity we deliver to continue as ERCOT growth continues. See “Our Business and Properties—Oncor’s Market” for more information regarding ERCOT projected growth.

Except in certain instances, we are required to file an earnings report annually with the PUCT that includes our estimated regulatory rate base (representing total invested capital in service, as adjusted in accordance with PUCT rules) at the end of the previous calendar year. Our regulatory rate base as reported in these filings as of December 31, 2024, 2023 and 2022 was $26.6 billion, $23.1 billion and $20.7 billion, respectively. The increase in rate base in each of the last three years over each prior year reflects the significant capital investments we have made, and we expect rate base to continue to increase in 2025 and beyond based on Oncor’s anticipated capital investments. See “—Financial Condition—Liquidity and Capital Resources—Available Liquidity and Liquidity Needs, Including Capital Expenditures—Capital Expenditures” for more information regarding our anticipated capital expenditures. The incremental investments included in any calculation of regulatory rate base since the test year in our last base rate review are subject to PUCT review in our next base rate review.

In addition to rate regulation and earnings oversight as discussed above, our business is subject to numerous other complex governmental regulations and legislation, which has materially impacted our business in the past and could materially impact our business in the future. In addition, public perception regarding us, our industry and our business priorities could influence regulations, administrative actions and legislation. See “Risk Factors—Risks Related to Regulatory and Legislative Matters” for further discussion of regulatory and legislative risks and “—Regulation and Rates” below for further information on legislative and regulatory matters.

Weather

Weather is a significant driver of distribution base revenues, as increased cooling and heating needs generally result in higher electricity consumption. As a result, management closely monitors weather and its potential impact on our financial performance. The exact amount of revenue variation due to weather is difficult to measure due to other electricity usage drivers that contribute to revenues. With continued growth in our transmission and distribution system and unusual weather patterns, including those that may be impacted as a result of climate change and other factors, we cannot predict how much the variation to our distribution base revenues due to weather could be in the future. See “—Results of Operations” below for information on volumes of electricity delivered, heating and cooling degree days and a discussion of distribution base revenues and revenues contributing to earnings and “Risk Factors—Risks Related to Our Business and Operations—Our revenues and results of operations are seasonal and significantly impacted by weather conditions and other electricity usage drivers.”

Significant storms and other emergency events that cause extensive damage on our system or affect electric capacity in the ERCOT market could result in unexpected challenges, including negative public perception, disruptions in our ability to provide electricity delivery services, regulatory and legislative actions, and increased maintenance expenses or capital expenditures. See “Risk Factors—Risks Related to Our Business and Operations—Severe weather, natural disasters and other related phenomena have in the past and could in the future have a material adverse effect on our business, financial condition, results of operations and cash flow, and climate change could make such phenomena more prevalent and unpredictable” for discussion of the potential impact significant storms could have on our business. Storm related costs are generally recorded as a regulatory asset and our ability to recover any amounts included in those regulatory assets in rates as well as the time period for such recovery is subject to PUCT review and approval.

Capital Availability and Cost

Our business is capital intensive and we expect to rely on access to financial markets as a significant source of funding. Our access to the capital, credit, or commercial paper markets and cost of any such debt could be directly affected by our credit ratings, ratings outlook and financial market conditions. Adverse actions with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Certain of our credit ratings are currently higher than those of Sempra. If credit rating agencies were to change their views of our independence from Sempra and its affiliates (other than the Oncor Ring-Fenced Entities), our credit ratings could change. We believe this risk is substantially mitigated by the ring-fencing measures as described in Note 1 to Annual Financial Statements. See “Risk Factors—Risks Related to Financial and Market Matters—Adverse actions with respect to our credit ratings or ratings outlook could negatively affect our cost of debt and our ability to access capital,” and “Risk Factors—Risks Related to Financial and Market Matters—In the future, we could have capital needs that could be difficult to satisfy under some circumstances, including existing limitations on our ability to incur indebtedness and uncertain financial market conditions.”

In addition, we may be unable to recover in rates some or all of the costs of any such debt financing if they exceed our cost of debt approved by the PUCT in our most recent base rate review or subsequent base rate reviews, which could adversely affect our earnings and cash flows. The PUCT-approved cost of debt of 4.39% in our most recently completed comprehensive base rate review (PUCT Docket No. 53601), which was based on a 2021 test year, is reflected in our current base rates and is lower than our actual average cost of debt for the 2024 fiscal year. In 2024, we saw increased borrowing costs due primarily to increases in debt outstanding and to increases in general interest rates. We do not anticipate a change in our PUCT-approved cost of debt prior to a subsequent base rate review proceeding.

CRITICAL ACCOUNTING ESTIMATES

Our significant accounting policies are discussed in Note 1 to Interim Financial Statements and Note 1 to Annual Financial Statements. We prepare our financial statements in accordance with GAAP governing rate-regulated operations. Application of these accounting policies in the preparation of our consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting estimates that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Accounting for the Effects of Certain Types of Regulation

We are subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with GAAP related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 2 to Interim Financial Statements and Note 2 to Annual Financial Statements for more information regarding regulatory assets and liabilities.

Accounting for the Effects of Income Taxes

Our tax sharing agreement with Oncor Holdings, STH and Texas Transmission provides for the calculation of amounts related to income taxes for each of Oncor Holdings and Oncor substantially as if these entities were taxed as corporations and requires payments to the members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings).

We are a partnership for U.S. federal income tax purposes. Accordingly, while partnerships are not subject to income taxes, in consideration of the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes with such costs historically including income taxes and the tax sharing agreement, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes.” Such amounts are determined in accordance with the provisions of the accounting guidance for income taxes and accounting standards that provide interpretive guidance for accounting for uncertain tax positions and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were a stand-alone corporation. In the event such amounts are not paid under the tax sharing agreement, it is probable that this regulatory liability will continue to be included in Oncor’s rate setting processes.

Our expense amounts related to income taxes and related balance sheet amounts are recorded pursuant to our tax sharing agreement, as discussed above. Recording of such amounts involves significant management estimates and judgments, including judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of assets related to income taxes, management considers estimates of the amount and character of future taxable income. Actual amounts related to income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. Our income tax returns, as well as the STH Texas margin tax returns in which we are consolidated filers, are regularly subject to examination by applicable tax authorities. In management’s opinion, any liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future amounts that may be owed as a result of any examination. There were no significant changes in estimates or assumptions in the accounting for the effects of income taxes during 2024.

Amounts payable to and receivable from our members related to income taxes on our balance sheet reflect our tax provision net of quarterly estimated tax payments required by the tax sharing agreement that are trued up the following year when the annual tax return is filed.

See Notes 1 and 4 to Annual Financial Statements for additional information.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The evaluation of our goodwill and other long-lived assets for which uncertainty exists regarding the recoverability of the carrying value of such assets involves the assessment of future cash flows and external market conditions and other subjective factors that could impact the estimation of future cash flows including, but not limited to, the amount and timing of future cash flows, future growth rates and the discount rate. Unforeseen events and changes in circumstances or market conditions could adversely affect these estimates, which could result in an impairment charge in the event regulatory recovery is not allowed.

We also evaluate goodwill for impairment annually on October 1 and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

For our annual goodwill impairment testing, we generally have the option to directly perform a quantitative assessment or first make a qualitative assessment of whether it is more likely than not that our estimated enterprise fair value is less than our enterprise carrying value before applying the quantitative assessment. If we elect to perform the qualitative assessment, we evaluate relevant events and circumstances, including but not limited to, macroeconomic conditions, industry and market considerations, cost factors and our overall financial performance. If, after assessing these qualitative factors, we determine that it is more-likely-than-not that our estimated enterprise fair value is less than our enterprise carrying book value, then we perform a quantitative assessment. If, after performing the quantitative assessment, we determine that goodwill is impaired, we record the amount of goodwill impairment as the excess of enterprise carrying book value over estimated enterprise fair value, not to exceed the carrying amount of goodwill.

For our annual goodwill impairment testing as of October 1, 2024, we elected to make a qualitative assessment of whether it is more likely than not that our estimated enterprise fair value is less than our enterprise carrying value. We concluded that our estimated enterprise fair value was more likely than not greater than our enterprise carrying book value. As a result, no quantitative assessment for impairment was required and no impairment was recognized in 2024.

Goodwill totaling $4.740 billion was reported on our balance sheet at each of September 30, 2025, December 31, 2024 and December 31, 2023.

Defined Benefit Pension Plans and OPEB Plans

We offer certain pension, health care and life insurance benefits to eligible employees (and certain eligible former employees of our former affiliates whose service was partially assigned to Oncor in connection with the deregulation and disaggregation of the Texas electric market in 2002) and their eligible dependents upon the retirement of such employees as we discuss in Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements. We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs reflected in our PUCT-approved billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Accordingly, we recognize (principally as a regulatory asset or property) additional recoverable pension and OPEB costs consistent with PURA. Net regulatory assets related to our pension and OPEB costs decreased $49 million during 2024. Amounts deferred are ultimately subject to regulatory approval.

Benefit costs are impacted by actual and actuarial estimates of employee demographics (including but not limited to age, compensation levels and years of accredited service), future health care costs, the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Actuarial assumptions are reviewed and updated annually based on current economic conditions and trends. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

In accordance with accounting rules, changes in benefit obligations associated with factors discussed above may be immediately recognized as a regulatory asset if related to recoverable service or in other comprehensive income and reclassified as a current cost in future years. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants.

See Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements regarding other disclosures related to obligations of our pension plans and OPEB plans.

RESULTS OF OPERATIONS

Operating Data

	Twelve Months Ended September 30,		Years Ended December 31,
	2025	2024	2024	2023	2022
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	82.2	71.1	74.7	70.0	75.0
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.2	1.0	1.1	1.0	1.2
Customer Average Interruption Duration Index (CAIDI) (non-storm)	70.8	70.4	69.8	70.7	63.5
Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,100	4,027	4,046	3,969	3,896

	Nine Months Ended September 30,		Years Ended December 31,
	2025	2024	2024	2023	2022
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	37,567	37,113	46,444	47,112	49,648
Commercial, industrial, small business and other	94,426	86,751	116,247	109,365	99,612

Total electric energy volumes	131,993	123,864	162,691	156,477	149,260

Residential system weighted weather data (b):
Cooling degree days	1,710	1,884	2,071	2,268	2,204
Heating degree days	589	459	610	608	971

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, our non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

	Nine Months Ended September 30,		Years Ended December 31,
	2025	2024	2024	2023	2022
Operating revenues:
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues (a)
Residential (a)	$1,270	$1,166	$1,477	$1,334	$1,215
Large commercial & industrial (b)	1,042	960	1,283	1,162	1,074
Other (c)	96	93	126	132	158

Total distribution base revenues	2,408	2,219	2,886	2,628	2,447

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	812	787	1,050	959	944
Billed to REPs serving Oncor distribution customers, through TCRF	450	431	574	539	528

Total TCOS revenues	1,262	1,218	1,624	1,498	1,472

Other miscellaneous revenues	72	73	112	109	112

Total revenues from contracts with customers	3,742	3,510	4,622	4,235	4,031

Other regulated revenues
SRP revenues	111	—	—	—	—
UTM revenues (d)	55	—	—	—	—

Total other regulated revenues	166	—	—	—	—

Total revenues contributing to earnings	3,908	3,510	4,622	4,235	4,031

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	1,094	1,053	1,394	1,291	1,162
EECRF and other revenues	45	47	66	60	50

Total revenues collected for pass-through expenses	1,139	1,100	1,460	1,351	1,212

Total operating revenues	$5,047	$4,610	$6,082	$5,586	$5,243

(a)	Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh).
(b)

Depending on size and annual load factor, distribution base revenues from large commercial & industrial customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(c)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)

Includes revenues recognized for recoverable costs, associated with UTM eligible transmission and distribution capital investments put into service after December 31, 2024, including depreciation expenses, carrying costs on unrecovered balances and related taxes.

Financial Results — Nine Months Ended September 30, 2025 Compared to Nine Months Ended September 30, 2024

Total operating revenues increased $437 million, or 9%, to $5.047 billion during the nine months ended September 30, 2025. Revenues are generally recognized pursuant to tariffs approved by the PUCT or authorized by statute.

Revenues contributing to earnings increased $398 million to $3.908 billion during the nine months ended September 30, 2025. Revenues contributing to earnings consist of revenues from contracts with customers recognized under ASC 606 and other regulated revenues recognized under ASC 980. The net increase reflected the following components:

•

An Increase in Distribution Base Revenues — Distribution base revenues increased $189 million to $2.408 billion during the nine months ended September 30, 2025. The increase in distribution base revenues primarily reflects:

•	$156 million increase due to updated interim DCRF rates implemented to reflect increases in invested capital, and

•	$34 million increase due to customer growth.

Distribution base rates are set periodically in a comprehensive base rate review docket. The base rates implementing the final order in PUCT Docket No. 53601 went into effect in May 2023.

PUCT rules also allow utilities to file, under certain circumstances, up to two interim DCRF rate adjustment applications per year between comprehensive base rate reviews to recover certain distribution investments and certain other related costs.

See the Interim DCRF Filings Table below for a listing of interim DCRF rate adjustment applications impacting revenues for the periods presented herein. As we currently intend to recover costs related to distribution capital investments placed into service since December 31, 2024 through the UTM, we do not intend to file additional interim DCRF rate adjustment applications this year. See Note 2 to Interim Financial Statements for more information on the SRP and the UTM.

Interim DCRF Filings Table

PUCT Docket No.	Investment Through	Filed	Effective	Annual Revenue Impact (a)
57707	December 2024 (b)	February 2025	May 2025	$106
56963	June 2024 (c)	August 2024	December 2024	$90
56306	December 2023 (d)	March 2024	July 2024	$81
55525	June 2023 (e)	September 2023	December 2023	$53
55190	December 2022 (f)	June 2023	September 2023	$153
51996	December 2020 (g)	April 2021	September 2021	$88

(a)	Annual revenue impact represents the incremental annual revenue impact, after taking into account revenue effects of customer growth and prior applicable DCRF rate adjustments.
(b)	Reflects distribution-related capital investments generally put into service during the period from July 1, 2024 through December 31, 2024.
(c)	Reflects distribution-related capital investments generally put into service during the period from January 1, 2024 through June 30, 2024.
(d)	Reflects distribution-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2023.
(e)	Reflects distribution-related capital investments generally put into service during the period from January 1, 2023 through June 30, 2023.
(f)	Reflects distribution-related capital investments generally put into service during the period from January 1, 2022 through December 31, 2022.
(g)	Reflects distribution-related capital investments generally put into service during the period from January 1, 2020 through December 31, 2020.

•	An Increase in Transmission Base Revenues — TCOS revenues increased $44 million to $1.262 billion during the nine months ended September 30, 2025. The increase in TCOS revenues primarily reflects:

•	$57 million increase due to updated interim TCOS rates implemented to reflect increases in invested capital,

partially offset by

•

$13 million decrease due to lower ERCOT transmission billing units for 2025 versus 2024. Transmission billing units are updated annually to reflect certain changes in average ERCOT-wide peak electricity demand during applicable periods.

TCOS revenues are collected from load serving entities benefiting from our transmission system, and the rates charged those customers are adjusted based on the transmission billing units and other adjustments approved by the PUCT.

PUCT rules also allow utilities to file, under certain circumstances, up to two interim TCOS rate adjustment applications per year between comprehensive base rate reviews to recover transmission investments and certain other related costs.

See the Interim TCOS Filings Table below for a listing of interim TCOS rate adjustment applications impacting revenues for the periods presented herein. We did not file an interim TCOS rate adjustment application in 2024, as a result of the increases in annual ERCOT transmission billing units applicable in 2024. As we currently intend to recover costs related to transmission capital investments placed into service since December 31, 2024 through the UTM, we do not intend to file additional interim TCOS rate adjustment applications this year.

Interim TCOS Filings Table

PUCT Docket No.	Investment Through	Filed	Effective	Annual Revenue Impact (a)	Third-Party Wholesale Transmission Revenue Impact	Included in TCRF Revenue Impact
57610	December 2024 (b)	January 2025	March 2025	$165	$106	$59
55282	June 2023 (c)	July 2023	September 2023	$42	$27	$15
53145	December 2021 (d)	January 2022	March 2022	$27	$17	$10

(a)	Annual revenue impact represents the incremental annual revenue impact, after taking into account revenue effects of prior applicable rate adjustments and net changes in billing units.
(b)	Reflects transmission-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2024.
(c)	Reflects transmission-related capital investments generally put into service during the period from January 1, 2023 through June 30, 2023.
(d)	Reflects transmission-related capital investments generally put into service during the period from July 1, 2021 through December 31, 2021.

•

A Decrease in Other Miscellaneous Revenues — Other miscellaneous revenues decreased $1 million to $72 million during the nine months ended September 30, 2025. The decrease in other miscellaneous revenues was primarily due to lower mutual assistance related services, partially offset by higher revenues from discretionary service.

•	An Increase in Other Regulated Revenues — Other regulated revenues totaled $166 million during the nine months ended September 30, 2025, which primarily reflect:

•	$111 million in revenues recognized related to the SRP, and

•

$55 million in revenues recognized pursuant to the UTM, associated with recoverable costs incurred in the nine months ended September 30, 2025, related to transmission and distribution capital investments placed into service after December 31, 2024.

Revenues collected for pass-through expenses increased $39 million to $1.139 billion during the nine months ended September 30, 2025. While changes in these pass-through tariffs affect revenues and the timing of cash flows, they do not impact operating income and do not contribute to earnings. The net increase reflected the following components:

•

An Increase in TCRF – third-party wholesale transmission service (TCRF Third-Party) — TCRF Third-Party revenues increased $41 million to $1.094 billion during the nine months ended September 30, 2025 due to higher third-party wholesale transmission service provider billings.

TCRF is a reconcilable distribution rate charged to REPs to recover fees we pay to wholesale transmission service third-party providers under their TCOS rates and the retail portion of our own TCOS rate described above. The increase in our TCRF Third-Party revenue recognition reflects the pass-through effect of changes in third-party wholesale transmission service expense.

The UTM allows utilities to file once a year to adjust the TCRF to pass through the wholesale transmission cost charges billed to us by transmission service providers.

•

A Decrease in EECRF and Other Revenues — EECRF and other revenues decreased $2 million to $45 million during the nine months ended September 30, 2025. The EECRF and other revenues were generally offset in operation and maintenance expense.

EECRF is a reconcilable rate designed to recover current energy efficiency program costs and annual performance bonuses earned by exceeding PUCT targets in prior years and to refund or recover any over/under recovery of our costs in prior years. We recognize the annual performance bonuses in other miscellaneous revenues upon approval by the PUCT. PUCT rules require us to file an annual EECRF tariff update by the first business day in June of each year for implementation on March 1 of the next calendar year. Other revenues generally include amounts collected through (i) the mobile generation rider, which is a reconcilable rate designed to recover mobile generation lease expenses and operation and maintenance expenses and is generally reviewed and approved by the PUCT in mobile generation rider filing proceedings, and (ii) the rate case expense rider, which is a reconcilable rate designed to fully recover rate case expenses approved in our most recent comprehensive rate base review proceeding.

See the EECRF Filings Table below for a listing of EECRF filings impacting revenue in the periods presented.

EECRF Filings Table

PUCT Docket No.	Filed	EECRF Monthly Charge Effective Date	Monthly Charge per Residential Customer (a)	Program Costs	Performance Bonus (b)	(Over)/Under- Recovery and Other
58182	May 2025	March 2026	$1.78	$64	$33	$8
56682	May 2024	March 2025	$1.36	$55	$17	$—
55074	May 2023	March 2024	$1.23	$49	$21	$2
53671	May 2022	March 2023	$1.23	$52	$28	$3

(a)	Monthly charges are for a residential customer using an assumed 1,200 kWh.
(b)	Performance bonuses are recognized at the time of PUCT approval of the EECRF, not the effective date of the EECRF rider.

Wholesale transmission service expense increased $41 million to $1.094 billion during the nine months ended September 30, 2025 due to higher fees paid to third-party transmission entities. Wholesale transmission service expense is a pass-through expense that is offset with TCRF Third-Party revenues as discussed above.

Operation and maintenance expense increased $191 million to $1.123 billion during the nine months ended September 30, 2025. The increase was primarily due to $79 million in higher vegetation management expenses, $79 million in higher labor and contractor related costs, $17 million in higher insurance premium expenses, a $10 million sales tax refund recorded in the first quarter of 2024, and $2 million in higher costs related to materials and supplies. We expect to continue to experience higher operation and maintenance expenses, particularly related to labor and contractor costs.

The overall $191 million increase in operation and maintenance expense includes $108 million in incremental SRP operation expenses during the nine months ended September 30, 2025. We expect SRP related operation expenses to ultimately be recovered in rates. For more information on our SRP, see “—Regulation and Rates—SRP (PUCT Docket No. 56545)”.

Depreciation and amortization increased $90 million to $877 million during the nine months ended September 30, 2025. The increase was attributable to ongoing investments in property, plant and equipment. We expect depreciation and amortization to continue to increase, particularly given our capital expenditure plans. See “—Financial Condition—Liquidity and Capital Resources—Available Liquidity and Liquidity Needs, Including Capital Expenditures—Capital Expenditures” for more information on our 2025-2029 capital plan.

Provision in lieu of income taxes netted to $173 million (including a $1 million benefit related to non-operating income) during the nine months ended September 30, 2025 compared to $171 million (including an $1 million benefit related to non-operating income) during the nine months ended September 30, 2024.

The effective income tax rate was 17.4% and 17.6% for the nine months ended September 30, 2025 and 2024, respectively. The effective tax rate on pretax income differs from the U.S. federal statutory rate of 21% primarily due to the amortization of the regulatory liability for excess deferred taxes as a result of the U.S. Tax Cuts and Jobs Act of 2017, partially offset by the effects of the Texas margin tax.

Taxes other than amounts related to income taxes increased $12 million to $443 million during the nine months ended September 30, 2025. The increase was primarily due to $11 million in higher property tax and a $3 million increase in local franchise taxes payable by us to municipalities, partially offset by a $2 million decrease in payroll taxes. We anticipate taxes other than amounts related to income taxes to continue to increase, particularly given our capital expenditure plans. See “—Financial Condition—Liquidity and Capital Resources—Available Liquidity and Liquidity Needs, Including Capital Expenditures—Capital Expenditures” for more information on our 2025-2029 capital plan.

Other (income) and deductions – net was $16 million favorable for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The variance was primarily due to $24 million in higher AFUDC – equity income, partially offset by $3 million in higher professional fees and a $2 million unfavorable change in the value of certain compensation plan rabbi trust assets, which is generally offset in compensation expense, $1 million in higher reconcilable employee retirement benefit expense, which is generally recoverable through operating revenues, and a $1 million gain on the sale of non-utility property recorded in 2024.

Interest expense and related charges increased $97 million to $578 million during the nine months ended September 30, 2025. The increase was primarily due to higher average borrowings attributable to ongoing investments in property, plant and equipment and higher average interest rates on the borrowings. We anticipate interest expense and related charges to continue to increase, particularly due to increased borrowing needs in light of our capital expenditure plans and higher average interest rates on the borrowings. See “—Financial Condition—Liquidity and Capital Resources—Available Liquidity and Liquidity Needs, Including Capital Expenditures—Capital Expenditures” for more information on our 2025-2029 capital plan.

Net income increased $20 million to $820 million during the nine months ended September 30, 2025. The increase was driven by:

•	overall higher revenues primarily attributable to:

•	updated interim rates to reflect increases in invested capital,

•	an increase in other regulated revenues recognized related to the SRP and the establishment of the UTM, and

•	customer growth,

partially offset by

•	decreases in ERCOT transmission billing units,

partially offset by

•	higher operation and maintenance expense, and

•	higher interest expense and depreciation expense associated with increases in invested capital.

OTHER COMPREHENSIVE INCOME (LOSS)

Cash Flow Hedges

In the first quarter of 2025, we entered into interest rate swap transactions hedging the variability of benchmark bond rates used to determine the interest rates on 10-year and 30-year senior secured notes. The hedges were terminated in March 2025 upon the issuance of our outstanding 2035 notes and our outstanding 2055 notes and a $15 million ($12 million net of tax) net fair value loss was realized and recorded in other comprehensive (loss) income. The AOCI will be reclassified into net income as an increase in interest expense over the life of the outstanding 2035 notes and the outstanding 2055 notes respectively.

Beginning in April 2025, we entered into multiple interest rate swap transactions hedging the variability of benchmark bond rates in anticipation of future debt financings. All of those interest rate swaps were outstanding at September 30, 2025. In the nine months ended September 30, 2025, we recorded a $25 million ($21 million net of tax) net unrealized fair value loss on the interest rate swaps in other comprehensive (loss) income.

We previously entered into multiple interest rate swap transactions in advance of certain senior secured notes issuances to hedge the variability of benchmark bond rates before March 31, 2025. All of these hedges had been terminated as of September 30, 2025, with losses reported in other comprehensive income or loss. There was approximately $6 million of the amounts expected to be recorded in AOCI at September 30, 2025 related to the interest rate swaps to be reclassified into net income as an increase to interest expense within the next 12 months.

Fair Value Hedges

In May 2024 and June 2025, we entered into multiple designated cross-currency swaps that effectively converted our euro-denominated fixed rate payment obligations under our Euro Notes with respect to principal and interest payments to U.S. dollar-denominated fixed rate payment obligations.

In September 2025, we entered into multiple designated cross-currency swaps that effectively converted our Canadian dollar-denominated fixed rate payment obligations under our CAD Notes with respect to principal and interest payments to U.S. dollar-denominated fixed rate payment obligations.

In the nine months ended September 30, 2025, we recorded a $37 million net fair value gain of the cross-currency swaps. The amount attributable to excluded components in the nine-month period was a $46 million ($37 million net of tax) loss and was recorded in other comprehensive (loss) income in the nine months ended September 30, 2025.

Financial Results — Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Total operating revenues increased $496 million, or 9%, to $6.082 billion in 2024.

Revenues contributing to earnings increased $387 million to $4.622 billion in 2024. The net increase reflected the following components:

•	An Increase in Distribution Base Revenues — Distribution base revenues increased $258 million to $2.886 billion in 2024. The increase in distribution base revenues primarily reflects:

•	$203 million increase due to updated interim DCRF rates implemented to reflect increases in invested capital,

•	$46 million increase due to a net higher distribution-related revenue component in base rates that took effect May 2023, and

•	$45 million increase due to customer growth,

partially offset by

•	$39 million decrease due to lower customer consumption primarily attributable to milder weather when compared to the prior period.

•	An Increase in Transmission Base Revenues — TCOS revenues increased $126 million to $1.624 billion in 2024. The increase in TCOS revenues primarily reflects:

•	$135 million increase due to increases in transmission billing units as a result of certain increases in average ERCOT peak-demand, and

•	$9 million increase due to updated interim TCOS rates implemented in 2023 to reflect increases in invested capital,

partially offset by

•	$18 million in lower revenues primarily due to the effects of a lower transmission-related revenue component included in base rates implemented May 2023.

•	An Increase in Other Miscellaneous Revenues — Other miscellaneous revenues increased $3 million to $112 million in 2024. The increase in other miscellaneous revenues primarily reflects:

•

$7 million in higher revenues from discretionary services, including increased facilities studies related to connecting customer facilities to the electric grid that are billed at cost and provided in connection with our electricity delivery services pursuant to our tariffs, partially offset by

•	$4 million in lower annual energy efficiency program performance bonus revenues approved in 2024 compared to 2023.

Revenues collected for pass-through expenses increased $109 million to $1.460 billion in 2024. The net increase reflected the following components:

•

An Increase in TCRF – third-party wholesale transmission service (TCRF Third-Party) — TCRF Third-Party revenues increased $103 million to $1.394 billion in 2024 due to higher third-party wholesale transmission service provider billings.

•

An Increase in EECRF and Other Revenues — EECRF and other revenues increased $6 million to $66 million in 2024. The increase was primarily due to higher mobile generation rider revenues to cover mobile generation lease expenses and operation and maintenance expenses and higher rate case expense rider revenues to cover deferred rate case expense amortization, partially offset by lower EECRF revenues to cover energy efficiency program expenses.

Wholesale transmission service expense increased $103 million to $1.394 billion in 2024. The increase was due to higher billings from third-party transmission service providers.

Operation and maintenance expense increased $143 million to $1.293 billion in 2024. The increase was primarily due to $50 million in higher labor and contractor related costs, $36 million in higher regulatory assets amortization, $33 million in higher insurance premium expenses, a $16 million increase in the accrual recovery amount for our self-insurance reserve as a result of base rates that went into effect May 2023 (which rates implemented a five-year regulatory asset amortization period for certain regulatory assets and an increased annual accrual recovery amount for our self-insurance reserve pursuant to the PUCT’s final order in our comprehensive base rate review), $16 million in higher vegetation management expenses and $3 million in higher costs related to materials and supplies, partially offset by a $10 million refund related to our sales tax audit settlement.

Depreciation and amortization increased $82 million to $1.060 billion in 2024. The increase was primarily attributable to ongoing investments in property, plant and equipment and higher depreciation and amortization rates as a result of implementing the final order in PUCT Docket No. 53601 in 2023.

Provision in lieu of income taxes netted to $206 million (including an $2 million benefit related to non-operating income) in 2024 compared to $177 million (including an $8 million benefit related to non-operating income) in 2023. The increase partially reflects the tax effects associated with the write-off of rate base disallowances in the first quarter of 2023.

The effective income tax rate was 17.5% and 17.0% for 2024 and 2023, respectively. The effective tax rate on pretax income differs from the U.S. federal statutory rate of 21% primarily due to the amortization of the regulatory liability for excess deferred taxes as a result of the Federal Tax Cuts and Jobs Act of 2017, partially offset by the effects of the Texas margin tax. The prior year effective tax rate includes the effect of a refund in 2023 related to prior year amended federal income tax returns.

Taxes other than amounts related to income taxes increased $19 million to $571 million in 2024. The increase was primarily due to higher property taxes, higher payroll taxes and higher local franchise taxes payable by us to municipalities.

Other (income) and deductions—net was $32 million favorable in 2024 compared to 2023. The variance was primarily due to a $15 million favorable change in the value of certain compensation plan rabbi trust assets, which is generally offset in compensation expense, $13 million in lower reconcilable employee retirement benefit expense, which is generally recoverable through operating revenues, $10 million in higher AFUDC – equity income and $2 million in lower professional fees, partially offset by $8 million decrease in gains on sale of non-utility property.

Interest expense and related charges increased $117 million to $653 million in 2024. The increase was primarily due to higher average borrowings attributable to ongoing investments in property, plant and equipment and higher average interest rates on the borrowings.

Write-off of rate base disallowances was recorded in the amount of $69 million in the first quarter of 2023, as a result of the final order issued by the PUCT in April 2023 in our comprehensive base rate review (PUCT Docket No. 53601), which excluded from rate base certain employee benefit and compensation related costs incurred through December 31, 2021. The write-off includes a $55 million ($43 million net of tax) write-off of disallowed capitalized property, plant and equipment reflected in operating expenses and a $14 million ($11 million net of tax) write-off of non-operating disallowances related to these disallowed employee benefit and compensation related costs.

Net income increased $104 million to $968 million in 2024. The increase was driven by:

•	overall higher revenues primarily attributable to:

•	updated interim rates to reflect increases in invested capital,

•	increases in transmission billing units,

•	customer growth, and

•	the base rates that went into effect May 2023,

partially offset by

•	lower customer consumption primarily attributable to milder weather when compared to the prior period, and

•	the write-off of rate base disallowances recorded in the first quarter of 2023,

partially offset by

•	higher interest expense and depreciation expense associated with increases in invested capital, and

•	higher operation and maintenance expense.

OTHER COMPREHENSIVE (LOSS) INCOME

Cash Flow Hedges

In the second quarter of 2024, we entered into interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the anticipated issuance of 30-year senior secured notes. The hedges, which were designated as cash flow hedges, were terminated in June 2024 upon the issuance of $750 million aggregate principal amount of our 5.55% Senior Secured Notes due June 15, 2054, and a $17 million ($13 million net of tax) settlement loss was reported in other comprehensive income or loss.

In the fourth quarter of 2024, we entered into interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the anticipated issuance of five-year senior secured notes. The hedges, which were designated as cash flow hedges, were terminated in November 2024 upon the issuance of $550 million aggregate principal amount of our initial 2029 notes, and a $1 million (approximately $1 million net of tax) settlement gain was reported in other comprehensive income or loss.

We previously entered into multiple interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the then-anticipated issuances of senior secured notes in the past. All of these hedges had been terminated as of December 31, 2024, with losses reported in other comprehensive income or loss. There was approximately $4 million of the amount reported in accumulated other comprehensive loss at December 31, 2024 related to the interest rate hedges to be reclassified into net income as an increase to interest expense within the next 12 months.

Fair Value Hedges

In May 2024, we entered into designated cross-currency swaps that effectively converted our euro-denominated fixed-rate payment obligations under our 2031 Euro Notes with respect to principal and interest payments to U.S. dollar-denominated fixed-rate payment obligations. At December 31, 2024, we recorded a $21 million fair value loss of the cross-currency swaps. The amount attributable to excluded components was $3 million ($2 million net of tax) and was reported in other comprehensive income or loss at December 31, 2024.

Defined Benefit Pension Plans

During the first quarter of 2023, we reclassified $20 million related to certain employee retirement liabilities previously recorded in regulatory assets to other comprehensive income or loss, as a result of the final order in our comprehensive base rate review (PUCT Docket No. 53601) disallowing rate recovery of those costs.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows — Nine Months Ended September 30, 2025 Compared to Nine Months Ended September 30, 2024

Operating Activities — The following items contributed to changes in sources (uses) of cash related to operating activities:

Nine Months Ended September 30,
2025 compared to 2024
Change in self-insurance reserve, primarily storm related	$172
Change in regulatory under/over recoveries – net	85
Higher interest accruals	48
Change in net income, adjusted for noncash items included in earnings	(8)
Change in working capital accounts	(75)
Higher contributions to pension plans and OPEB Plans	(102)
Other	52

$172

Depreciation and amortization expense reported in operating activities in the condensed statements of consolidated cash flows was $125 million and $127 million more than the amounts reported in the condensed statements of consolidated income for the nine months ended September 30, 2025 and 2024, respectively. The differences are primarily due to certain regulatory asset amortization being reported as operation and maintenance expense in the Condensed Statements of Consolidated Income in accordance with GAAP.

Financing Activities — The following items contributed to changes in sources (uses) of cash related to financing activities:

Nine Months Ended September 30,
2025 compared to 2024
Higher capital contributions from members	$1,137
Higher net borrowings, excluding payment for senior secured notes extinguishment	774
Higher distributions to members	(197)
Payment for senior secured notes extinguishment	(441)

$1,273

Investing Activities — The following items contributed to changes in sources (uses) of cash related to investing activities:

Nine Months Ended September 30,
2025 compared to 2024
Higher capital expenditures	$(1,233)
Sales tax audit settlement refund in 2024, classified as investing activity	(56)
Other	7

$(1,282)

Long-Term Debt-Related Activities 2025

At September 30, 2025, our long-term debt totaled an aggregate principal amount of $18.142 billion, an increase of $2.749 billion over the $15.393 billion aggregate principal amount of long-term debt outstanding at December 31, 2024. Long-term debt outstanding at September 30, 2025 consisted of U.S. dollar-denominated, euro-denominated and Canadian dollar-denominated fixed rate senior secured notes and variable rate unsecured debt borrowed under the $500M Credit Facility. See Note 5 to Interim Financial Statements for more information on our long-term debt. For more information on our regulatory capital structure and limitations on our ability to incur additional long-term debt, see “—Capitalization and Return on Equity” and “—Material Debt Credit Rating, Financial, and Cross-Default Covenants” below.

Senior Secured Notes Issuances — The following table summarizes our issuances of senior secured notes during the nine months ended September 30, 2025:

Senior Secured Notes Issued	Issuance Dates	Principal Amounts Issued
4.65% Senior Notes due November 1, 2029	January 14, 2025	$100
5.15% Senior Notes, Series H, due May 1, 2029	January 30, 2025	250
5.59% Senior Notes, Series I, due May 1, 2034	February 27, 2025	150
4.50% Senior Notes due March 20, 2027	March 20, 2025	500
5.35% Senior Notes due April 1, 2035	March 20, 2025	650
5.80% Senior Notes due April 1, 2055	March 20, 2025	650
3.625% Senior Notes due June 15, 2034 (a)	June 16, 2025	805
4.20% Senior Notes due October 1, 2035 (b)	September 26, 2025	361

Total senior secured notes issued during the nine months ended September 30, 2025		$3,466

(a)

In June 2025, we issued the 2034 Euro Notes. Our euro-denominated fixed rate payment obligations under the 2034 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange risk associated with the interest and principal payments on the 2034 Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the 2034 Euro Notes at maturity will be $805 million, and the all-in U.S. dollar fixed rate coupon on the 2034 Euro Notes is 5.4405%.

(b)

On September 26, 2025, we issued the CAD Notes. Our Canadian dollar-denominated fixed rate payment obligations under the CAD Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the CAD Notes that are due in Canadian dollars. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the CAD Notes at maturity will be $361 million, and the all-in U.S. dollar fixed rate coupon on the CAD Notes is 5.022%.

Our fixed rate senior secured notes are secured equally and ratably by a first priority lien on all property acquired or constructed by Oncor for use in our electricity transmission and distribution business, subject to certain exceptions. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At September 30, 2025, the amount of available bond credits was $3.329 billion and the amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $6.287 billion. See Note 5 to Interim Financial Statements for a listing of all of our fixed rate senior secured notes secured by the Deed of Trust.

Senior Secured Notes Repayment — On March 14, 2025, we repaid the entire $350 million aggregate principal amount of the 2.95% Senior Secured Notes due 2025 (2.95% 2025 Notes) that were redeemed in full. The 2.95% 2025 Notes had a maturity date of April 1, 2025. With the redemption of the 2.95% 2025 Notes, none of the 2.95% 2025 Notes remain outstanding.

On December 3, 2025, we repaid in full at maturity the $174 million aggregate principal amount of our Series A Notes. We issued CP Notes under our CP Program to fund the repayment of the Series A Notes.

Senior Secured Notes Extinguishment — On March 19, 2025, we extinguished all of the 0.55% Senior Secured Notes due 2025 (0.55% 2025 Notes), of which $450 million aggregate principal amount was outstanding. The 0.55% 2025 Notes matured on October 1, 2025. Pursuant to the terms of the indenture and officer’s certificate governing the 0.55% 2025 Notes, we irrevocably deposited with the trustee cash and U.S. Treasury Notes in an amount sufficient for defeasance of the 0.55% 2025 Notes, whereby our indebtedness in respect of the 0.55% 2025 Notes was satisfied and discharged. We recognized a $9 million unamortized gain on extinguishment as a regulatory liability due to the pricing of the U.S. Treasury Notes deposited with the trustee.

AR Facility — In 2023, Oncor and Receivables LLC established the AR Facility, a revolving accounts receivable securitization facility secured by accounts receivable from REPs and related rights. Oncor has access to the AR Facility, under which Receivables LLC may borrow at any one time an amount equal to the borrowing base. The borrowing base is defined under the receivables financing agreement as an amount equal to the lesser of (i) the facility limit of $500 million and (ii) the amount calculated based on the outstanding balance of eligible REP receivables held as collateral at a particular time, subject to certain reserves, concentration limits, and other limitations. On May 5, 2025, the scheduled termination date of the AR Facility was extended by one year from April 28, 2027 to April 28, 2028.

At September 30, 2025, the borrowing base for the AR Facility was $500 million, and there were no borrowings outstanding under the AR Facility.

The following table summarizes the activity under the AR Facility in the nine months ended September 30, 2025:

Borrowing (Repayment) Amounts
Balance at December 31, 2024	$—
Borrowing on January 30, 2025	300
Repayment on March 20, 2025	(300)
Borrowing on May 29, 2025	210
Repayment on June 17, 2025	(210)

Balance at September 30, 2025 (a)	$—

(a)	On November 25, 2025, we borrowed $325 million aggregate principal amount under the AR Facility.

$500M Credit Facility — In 2024, we entered into an unsecured revolving $500M Credit Facility. The $500M Credit Facility has a borrowing capacity of $500 million and a maturity date of February 21, 2027. The $500M Credit Facility gives us the option to request an increase in our borrowing capacity of up to $500 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $500M Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals. See Note 5 to Interim Financial Statements for more information on the $500M Credit Facility.

There were $480 million in aggregate borrowings outstanding under the $500M Credit Facility at September 30, 2025 and December 31, 2024. The remaining borrowing capacity was $20 million at September 30, 2025.

$1B Credit Facility — On February 20, 2025, we entered into an unsecured revolving $1B Credit Facility. The $1B Credit Facility has a borrowing capacity of $1.0 billion and a maturity date of February 20, 2028. The $1B Credit Facility gives us the option to request an increase in our borrowing capacity of up to $350 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $1B Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals. See Note 5 to Interim Financial Statements for more information on the $1B Credit Facility.

At September 30, 2025, there were no borrowings under the $1B Credit Facility.

Term Loan Credit Agreement and Borrowing — On December 23, 2025, we entered into an unsecured $1.4 billion Term Loan Agreement. On December 26, 2025, we made our initial borrowing under the Term Loan Agreement in the amount of $925 million. For more information regarding the Term Loan Agreement, see “Summary—Recent Developments” in this prospectus.

Short-Term Debt-Related Activities in 2025

$2B Credit Facility — On February 20, 2025, we entered into an amended and restated unsecured revolving $2B Credit Facility. As amended and restated, our $2B Credit Facility has a borrowing capacity of $2.0 billion and a maturity date of February 20, 2030. The $2B Credit Facility gives us the option to request an increase in our borrowing capacity of up to $650 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $2B Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals. See Note 4 to Interim Financial Statements for additional information regarding the $2B Credit Facility.

CP Program — We have established a CP Program, under which we may issue unsecured CP Notes on a private placement basis with maturity dates not exceeding 397 days from the date of issuance. To the extent any CP Notes are issued with maturity dates of over one year, we anticipate those would be classified as long-term debt and obtain liquidity support under the $1B Credit Facility. We anticipate that any CP Notes issued under the CP Program with a maturity date equal to or less than one year would be classified as short-term debt and obtain liquidity support under the $2B Credit Facility. Total CP Notes outstanding at any time may not exceed a maximum amount of $3.0 billion.

As of September 30, 2025, we had no CP Notes outstanding, and as of December 31, 2024, we had $594 million of CP Notes outstanding. The weighted average interest rate for CP Notes was 4.76% at December 31, 2024.

See Note 4 to Interim Financial Statements for additional information regarding the short-term CP Program.

Cash Flows — Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Operating Activities — The following items contributed to sources (uses) of cash related to operating activities:

Years Ended December 31,
2024 compare to 2023
Change in net income, adjusted for noncash items included in earnings	$256
Change in working capital accounts	66
Higher customer deposits	44
Lower payments for third-party wholesale transmission services	26
Change in over/under collected regulated revenues	14
Higher payments related to insurance premiums and related costs	(51)
Higher pension plans and OPEB Plans contributions	(85)
Change in self-insurance reserve, primarily storm related	(95)
Other	12

$187

Depreciation and amortization expenses reported in operating activities in the statements of consolidated cash flows were $173 million and $139 million more than the amounts reported in the statements of consolidated income in 2024 and 2023, respectively. The differences are due to certain regulatory asset amortization being reported as operation and maintenance expense in the statements of consolidated income in accordance with GAAP.

Financing Activities — The following items contributed to sources (uses) of cash related to financing activities:

Years Ended December 31,
2024 compare to 2023
Higher net borrowings	$122
Higher contributions from members	759
Higher distributions to members	(201)

$680

Investing Activities — The following items contributed to sources (uses) of cash related to investing activities:

Years Ended December 31,
2024 compare to 2023
Higher capital expenditures	$(859)
Sales tax audit settlement refund classified as investing activity	56
Lower proceeds from disposal of assets and others	(6)

$(809)

Long-Term Debt-Related Activities in 2024

At December 31, 2024, our long-term debt excluding unamortized discount, premium and debt issuance costs, but including the remeasurement adjustment related to the 2031 Euro Notes, totaled an aggregate principal amount of $15.393 billion, an increase of $1.948 billion over the $13.445 billion aggregate principal amount of long-term debt excluding unamortized discount, premium and debt issuance costs outstanding at December 31, 2023.

Long-term debt outstanding at December 31, 2024 consisted of U.S. dollar-denominated and euro-denominated fixed rate senior secured notes and variable rate unsecured debt borrowed under the $500M Credit Facility. See Note 6 to Annual Financial Statements for more information on our long-term debt. For more information on our regulatory capital structure and limitations on our ability to incur additional long-term debt, see “—Capitalization and Return on Equity” and “—Material Debt Credit Rating, Financial, and Cross-Default Covenants” below.

Senior Secured Notes Issuances — The following table summarizes our issuances of senior secured notes in 2024:

Senior Secured Notes Issued	Issuance Dates	Principal Amounts Issued
5.00% Senior Notes, Series F, due May 1, 2029 (a)	April 24, 2024	$100
5.49% Senior Notes, Series G, due May 1, 2054 (a)	April 24, 2024	50
3.50% Euro Notes due May 15, 2031 (b)(c)	May 21, 2024	542
5.55% Senior Notes due June 15, 2054 (c)	June 21, 2024	750
4.65% Senior Notes due November 1, 2029 (c)	November 13, 2024	550

Total senior secured notes issued in 2024		$1,992

(a)	Issued under a note purchase agreement entered into in March 2024 with the purchasers named therein.
(b)

On May 21, 2024, we issued the 2031 Euro Notes. Our euro-denominated fixed-rate payment obligations under the 2031 Euro Notes were effectively converted to U.S. dollar-denominated fixed-rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the 2031 Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the 2031 Euro Notes at maturity will be $542 million and the all-in U.S. dollar fixed-rate coupon on the 2031 Euro Notes is 5.371%.

(c)	Issued under an existing indenture.

Senior Secured Notes Repayment — In June 2024, we repaid in full at maturity the $500 million aggregate principal amount of our 2.75% Senior Secured Notes due June 1, 2024, plus accrued and unpaid interest on such notes.

AR Facility — At December 31, 2024, the borrowing base for the AR Facility was $500 million and no borrowings were outstanding under the AR Facility.

The following table summarizes the borrowings and repayments under our AR Facility in 2024:

Borrowing (Repayment) Amounts
Balance at December 31, 2023	$—
Borrowing on January 30, 2024	300
Borrowing on April 29, 2024	100
Repayment on May 21, 2024	(400)
Borrowing on June 27, 2024	140
Borrowing on August 30, 2024	235
Borrowing on September 30, 2024	125
Repayment on November 13, 2024	(500)

Balance at December 31, 2024	$—

$500M Credit Facility — The following table summarizes the activity under the $500M Credit Facility in 2024:

Borrowing (Repayment) Amounts
Borrowing on February 28, 2024	$220
Borrowing on March 28, 2024	280
Repayment on December 30, 2024	(20)

Balance at December 31, 2024	$480

Short-Term Debt-Related Activities in 2024

CP Program — As of December 31, 2024 and December 31, 2023, we had $594 million and $282 million of CP Notes outstanding, respectively. The weighted average interest rate for CP Notes was 4.76% and 5.54% at December 31, 2024 and December 31, 2023, respectively. All outstanding CP Notes at December 31, 2024 and December 31, 2023 had maturity dates of less than one year.

See Note 5 to Annual Financial Statements for additional information regarding our short-term debt.

Available Liquidity and Liquidity Needs, Including Capital Expenditures

Capital Expenditures — Our board of directors has approved a capital expenditures budget of approximately $7.1 billion for 2025. We have also announced a 2025 to 2029 five-year base capital expenditure plan of approximately $36.1 billion. We expect to announce a new five-year base capital plan for the years 2026 through 2030 in the first half of 2026, subject to completion of our base rate review, and currently anticipate that new base capital plan will be at least 30% higher than the 2025 to 2029 $36.1 billion base capital plan. We also expect significant potential capital expenditure opportunities incremental to the 2026 to 2030 base capital plan.

We are monitoring the impact of global tariffs on our supply chain and capital expenditure plan, and while we do not currently anticipate a material impact on us from the tariffs that have been announced to date, tariff and trade regulations continue to evolve and we cannot predict the ultimate impact such regulations will have on our supply chain, capital expenditures plan, financial condition, results of operations, liquidity, and cash flows. See “Risk Factors—Risks Related to Our Business and Operations—Our capital deployment plan may not be executed as planned, which could adversely impact our reputation, reliability, financial condition and results of operations” for more information on risks related to execution of our capital plan and “Risk Factors—Risks Related to Our Business and Operations—We are dependent upon a limited number of suppliers and service providers for certain of our operations. Disruptions in our supply chain or the availability of our suppliers to perform on expected or acceptable terms, including as a result of competition for materials, the contractor labor market and inflation, could negatively impact us” for more information on risks related to our supply chain.

Long-Term Debt Maturities and Interest — As of December 31, 2024, our obligations related to long-term debt (excluding unamortized discount, premium and debt issuance costs, but including the remeasurement adjustment related to the 2031 Euro Notes) and related interest payments are as follows:

	2025	2026	2027	2028	2029	Thereafter	Total
Principal amounts(a)	$974	$238	$480	$1,250	$968	$11,483	$15,393
Interest payments(a)	685	666	640	617	564	6,599	9,771

Total(a)	$1,659	$904	$1,120	$1,867	$1,532	$18,082	$25,164

(a)	For more information regarding our long-term debt activity subsequent to December 31, 2024, see “Summary—Recent Developments” and Note 5 to Interim Financial Statements in this prospectus.

See Note 5 to Interim Financial Statements and Note 6 to Annual Financial Statements for more information regarding long-term debt.

Pension Plans and OPEB Plans Funding — Based on funding considerations in the latest actuarial projections, including applicable minimum funding requirements, our future funding for the pension plans and the OPEB Plans is expected to total $22 million and $6 million, respectively, during the remainder of 2025 and approximately $591 million and $140 million, respectively, in the five-year period from 2025 to 2029. Future funding estimates for our pension plans and OPEB Plans are dependent on a variety of variables and assumptions, including investment returns on plan assets, market interest rates, and levels of discretionary contributions over minimum funding requirements, which we continue to monitor. Financial market volatility and its effects on the returns on our plan assets and liability valuations could significantly change our anticipated future funding amounts. We may also elect to make additional discretionary contributions based on market and/or business conditions. During the nine months ended September 30, 2025, we made cash contributions to the pension plans and OPEB Plans of $172 million and $18 million, respectively. In 2024, we made cash contributions to the pension plans and OPEB Plans of $91 million and $23 million, respectively. See Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements for additional information regarding pension plans and OPEB Plans.

Additional Liquidity Needs — In addition to the items discussed above, other material contractual obligations and commitments arising in the normal course of business primarily consist of purchase obligations under outsourcing agreements and operating lease obligations. See Note 6 to Interim Financial Statements and Note 7 to Annual Financial Statements for information regarding leases. In addition, we regularly evaluate opportunities to make selective strategic acquisitions involving regulated assets, which could potentially impact our liquidity and capital expenditures. See “Risk Factors—Risks Related to Our Business and Operations—We regularly evaluate opportunities to make selective strategic acquisitions involving regulated assets. Acquisitions involve various risks, and we may not be able to realize the anticipated benefits of any such acquisitions.”

Available Liquidity — Our primary sources of liquidity, aside from operating cash flows, at September 30, 2024, December 31, 2023 and December 31, 2022 are summarized in the following table:

	At September 30, 2025		At December 31, 2024	At December 31, 2023
Cash and cash equivalents	$198		$36	$19
Available unused borrowing capacity under the $2B Credit Facility and CP Program	2,000		1,406	1,718
Available unused borrowing capacity under the $1B Credit Facility and CP Program	1,000		—	—
Available unused borrowing capacity under AR Facility	500	(a)	500	500
Available unused borrowing capacity under the $500M Credit Facility	20		20	—

Total available liquidity	$3,718		$1,962	$2,237

(a)	For more information regarding our long-term debt activity subsequent to September 30, 2025, see “Summary—Recent Developments” in this prospectus.

We expect cash flows from operations combined with long-term debt issuances and credit agreements as well as availability under the Credit Facilities, the Term Loan Agreement, the AR Facility and the CP Program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt, capital expenditures, minimum funding requirements for pension plans and OPEB Plans, operating lease obligations and purchase obligations under outsourcing agreements for at least the next 12 months. We also anticipate, consistent with past practice, continuing to request member contributions and preserving equity through reductions or suspension of distributions to members. In addition, we may also consider repurchases, exchange offers, additional financing facilities, and additional accounts receivable financing arrangements, and other transactions in order to refinance or manage our debt and manage our liquidity and capital requirements.

Over both the short term and the long term, we expect to rely on access to financial markets as a significant source of funding not satisfied by cash-on-hand, operating cash flows, or the Credit Facilities, the Term Loan Agreement, our CP Program and AR Facility. The inability to raise capital on favorable terms or failure of counterparties to perform under credit or other financial agreements, particularly during any uncertainty in the financial markets, could impact our ability to sustain and grow the business and would likely increase capital costs that may not be fully recoverable through rates. See “Risk Factors—Risks Related to Financial and Market Matters—Market volatility may impact our business and financial condition in ways that we currently cannot predict.”

Capitalization and Return on Equity

The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including any finance leases plus unamortized gains on reacquired debt less net unamortized issuance expenses, discount, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction.

We have committed to the PUCT to maintain a regulatory capital structure at or below the debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. Our authorized return on equity is 9.7%, which went into effect on May 1, 2023 in connection with the effective date of our base rates implementing the terms of the PUCT’s final order in PUCT Docket No. 53601. Our ability to incur additional long-term debt is limited by our authorized regulatory capital structure, as we are able to issue future long-term debt only to the extent that the issuance of such debt would not cause us to exceed the authorized regulatory debt-to-equity ratio.

The following table summarizes the capitalization structure ratios under regulatory mandates and GAAP, at September 30, 2025, December 31, 2024 and December 31, 2023:

	At September 30, 2025		At December 31, 2024		At December 31, 2023
	Debt	Equity	Debt	Equity	Debt	Equity
Authorized regulatory capital structure	57.5%	42.5%	57.5%	42.5%	57.5%	42.5%
Actual regulatory capitalization	56.0%	44.0%	56.1%	43.9%	55.8%	44.2%
GAAP capitalization	50.4%	49.6%	49.4%	50.6%	48.3%	51.7%

Member Contributions and Distributions

Contributions — We received cash capital contributions from our members of $647 million on October 29, 2025. In the nine months ended September 30, 2025, we received the following cash capital contributions from our members:

Receipt Dates	Amounts
February 14, 2025	$605
May 2, 2025	$605
July 30, 2025	$647

During 2024, we received the following cash capital contributions from our members:

Receipt Dates	Amounts
February 16, 2024	$240
May 3, 2024	$240
July 31, 2024	$240
October 31, 2024	$114
December 20, 2024	$377

Distributions — The Sempra Order and our LLC Agreement set forth various restrictions on distributions to our members. Among those restrictions is the commitment that we will make no distributions (other than contractual tax payments) to our members that would cause us to exceed our debt-to-equity ratio authorized by the PUCT. The distribution restrictions also include the ability of a majority of our Disinterested Directors, or either of the two member directors designated by Texas Transmission, to limit distributions to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to-equity ratio commitment). At September 30, 2025 and December 31, 2024, we had $837 million and $686 million, respectively, available to distribute to our members.

On October 28, 2025, our board of directors declared a cash distribution of $219 million, which was paid to our members on October 28, 2025. In the nine months ended September 30, 2025, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Dates	Payment Dates	Amounts
February 13, 2025	February 13, 2025	$177
April 30, 2025	May 1, 2025	$177
July 29, 2025	July 29, 2025	$219

During 2024, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Dates	Payment Dates	Amounts
February 14, 2024	February 15, 2024	$125
April 30, 2024	May 1, 2024	$126
July 30, 2024	July 30, 2024	$125
December 9, 2024	December 19, 2024	$377

Credit Rating Provisions and Material Debt Covenants

Impact on Liquidity of Credit Ratings — The rating agencies assign credit ratings to certain of our debt securities. Our access to capital markets and cost of debt could be directly affected by our credit ratings or ratings outlook. Any adverse action with respect to our credit ratings or ratings outlook could generally cause borrowing costs to increase, result in the imposition of financial or other burdensome covenants in the case of certain financing arrangements, and cause the potential pool of investors and funding sources to decrease. In particular, a decline in credit ratings would increase the cost of the Credit Facilities (as discussed below) and the Term Loan Agreement. In the event any adverse action with respect to our credit ratings or ratings outlook takes place and causes borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent comprehensive base rate review or subsequent comprehensive base rate reviews.

Most of our large suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. If there is an adverse action with respect to our credit ratings or ratings outlook, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

Material Debt Credit Rating, Financial and Cross-Default Covenants — Each of the Credit Facilities and the Term Loan Agreement contains terms pursuant to which the interest rates and commitment fees charged, respectively, under the applicable credit agreement may be adjusted depending on our credit ratings. A decline in our credit ratings would increase the cost of borrowings and the commitment fees on undrawn amounts under the Credit Facilities and the Term Loan Agreement and likely increase the cost of our CP Program and any future debt issuances and additional credit facilities. The CP Program requires prompt notice to the dealers of any notice of intended or potential downgrade of our credit ratings. See Note 4 to Interim Financial Statements for additional information regarding each of the Credit Facilities and the CP Program.

The Credit Facilities, the Term Loan Agreement, AR Facility, and note purchase agreements each contain a financial covenant that requires maintenance of a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00. For purposes of this ratio, senior debt is calculated as indebtedness defined in the applicable agreement (principally, the sum of long-term debt, any capital leases (referred to as finance leases under current accounting literature), short-term debt and debt due currently in accordance with GAAP). Capitalization under the Credit Facilities, the Term Loan Agreement, the AR Facility, each of the note purchase agreements dated March 29, 2023, March 27, 2024, and January 30, 2025 is calculated as membership interests determined in accordance with GAAP plus debt described above. Capitalization under our note purchase agreement dated May 6, 2019 (May 2019 NPA) is calculated as membership interests plus liabilities for indebtedness maturing more than 12 months from the date of determination, with capitalization determined in accordance with GAAP and practices applicable to our type of business. The ratio under the May 2019 NPA is calculated as total debt (all debt of Oncor and its subsidiaries on a consolidated basis) divided by the sum of total debt plus capitalization. At September 30, 2025, we were in compliance with this covenant and all other covenants under the Credit Facilities, the AR Facility, and the note purchase agreements.

Certain of our financing arrangements contain provisions that may result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that could result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

Under the $500M Credit Facility and the May 2019 NPA, a default by us or any subsidiary in respect of indebtedness in a principal amount in excess of $100 million or any judgments for the payment of money in excess of $100 million that are not discharged or stayed within 60 days may cause the maturity of outstanding balances under the $500M Credit Facility to be accelerated or the notes under the May 2019 NPA to be declared due and payable.

Under the $1B Credit Facility, the $2B Credit Facility and the AR Facility, a default by us or certain of our subsidiaries that results in acceleration of the maturity of such indebtedness in respect of indebtedness in a principal amount in excess $150 million or any judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days may cause the maturity of outstanding balances under those facilities to be accelerated.

Under the Deed of Trust, an event of default under our indentures or, after all applicable notices have been given and all applicable grace periods have expired, under the note purchase agreements would permit the holders of our secured debt under the indentures or the note purchase agreements to exercise their remedies under the Deed of Trust.

Guarantees

At September 30, 2025 and December 31, 2024, we did not have any material guarantees.

COMMITMENTS AND CONTINGENCIES

See Note 6 to Interim Financial Statements and Note 7 to Annual Financial Statements for a discussion of commitments and contingencies.

CHANGES IN ACCOUNTING STANDARDS

See Note 1 to Interim Financial Statements and Note 1 to Annual Financial Statements for a discussion of changes in accounting standards.

REGULATION AND RATES

Regulatory Matters

2025 Comprehensive Base Rate Review (PUCT Docket No. 58306) — On June 26, 2025, we filed a request for a comprehensive base rate review with the PUCT and the 210 cities in our service territory that have retained original jurisdiction over rates. The base rate review test year is based on calendar year 2024 results with certain adjustments. The base rate review includes a request for an average increase over test year adjusted annualized revenue of approximately 13%, and, if approved as requested, would result in an aggregate annualized revenue increase of approximately $834 million over current adjusted rates. The base rate review also requests a revised regulatory capital structure ratio of 55% debt to 45% equity, an authorized return on equity of 10.55%, and a 4.94% authorized cost of debt. Our current authorized regulatory capital structure ratio is 57.5% debt to 42.5% equity, our current authorized return on equity is 9.7%, and our current authorized cost of debt is 4.39%. On November 13, 2025, Oncor, on behalf of the parties to the comprehensive base rate review, filed a notice of a settlement in principle among the parties and requested an abatement to the procedural schedule. On November 13, 2025, the administrative law judge assigned to the proceeding abated the procedural schedule. On January 5, 2026, Oncor provided a status update noting that the parties continue to finalize settlement documentation. We cannot predict whether or to what extent our requests in the rate review will be approved or the proceeding’s ultimate effect on our results of operations, financial condition, or cash flows.

PUCT rules permit the filing of a request for interim rates while a rate proceeding is pending. On September 9, 2025, the administrative law judge assigned to the proceeding approved a settlement agreement among the parties relating to interim rates. That order provides that if the proceeding is still pending as of January 1, 2026, and not otherwise subject to a PUCT-approved settlement of the proceeding, our existing rates will become interim rates, subject to refund or surcharge back to January 1, 2026 based upon the final rates approved by the PUCT in the proceeding.

UTM — See Note 2 to Interim Financial Statements and “—State Legislation” for more information on the UTM.

SRP (PUCT Docket No. 56545) — See Note 2 to Interim Financial Statements for more information on the SRP.

Appeal of 2023 Comprehensive Base Rate Review Order (PUCT Docket No. 53601) — In April 2023, the PUCT issued a final order in our comprehensive base rate review filed in May 2022 with the PUCT and the cities in our service territory that have retained original jurisdiction over rates. Base rates implementing the final order went into effect in May 2023. In June 2023, the PUCT issued an order on rehearing in response to the motions for rehearing filed by us and certain intervening parties in the proceeding. The order on rehearing affirmed the material provisions of the final order. In September 2023, we filed an appeal in Travis County District Court. The appeal sought judicial review of certain of the order on rehearing’s rate base disallowances (the acquisition premium and its associated amortization costs relating to certain plant facilities acquired by Oncor in 2019 as well as certain of the employee benefit and compensation related costs that we had previously capitalized) and related expense effects of those disallowances. In February 2024, the court dismissed the appeal for lack of jurisdiction. In March 2024, we appealed the court’s dismissal to the Fifteenth Court of Appeals in Texas. On August 14, 2025, the Court issued its opinion in favor of the PUCT, denying our argument on appeal. We have elected not to pursue a further appeal.

State Legislation

The Texas Legislature operates under a biennial system and meets in regular session in every odd-numbered year. The Texas Legislature convened its 89th Legislature regular session in January 2025, which concluded on June 2, 2025. At any time, the Governor of Texas may convene a special session of the Texas Legislature. To date in 2025, two special sessions have been convened, with the second special session concluding on September 4, 2025. During any regular or special session, the Texas Legislature may hold hearings relevant to our business and bills may be introduced that, if adopted, could materially and adversely affect our business and our business prospects.

In 2025, the Texas Legislature passed HB 5247, which was signed by the Governor and took effect on June 20, 2025. The bill establishes the UTM, which allows qualifying electric utilities to (i) apply for interim rate adjustments once annually through 2035 for cost recovery of certain transmission and distribution capital expenditures, as an alternative to semi-annual (or less frequent) DCRF and TCOS capital tracker filings, and (ii) defer to a regulatory asset costs associated with UTM eligible capital investments as they are placed into service.

Qualifying electric utilities consist of utilities that (i) operate solely inside the ERCOT market, (ii) have been identified by the PUCT as having responsibility for constructing transmission infrastructure as part of ERCOT’s Permian Basin Reliability Plan, and (iii) make annual capital expenditures in transmission and distribution that exceed 300% of annual depreciation. As an entity that operates solely within the ERCOT market, has been identified as having responsibility for constructing portions of the Permian Basin Reliability Plan, and anticipates making annual transmission and distribution capital expenditures that exceed 300% of annual depreciation, we expect to utilize the UTM instead of DCRF and TCOS capital tracker filings. We currently plan to make our first UTM filing in the first half of 2026 for recovery of costs associated with eligible investments placed into service after December 31, 2024. In the meantime, we have begun, and expect to continue, recording regulatory assets for costs associated with those capital investments as they are placed into service and recognizing corresponding revenues. See Notes 2 and 3 to Interim Financial Statements for more information on the regulatory assets and recognition of revenues.

HB 5247 provides that the PUCT must review a UTM filing within 120 days, and if a final order is not issued by the PUCT within 165 days after the UTM is filed, we can place the requested rates into effect on a temporary basis and refund or credit against future customer bills any difference between such temporary rates and the final approved rates. UTM applications will be subject to a regulatory proceeding and PUCT approval, and we can make no assurance that they will result in full cost recovery or be timely approved. Investments included in the UTM are also subject to prudence review by the PUCT, with a potential for the PUCT to also order refunds of previously collected amounts if a particular investment is found to be imprudent or inappropriately included.

In addition, the Texas Legislature also passed legislation addressing wildfire risk mitigation, distribution pole inspection standards, and infrastructure planning related to large load interconnections to the electric grid.

Federal Legislation

On July 4, 2025, the U.S. enacted the One Big Beautiful Bill Act of 2025 which includes, among other provisions, changes to the federal income tax system, including the allowance of immediate expensing of qualifying research and development expenses. We are evaluating the future impact of the One Big Beautiful Bill Act on our financial statements.

Summary

We cannot predict future regulatory or legislative actions or any changes in economic and financial market conditions. Such actions or changes could significantly alter our financial position, results of operations, or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk that we may experience a loss in value as a result of changes in market conditions such as interest rates and foreign currency exchange rates that occur in the ordinary course of business.

Interest Rate Risk

We use interest rate swaps, designated as cash flow hedges, in part, to hedge our interest payments related to our expected future debt financings. The future fixed rate debt issuances underlying these cash flow hedge relationships are largely dependent on market demand and liquidity in the debt market. At September 30, 2025, we believe our forecasted issuances of fixed rate debt in the related cash flow hedge relationships are probable. However, unexpected changes in market conditions in future periods could impact our ability to issue such fixed rate debt, or the timing of any such issuance. If our assumptions regarding the nature and timing of forecasted fixed rate debt issuances were to be inaccurate, we could be required to cease the application of hedge accounting to the related interest rate swaps, which could materially impact our results of operations. See Note 10 to Interim Financial Statements and Note 11 to Annual Financial Statements for more information on our interest rate risk hedging activities.

At September 30, 2025, all of our senior secured notes carried fixed interest rates. Borrowings under the AR Facility would bear interest at the daily cost of asset-backed commercial paper issued by the conduit lenders to fund the loans, plus related dealer commissions and note issuance costs. Additional borrowings under the AR Facility could bear interest, if funded by the committed lenders, at a rate per annum equal to SOFR calculated based on term SOFR for a one-month interest period, plus an adjustment of 0.10% (the SOFR Adjustment). Receivables LLC also pays a used and unused fee in connection with the AR Facility. At September 30, 2025, the borrowing base for the AR Facility was $500 million, and there were no borrowings outstanding under the AR Facility. On November 25, 2025, we borrowed $325 million aggregate principal amount under the AR Facility.

In addition, borrowings of long-term debt under the $1B Credit Facility would bear interest on a floating rate basis. At September 30, 2025, there were no borrowings outstanding under the $1B Credit Facility.

Borrowings of long-term debt under the $500M Credit Facility at September 30, 2025 bore interest at a per annum rate equal to SOFR for the interest period relevant to such borrowings, plus the SOFR Adjustment, plus an applicable margin of between 0.875% and 1.50%, depending on certain credit ratings assigned to our debt. Additional borrowings under the $500M Credit Facility could bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.875% and 1.50%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate publicly announced from time to time by the administrative agent as its prime rate, (2) the federal funds effective rate, plus 0.50%, and (3) term SOFR for a one-month interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.50%, depending on certain credit ratings assigned to our debt. At September 30, 2025, $480 million in aggregate borrowings were outstanding under the $500M Credit Facility.

At September 30, 2025, except for the $500M Credit Facility, all of our long-term debt carried fixed interest rates. Based on the amount of floating rate debt outstanding under the $500M Credit Facility as of September 30, 2025, a hypothetical 100 basis point change (up or down) in the weighted average interest rates would not have a material impact on our results of operations or financial condition. For more information on our borrowings and interest rates charged, see Notes 4 and 5 to Interim Financial Statements.

In addition, borrowings of short-term debt under the $2B Credit Facility bear interest on a floating rate basis. At September 30, 2025, we had no floating rate debt outstanding under the $2B Credit Facility.

At December 31, 2024, except for the $500M Credit Facility, all of our long-term debt carried fixed interest rates. The following table presents our long-term debt maturities as of December 31, 2024 and related information:

	Expected Maturity Date
	2025	2026	2027	2028	2029	There- after	2024 Total Carrying Amount	2024 Total Fair Value (a)	2023 Total Carrying Amount	2023 Total Fair Value (a)
	(U.S. dollars in millions and percent)
Long-term debt (including current maturities):
Fixed rate debt amount (b)	$974	$238	$—	$1,250	$968	$11,483	$14,913	$12,966	$13,445	$12,798
Weighted average interest rate (c)	1.09%	5.24%	—	3.99%	5.05%	4.68%	4.45%	—	4.25%	—
Variable rate debt amount (b)	$—	$—	$480	$—	$—	$—	$480	$480	$—	$—
Weighted average interest rate	—	—	5.44%	—	—	—	5.44%	—	—	—

Total Long-Term Debt (d)	$974	$238	$480	$1,250	$968	$11,483	$15,393	$13,446	$13,445	$12,798

(a)	The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.
(b)	Excludes unamortized premiums, discounts and debt issuance costs, but includes the remeasurement adjustment related to the 2031 Euro Notes.
(c)	Based on annualized interest rates for each outstanding series of fixed rate notes.
(d)	For more information regarding our long-term debt activity subsequent to December 31, 2024, see “Summary—Recent Developments” and Note 5 to Interim Financial Statements in this prospectus.

Foreign Currency Exchange Rate Risk

In May 2024 and June 2025, we issued the 2031 Euro Notes and the 2034 Euro Notes, respectively. In September 2025, we issued the CAD Notes. The interest and principal payments on the Euro Notes and CAD Notes are due in euros and Canadian dollars, respectively, and as a result expose us to foreign currency exchange rate risk. Volatile market conditions arising from certain macroeconomic factors may result in significant fluctuations in foreign currency exchange rates. We have attempted to mitigate that risk exposure by entering into cross-currency swaps, a type of financial derivative instrument, which intends to mitigate foreign currency exchange rate exposure. A hypothetical 100 basis point change (up or down) in currency exchange rates would not have a material impact on our results of operations or financial condition. See Note 10 to Interim Financial Statements and Note 11 to Annual Financial Statements for more information regarding foreign currency exchange rate hedging activities.

Credit Risk

Credit risk relates to the risk of loss associated with nonperformance by counterparties, including any counterparties to a swap or other derivative instrument. The fair value of derivative instruments in our derivative portfolio assets reflects credit valuation adjustments for our perceived credit risk exposure to the counterparties to such derivative instruments. See Note 11 to Annual Financial Statements and Note 10 to Interim Financial Statements for more information.

Our distribution customers consist primarily of REPs. As a prerequisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. Meeting these standards does not guarantee that a REP will be able to perform its obligations. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of PURA and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs approved by the PUCT. We believe PUCT rules that allow for the recovery of uncollectible amounts due from REPs through rates significantly reduce our credit risk.

Our exposure to credit risk associated with accounts receivable totaled $1.186 billion, $987 million, and $958 million at September 30, 2025, December 31, 2024, and December 31, 2023, respectively. The accounts receivable balance is before the allowance for uncollectible accounts, which totaled $20 million, $17 million, and $14 million at September 30, 2025, December 31, 2024, and December 31, 2023, respectively. The exposure at September 30, 2025, December 31, 2024, and December 31, 2023 includes accounts receivable of $836 million, $628 million and $640 million, respectively, in the aggregate from REPs, which are generally noninvestment grade and $181 million, $171 million, and $157 million, respectively, in the aggregate from transmission customers, which are generally considered low credit risk and primarily include investment grade distribution companies as well as cooperatives and municipally-owned utilities. At September 30, 2025, the accounts receivable balance from REP subsidiaries of Vistra and NRG Energy, Inc., our two largest customers, collectively represented 28% and 23%, respectively, of our accounts receivable balance. The accounts receivable balance from REP subsidiaries of Vistra and NRG Energy, Inc., collectively represented 22% and 19%, respectively, of our accounts receivable balance at December 31, 2024 and 22% and 20%, respectively, of the accounts receivable balance at December 31, 2023. No other customers represented 10% or more of the total accounts receivable balance at such date. We view our exposure to these customers to be within an acceptable level of risk tolerance considering PUCT rules and regulations; however, this concentration increases the risk that a default could have a material effect on cash flows, liquidity, financial position and/or results of operation.

Our net exposure to credit risk associated with accounts and other receivables from affiliates was zero at September 30, 2025, December 31, 2024, and December 31, 2023.

In the ordinary course of our business, we may also mitigate risk by requiring counterparties to provide us with security. For instance, we require customers who do not meet certain credit quality thresholds to provide security before we commence construction on certain customer-requested construction projects for generation interconnection or new/expanded electricity delivery system facilities. See “Risk Factors—Risks Related to Our Business and Operations—While we require security prior to beginning construction on certain customer-requested projects, there can be no assurance that if any such projects are cancelled, we will be able to recover all of the costs expended by us on those projects through such security or otherwise” for more information on these customer collateral arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The names, ages, and information about our directors (as of December 31, 2025), as furnished by the directors themselves, are set forth below:

Name	Age	Business Experience and Qualifications
Mark S. Berg (1)	67

Mark S. Berg is a senior energy industry executive with extensive commercial and operational experience. During his 20-year career with Pioneer Natural Resources (Pioneer), an NYSE-listed independent oil and gas exploration and production company, first as Executive Vice President & General Counsel from 2005 to 2014 and then as Executive Vice President, Corporate Operations from 2014 until its merger with ExxonMobil in 2024, he played a key role in transforming the company into a major U.S. shale resource developer. He led the negotiating team for the $65 billion merger with ExxonMobil as well as multiple multibillion-dollar mergers, global divestitures, and cross-border joint ventures. Prior to joining Pioneer, Mr. Berg served from 2002 to 2004 as Senior Vice President, General Counsel & Secretary of Hanover Compressor Company, an NYSE-listed company specializing in natural gas compression and processing, where he instituted disciplined internal controls, resolved an SEC investigation, and settled securities class action litigation. From 1997 to 2002 he served as Executive Vice President & General Counsel of American General Corporation, a Fortune 200 diversified financial services company, and oversaw its $27 billion merger with AIG. From 1990 through 1997 he served as a partner at the law firm Vinson & Elkins LLP, where he focused on M&A and international project development. Mr. Berg currently serves on the board of directors of ProPetro Holding Corp. (NYSE: PUMP), a Permian-based oilfield services company, and is chairman of the board of directors of Crystal Clearwater Resources, a wastewater solutions technology company. From 2018 to 2020, he served on the board of directors of HighPoint Resources, an exploration and production company then listed on the NYSE. Mr. Berg also serves as the founding Vice Chairman of the Permian Strategic Partnership, a coalition of Permian Basin energy companies and higher education institutions focused on supporting public education, healthcare, road safety and workforce development in the Permian Basin region.

We believe Mr. Berg’s extensive leadership and negotiation experience are important to Oncor in his role as a member of our board of directors. In addition, Mr. Berg brings a wealth of knowledge from the energy sector and valuable insight into the growth in Texas, including in the Permian Basin.

Justin C. Bird (1)(2)(4)	54

Justin C. Bird has served as a member of our board of directors since January 2024. Mr. Bird has served as executive vice president of Sempra since January 1, 2024 and as chief executive officer of Sempra Infrastructure since November 2021. Mr. Bird served as chief executive officer of Sempra LNG from April 2020 to November 2021 and as president of Sempra LNG from March 2019 to April 2020. Since joining Sempra in 2004 he has held a variety of senior leadership positions at Sempra and/or its affiliates, including as chief development officer of Sempra North American Infrastructure from August 2018 to March 2019, and also as vice president and special counsel and vice president of compliance and governance and corporate secretary of Sempra earlier in his career. Prior to joining Sempra, Mr. Bird was an attorney at Latham & Watkins LLP. Mr. Bird serves on the board of directors of Oncor Holdings and certain Sempra subsidiaries.

Mr. Bird was appointed by Sempra (through Oncor Holdings) as a member of our board of directors pursuant to Sempra’s indirect right under the LLC Agreement to designate two directors. We believe Mr. Bird’s extensive financial and management experience qualifies him to serve on our board of directors. In addition, his extensive knowledge and experience in utility and energy matters brings great value to our board of directors and our company.

Name	Age	Business Experience and Qualifications
Debra Hunter Johnson (2)	65

Debra Hunter Johnson is the founder, and, since its founding in 2007, has served as the chief executive officer and principal consultant of Reciprocity Consulting Group, a consulting company that provides data-driven strategies to enhance leadership, productivity and teamwork. From 1990 to 2007, Ms. Johnson served in various roles at American Airlines, including vice president of global human resources, associate general counsel, and senior attorney. Prior to working at American Airlines, Ms. Johnson was a staff attorney at Chrysler Motors Corporation from 1988 to 1990 and associate attorney from 1985 to 1987 at the law firm of Patterson, Phifer & Phillips, P.C. Additionally, Ms. Johnson has been a member of UT Southwestern Medical Center’s President’s Advisory Board since 2018, and currently serves as chair. Ms. Johnson also currently serves on the board of directors of various non-profit organizations, including Texas Women’s Foundation and the Dallas Economic Development Corporation.

We believe Ms. Johnson’s extensive skills and experience in the business and consulting sectors are important to Oncor in her role as a member of our board of directors. In addition, Ms. Johnson brings a strong data-driven background and valuable insights in the economic development across Oncor’s North Texas service territory to our board of directors.

Margaret S. C. Keliher (1)	71

Margaret S. C. Keliher has served as a member of our board of directors since March 2023. Ms. Keliher has practiced law with a primary focus on litigation through a sole proprietorship since 2008. From January 1, 2018 until March 1, 2023, Ms. Keliher also served as the executive director of the Dallas Breakfast Group, a non-profit organization whose mission is to increase participation by Dallas-area business executives and civic leaders in local elections and local affairs. Prior to that role, Ms. Keliher served as executive director of the non-profit Texas Business for Clean Air Foundation from 2007 to 2012 and as a lobbyist at the law firm of Locke Lord from 2007 until 2008. From 2002 to 2006, she served as Dallas County Judge, the first female elected to that office, and in that role served as the presiding officer of the Dallas County Commissioners Court and head of emergency management for the county. From 1999 to 2002, she served as Judge of the 44th Civil District Court of Texas. From 1992 to 1998, Ms. Keliher was an associate at the law firm of Jones Day. Ms. Keliher has also worked as a Dallas County District Attorney from 1990 to 1992, as the chief financial officer of Vanro Properties Corp., a real estate development company based in North Texas, from 1985 to 1987, and as a manager at Deloitte & Touche from 1977 to 1985. Ms. Keliher currently serves on the boards of directors of Oncor Holdings and various non-profit and civic organizations, including as a member of the board of directors of the Trinity River Authority of Texas, which she was appointed to serve on in 2022 by the Governor of Texas.

We believe Ms. Keliher’s extensive business and civic experience is important to Oncor in her role as a member of our board of directors. In addition, her appointments as Judge and a member of the Trinity River Authority of Texas add to her extensive experience and leadership skills she provides to our board. Ms. Keliher has also served on the boards of several non-profit and civic organizations, which has given her strong experience in corporate governance matters.

Name	Age	Business Experience and Qualifications
Timothy A. Mack (1)(3)(4)	73

Timothy A. Mack has served as a member of our board of directors since February 2014. Mr. Mack is of counsel to the Dallas, Texas law firm, Matheson & Marchesoni PLLC and has served in such role since September 2017. Mr. Mack was a member of the Dallas, Texas law firm, Mack Matheson & Marchesoni PLLC, from March 2009 until his retirement from such position in August 2017. Prior thereto, Mr. Mack was a partner at an international law firm, Hunton & Williams LLP (now known as Hunton Andrews Kurth LLP), and its predecessor firm in Dallas, Texas, where he had practiced law since 1980. Mr. Mack currently serves on the boards of directors of Oncor Holdings and various local non-profit organizations.

We believe Mr. Mack’s experience of over 40 years in advising energy companies in finance, securities, corporate governance and merger and acquisition matters, is important to Oncor in his role as a member of our board of directors. In addition, Mr. Mack participating in the management of a large international law firm, as well as additional knowledge and valuable first-hand experience with the duties of directors, adds to the extensive experience and leadership skills he provides to our board of directors.

Jeffrey W. Martin (3)	63

Jeffrey W. Martin has served as a member of our board of directors since March 2018. Mr. Martin has served as chief executive officer and a member of the board of directors of Sempra (NYSE: SRE) since May 2018, has served as chairman of Sempra since December 2018, and also has served as president of Sempra since March 2020. Mr. Martin served as executive vice president and chief financial officer of Sempra from January 2017 to April 2018. Mr. Martin served at San Diego Gas & Electric Company (SDGE), an indirect subsidiary of Sempra, as chief executive officer and as a director beginning in January 2014. In addition to those roles at SDGE, Mr. Martin was appointed as SDGE’s president in October 2015 and as its chairman in November 2015, serving in each of these offices through December 2016. From 2010 to 2013, Mr. Martin served as chief executive officer and president of Sempra U.S. Gas & Power (USGP), a previous business unit of Sempra, and USGP’s predecessor organization, Sempra Generation. Earlier he served as the vice president of investor relations for Sempra. Prior to joining Sempra in December 2004, Mr. Martin was chief financial officer of NewEnergy, Inc. He also formerly served as corporate counsel at UniSource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP. Mr. Martin currently serves on the board of directors of Oncor Holdings and the American Petroleum Institute. He previously served on the boards of directors of Southern California Gas Company, an indirect subsidiary of Sempra, the Edison Electric Institute, Business Roundtable, California Chamber of Commerce, San Diego Regional Chamber of Commerce, and National Association of Manufacturers and the board of trustees of the University of San Diego.

Mr. Martin was appointed by Sempra (through Oncor Holdings) as a member of our board of directors pursuant to Sempra’s indirect right under the LLC Agreement to designate two directors. We believe Mr. Martin’s extensive financial, management, and operations experience is important to Oncor in his role as a member of our board of directors. In addition, his extensive knowledge and experience in utility and energy infrastructure matters brings great value to our board of directors and our company.

Name	Age	Business Experience and Qualifications
Helen M. Newell (1)(4)	57

Helen M. Newell has served as a member of our board of directors since July 2019. Ms. Newell has served as managing director – infrastructure for GIC Special Investments Pte Ltd (GICSI) focused on asset management in the Americas since June 2022. Prior to serving in this role, Ms. Newell served as a senior vice president – infrastructure for GICSI from October 2018 until June 2022. Before joining GICSI, Ms. Newell held various roles at Rio Tinto PLC and Rio Tinto Limited, a global diversified mining company listed on the London Stock Exchange and Australian Securities Exchange, serving as global head of risk from 2014 until 2018 and vice president – infrastructure from 2011 until 2014. Prior to joining Rio Tinto, Ms. Newell worked for several Australian listed transportation and infrastructure companies. Ms. Newell began her career in management consulting, working on various transportation and telecommunications projects in Australia, Asia and North America. In her role with GICSI, Ms. Newell has also been appointed to the board of directors of various companies in which GICSI invests, including Direct ChassisLink, Inc., Duquesne Light Company, and Genesee & Wyoming Inc. and related holdings companies.

Ms. Newell was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under our LLC Agreement to designate two directors. We believe Ms. Newell’s experience of over 20 years in the infrastructure, transportation and mining sectors, is important to Oncor in her role as a member of our board of directors. In addition, Ms. Newell’s extensive business, operations and management experience brings great value to our board of directors and our company.

E. Allen Nye, Jr.	58

E. Allen Nye, Jr. has served as a member of our board of directors and our Chief Executive since March 2018. From January 2011 until March 2018, Mr. Nye served as our Senior Vice President, General Counsel and Secretary, and in such role was responsible for overseeing all of Oncor’s legal and compliance matters. In January 2013, his responsibilities were expanded to include oversight of all regulatory and governmental affairs activity of Oncor. From June 2008 until joining Oncor, Mr. Nye practiced law as a partner in the Dallas office of Vinson & Elkins LLP, where he focused on representation of regulated energy companies before state and federal government agencies, including the PUCT, the State Office of Administrative Hearings and the FERC. Prior to Vinson & Elkins, Mr. Nye was a partner in the law firm of Hunton & Williams LLP (now known as Hunton Andrews Kurth LLP) from January 2002 until May 2008. Mr. Nye currently serves on the board of directors of Oncor Holdings.

Mr. Nye is an Oncor Officer Director. As our Chief Executive, we believe Mr. Nye’s unique knowledge of our company and our industry is important to Oncor in his role as a member of our board of directors. In addition, Mr. Nye’s prior experience as Senior Vice President, General Counsel and Secretary of Oncor and first-hand knowledge of and experience with state and federal government and regulatory agencies, the duties of directors, and governance matters, brings great value and benefit to our board of directors and company.

Name	Age	Business Experience and Qualifications
Alice L. Rodriguez (2)(4)	61

Alice L. Rodriguez has served as a member of our board of directors since March 2021. Ms. Rodriguez is co-owner of Kendall Milagro Inc., a home building and real estate investment business. Ms. Rodriguez retired from JPMorgan Chase & Co. (JPMorgan) effective September 2022 after 35 years with JPMorgan and its predecessors. From April 2022 until September 2022, Ms. Rodriguez served in a senior advisor role with JPMorgan after previously serving as head of the community impact organization and managing director of JPMorgan from August 2020 until April 2022, where she focused on JPMorgan’s community engagement initiatives and localization strategy. From July 2017 to August 2020, she served as managing director and head of JPMorgan’s community and business development organization. From 2015 to July 2017, she served as managing director and as a consumer banking and wealth management executive, responsible for consumer and wealth business in the greater Texas metro markets. From 2012 to 2015, she served as executive vice president and business banking executive for the California region. Ms. Rodriguez currently serves on the board of directors of Oncor Holdings and Cadence Bank (NYSE: CADE), a regional banking franchise. Ms. Rodriguez is also the past chair of the United States Hispanic Chamber of Commerce, the chair of DreamSpring, and serves on the boards of various non-profit organizations.

We believe Ms. Rodriguez’s extensive leadership, financial, and business experience is important to Oncor in her role as a member of our board of directors. In addition, Ms. Rodriguez’s significant management experience, long tenure, and a variety of roles at JPMorgan, brings a unique perspective to our board of directors. Her professional experiences in Texas as well as her community involvement at both the state and national level bring a great understanding of the communities we serve.

Luis J. Saenz (2)(3)	58

Luis J. Saenz has served as a member of our board of directors since March 2023. Mr. Saenz is the president of T X Public Affairs LLC, a government relations and public relations company he co-founded in 2024, and has served since 2023 as principal for Saenz Public Affairs, a government and public relations consulting sole proprietorship he founded. Prior to that role, Mr. Saenz served as chief of staff to Texas Governor Greg Abbott from September 2017 to November 2022, the first Hispanic chief of staff to a Texas Governor and the longest-serving chief of staff to a Governor in Texas history. He also served as appointments director for Governor Abbott in 2015. From 2012 to 2015 and 2016 to 2017, Mr. Saenz worked as a lobbyist for McGuire Woods Consulting LLC, a full-service public affairs firm. Prior to that, from 2007 until 2012, Mr. Saenz provided governmental and public relations consulting services through Saenz Public Affairs. Mr. Saenz also previously served as an advisor to Texas Governor Rick Perry and his gubernatorial campaigns from 2000-2006, including managing the Governor’s 2006 re-election campaign and serving in various roles in his administration. Prior to that he served as chief of staff to Texas Comptroller Carole Keeton Rylander from 1999 to 2000. He also previously served on the staffs of United States Senator Kay Bailey Hutchinson, United States Senator Phil Gramm, and United States Representative Henry Bonilla and as an appointee in the U.S. Department of State during President George H.W. Bush’s administration. Mr. Saenz currently serves on the board of directors of Oncor Holdings.

We believe Mr. Saenz’s extensive governmental and public relations experience, as well as his first-hand experience working with current and past Governors of Texas bring great value to our regulated and Texas-based business.

Name	Age	Business Experience and Qualifications
Robert S. Shapard (4)	70

Robert S. Shapard has served as a member of our board of directors since April 2007. He has served as non-executive Chairman of our board of directors since March 2018 and before that, served as Chairman from April 2007 until July 2015. From April 2007 until March 2018, he also served as Chief Executive of Oncor. Mr. Shapard joined TXU Corp. in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor, then a TXU Corp. subsidiary. Between March and October 2005, he served as chief financial officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was executive vice president and chief financial officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, from 2000 to 2002. Previously, from 1998 to 2000, Mr. Shapard was chief executive officer and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard currently serves on the boards of directors of Oncor Holdings, Leidos Holdings, Inc. (formerly SAIC, Inc.) (NYSE: LDOS), a provider of scientific, engineering and systems integration service, and NACCO Industries, Inc. (NYSE: NC), a holding company for The North American Coal Corporation, which, with its affiliates, operates in the mining and natural resources industries.

Mr. Shapard is an Oncor Officer Director. As our former Chief Executive, we believe Mr. Shapard’s unique knowledge of our company and our industry is important to Oncor in his role as a member of our board of directors. In addition, Mr. Shapard’s prior experience with TXU Corp., Exelon and as chief executive officer of TXU Australia Pty. Ltd. gives him extensive leadership experience in the electric industry in both regulated and unregulated markets. His previous experience as chief financial officer of Tenet Healthcare Corporation and Ultramar Diamond Shamrock provided him with substantial experience in other complex financial and business environments.

W. Kelvin Walker (3)	63

W. Kelvin Walker has served as a member of our board of directors since March 2021. Mr. Walker has served since March 2019 as chief executive officer of the Dallas Citizens Council, a non-profit organization made up of over 150 chief executive officers and other top business leaders in North Texas that focuses on advancing public policy issues impacting the Dallas area. Prior to joining the Dallas Citizens Council, Mr. Walker served as a managing director of RLJ Equity Partners LLC, a private equity fund, from July 2015 to March 2019. Prior to that, he was a managing partner of 21st Century Group, LLC, a private equity firm, from January 1999 to June 2015. From August 2022 to July 2024, Mr. Walker served on the board of directors of Encore Wire Corporation (NASDAQ: WIRE), a manufacturer of a broad range of copper and aluminum electrical wire and cables. Mr. Walker currently serves on the boards of directors of Oncor Holdings and Reflekt Me, an online retail personalization and engagement technology company, as well as various non-profit organizations.

We believe Mr. Walker’s extensive business, civic, and management experience is important to Oncor in his role as a member of our board of directors. In addition, Mr. Walker’s service at the Dallas Citizens Council and his past leadership experience in private equity bring a significant and valuable understanding of business, financial, and public policy matters to our company and board of directors.

Name	Age	Business Experience and Qualifications
Steven J. Zucchet (2)(3)(4)	60

Steven J. Zucchet has served as a member of our board of directors since November 2008. Mr. Zucchet is a managing director of OMERS Infrastructure Management Inc. (OMERS Infrastructure) (formerly Borealis Infrastructure Management, Inc.), an investment arm of Canada’s OMERS pension plan, a position he has held since September 2014, having previously served as a senior vice president of OMERS Infrastructure from November 2003 until September 2014. From 1996 until joining OMERS Infrastructure, Mr. Zucchet served as chief operating officer of Enwave Energy Ltd., where he was responsible for operations and major infrastructure projects. In his role as an officer of OMERS Infrastructure, Mr. Zucchet has also been appointed as an officer and director of several OMERS Infrastructure affiliates and companies in which OMERS Infrastructure invests. Through OMERS Infrastructure, Mr. Zucchet has served since April 2019 on the board of directors of Puget Energy, Inc. and Puget Sound Energy, Inc., a regulated gas and electric utility in the State of Washington, and also currently serves on the board of directors of Bruce Power, an eight reactor nuclear site located in Ontario, Canada, and Upper Canada Transmission Company, a company responsible for an Ontario based independent transmission line. His focus at OMERS Infrastructure is in the energy sector, where he has led the pursuit of investment opportunities in the energy sector and is currently responsible for leading the asset management of several of its portfolio investments.

Mr. Zucchet was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under the LLC Agreement to designate two directors. We believe Mr. Zucchet’s extensive experience in the energy industry is important to Oncor in his role as a member of our board of directors. In addition, Mr. Zucchet’s business, management and operations experience, assist him in evaluating and making decisions on issues that face our board of directors.

(1)	Member of Audit Committee.
(2)	Member of Governance and Sustainability Committee.
(3)	Member of Organization and Compensation Committee (O&C Committee).
(4)	Member of Finance Committee

Director Appointments

Pursuant to our LLC Agreement and the Sempra Order, the board of directors of Oncor is required to consist of 13 members, constituted as follows:

•

seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years;

•	two members designated by Sempra (through Oncor Holdings);

•	two members designated by Texas Transmission; and

•	two current and/or former officers of Oncor (each, an Oncor Officer Director).

Mr. Martin and Mr. Bird were each designated to serve on our board of directors by Sempra (through Oncor Holdings) and Ms. Newell and Mr. Zucchet were each designated to serve on our board of directors by Texas Transmission. Directors designated by Sempra and Texas Transmission are referred to as member directors. Oncor Holdings, at the direction of STIH, has the right, pursuant to the terms of our LLC Agreement, to nominate each Oncor Officer Director, subject to approval of any such nomination by a majority of the Oncor board of directors. Mr. Shapard and Mr. Nye each serve as an Oncor Officer Director.

Our LLC Agreement provides that seven of our directors will be Disinterested Directors under the standards set forth in our LLC Agreement. See “Certain Relationships and Related Transactions, and Director Independence—Director Independence” for a discussion of the director qualifications. We have determined that Messrs. Berg, Mack, Saenz and Walker and Mses. Johnson, Keliher and Rodriguez are Disinterested Directors. Disinterested Directors are designated at the direction of the nominating committee of Oncor Holdings’ board of directors subject to the approval by a majority of the Disinterested Directors of Oncor Holdings’ board of directors. The nominating committee of Oncor Holdings is required to consist solely of Disinterested Directors. The Sempra Order and our LLC Agreement provide that the Disinterested Directors of Oncor at the time of Sempra’s indirect acquisition of Oncor Holdings, who are referred to as initial Disinterested Directors, would serve, if willing and able, for a term of three years (subject to continuing to meet the Disinterested Director requirements). Thereafter, two of these initial Disinterested Directors are required to roll off our board of directors beginning March 2021 and continuing every two years until no initial Disinterested Director remains on our board of directors, with the nominating committee of Oncor Holdings (subject to approval by a majority of the Disinterested Directors of the Oncor Holdings board of directors) determining the order of departure of these directors. In connection with these requirements under the LLC Agreement, on February 13, 2025, Robert A. Estrada and Printice L. Gary submitted letters of resignation, each resigning from our board of directors effective as of March 8, 2025.

On February 13, 2025, Oncor Holdings designated each of Mark S. Berg and Debra Hunter Johnson to serve on our board of directors, effective March 9, 2025, as Disinterested Directors to fill the vacancies created by the resignations of Messrs. Estrada and Gary. The Oncor Holdings designation was made pursuant to the direction of the Oncor Holdings nominating committee with the approval of a majority of the Disinterested Directors of Oncor Holdings. Pursuant to the terms of the LLC Agreement, each of Mr. Berg and Ms. Johnson will serve a four-year term. Each of Mr. Berg and Ms. Johnson was also designated to serve on the board of directors of Oncor Holdings effective March 9, 2025.

As Disinterested Directors, each of Mr. Berg and Ms. Johnson will receive director fees in accordance with Oncor’s standard Disinterested Director fee arrangements. For more information on our Disinterested Director fee arrangements see “Executive Compensation—Director Compensation.”

Our LLC Agreement provides that each Disinterested Director, other than the initial Disinterested Directors, will be appointed for a four-year term, which is able to be renewed for only one additional term of four years, and will be appointed consistent with a mandatory retirement age of 75. In connection with the requirements of our LLC Agreement, the initial four-year term for Ms. Rodriguez and Mr. Walker expired in March 2025. On February 13, 2025, the terms of Ms. Rodriguez and Mr. Walker were extended for an additional four years and will now expire in March 2029. The initial terms of Ms. Keliher and Mr. Saenz expire in March 2027. To the extent any Disinterested Director is removed, retires or is otherwise unable to or unwilling to serve, a replacement new Disinterested Director will be chosen by the nominating committee of Oncor Holdings subject to approval by a majority vote of the Disinterested Directors of Oncor Holdings’ board of directors. Any change to the size, composition, structure or rights of our board of directors must first be approved by the PUCT.

Our LLC Agreement provides that until March 9, 2028, in order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its subsidiaries or affiliated entities (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year period prior to the date on which the officer first became employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate Oncor Officer Directors as well as seek the removal of the Oncor Officer Directors, subject to approval of any such nomination or removal by a majority of the Oncor board of directors.

Audit Committee

The Audit Committee is a separately-designated standing audit committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of Messrs. Berg, Bird, and Mack, and Mses. Keliher and Newell. Our board of directors has determined that Ms. Keliher is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and that Messrs. Berg, and Mack and Ms. Keliher are Disinterested Directors under the standards set forth in our LLC Agreement and independent directors for purposes of NYSE independence standards. Ms. Newell is a member director designated by Texas Transmission. Mr. Bird is a member director designated by Sempra (through Oncor Holdings).

Executive Officers

The names, ages and information about our executive officers (as of December 31, 2025), as furnished by the executive officers themselves, are set forth below:

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
E. Allen Nye, Jr.	58	Chief Executive and Director	See “—Directors—E. Allen Nye, Jr.” for Mr. Nye’s biographical information.

Joel S. Austin	61	Senior Vice President and Chief Digital Officer	Joel S. Austin has served as our Senior Vice President since March 2018 and as our Chief Digital Officer since February 2019. From May 2010 until March 2018, he served as our Vice President and Chief Information Officer. In his role as Senior Vice President and Chief Digital Officer, Mr. Austin oversees

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
			Oncor’s technology function, including cybersecurity, market relations, customer engagement, and measurement and billing. He joined Oncor in 2008 and has held a leadership position in our technology function since that time. Prior to joining Oncor in 2008, Mr. Austin served in a number of positions within Oncor affiliates and predecessors, including roles in information technology, operations, sourcing management and business development with Energy Future Holdings Corp. and TXU Corp. since 1990. Mr. Austin has extensive experience in technology, management consulting, operations, cybersecurity, and global delivery management.

Walter Mark Carpenter	73	Senior Vice President, T&D Operations	Walter Mark Carpenter has served as our Senior Vice President, T&D Operations since October 2011, and in such role is responsible for overseeing transmission grid management operations and Oncor’s interface with ERCOT. Mr. Carpenter also oversees Oncor’s distribution operation centers, as well as Oncor’s distribution management and transmission management systems supporting such operations, and, since March 2018, he has been responsible for Oncor’s environmental and NERC compliance activities. From February 2010 until October 2011, he served as our Vice President and Chief Technology Officer, and from 2008 until February 2010 he served as our Vice President and Chief Information Officer. Mr. Carpenter has served Oncor and its predecessors and affiliates for over 40 years and has held various field management and engineering management positions in transmission and distribution. Mr. Carpenter is a registered Professional Engineer in the State of Texas and is a member of the Texas Society of Professional Engineers.

Don J. Clevenger(a)	55	Senior Vice President and Chief Financial Officer	Don J. Clevenger has served as our Senior Vice President and Chief Financial Officer since March 2018. From January 2013 until March 2018, he served as our Senior Vice President, Strategic Planning. From February 2010 through December 2012, he served as our Senior Vice President, External Affairs and before that, served as our Vice President, External Affairs from June 2008 until February 2010. Mr. Clevenger also served as our Vice President, Legal and Corporate Secretary from December 2007 to June 2008. Between November 2005 and December 2007, Mr. Clevenger held a leadership position in our company with various legal and regulatory responsibilities. Prior to his transfer to Oncor in November 2005, he was Senior Counsel of the Business Services unit of TXU Corp., an Oncor affiliate at that time, since April 2004. Mr. Clevenger was a partner in the law firm of Hunton & Williams LLP (now known as Hunton Andrews Kurth LLP) before he joined TXU Corp.

Deborah L. Dennis	71	Senior Vice President, Chief Customer Officer and Chief HR Officer	Deborah L. Dennis has served as our Senior Vice President since January 2013, as our Chief Customer Officer since March 2018, and as our Chief HR Officer since February 2020. From January 2013 until February 2020, she also held the title of Senior Vice President, Human Resources & Corporate Affairs. In her role, Ms. Dennis oversees activities including customer service, community relations, economic development initiatives, human resources and corporate affairs. Ms. Dennis has been employed with Oncor and its predecessors and

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
			affiliates for over 40 years in a number of corporate and customer service functions, including as Vice President of Corporate Affairs from 2011 to December 2012, and Vice President—Dallas Customer Operations from 2007 to 2011. Ms. Dennis has extensive experience in customer services, human resources, supply chain, outsourcing management and corporate philanthropy.

James A. Greer(b)	65	Executive Vice President and Chief Operating Officer	James A. Greer served as our Executive Vice President since March 2018 and as Chief Operating Officer since October 2011. Mr. Greer previously served as our Senior Vice President and Chief Operating Officer from October 2011 until March 2018. From October 2007 until October 2011, he served as our Senior Vice President, Asset Management and Engineering and in such role was responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From 2004 to 2007, Mr. Greer served a similar role as our Vice President. Since joining Oncor’s predecessor in 1984, Mr. Greer has held a number of leadership positions within Oncor and its predecessors and affiliates in such areas as engineering, operations and governmental relations. Mr. Greer is a registered Professional Engineer in the State of Texas and is a member of the Texas Society of Professional Engineers.

Angela Y. Guillory	54	Senior Vice President, Human Resources & Corporate Affairs	Angela Y. Guillory has served as our Senior Vice President, Human Resources & Corporate Affairs since February 2020. In her role as Senior Vice President, Human Resources & Corporate Affairs, Ms. Guillory is responsible for Oncor’s human resource and corporate affairs functions, a role she performed as Vice President, Human Resources & Corporate Affairs, from March 2018 until February 2020. From November 2013 to March 2018, Ms. Guillory was Vice President, Customer and Market Operations where she led Oncor’s customer and market relations functions. Ms. Guillory has been with Oncor and its former affiliated companies since joining as an intern in 1990, and throughout her career at Oncor has gained experience in several different departments, including engineering, distribution operations, rates and regulatory, customer experience, and customer and market operations.

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
Matthew C. Henry	56	Senior Vice President, General Counsel & Secretary	Matthew C. Henry has served as our Senior Vice President, General Counsel and Secretary since March 2018, and in such role is responsible for overseeing all of Oncor’s legal and compliance matters as well as its regulatory and governmental affairs activity. From June 2008 until joining Oncor in March 2018, Mr. Henry practiced law as a partner in the Dallas office of Vinson & Elkins LLP, where he led the firm’s energy regulatory practice and focused on representation of regulated energy companies before state and federal government agencies, including the PUCT, the State Office of Administrative Hearings and the FERC. Prior to joining Vinson & Elkins, Mr. Henry was a partner in the law firm of Hunton & Williams LLP (now known as Hunton Andrews Kurth LLP) from January 2002 until May 2008.

Malia Hodges	48	Senior Vice President and Chief Information Officer	Malia Hodges has served as our Senior Vice President since February 2020 and as our Chief Information Officer since March 2018, and in such role is responsible for Oncor’s technology function, including cybersecurity. Ms. Hodges previously served a similar role as our Vice President and Chief Information Officer from March 2018 until February 2020. From January 2014 to March 2018, Ms. Hodges served as Director, Technology Program Management Office and in such role was responsible for the strategic execution of Oncor’s technology investment portfolio and organizational change management activities. Prior to joining Oncor in 2014, Ms. Hodges was a management consultant at Sendero Business Services, L.P., where she advised clients, including Oncor, on the implementation of various strategic technology and customer engagement initiatives. Ms. Hodges has experience in technology, management consulting, organizational design and change management, global delivery and operations management, business process design and digital grid operations.

(a)	Our board of directors elected Mr. Clevenger as Oncor’s Executive Vice President and Chief Financial Officer, effective January 1, 2026.
(b)

Mr. Greer retired from Oncor with his last date of employment being December 31, 2025. In connection with his retirement, our board of directors elected Ellen E. Buck as Oncor’s Senior Vice President and Chief Operating Officer, effective January 1, 2026.

There is no family relationship between any of our executive officers, between any of our directors, or between any executive officer and any director.

Code of Conduct

We maintain certain corporate governance documents on our website at www.oncor.com. Our Code of Conduct can be accessed by selecting “Corporate Governance” in the “Investor Relations” section of the website. Our Code of Conduct applies to all of our employees and officers, including our Chief Executive, Chief Financial Officer and Controller, and it also applies to our directors, except for provisions pertinent only to employees. Any amendments to, or waivers from, our Code of Conduct that apply to our officers will be posted under “Corporate Governance” in the “Investor Relations” section of our website promptly. Printed copies of the corporate governance documents that are posted on our website are available to any person without charge upon written request to the Corporate Secretary of Oncor Electric Delivery Company LLC at 1616 Woodall Rodgers Freeway, Suite 7E-002, Dallas, Texas 75202-1234.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis, we describe our executive compensation philosophy and the elements of our executive compensation program. We also discuss how the executive officers named in the Summary Compensation Table (our Named Executive Officers) were compensated in 2024. In 2024, our Named Executive Officers, as well as their titles, were:

Name	Title
E. Allen Nye, Jr.	Chief Executive (CEO)
Don J. Clevenger	Senior Vice President and Chief Financial Officer
Deborah L. Dennis	Senior Vice President, Chief Customer Officer and Chief HR Officer
James A. Greer	Executive Vice President and Chief Operating Officer
Matthew C. Henry	Senior Vice President, General Counsel and Secretary

Role of the Organization and Compensation Committee

Our board of directors has designated the O&C Committee to establish, administer, and assess our executive compensation policies, which include participation in various employee benefit programs. The O&C Committee met five times in 2024.

The responsibilities of the O&C Committee include:

•

Determining, reviewing and overseeing executive compensation programs, including making recommendations to our board of directors, when and if board of director approval is required, with respect to the adoption, amendment or termination of incentive compensation, equity-based compensation and other executive compensation and benefit plans, policies and practices;

•

Establishing, reviewing and approving corporate goals and objectives relevant to executive compensation, evaluating the performance of our CEO and other executive officers in light of those goals and objectives and ultimately approving executive compensation based on those evaluations; and

•	Advising our board of directors with respect to the compensation of our Disinterested Directors and non-executive Chairman of the board of directors.

At least annually, the O&C Committee conducts reviews of the level of individual compensation elements as well as total direct compensation (base salary, annual incentives and long-term incentives) for our executive officers. The O&C Committee conducted such compensation reviews in the fourth quarter of 2024. In determining the total direct compensation of our executive officers, the O&C Committee considers the performance and responsibilities of the executives and the competitive market analysis of executive compensation provided by a compensation consultant engaged by the O&C Committee. The O&C Committee evaluates the CEO’s performance and obtains the input of the CEO on the performance of executive officers other than the CEO. The CEO assesses the performance of each executive in light of the executive’s business unit and function and presents a performance evaluation and total direct compensation recommendation for each of these individuals to the O&C Committee. The CEO also reviews and considers the competitive market analysis in making his recommendations to the O&C Committee. The O&C Committee then determines the total direct compensation, including base salary, annual incentive awards and long-term incentive awards, for each of our executive officers as it deems appropriate.

In the first quarter of each fiscal year, the O&C Committee (1) approves corporate goals and objectives under our annual and long-term incentive programs for our executive officers for awards for the current fiscal year, and (2) certifies the performance results for incentive payments for the periods that ended on December 31 of the previous fiscal year. In connection with the annual determination of the incentive awards to be paid to our CEO, the O&C Committee annually evaluates the CEO’s performance in light of the goals and objectives set by the O&C Committee for the CEO for the previous fiscal year. The CEO also annually conducts a performance review of each executive officer and evaluates each executive’s performance for the recently completed fiscal year relative to the corporate goals and objectives for such fiscal year set by the O&C Committee. The CEO then makes recommendations to the O&C Committee with respect to these individuals regarding whether an individual performance modifier should be applied to such executive officer’s annual incentive compensation. After considering the O&C Committee’s evaluation of the CEO, as well as the CEO’s recommendations with respect to the other executive officers, the O&C Committee determines any individual performance modifiers to be applied to the annual incentive award payout for each executive officer.

Compensation Philosophy

Our compensation philosophy, principles and practices are intended to compensate our executives appropriately for their contribution to the attainment of key strategic objectives and to strongly align the interests of our executives, owners, and customers through both short-term and long-term performance goals. We believe that:

•

Levels of executive compensation should be based upon an evaluation of the performance of our business (particularly through operational metrics, including those related to reliability of service and safety) and the individual executive, as well as a comparison to compensation levels of persons with comparable responsibilities in business enterprises of similar size, scale, complexity, risk, industry and performance to us;

•	Compensation plans should balance both short-term and long-term objectives; and

•	The overall compensation program should emphasize variable compensation elements that have a direct link to company and individual performance.

Objectives of Compensation Philosophy

Our compensation philosophy is designed to meet the following objectives:

•	Attracting and retaining high performers;

•	Rewarding company and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	Aligning performance measures with company goals and allocating a significant portion of compensation to incentive compensation in order to drive the performance of our business;

•

Basing incentive compensation largely on the satisfaction of company operational metrics with the goal of motivating performance towards improving the services and reliability we provide our customers and the safety of our employees and communities; and

•	Creating value for our owners and promoting the long-term performance of the company.

Elements of Compensation

In an effort to achieve our compensation objectives, we have established a compensation program for our executives that principally consists of:

•	Base salary;

•

Short-term incentives through the opportunity to earn an annual performance bonus pursuant to the Oncor Electric Delivery Company LLC Tenth Amended and Restated Executive Annual Incentive Plan (Executive Annual Incentive Plan);

•	Long-term incentives through awards under the Oncor Electric Delivery Company LLC Long-Term Incentive Plan as amended and restated effective January 1, 2024 (Long-Term Incentive Plan);

•

Deferred compensation and retirement plans through (1) the opportunity to participate in a participant-directed defined contribution qualified savings plan (Oncor Thrift Plan) and a salary deferral program (Oncor Salary Deferral Program) and receive certain company matching contributions, (2) a defined benefit retirement plan and a supplemental retirement plan, and (3) an employer-paid subsidy for health care coverage upon the executive’s retirement from Oncor for executives meeting certain age and service requirements prior to January 1, 2002;

•	Perquisites and other benefits;

•	Contingent payments through an executive change of control policy and an executive severance plan; and

•	In certain instances, discretionary bonuses and retention agreements.

For more information about the incentive and other benefit plans available to our executives see “—Compensation Elements” below and the compensation tables and the accompanying narratives immediately following this “Compensation Discussion and Analysis.”

Compensation Consultant

The O&C Committee engaged Meridian Compensation Partners, LLC (Meridian) as its compensation consultant beginning in August 2023 to advise and report on executive compensation and compensation with respect to our Disinterested Directors and non-executive Chairman of the board of directors, including providing an analysis of competitive market survey data and a peer group comparison to the O&C Committee, as discussed in more detail under “—Compensation Benchmarking and Market Data” below. Meridian also provides consulting services to Oncor related to non-executive officer compensation.

Compensation Benchmarking and Market Data

While we try to ensure that the greater part of an executive officer’s compensation is directly linked to the executive’s individual performance and Oncor’s operational performance, we also seek to set our executive compensation program in a manner that is competitive with the competitive market analysis prepared for the O&C Committee by the O&C Committee’s compensation consultant in order to promote retention of key personnel and to attract high-performing executives from outside our company. As a result, the O&C Committee annually conducts a compensation benchmarking review of our executive officers.

October 2023 Competitive Market Analysis

In the fourth quarter of 2023, the O&C Committee assessed total direct compensation of our executives using a competitive market analysis prepared by Meridian. The 2023 competitive market analysis included (i) a review of publicly-available market data from a custom group of peer utilities (2023 peer group comparison), (ii) a review of 2023 survey data from a nationally recognized data provider based on organizations in the energy sector with annual revenues between $3 billion and $6 billion (the 2023 energy survey data), and (iii) a review of 2023 survey data from the same nationally recognized data provider based on organizations from all industries with annual revenues between $3 billion and $6 billion (the 2023 general industry survey data), and, to the extent available for each, a review of each of our executives’ total direct compensation against similarly situated executives within each survey group.

The approach to the peer group selection was based on (i) global industry classification standards, (ii) companies similar to Oncor based on revenues, assets, operating income and number of employees, and (iii) other operational attributes, including regulated entities, number of customers, number of states serviced, capital expenditures, public pay disclosure and organizational structure. Meridian recommended removing two companies (American Electric Power Co., Inc. and Cleco Power LLC) that were included in our 2022 peer group from the 2023 peer group. In addition, Meridian recommended adding four additional companies to the 2023 peer group (Atmos Energy Corporation, Entergy Corporation, PPL Corporation and Puget Sound Energy). The addition of these new peers added additional companies similarly-sized to Oncor that represented Oncor’s competition for executive talent. Oncor’s size, based on 2022 revenues, was in the 47th percentile of this peer group. Meridian provided information on base salary, target annual incentives, target total cash compensation, long-term incentives and target total direct compensation at each of the 2023 peer group companies (to the extent such data was available) with respect to the chief executive officer, chief financial officer, general counsel, and rank matches for the second and fifth highest paid executive officers. Rank matches, reflecting roles at peer group companies similarly situated in terms of being the second highest paid executive, in the case of Mr. Greer, and the fifth highest paid executive, in the case of Ms. Dennis, were used due to the small sample size of reported data for chief operating officer and chief human resources officer roles by our peer group. The peer group consisted of 17 companies for 2023:

Alliant Energy	Consolidated Edison, Inc.	OGE Energy Corp.
Ameren Corp.	Entergy Corporation	Pinnacle West Capital
Atmos Energy Corporation	Evergy Inc.	Portland General Electric
Avangrid Inc.	Eversource Energy	PPL Corporation
CenterPoint Energy, Inc.	IdaCorp Inc.	Puget Sound Energy
CMS Energy Corp.	ITC Holdings Corp.

For purposes of the 2023 competitive market analysis, Meridian adjusted the 2023 energy survey data and 2023 general industry survey data, collectively, the 2023 survey data, upward or downward as they deemed appropriate to reflect the increased or decreased scope of duties of certain Oncor executives as compared to similarly situated executives within the applicable survey group, including upward adjustments to the 2023 survey data applied to Ms. Dennis and Mr. Henry to reflect their additional responsibilities versus comparable positions. The 2023 survey data for all participants was regressed to $5.336 billion in annual revenue and was also aged from the reporting date to January 1, 2024, using an annual rate of 4.0%, which was the projected increase factor for 2024 for officers and executives based on a nationally recognized salary budget survey. The 2023 peer group comparison was unadjusted.

The Meridian 2023 competitive market analysis compared the compensation elements for each of our executives to the 25th, 50th and 75th percentiles of the adjusted 2023 survey data, to the extent available, with respect to base salary, target annual incentives, target total cash compensation (base salary and target annual incentives), long-term incentives and target total direct compensation (base salary, target annual incentives and long-term incentives). The Meridian 2023 competitive market analysis also compared Oncor’s compensation that is considered “at-risk” (annual incentives and long-term incentives) to general market data provided by Meridian.

The O&C Committee reviewed and considered the 2023 competitive market analysis, along with individual performance and responsibilities, when determining total direct compensation, as well as each element of total direct compensation. For each executive, the O&C Committee considered total direct compensation, including target payouts under annual and long- term incentive awards, at the 25th, 50th and 75th percentiles of the 2023 energy survey data and the 2023 peer group comparison, to the extent available, for that executive’s position.

After consideration of the Meridian studies and each executive’s individual performance and responsibilities, in October 2023 the O&C Committee increased the base salaries of all Named Executive Officers effective November 26, 2023. In December 2023, the O&C Committee increased short-term and long-term target incentive percentages of all Named Executive Officers for periods beginning on or after January 1, 2024, reflecting consideration of the Meridian studies and each executive’s individual performance.

October 2024 Competitive Market Analysis

In the fourth quarter of 2024, the O&C Committee assessed total direct compensation of our executives using a competitive market analysis prepared by Meridian. The 2024 competitive market analysis included (i) a review of publicly-available market data from a custom group of peer utilities (2024 peer group comparison), (ii) a review of 2024 survey data from a nationally recognized data provider based on a group of 27 regulated utilities with median revenues of $5.6 billion, (iii) for executives other than Messrs. Nye, Clevenger, Greer, and Henry, a review of 2024 survey data from the same nationally recognized data provider based on organizations from all industries with annual revenues between $3 billion and $10 billion, and (iv) to the extent available for each, a review of each of our executives’ total direct compensation against similarly situated executives within the 2024 peer group comparison and each survey group.

Meridian’s process to identify potential peers for Oncor’s peer group included evaluating companies based on: (i) company type and company structure, (ii) companies similar to Oncor based on revenues, assets, operating income, complexity of operations, and number of employees, (iii) industry type (specifically electric, gas, or multi-utilities), and (iv) other operational considerations, including the mix of regulated versus unregulated operations, number of customers, number of states serviced and capital expenditures. Meridian concluded that the 2023 peer group remained balanced in providing a size-appropriate and regulated utility industry perspective and no changes to the peer group were necessary for 2024. Oncor’s size, based on 2023 revenues, was in the 51st percentile of the 2024 peer group. Meridian provided information on base salary, target annual incentives, target total cash compensation, long-term incentives and target total direct compensation at each of the 2024 peer group companies (to the extent such data was available) with respect to the chief executive officer, chief financial officer, general counsel, and rank matches for the second and fifth highest paid executive officers. Rank matches, reflecting roles at peer group companies similarly situated in terms of being the second highest paid executive (when considering operations roles only), in the case of Mr. Greer, and the fifth highest paid executive, in the case of Ms. Dennis, were used due to the small sample size of reported data for chief operating officer and chief human resources officer roles by our peer group. The peer group remained at 17 companies for 2024:

Alliant Energy	Consolidated Edison, Inc.	OGE Energy Corp.
Ameren Corp.	Entergy Corporation	Pinnacle West Capital
Atmos Energy Corporation	Evergy Inc.	Portland General Electric
Avangrid Inc.	Eversource Energy	PPL Corporation
CenterPoint Energy, Inc.	IdaCorp Inc.	Puget Sound Energy
CMS Energy Corp.	ITC Holdings Corp.

The 2024 survey data for all participants was regressed to $5.901 billion in annual revenue and was also aged from the reporting date to January 1, 2025, using an annual rate of 3.5%, which was the projected increase factor for 2025 for officers and executives based on Meridian’s review of recent economic data and Meridian’s assumption that companies may take a more conservative salary increase approach in 2025.

The Meridian 2024 competitive market analysis compared the compensation elements for each of our executives to the 25th, 50th and 75th percentiles of the 2024 peer group comparison and the 2024 survey data, to the extent available, with respect to base salary, target annual incentives, target total cash compensation (base salary and target annual incentives), long-term incentives and target total direct compensation (base salary, target annual incentives and long-term incentives). The Meridian 2024 competitive market analysis also compared Oncor’s compensation that is considered “at-risk” (annual incentives and long-term incentives) to general market data provided by Meridian.

The O&C Committee reviewed and considered the 2024 competitive market analysis, along with individual performance and responsibilities, when determining total direct compensation, as well as each element of total direct compensation. For each executive, the O&C Committee considered total direct compensation, including target payouts under annual and long-term incentive awards, at the 25th, 50th and 75th percentiles of the 2024 survey data and the 2024 peer group comparison, to the extent available, for that executive’s position. The 2024 peer group comparison was the primary source considered by the O&C Committee in its review of compensation for Messrs. Nye, Clevenger and Henry, and the 2024 survey data was the primary source considered by the O&C Committee in its review of compensation for Ms. Dennis and Mr. Greer due to the small sample size of reported data for chief operating officer and chief human resource officer roles by our peer group.

After consideration of the Meridian studies and each executive’s individual performance and responsibilities, in October 2024 the O&C Committee increased the base salaries of all Named Executive Officers effective November 25, 2024.

Compensation Elements

A significant portion of each executive officer’s compensation is variable, at-risk and directly linked to achieving company performance objectives set by the O&C Committee, which is intended to strongly align the interests of our executives, owners, and customers (both our direct customers and the communities we serve) in order to promote the long-term success of our company. Other factors impacting compensation include individual performance, scope of responsibilities, retention risk, and market compensation data. None of these other factors are assigned individual weights, but are considered together. The company has no policies or formula for allocating compensation among the various elements. The following is a description of the principal compensation components provided to our executives.

Base Salary

We believe that base salary should be commensurate with the scope and complexity of each executive’s position, the level of responsibility required, and demonstrated performance. We also believe that a competitive level of base salary is required to attract and retain qualified talent.

As part of its review of total direct compensation for our executive officers, the O&C Committee annually reviews and determines executive officers’ base salaries as it deems appropriate. The review includes the O&C Committee’s review of the most recent competitive market analysis of our executive compensation. Our CEO also reviews this analysis, along with the performance and level of responsibility of each executive officer, and makes recommendations to the O&C Committee regarding any salary changes for those individuals. The O&C Committee may also approve salary increases as a result of an executive’s performance, promotion or a significant change in an executive’s responsibilities.

The 2024 competitive market analysis prepared by Meridian indicated that the base salaries of Ms. Dennis and Messrs. Nye, Greer and Clevenger were near the 50th percentile of the 2024 peer group comparison and/or the 2024 survey data. The 2024 competitive market analysis indicated that Mr. Henry’s base salary was near the 75th percentile of the peer group comparison. However, the O&C Committee recognized Mr. Henry’s position as general counsel includes responsibilities in addition to the traditional duties associated with the general counsel role, including oversight of regulatory, external affairs, risk, sustainability, and corporate security matters. After considering the results of the 2024 competitive market analysis and individual performance and responsibilities, the O&C Committee increased the base salary of each of our Named Executive Officers, effective November 25, 2024, as described below.

Annual Base Salary for Named Executive Officers

The annual base salaries of our Named Executive Officers at December 31, 2024 were as follows:

Name	Current Title	At December 31, 2024 (1)
E. Allen Nye, Jr.	Chief Executive	$1,244,100
Don J. Clevenger	Senior Vice President and Chief Financial Officer	$712,400
Deborah L. Dennis	Senior Vice President, Chief Customer Officer and Chief HR Officer	$526,800
James A. Greer	Executive Vice President and Chief Operating Officer	$724,870
Matthew C. Henry	Senior Vice President, General Counsel and Secretary	$707,950

(1)

Annual base salaries were increased effective November 25, 2024 as follows: Mr. Nye increased from $1,202,000 to $1,244,100; Mr. Clevenger increased from $685,000 to $712,400; Ms. Dennis increased from $509,000 to $526,800; Mr. Greer increased from $697,000 to $724,870; and Mr. Henry increased from $684,000 to $707,950.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is a cash bonus plan intended to provide a performance-based annual award for the successful attainment of certain annual performance metrics and business objectives that are established by the O&C Committee. The O&C Committee, our CEO, and the other members of our senior leadership team are responsible for administering the Executive Annual Incentive Plan. The principal purposes of the Executive Annual Incentive Plan are to attract, motivate, and retain key employees; to align the interest of participants and Oncor by rewarding performance that satisfies established performance goals; to motivate participant behaviors that drive successful results at Oncor and individual levels; and to support collaboration across essential organizational interfaces. Officers of Oncor and other specified key employees are eligible to participate in the Executive Annual Incentive Plan subject to the terms of the plan.

For each award year, the O&C Committee will establish (i) the operational or other metrics (the EAIP operational metrics) and the applicable threshold, target, superior, aspirational, and/or other achievement levels for such EAIP operational metrics, (ii) the relative weighting of each EAIP operational metric to be used in calculating the final funding percentage applicable to annual awards (the EAIP final funding percentage), and (iii) the target award amount for each executive officer under the Executive Annual Incentive Plan. The EAIP operational metrics and the applicable achievement levels under the Executive Annual Incentive Plan are established on a company-wide basis and the O&C Committee seeks to set these metrics and achievement levels at performance challenging levels. The level of achievement of each operational metric results in a funding percentage for that specific operational metric, and the funding percentages of all operational metrics are aggregated to determine the EAIP final funding percentage.

To calculate an executive officer’s actual award amount, the executive officer’s target award, which is set as a percentage of the executive officer’s annualized base salary, is multiplied by the EAIP final funding percentage and any individual performance modifier the O&C Committee elects to apply to an executive. The EAIP final funding percentage is calculated by taking the sum of each weighted EAIP operational metric funding percentage. The product of the funding percentage for each EAIP operational metric multiplied by the relative weighting of each metric and adjusted by any such metric’s modifier results in the weighted EAIP operational metric funding percentage for such metric. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO) and may adjust an award upward or downward. The individual performance modifier is determined on a subjective basis. Factors used in determining individual performance modifiers may include, among others, new or unexpected responsibilities, company achievement of operational or other measures, company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior. The CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO) do not assign these factors individual weights, but consider them together. Each executive officer’s individual performance modifier is set by the O&C Committee within a range determined in its discretion. The O&C Committee did not apply any individual performance modifiers to Named Executive Officers for 2024 plan year awards. The EAIP final funding percentage for awards under the plan cannot exceed 200%. However, the O&C Committee has discretion in how it administers the plan and could adjust payout maximums as it deems necessary.

Under the Executive Annual Incentive Plan, if an executive is employed by us through the last day of the award year but his or her employment terminates for any reason other than by us for cause prior to the payment of the award for such year, the participant will be entitled to receive payment of the award. In the event an executive is terminated by us for cause, the executive will forfeit any unpaid Executive Annual Incentive Plan award. In the event an executive’s employment terminates for any reason other than death, disability, or retirement prior to the end of the award year, such participant will forfeit any right to receive an award for such award year in which such resignation or termination took place. Upon a termination due to death, disability or retirement, during an award year and after having attained at least 90 days of employment in such award year, an executive (or his or her beneficiary in the case of death) may be eligible to receive (at the sole discretion of the O&C Committee), on the same date as awards are paid to other participants, a partial award, prorated for the number of days that the individual was participating during the award year in which such death, disability, or retirement took place. Upon a transfer of employment to one of our affiliates and after having attained at least 90 days of employment with us in such award year, and if such executive continues to be employed by an affiliate of ours through the remainder of the award year, such executive may be eligible to receive (at the discretion of the O&C Committee), on the same date as awards are paid to other participants, a partial award prorated on the basis of the number of days such participant was employed by us during the award year. The definition of “cause,” is substantially consistent with the same definition in the Change of Control Policy, see “—Potential Payments upon Termination or Change in Control—Change in Control Policy.”

Executive Annual Incentives in 2024 (Paid in 2025)

The O&C Committee determines annual target award percentages for executives based on executive responsibilities and performance goals, an evaluation of the most recent competitive market analysis conducted by the O&C Committee’s compensation consultant, and, with respect to executives other than our CEO, recommendations from our CEO. In making his recommendations to the O&C Committee regarding target award percentages, our CEO assesses the performance of each executive against the goals of the executive’s business unit and function and reviews the most recent competitive market analysis. Executive Annual Incentive Plan target awards are set as a percentage of a participant’s annualized base salary, which target award is based on an EAIP final funding percentage of 100%. The annual incentive target award for each executive for 2024 plan year awards was based on the O&C Committee’s review of the executive’s responsibilities and consideration of the 50th percentile of the target total direct compensation of executives with similar responsibilities from the 2023 competitive market analysis.

For 2024, the O&C Committee established four EAIP operational metrics. The EAIP operational metrics the O&C Committee established for 2024 reflect its belief that annual incentives should be based on achievement of metrics that emphasize the safety of our employees, benefit our customers through providing a high degree of reliability, maintain efficiency in costs for the benefit of customer rates, ensure timely expansion and maintenance of our infrastructure, and are strategic to the company. The table below sets forth these EAIP operational metrics in further detail.

Metric	Description	Purpose
Safety	Number of employee injuries using a Days Away, Restricted or Transferred (DART) rate with a modifier for fatalities resulting from a safety violation.	Promotes the health and welfare of our employees. Lowering the number of accidents also reduces our operating costs, which in turn contributes to lower rates for our customers.

Reliability	Non-storm System Average Interruption Duration Index (SAIDI), which measures the average number of minutes electric service is interrupted per customer in a year. Since weather can greatly impact reliability and is outside of our control, the reliability metric measures SAIDI on a non-storm, weather-normalized basis. Our non-storm reliability performance reflects electric service interruptions of one minute or more per customer.	Promotes our commitment to minimizing service interruptions to our customers, as the lower the SAIDI level for the year, the greater our customers’ service level and satisfaction.

Operational Efficiency	Based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis.	Promotes lower rates for our customers by keeping O&M and SG&A low on a per customer basis. For executives, this metric also promotes effective cost management performance across the organization by operating within annual O&M and SG&A budgets.

Infrastructure Readiness	Measured by a metric based on capital expenditures per three-year average kW peak; expressed as a cumulative percentage.	Promotes enhanced service to our customers by focusing on the improvement of our facilities by timely expanding service to meet new customer demand and adequately maintaining and upgrading existing infrastructure through implementation of the capital plan. For executives, this metric also promotes operating in a disciplined fashion to remain within the capital expenditure budget.

Safety and reliability metrics are measured based on company performance as compared generally to certain utility industry operating companies. Operational efficiency is measured based on operating within the annual O&M and SG&A budgets set by our board of directors, including approval by a majority of our Disinterested Directors, subject to all adjustments made by the O&C Committee and/or our board of directors. Infrastructure readiness is measured based on capital expenditure spend per three year average kW peak in accordance with the annual capital expenditure budget approved by our board of directors, including approval by a majority of our Disinterested Directors, subject to all adjustments made by the O&C Committee and/or our board of directors. The O&C Committee set the safety and reliability achievement levels of threshold and superior as amounts to be calculated based on industry performance in order to better accomplish Oncor’s goal of being an industry leader in these areas, with a discretionary aspirational safety achievement level set to reflect a DART rate goal of zero that management would like the company to strive to achieve.

The attainment of certain threshold, target, and superior achievement levels, where applicable, results in a funding percentage for a specific EAIP operational metric ranging from 0% to 200%. Actual results at the target achievement level results in a funding percentage of 100% for the O&M and SG&A per customer metric and 125% for the capital expenditures per three-year average kW peak metric. The target achievement level is not applicable for the safety or reliability metric. If Oncor’s safety results meet an aspirational achievement level of a zero DART rate, then the O&C Committee, in its discretion, may increase the funding percentage for the safety metric up to a maximum of 225%. Calculating the funding percentage for a specific EAIP operational metric is determined by Oncor’s actual results for such metric. If the actual results are equal to or worse than the threshold achievement level, then the funding percentage for that EAIP operational metric will equal 0%. If the actual results are equal to or better than the superior achievement level, then the funding percentage for that EAIP operational metric will equal 200%, subject to the O&C Committee’s discretionary ability to increase the funding percentage to 225% for an aspirational achievement level of the safety metric, as described above. If the actual results for an EAIP operational metric are between two achievement levels, then the funding percentage for that specific EAIP operational metric will be determined by linear interpolation between the two specified achievement levels on a straight-line basis.

For 2024, the EAIP operational metric weighting, actual results and weighted EAIP operational metric funding percentages under the Executive Annual Incentive Plan were as follows:

Metric	Weighting	Threshold(1)		Target(2)		Superior(3)			Aspirational(4)	Actual Results	Weighted Funding Percentage(5)
Safety
DART(6)	30%	1.03		N/A			0.17		0.00	0.29	51.6
Reliability (measured in minutes)
Non-storm SAIDI (minutes)(7)	30%	104.2		N/A			63.6		N/A	74.7	43.6
Operational Efficiency – O&M Cost Per Customer (measured in $ per customer)
O&M and SG&A per Customer(8)	30%	236.27		225.02		≤	220.52		N/A	230.97	17.7
Infrastructure Readiness
Capital expenditures per three-year average kW peak	10%	92.00 108.00	%, %	96.00 104.00	%, %		98.00 102.00	%, %	N/A	103.51	12.5
				EAIP Final Funding Percentage							125.3	%(9)

(1)	Actual results equal to or worse than the threshold achievement level results in a funding percentage of 0% for that specific metric.
(2)

Actual results at the target achievement level results in a funding percentage of 100% for the O&M and SG&A per customer metric and 125% for the capital expenditures per three-year average kW peak metric. The target achievement level is not applicable for the safety or reliability metric.

(3)	Actual results equal to or better than the superior achievement level results in a funding percentage of 200% for that specific metric.
(4)	Actual DART rate results at the aspirational achievement level allows the O&C Committee, in its discretion, to increase the funding percentage for such metric up to a maximum of 225%.
(5)	Weighted EAIP operational metric funding percentage is calculated using the achievement level and taking into account any applicable modifiers.
(6)

DART threshold, superior and aspirational achievement levels were set by the O&C Committee in February 2024 as industry third quartile, industry top decile, and 0.00, respectively. In February 2025, the O&C Committee certified the threshold and superior achievement level amounts, with the amounts being calculated based on a projected linear trend utilizing certain industry DART rates for 2019-2023.

(7)

Non-storm SAIDI threshold and superior achievement levels were set by the O&C Committee in February 2024 as industry second quartile and the midpoint between industry top quartile and top decile, respectively. In February 2025, the O&C Committee certified the threshold and superior achievement level amounts, with the amounts being calculated based on a projected linear trend utilizing certain industry non-storm SAIDI performance for 2019-2023.

(8)

In its calculations of this metric, the O&C Committee excluded from both the achievement levels and actual results regulatory mandated cost of service expenses, energy efficiency expenses, certain system resiliency plan costs, third-party network transmission fees (which are recovered through tariff adjustments) and excess costs of grid studies and services (which are recovered from requesting third parties). Furthermore, the O&C Committee excluded from the actual results certain unanticipated insurance premiums and related costs.

(9)	Numbers may not sum due to rounding.

The following table provides a summary of the 2024 targets and actual awards for each Named Executive Officer. All awards under the Executive Annual Incentive Plan are made in the form of lump sum cash payments to participants by March 15 of the year following the plan year to which the award relates.

2024 Annual Incentives (Paid in 2025) for Named Executive Officers

Name	Target Payout Opportunity (% of Base Salary)	Target Award ($ Value)	Actual Award ($)(1)	Actual Award (% of Target)
E. Allen Nye, Jr.	115%	1,386,024	1,736,688	125.3
Don J. Clevenger	80%	549,686	688,757	125.3
Deborah L. Dennis	70%	357,258	447,645	125.3
James A. Greer	80%	559,315	700,822	125.3
Matthew C. Henry	70%	480,090	601,552	125.3

(1)

Actual awards reflect the applicable target award multiplied by the EAIP final funding percentage of 125.3%. The O&C Committee did not apply any individual performance modifiers to Named Executive Officers for 2024 plan year awards.

Long-Term Incentive Plan

The Long-Term Incentive Plan is a cash bonus plan and was developed to reflect our belief that the opportunity to benefit from the positive long-term performance of the company motivates our management to work towards the long-term success of our business and align management’s interests with those of our customers and owners. The O&C Committee is responsible for administering the Long-Term Incentive Plan. The principal purposes of the Long-Term Incentive Plan are to promote the long-term interests and growth of Oncor, attract and retain management and other key personnel, and to enable us to be competitive in our compensation practices. Our executive officers and any other key employees of the company or its subsidiaries designated by the O&C Committee are eligible to participate. The Long-Term Incentive Plan provides for cash awards to be paid after completion of a specified period of time based on achievement of one or more specific performance or other metrics designated by the O&C Committee in its discretion in accordance with the plan (the LTIP metrics). A period established by the O&C Committee over which attainment is measured in relation to the LTIP metrics under the Long-Term Incentive Plan is a 36-month period beginning each January 1, unless otherwise determined by the O&C Committee in its sole discretion. Unless otherwise specified in the plan documents, participants must be continuously employed by us through the last day of the period in order to receive a long-term incentive award for that period. We believe that these multi-year periods encourage retention and also encourage participants to strive for the long-term, sustained success of the company.

The O&C Committee establishes the specific LTIP metrics that will be used to determine a participant’s entitlement to a long-term incentive award for a particular period within a reasonable time after the commencement date of such period, but in no event later than six months after such period’s commencement date. The O&C Committee aims to establish LTIP metrics on a company-wide basis, and the O&C Committee seeks to set these targets at performance challenging levels. The O&C Committee will also establish (i) the manner in which attainment of each LTIP metric will be determined, which may include the setting of threshold, target, superior, and/or other achievement levels for each LTIP metric, (ii) the relative weighting of each LTIP metric to be used in calculating the final funding percentage applicable to a long-term incentive award (the LTIP final funding percentage) and (iii) the target award amount for an individual participant in the Long-Term Incentive Plan. The Long-Term Incentive Plan also gives the O&C Committee the discretion upon the occurrence of certain events to make adjustments to any or all of the previously established metrics to prevent unintended dilution or enlargement of any awards. The Long-Term Incentive Plan does not contain a restriction on the maximum LTIP final funding percentage, although the O&C Committee in its discretion can limit the LTIP final funding percentage as part of its methodology for calculating long-term incentive awards.

Under the Long-Term Incentive Plan, if a participant is employed by us through the last day of the award period but his or her employment terminates for any reason other than by us for cause prior to the payment of the award for that period, the participant will be entitled to receive payment of the award. In the event a participant is terminated by us for cause, the participant will forfeit any unpaid Long-Term Incentive Plan award. If a participant’s employment is terminated for reasons other than death, disability, retirement or following a change in control prior to the last day of the award period, all of such participant’s outstanding and unpaid Long-Term Incentive Plan awards will be cancelled. Upon a termination due to death, disability or retirement, for each outstanding and Long-Term Incentive Plan unpaid award, the participant (or his or her beneficiary in the case of death) will be entitled to receive, on the same date as awards are paid for that period to other participants, an award equal to the product of (i) a fraction, the numerator of which is the number of days in the period up to and including the date of the separation of service and the denominator of which is the number of days in the entire period, and (ii) the Long-Term Incentive Plan award for such period based on the extent to which the LTIP metrics were actually attained during the period. In the event of a separation from service within two years following a change in control that is initiated by the Surviving Entity for any reason other than for cause, or initiated by the participant for good reason, the participant will be entitled to receive an award equal to the product of (i) a fraction, the numerator of which is the number of days in the period up to and including the date of the separation of service and the denominator of which is the number of days in the entire period, and (ii) the Long-Term Incentive Plan award for such period, which amount will be paid at the same time as paid to current participants, unless the applicable change in control meets certain change in ownership or control provisions of Section 409A(a)(2)(A)(v) of the Code, in which case the amounts will be payable within 60 days following the participant’s separation from service. The definitions of “cause,” “change in control,” and “good reason” are substantially consistent with the same definitions in the Change of Control Policy, see “—Potential Payments upon Termination or Change in Control—Change in Control Policy.” In the event of a change in control, the O&C Committee may, in its discretion, terminate the plan and cancel all outstanding and unpaid awards, except that in the event of a termination of the plan in connection with a change in control, participants will be entitled to receive the payout as described above. Payments under the Long-Term Incentive Plan are separate from, and would be in addition to, any payments available under the Change in Control Policy or Severance Plan.

Long-Term Incentive Awards Granted in 2024 with a 2024 – 2026 Period (Payable in 2027)

The O&C Committee determines annual target long-term incentive awards for executives based on executive responsibilities and an evaluation of the most recent competitive market analysis conducted by the O&C Committee’s compensation consultant, and, with respect to executives other than our CEO, recommendations from our CEO. In making his recommendations to the O&C Committee regarding annual target long-term incentive awards, our CEO assesses the performance of each executive against the goals of the executive’s business unit and function and reviews the most recent competitive market analysis. Target long-term incentive awards are determined by the O&C Committee. An executive officer’s target long-term incentive award is used in calculating such officer’s actual long-term incentive award for the period based on the extent to which the LTIP metrics for that period were actually attained. The long-term incentive target payout for each executive for awards granted in 2024 was set so that the target total direct compensation was near the 50th percentile of the target total direct compensation for executives with similar responsibilities among the 2023 competitive market analysis group (with a 25% premium included in the 2023 competitive market analysis to reflect the approximate value difference between our cash grants and the long-term equity grants issued by most of our peer group).

For the period beginning January 1, 2024 and ending December 31, 2026, the O&C Committee set LTIP metrics consisting of: (i) a time-based metric measured using our weighted average cost of capital (WACC) set by the PUCT and in effect as of January 1 of each year in the period, (ii) a safety metric measured using a DART rate with a modifier for fatalities resulting from a safety violation, (iii) a reliability metric measured using non-storm SAIDI, (iv) an adjusted net income metric that measures our net income adjusted as approved by the O&C Committee, including for normal weather, the exclusion of non-cash actuarial items and items outside of the ordinary course of business, as well as any future board or O&C Committee adjustments (Adjusted Net Income) for each completed calendar year in the period against an Adjusted Net Income target for such year calculated using the net income projection in the most recent financial plan approved by the board for such year (such target being “Plan”), and (v) an Adjusted Net Income growth adder, which measures the growth rate of Adjusted Net Income for each year in the period and can potentially increase or decrease the LTIP final funding percentage based on that growth rate. Except as otherwise determined by the O&C Committee, to the extent the actual level of attainment for any LTIP metric is at a point between two achievement levels, the award amount attributable to such metric will be determined by linear interpolation between the two specified achievement levels on a straight-line basis.

Those metrics and their respective weighting are set forth in the following table:

Metric	Weighting	Achievement Levels

Time-Based
Oncor Authorized WACC	25%
Funding Percentage(1)		Grows at an annual rate, based on our authorized WACC

Safety(2)		Threshold		Superior
DART Rate (average rate)	25%	Industry 3rd Quartile		Industry Top Decile
Funding Percentage(3)		0%		200%

Reliability(2)		Threshold		Superior
Non-storm SAIDI (minutes)	25%	Industry 2nd Quartile		Midpoint between Industry Top Quartile and Top Decile
Funding Percentage		0%		200%

Adjusted Net Income		Threshold	Target	Superior
2024	8 1⁄3%	95% of Plan	Plan	105% of Plan
2025	8 1⁄3%	95% of Plan	Plan	105% of Plan
2026	8 1⁄3%	95% of Plan	Plan	105% of Plan
Funding Percentage		0%	100%	200%

Adjusted Net Income Growth Adder	Actual % (+/-)	Positive or negative adder, based on Adjusted Net Income Growth; each year’s adder limited to -18% to +21%

(1)

The rate applicable for each year in the period will equal our PUCT-authorized WACC as of January 1 of that year. The funding percentage for the metric will be calculated as (1 + 2024 Rate) x (1 + 2025 Rate) x (1 + 2026 Rate). Our WACC at each of January 1, 2024 and January 1, 2025 was 6.65%.

(2)

For the years 2024 and 2025 in the period, annual industry performance will be determined by the O&C Committee using actual industry performance data for each respective year. For 2026, annual industry performance will be calculated based on a projected linear trend utilizing industry data for 2021-2025.

(3)	If our DART Rate meets the aspirational level of 0.00, then the O&C Committee, in its discretion, may increase the funding percentage for the safety metric beyond 200%, up to a maximum of 225%.

Actual results of each of the time-based metric, safety metric and reliability metric will be calculated against the achievement levels to determine the funding percentage for that metric. Each such metric’s funding percentage will then be multiplied by the weighting to determine its weighted funding percentage.

Actual results of the Adjusted Net Income metric will be calculated for each year in the period to determine a funding percentage for that year, which will then be multiplied by the weighting for that year to determine its weighted funding percentage for that year. The sum of the weighted funding percentages for each of the three years will determine the Adjusted Net Income metric weighted funding percentage for the period.

The Adjusted Net Income growth rate for each year in the period will be determined by dividing the actual Adjusted Net Income for that year against the Adjusted Net Income for the immediately prior year. That growth rate will then be used to determine an adder for each year in accordance with the following table, and the Adjusted Net Income growth adder percentage for the period will be calculated as ((1 + 2024 adder) x (1 + 2025 adder) x (1 + 2026 adder)) – 1.

Adjusted Net Income Growth Rate	Adder for Each Year
Less than 0.00% (capped at -3.00%)	-9.00% minus 0.03% for each 1 basis point (0.01%) that actual Adjusted Net Income growth is below 0.00% for that year, down to a maximum negative adder for any year of -18.00%

0.00% to 2.99%	-3.00% minus 0.02% for each 1 basis point (0.01%) that actual Adjusted Net Income growth is below 3.00% for that year

3.00% to 5.99%	0.00% minus 0.01% for each 1 basis point (0.01%) that actual Adjusted Net Income growth is below 6.00% for that year

6.00%	No adder

6.01% to 8.00%	0.00% plus 0.01% for each 1 basis point (0.01%) that actual Adjusted Net Income growth is above 6.00% for that year

8.01% to 10.00%	+2.00% plus 0.02% for each 1 basis point (0.01%) that actual Adjusted Net Income growth is above 8.00% for that year

More than 10.00% (capped at 15.00%)	+6.00% plus 0.03% for each 1 basis point (0.01%) that actual Adjusted Net Income growth is above 10.00% for that year, up to a maximum positive adder for any year of +21.00%

The weighted funding percentages for each of the time-based, safety, reliability and Adjusted Net Income metrics as well as the actual percentage determined for the Adjusted Net Income growth adder will then be aggregated to determine an LTIP final funding percentage, provided that the O&C Committee has stipulated that (i) the LTIP final funding percentage cannot exceed 200% and (ii) a negative Adjusted Net Income growth adder cannot reduce the LTIP final funding percentage to an amount below the time-based metric weighted funding percentage. The LTIP final funding percentage will then be multiplied by a participant’s target long-term incentive award to determine a final award amount.

The following table provides a summary of the target awards granted to each Named Executive Officer in the first quarter of 2024. All awards under the Long-Term Incentive Plan are to be made in the form of lump sum cash payments to participants on or before April 1 of the year following the last year of the period over which attainment is measured in relation to the applicable metrics. For target awards granted in 2024, awards are payable on or before April 1, 2027.

2024 Target Long-Term Incentive Award Grants (Payable in 2027) for Named Executive Officers

Name	Target Award ($ Value)
E. Allen Nye, Jr.	5,108,500
Don J. Clevenger	1,370,000
Deborah L. Dennis	559,900
James A. Greer	1,394,000
Matthew C. Henry	1,197,000

Long-Term Incentive Awards Granted in 2022 with a 2022 – 2024 Period (Paid in 2025)

The O&C Committee determined that the LTIP metrics used for the Long-Term Incentive Plan awards granted in 2022 for the period beginning on January 1, 2022 and ending on December 31, 2024 consist of: (1) the aggregate weighted operational LTIP metric percentage consisting of (a) a safety metric based on the number of employee injuries using a DART rate with a modifier for fatalities as a result of a safety violation, and (b) a reliability metric measured by non-storm SAIDI, added to (2) a net income growth metric measuring the actual percentage of net income growth (weather normalized and excluding extraordinary items outside of the ordinary course of business as approved by the O&C Committee) during the period, using the adjusted net income for the 2021 fiscal year as the baseline value and the adjusted net income of the final year of the three year period as the ending value.

In February 2025, the O&C Committee certified the LTIP metric amounts and the level of attainment of each LTIP metric established for long-term incentive awards granted in 2022 with a period that ended on December 31, 2024 as follows:

2022 - 2024 Period (awards granted in 2022, paid in 2025)
Weighting	Performance Metric	LTIP Metric(3)		Actual	Achievement(4)
45%	Safety – measured by DART; (average rate)(1)	Threshold: Superior: Aspirational:	0.85 0.37 0.00	0.29	72.2

45%	Reliability – measured by non-storm SAIDI (minutes)(2)	Threshold: Superior:	288.9 195.0	219.7	55.7

Plus:
Actual %	Net Income Growth Adder – Growth Rate ’21-’24(5)	2021 Baseline:	$797.4 million	990.5	24.2
LTIP Final Funding Percentage					150	%(6)

(1)

DART threshold, superior, and aspirational achievement levels were set by the O&C Committee in February 2022 as industry average, industry top quartile, and 0.00, respectively. For the years 2022 and 2023, industry performance for the LTIP metric was determined using actual industry results for each respective year. For 2024, industry performance for the LTIP metric was calculated based on a projected linear trend utilizing industry rates for 2019-2023. In February 2025, the O&C Committee certified the threshold and superior achievement level amounts.

(2)

Non-storm SAIDI threshold and superior achievement levels were set by the O&C Committee in February 2022 as the Oncor service area 2022-2024 PUCT reliability standard in accordance with 16 Texas Administrative Code § 25.52 and the sum of the average of the annual industry non-storm SAIDI top quartile performance and the annual industry non-storm SAIDI top decile performance for each of 2022-2024, respectively. For the years 2022 and 2023, industry performance for the LTIP metric was determined using actual industry results for each respective year. For 2024, industry performance for the LTIP metric was calculated based on a projected linear trend utilizing industry rates for 2019-2023. In February 2025, the O&C Committee certified the superior achievement level amount.

(3)	The achievement of threshold, superior and/or aspirational levels, where applicable, results in funding for a specific LTIP metric of 50%, 150% and 200%, respectively.
(4)	Achievement reflects actual performance after taking into account applicable modifiers.
(5)

For purposes of the net income growth adder, the 2021 baseline set by the O&C Committee was our 2021 net income adjusted for weather, and excludes certain pension and OPEB costs, special project costs and the tax effect of certain adjusted items The 2024 net income approved by the O&C Committee was adjusted for weather, excludes certain unanticipated insurance premiums and related costs and certain after-tax non-cash actuarial adjustments.

(6)

The LTIP final funding percentage for the period was 152.1%. Under the long-term incentive plan that was in effect at the time the awards were granted, the LTIP final funding percentage could not exceed 150%. As a result, the LTIP final funding percentage for the 2022-2024 period was 150%.

2022 - 2024 Period Long-Term Incentive Awards (Paid in 2025) for Named Executive Officers in Office at December 31, 2024

Name	Actual Award ($ Value)
E. Allen Nye, Jr.	5,832,000
Don J. Clevenger	1,706,625
Deborah L. Dennis	700,440
James A. Greer	1,737,150
Matthew C. Henry	1,355,712

In accordance with the terms of the plan, these amounts were paid to the Named Executive Officers prior to April 1, 2025.

Deferred Compensation and Retirement Plans

Our executive compensation package includes the ability to participate in the Oncor Salary Deferral Program, Oncor’s Thrift Plan, the Oncor Retirement Plan and the Supplemental Retirement Plan, and, for executives hired before January 1, 2002, subsidized retiree health care coverage. We believe that these programs, which are common among companies in the utility industry, are important to attract and retain qualified executives.

Oncor Salary Deferral Program

Oncor executive officers are eligible to participate in the Oncor Salary Deferral Program that allows employees to defer a portion of their salary and annual incentive award and to receive a matching award based on their salary deferrals. Executives can currently defer up to 50% of their base salary and up to 85% of any annual incentive award. At the executive officer’s option, the deferral period can be set for seven years, until retirement or a combination of both. Oncor generally matches 100% of deferrals up to 8% of base salary deferred under the program. Oncor does not match deferred annual incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, termination without cause, retirement at the age of 62 or later, death, disability or termination for good reason following a change in control of Oncor (as defined in the Oncor Salary Deferral Program). The program encourages employee retention as, generally, participants who terminate their employment with us prior to the seven-year vesting period forfeit our matching contribution to the program.

Additionally, Oncor, at the direction of the O&C Committee, can make additional discretionary contributions into an Oncor Salary Deferral Program participant’s account. Discretionary contributions made into an Oncor Salary Deferral Program participant’s account by Oncor vest as determined by the O&C Committee.

Refer to the narrative that follows the Nonqualified Deferred Compensation – 2024 table below for a more detailed description of the Oncor Salary Deferral Program.

Oncor Thrift Plan

All eligible employees of Oncor may contribute a portion of their regular salary or wages to the Oncor Thrift Plan and Oncor matches a portion of an employee’s contributions. This matching contribution is 75% of the employee’s contribution up to 6% of the employee’s base salary for employees covered under the traditional defined benefit component of the Oncor Retirement Plan, and 100% of the employee’s contribution up to 6% of the employee’s base salary for employees covered under the cash balance component of the Oncor Retirement Plan. All matching contributions are invested in Oncor Thrift Plan investments as directed by the participant and are immediately vested. For a more detailed description of the Oncor Thrift Plan, see Note 9 to Annual Financial Statements.

Retirement Plan

All Oncor employees are eligible to participate in the Oncor Retirement Plan, which is qualified under applicable provisions of the Code. The Oncor Retirement Plan contains both a traditional defined benefit component and a cash balance component. Effective January 1, 2002, the defined benefit plan changed from a traditional final average pay design to a cash balance design. This change was made to better align the retirement program with competitive practices. All participants were extended an opportunity to remain in the traditional program component or transition to the cash balance component. Ms. Dennis and Mr. Greer elected to remain in the traditional program. All employees employed after January 1, 2002 who have completed one year of service with the company are eligible to participate only in the cash balance component. As a result, Messrs. Nye, Clevenger, and Henry participate under the cash balance component. For a more detailed description of the Oncor Retirement Plan, refer to the narrative that follows the Pension Benefits table below and Note 9 to Annual Financial Statements.

Supplemental Retirement Plan

Oncor executives participate in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides for the payment of retirement benefits that:

•	would otherwise be capped by the Code’s statutory limits for qualified retirement plans;

•	include Executive Annual Incentive Plan awards in the definition of earnings (for participants in the traditional program component only); and/or

•	Oncor is obligated to pay under contractual arrangements.

For a more detailed description of the Supplemental Retirement Plan, refer to the narrative that follows the Pension Benefits table below.

Retiree Health Care

Employees hired by Oncor (or a predecessor) prior to January 1, 2002 who were at least age 35 and had at least 10 years of service as of January 1, 2002 are generally entitled to receive an employer-paid subsidy for retiree health care coverage upon their retirement from Oncor. As such, Ms. Dennis and Mr. Greer will be entitled to receive a subsidy from Oncor for retiree health care coverage upon their retirement from Oncor. Messrs. Nye, Clevenger, and Henry were hired after January 1, 2002 and are not eligible for the employer subsidy.

Perquisites and Other Benefits

Perquisites provided to our executive officers are intended to serve as part of a competitive total compensation program and to enhance our executives’ ability to conduct company business. Perquisites do not include personal use of company property or services for which we are reimbursed for the incremental cost to the company of personal use. In addition, Oncor offers its executive officers the ability to participate in benefit plans for medical, dental and vision insurance, group term life insurance and accidental death and disability insurance, as well as certain other health and welfare benefits, which are generally made available to all employees at the company. We also provide automatic medical contributions of up to $500 for any employee who participates in an Oncor medical plan option, as well as wellness incentives for employees and their spouses completing certain health and wellness-related activities and challenges, up to an aggregate amount of $2,300 in 2024. These contributions and wellness incentives are made available to all employees at the company and as a result are not included in the Summary Compensation Table.

The following is a summary of benefits offered to our executive officers that are not available to all employees. For a description of the total incremental cost to the company of perquisites for each of our Named Executive Officers, refer to Footnote 3 in the Summary Compensation Table below.

Executive Financial Planning: All executive officers are eligible to receive executive financial planning services. These services are intended to support them in managing their financial affairs, which we consider especially important given the high level of time commitment and performance expectation required of our executives. Furthermore, these services help ensure greater accuracy and compliance with individual tax regulations.

Executive Physical Health Exam: All executive officers are also eligible to receive an annual physical examination. We recognize the importance of the health of our senior management team and the vital leadership role they play in directing and operating the company. Our executive officers are important assets of the company and this benefit is designed to help ensure their health and long-term ability to serve the company.

Country Club/Luncheon Club Membership: Certain executive officers are entitled to reimbursement of club memberships if the company determines that a business need exists for the executive’s memberships, as such clubs provide those officers with a setting for cultivating business relationships and interacting with key community leaders and officials.

Travel and Security: We may pay travel and security expenses for executives when we believe necessary for the health, safety and welfare of the executive. These expenses could include personal security, including at their personal residence, and non-commercial aircraft flights when we deem there to be a heightened safety or security risk and/or to enhance an executive’s ability to conduct Oncor business. The incremental cost to Oncor of personal security consists of actual invoiced amounts to Oncor for security provided to the executives. The incremental cost to Oncor of non-commercial flights consists of actual invoiced incremental costs for each flight pursuant to Oncor’s contracts with non-commercial aircraft providers minus any amounts reimbursed or reimbursable by the executive or a third party. From time to time an executive’s spouse and/or children may accompany the executive on a business trip. To the extent the spouse’s travel results in an incremental cost to the company, we may pay the incremental costs for the executive’s spouse to travel with the executive, if their presence contributes to the business purpose. However, any incremental costs incurred by Oncor with respect to expenses for an executive’s children to accompany the executive must be fully reimbursed by the executive.

Event Tickets and Recreational Activities: We lease a suite at a sports arena and purchase sponsorships and season and other tickets to sporting, entertainment, and cultural events for business purposes. From time to time, employees, including our executive officers, may have personal use of the suite and/or these tickets, and in most instances such personal use results in no incremental cost to Oncor. In limited instances we may pay the incremental costs associated with personal use of additional tickets or other costs associated with sporting, entertainment and cultural events outside of our existing suite lease, sponsorship, or season ticket arrangements. In limited situations we may also reimburse certain executives for personal recreational activities.

Compensatory Agreements and Discretionary Bonuses

The O&C Committee has from time to time approved retention and performance bonus agreements for certain executives. No such agreements were in effect during 2024. In addition to the Executive Annual Incentive Plan and the Long-Term Incentive Plan, the O&C Committee also has the ability to award discretionary bonuses to executives in its discretion to recognize individual achievements. No such discretionary bonuses were awarded to our Named Executive Officers with respect to performance for the year ended December 31, 2024.

Individual Named Executive Officer Compensation

CEO Compensation

E. Allen Nye, Jr.

The following is a summary of Mr. Nye’s individual compensation for 2024. Mr. Nye is our CEO.

Base Salary: Mr. Nye’s base salary was increased effective November 25, 2024 from $1,202,000 to $1,244,100 as a result of the O&C Committee’s annual review of executive compensation discussed above under “—Overview—Compensation Benchmarking and Market Data—October 2024 Competitive Market Analysis.”

Annual Incentives: The O&C Committee awarded Mr. Nye $1,736,688 pursuant to the Executive Annual Incentive Plan for the plan year ending December 31, 2024, reflecting the result of Oncor’s overall performance as well as Mr. Nye’s individual performance for the year 2024. The O&C Committee evaluated his overall leadership of the company, particularly his oversight of the company’s development of its first system resiliency plan to increase the resiliency of its transmission and distribution system. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements—Executive Annual Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below.

Long-Term Incentives: In 2024, Mr. Nye was granted a Long-Term Incentive Plan target award of $5,108,500 for the period of January 1, 2024 through December 31, 2026. Actual awards will be based on the Company’s achievement of approved LTIP metrics and are payable on or before April 1, 2027. In February 2025, the O&C Committee certified the results of LTIP metrics for Long-Term Incentive Plan awards granted in 2022 for the period from January 1, 2022 – December 31, 2024. Mr. Nye’s Long-Term Incentive Plan award for the 2022-2024 period is $5,832,000 and was paid on or before April 1, 2025. See “—Compensation Elements—Long-Term Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below for additional information on the Long-Term Incentive Plan and target awards.

Compensation of Other Named Executive Officers

Don J. Clevenger

The following is a summary of Mr. Clevenger’s individual compensation for 2024. Mr. Clevenger is our Senior Vice President and Chief Financial Officer.

Base Salary: Mr. Clevenger’s base salary was increased effective November 25, 2024 from $685,000 to $712,400 as a result of the O&C Committee’s annual review of executive compensation discussed above under “—Overview—Compensation Benchmarking and Market Data—October 2024 Competitive Market Analysis.”

Annual Incentive: The O&C Committee awarded Mr. Clevenger $688,757 pursuant to the Executive Annual Incentive Plan for the plan year ending December 31, 2024, reflecting the result of Oncor’s overall performance as well as Mr. Clevenger’s individual performance for the year 2024. The O&C Committee and our CEO evaluated his leadership overseeing the overall financial performance and financial strategy of the company, particularly in light of the company’s anticipated continued growth and financial pressures such as rising interest rates, rising insurance premiums, and a competitive labor market. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements—Executive Annual Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below.

Long-Term Incentives: In 2024, Mr. Clevenger was granted a Long-Term Incentive Plan target award of $1,370,000 for the period of January 1, 2024 through December 31, 2026. Actual awards will be based on the Company’s achievement of approved LTIP metrics and are payable on or before April 1, 2027. In February 2025, the O&C Committee certified the results of LTIP metrics for Long-Term Incentive Plan awards granted in 2022 for the period from January 1, 2022 – December 31, 2024. Mr. Clevenger’s Long-Term Incentive Plan award for the 2022-2024 period is $1,706,625 and was paid on or before April 1, 2025. See “—Compensation Elements—Long-Term Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below for additional information on the Long-Term Incentive Plan and target awards.

Deborah L. Dennis

The following is a summary of Ms. Dennis’ individual compensation for 2024. Ms. Dennis is our Senior Vice President, Chief Customer Officer and Chief HR Officer.

Base Salary: Ms. Dennis’ base salary was increased effective November 25, 2024 from $509,000 to $526,800 as a result of the O&C Committee’s annual review of executive compensation discussed above under “—Overview—Compensation Benchmarking and Market Data—October 2024 Competitive Market Analysis.”

Annual Incentive: The O&C Committee awarded Ms. Dennis $447,645 pursuant to the Executive Annual Incentive Plan for the plan year ending December 31, 2024, reflecting the result of Oncor’s overall performance as well as Ms. Dennis’ individual performance for the year 2024. The O&C Committee and our CEO evaluated her performance in overseeing the company’s employee and labor matters, including her leadership of the company’s efforts to increase its workforce to meet growth needs and her oversight of the company’s stakeholder communications. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements—Executive Annual Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below.

Long-Term Incentives: In 2024, Ms. Dennis was granted a Long-Term Incentive Plan target award of $559,900 for the period of January 1, 2024 through December 31, 2026. Actual awards will be based on the Company’s achievement of approved LTIP metrics and are payable on or before April 1, 2027. In February 2025, the O&C Committee certified the results of LTIP metrics for Long-Term Incentive Plan awards granted in 2022 for the period from January 1, 2022 – December 31, 2024. Ms. Dennis’ Long-Term Incentive Plan award for the 2022-2024 period is $700,440 and was paid on or before April 1, 2025. See “—Compensation Elements—Long-Term Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below for additional information on the Long-Term Incentive Plan and target awards.

James A. Greer

The following is a summary of Mr. Greer’s individual compensation for 2024. Mr. Greer is our Executive Vice President and Chief Operating Officer.

Base Salary: Mr. Greer’s base salary was increased effective November 25, 2024 from $697,000 to $724,870 as a result of the O&C Committee’s annual review of executive compensation discussed above under “—Overview—Compensation Benchmarking and Market Data—October 2024 Competitive Market Analysis.”

Annual Incentive: The O&C Committee awarded Mr. Greer $700,822 pursuant to the Executive Annual Incentive Plan for the plan year ending December 31, 2024, reflecting the result of Oncor’s overall performance as well as Mr. Greer’s individual performance for the year 2024. The O&C Committee and our CEO evaluated his leadership overseeing the complex operations of Oncor’s entire transmission and distribution system, particularly the execution of the company’s large capital plan with a focus on safety and reliability, management of the system during severe weather events, and the development of the company’s first system resiliency plan. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements—Executive Annual Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below.

Long-Term Incentives: In 2024, Mr. Greer was granted a Long-Term Incentive Plan target award of $1,394,000 for the period of January 1, 2024 through December 31, 2026. Actual awards will be based on the company’s achievement of approved LTIP metrics and are payable on or before April 1, 2027. In February 2025, the O&C Committee certified the results of LTIP metrics for Long-Term Incentive Plan awards granted in 2022 for the period from January 1, 2022 – December 31, 2024. Mr. Greer’s Long-Term Incentive Plan award for the 2022-2024 period is $1,737,150 and was paid on or before April 1, 2025. See “—Compensation Elements—Long-Term Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below for additional information on the Long-Term Incentive Plan and target awards.

Matthew C. Henry

The following is a summary of Mr. Henry’s individual compensation for 2024. Mr. Henry is our Senior Vice President, General Counsel and Secretary.

Base Salary: Mr. Henry’s base salary was increased effective November 25, 2024 from $684,000 to $707,950 as a result of the O&C Committee’s annual review of executive compensation discussed above under “—Overview—Compensation Benchmarking and Market Data—October 2024 Competitive Market Analysis.”

Annual Incentive: The O&C Committee awarded Mr. Henry $601,552 pursuant to the Executive Annual Incentive Plan for the plan year ending December 31, 2024, reflecting the result of Oncor’s overall performance as well as Mr. Henry’s individual performance for the year 2024. The O&C Committee and our CEO evaluated his management of the company’s legal, regulatory, external affairs, and corporate security matters, including his oversight of the company’s first system resiliency plan application filing with the PUCT (which was approved in November 2024), and his assumption of the leadership of corporate security matters. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements—Executive Annual Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below.

Long-Term Incentives: In 2024, Mr. Henry was granted a Long-Term Incentive Plan target award of $1,197,000 for the period of January 1, 2024 through December 31, 2026. Actual awards will be based on Oncor’s achievement of approved LTIP metrics and are payable on or before April 1, 2027. In February 2025, the O&C Committee certified the results of LTIP metrics for Long-Term Incentive Plan awards granted in 2022 for the period from January 1, 2022 – December 31, 2024. Mr. Henry’s Long-Term Incentive Plan award for the 2022-2024 period is $1,355,712 and was paid on or before April 1, 2025. See “—Compensation Elements—Long-Term Incentive Plan” above and the Grants of Plan-Based Awards – 2024 table below for additional information on the Long-Term Incentive Plan and target awards.

Contingent Payments

Change in Control Policy

Oncor maintains an Amended and Restated Executive Change in Control Policy, as amended from time to time (Change in Control Policy).

The Change in Control Policy provides for the payment of transition benefits to eligible executives if the executive is terminated without cause or resigns for good reason within 24 months following a change in control.

Refer to “—Potential Payments upon Termination or Change in Control—Change in Control Policy” for the definition of the terms “change in control,” “without cause” and “good reason” as used in the Change in Control Policy.

We believe these payments, to be triggered upon meeting the criteria above, provide incentive for executives to fully consider potential changes that are in the best interest of Oncor and our owners, even if those changes would result in the executives’ termination. We also believe it is important to have a competitive change in control program to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals.

Refer to “—Potential Payments upon Termination or Change in Control—Change in Control Policy” for detailed information about payments and benefits that our executive officers are eligible to receive under the Change in Control Policy.

Severance Plan

Oncor also makes available a Severance Plan (Severance Plan) to provide certain benefits to eligible executives. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan; or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

We believe it is important to have a severance plan in place to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals. Refer to “—Potential Payments upon Termination or Change in Control” for detailed information about payments and benefits that our executive officers are eligible to receive under the Severance Plan.

Tax/Accounting Considerations

The O&C Committee administers our executive compensation programs with the good faith intention of complying with the Code, including Section 409A, as well as other applicable regulations and accounting rules.

Compensation Committee Interlocks and Insider Participation

Messrs. Mack, Martin, Saenz, Walker and Zucchet each served as members of our O&C Committee during 2024. Two of our O&C Committee members, Mr. Martin and Mr. Zucchet, are not classified as Disinterested Directors under the standards set forth in the LLC Agreement. Mr. Martin is the chairman, chief executive officer and president of Sempra, and was designated to serve on our board of directors by Sempra (through Oncor Holdings). Mr. Zucchet is employed by OMERS

Infrastructure Management Inc., an affiliate of Texas Transmission, and serves as an officer and director of Texas Transmission’s parent company. Mr. Zucchet was designated to serve on our board of directors by Texas Transmission. No member of the O&C Committee is or has ever been one of our officers or employees.

Mr. Walker is the chief executive officer of the Dallas Citizens Council, a 501(c)(6) non-profit organization made up of over 150 chief executive officers and other top business leaders in North Texas that focuses on advancing public policy issues impacting the Dallas area. Oncor is a dues paying member and has served as a corporate sponsor of the annual meeting of the Dallas Citizens Council and Mr. Nye, our CEO, serves on the board of directors of the Dallas Citizens Council.

COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the aggregate compensation paid to our Named Executive Officers for the fiscal years ended December 31, 2024, 2023 and 2022 in which they served as a Named Executive Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
E. Allen Nye, Jr.
Chief Executive	2024	1,205,238	—	7,568,688	174,568	162,515	9,111,009
	2023	1,149,750	—	6,508,978	230,435	151,458	8,040,621
	2022	1,085,417	—	6,182,635	4,396	143,266	7,415,714
Don J. Clevenger
Senior Vice President & Chief Financial Officer	2024	687,108	—	2,395,382	73,436	103,095	3,259,021
	2023	654,750	—	1,955,818	140,073	99,618	2,850,259
	2022	618,083	—	1,955,474	—	88,246	2,661,803
Deborah L. Dennis
Senior Vice President, Chief Customer Officer & Chief HR Officer	2024	510,369	—	1,148,085	266,993	87,462	2,012,909
	2023	478,750	—	1,022,663	624,989	81,821	2,208,223
	2022	451,250	—	931,908	—	77,406	1,460,564
James A. Greer
Executive Vice President & Chief Operating Officer	2024	699,144	—	2,437,972	—	91,452	3,228,568
	2023	666,750	—	2,086,548	772,151	90,768	3,616,217
	2022	629,167	—	2,118,478	—	82,276	2,829,921
Matthew C. Henry
Senior Vice President, General Counsel & Secretary	2024	685,842	—	1,957,264	61,407	88,206	2,792,719
	2023	653,750	—	1,742,178	78,443	80,807	2,555,178
	2022	617,083	—	1,761,719	19,544	69,168	2,467,514

(1)

Amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the executive in the respective year and represent amounts related to awards for such years pursuant to the Executive Annual Incentive Plan and the Long-Term Incentive Plan, as described in “—Compensation Elements—Executive Annual Incentive Plan,” “—Compensation Elements—Long-Term Incentive Plan,” and the Grants of Plan-Based Awards – 2024 table below. Awards under the Executive Annual Incentive Plan for any given year are paid in March of the following year. Awards under the Long-Term Incentive Plan are paid on or before April 1 following a 36-month period. Long-Term Incentive Plan amounts in this column for 2024 represent awards paid in 2025 that were earned by the executive for the 2022-2024 period. The below table reflects the amounts paid with respect to each plan’s period ending on December 31, 2024.

Name	Executive Annual Incentive Plan ($)	Long-Term Incentive Plan ($)
E. Allen Nye, Jr.	1,736,688	5,832,000
Don J. Clevenger	688,757	1,706,625
Deborah L. Dennis	447,645	700,440
James A. Greer	700,822	1,737,150
Matthew C. Henry	601,552	1,355,712

(2)

Amounts reported under this column reflect the aggregate change in actuarial value at December 31 of the specified year as compared to December 31 of the previous year of each executive’s accumulated benefits under the Oncor Retirement Plan and the Supplemental Retirement Plan. With respect to the Oncor Retirement Plan, Ms. Dennis and Mr. Greer participate in the traditional defined benefit component and Messrs. Nye, Clevenger, and Henry participate in the cash balance component. With respect to 2024, the aggregate change in actuarial value decreased for Mr. Greer by $261,877 and such negative amount has not been included in this column in accordance with applicable SEC guidance. For a more detailed description of these plans and the calculation of actuarial value, see “—Compensation Elements—Deferred Compensation and Retirement Plans” and the narrative that follows the Pension Benefits table below.

(3)	Amounts reported as “All Other Compensation” for 2024 are attributable to the executive’s receipt of certain compensation as described in the following table:

2024 All Other Compensation Components for Named Executive Officers

Name	Oncor Thrift Plan Company Match ($)(a)	Oncor Salary Deferral Program Company Match ($)(b)	Perquisites ($)(c)	Total ($)
E. Allen Nye, Jr.	21,781	96,419	44,315	162,515
Don J. Clevenger	19,056	54,969	29,070	103,095
Deborah L. Dennis	15,462	40,829	31,171	87,462
James A. Greer	15,533	55,932	19,987	91,452
Matthew C. Henry	19,058	54,868	14,280	88,206

(a)

Amounts represent company matching amounts under the Oncor Thrift Plan. For a more detailed description of the Oncor Thrift Plan, see “—Compensation Elements—Deferred Compensation and Retirement Plans—Oncor Thrift Plan.”

(b)

Amounts represent company matching amounts under the Oncor Salary Deferral Program. Refer to the narrative that follows the Nonqualified Deferred Compensation – 2024 table below for a more detailed description of the Oncor Salary Deferral Program.

(c)

Amounts reported under this column represent the aggregate amount of incremental cost to Oncor for the perquisites received by each Named Executive Officer, minus any reimbursed amounts. These incremental costs consist of (i) executive physicals and related health tests for each of Messrs. Nye, Clevenger and Greer, (ii) financial planning services for each of Messrs. Nye and Greer and Ms. Dennis, (iii) country club/luncheon club dues for Messrs. Nye, Clevenger and Henry and Ms. Dennis, and (iv) entertainment tickets and parking passes for each of Ms. Dennis and Mr. Henry. For a summary discussion of the perquisites offered to our executive officers, see “—Compensation Elements—Perquisites and Other Benefits.”

Grants of Plan-Based Awards – 2024

The following table sets forth information regarding grants of plan-based awards to Named Executive Officers under our Executive Annual Incentive Plan and Long-Term Incentive Plan during the fiscal year ended December 31, 2024. For a narrative description of material factors necessary for an understanding of the information disclosed in the table and the accompanying footnotes, see “—Compensation Elements—Executive Annual Incentive Plan” and “—Compensation Elements—Long-Term Incentive Plan.”

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
E. Allen Nye, Jr.
Executive Annual Incentive Plan (1)	0	1,386,024	2,772,048
Long-Term Incentive Plan (2)	1,277,125	5,108,500	10,217,000
Don J. Clevenger
Executive Annual Incentive Plan (1)	0	549,686	1,099,372
Long-Term Incentive Plan (2)	342,500	1,370,000	2,740,000
Deborah L. Dennis
Executive Annual Incentive Plan (1)	0	357,258	714,517
Long-Term Incentive Plan (2)	139,975	559,900	1,119,800
James A. Greer
Executive Annual Incentive Plan (1)	0	559,315	1,118,630
Long-Term Incentive Plan (2)	348,500	1,394,000	2,788,000
Matthew C. Henry
Executive Annual Incentive Plan (1)	0	480,090	960,179
Long-Term Incentive Plan (2)	299,250	1,197,000	2,394,000

(1)

The amounts reported reflect the threshold, target, and maximum amounts available under the Executive Annual Incentive Plan. The O&C Committee set operational and other metrics for the plan and individual target amounts in February 2024 and final award payout amounts were determined by the O&C Committee in February 2025. The actual awards for the 2024 plan year were paid in March 2025 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Threshold payout amounts for the Executive Annual Incentive Plan reflect the minimum final funding percentage of 0% multiplied by the target award. Maximum payout amounts for the Executive Annual Incentive Plan reflect a final funding percentage of 200% multiplied by the target award. The O&C Committee did not apply any individual performance modifiers to Named Executive Officers for 2024 plan year awards. The Executive Annual Incentive Plan provides that the final funding percentage for awards under the plan cannot exceed 200%. It is the intent of the O&C Committee to administer the plan so that application of any individual performance modifiers (which under the plan may be plus or minus 50%) would not result in payouts of more than 200% of target award. However, the O&C Committee has discretion in how it administers the plan and could adjust payout maximums as it deems necessary.

(2)

The amounts reported reflect the threshold, target, and maximum amounts available for award grants made in 2024 under the Long-Term Incentive Plan. Target amounts for each Named Executive Officer were determined by the O&C Committee in February 2024 and any final awards will be payable on or before April 1, 2027 based on achievement of LTIP metrics for the 2024-2026 period, as discussed in more detail above under “—Compensation Elements—Long-Term Incentive Plan.” Under the Long-Term Incentive Plan, maximum payout amounts are limited to 200% of the target award. Actual awards for the 2022-2024 period were paid on or before April 1, 2025 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Under the Long-Term Incentive Plan, threshold payout amounts will effectively be the actual results of the weighted time-based LTIP operational metric.

Pension Benefits

The following table sets forth information regarding Oncor’s participation in the retirement plans that provide for benefits in connection with, or following, the retirement of our Named Executive Officers for the fiscal year ended December 31, 2024:

Name	Plan Name	Number of Years Accredited Service(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(2)
E. Allen Nye, Jr.	Oncor Retirement Plan	13.00	212,793	—
	Supplemental Retirement Plan	13.00	901,863	—
Don J. Clevenger	Oncor Retirement Plan	19.67	315,602	—
	Supplemental Retirement Plan	19.67	443,029	—
Deborah L. Dennis	Oncor Retirement Plan	45.08	4,260,071	—
	Supplemental Retirement Plan	45.08	1,933,122	—
James A. Greer	Oncor Retirement Plan	39.50	2,763,465	—
	Supplemental Retirement Plan	39.50	5,942,165	—
Matthew C. Henry	Oncor Retirement Plan	5.75	94,177	—
	Supplemental Retirement Plan	5.75	207,733	—

(1)

Accredited service for each of the plans is determined based on an employee’s age and hire date. Employees hired by Oncor or certain affiliates prior to January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 25. Employees hired after January 1, 1985 became eligible to participate in the plan on the first day of the month coincident with, or next following, the date on which they complete at least one year of service and attain age 21.

(2)

While no payments were made to the Named Executive Officers under the Supplemental Retirement Plan in 2024, distributions were made from Messrs. Nye, Clevenger and Henry’s accounts in December 2024 to pay required Federal Insurance Contributions Act (FICA) taxes with respect to the participant’s respective accrued benefit in the cash balance component of the plan. Those FICA taxes were paid directly to the taxing authorities through payroll withholding and thus are not reported here.

The Oncor Retirement Plan contains both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 may participate in the traditional defined benefit component. All new employees hired after January 1, 2002 participate in the cash balance component. In addition, the cash balance component covers employees previously participating in the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002. The employees that participate in the traditional defined benefit component do not participate in the cash balance component.

Annual retirement benefits under the traditional defined benefit component, which applied during 2024 to Ms. Dennis and Mr. Greer, are computed as follows: for each year of accredited service up to a total of 40 years, a participant receives 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings (base salary) during his or her three years of highest earnings. Under the cash balance component, which covers Messrs. Nye, Clevenger, and Henry, a hypothetical account is established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service), plus interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Benefits paid under the traditional defined benefit component of the Oncor Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code.

The Supplemental Retirement Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings under the Oncor Retirement Plan, including any retirement compensation required to be paid pursuant to contractual arrangements. Under the Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the Oncor Retirement Plan, except that, with respect to calculating the portion of the Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the Oncor Retirement Plan, earnings also include Executive Annual Incentive Plan awards. The amount of earnings attributable to the Executive Annual Incentive Plan awards is reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The table set forth above illustrates the present value on December 31, 2024 of each Named Executive Officer’s Oncor Retirement Plan benefit and benefits payable under the Supplemental Retirement Plan, based on his or her years of service and remuneration through December 31, 2024. Benefits accrued under the Supplemental Retirement Plan after December 31, 2004 are subject to Section 409A of the Code. Accordingly, certain provisions of the Supplemental Retirement Plan have been and may continue to be modified to address the applicable requirements under Section 409A of the Code and related guidance.

The present value of accumulated benefits for the traditional defined benefit component of the Oncor Retirement Plan and the Supplemental Retirement Plan was calculated based on the executive’s annuity payable at the earliest age that unreduced benefits are available under either plan (generally age 62). Unmarried executives are assumed to elect a single life annuity. For married executives, it is assumed that 55% will elect a 100% joint and survivor annuity and 45% will elect a single life annuity. Post-retirement mortality was based on the Pri-2012 amounts weighted mortality table projected generationally from 2012 with scale MP-2021. A discount rate of 5.45% was applied and no pre-retirement mortality or turnover was reflected.

The present value of accumulated benefits for the cash balance component of the Oncor Retirement Plan and the Supplemental Retirement Plan was calculated as the value of the executive’s cash balance account projected to age 65 at an assumed growth rate of 3.75% and then discounted back to December 31, 2024, at 5.45%. For married executives, it is assumed that 90% will elect a lump sum, 5% will elect a joint and survivor annuity and 5% will elect a single life annuity. Post-retirement mortality for annuity recipients was based on the Pri-2012 amounts-weighted mortality table projected generationally from 2012 with scale MP-2021. No pre-retirement mortality or turnover assumptions were applied.

The present values of accumulated benefits for the Supplemental Retirement Plan as of December 31, 2024 for Messrs. Nye, Clevenger and Henry were offset by permissible distributions made on December 30, 2024 to taxing authorities to satisfy FICA taxes.

Early retirement benefits under the Oncor Retirement Plan are available to our employees covered in the traditional defined benefit component upon their attainment of age 55 and achievement of 15 years of accredited service. Early retirement results in a retirement benefit payment reduction of 4% for each full year (and 0.333% for each additional full calendar month) between the date the participant retires and the date the participant would reach age 62. As Mr. Greer has achieved age 62 and has over 15 years of service, he is eligible for retirement and his retirement benefits would not be subject to any retirement benefit payment reduction. As Ms. Dennis has achieved age 65, she is eligible for normal retirement and her full retirement benefits. Participants in the cash balance component of the Oncor Retirement Plan can receive their benefit upon retirement or upon separation of service with the company.

Benefits under the Supplemental Retirement Plan are tied to a participant’s coverage under the Oncor Retirement Plan. For participants in the cash balance program of the Oncor Retirement Plan, Supplemental Retirement Plan benefits are generally payable upon the later of (i) a fully vested participant’s separation from service or (ii) the date a fully vested participant would have achieved ten years of accredited service if the participant had remained in continuous employment and not experienced a separation of service. For participants in the traditional defined benefit component of the Oncor Retirement Plan, Supplemental Retirement Plan benefits are generally payable in an annuity on the later of (i) the first day of the second month after a participant’s separation from service or (ii) the earliest date the participant would be eligible to commence benefits under the Oncor Retirement Plan. However, for either traditional defined benefit component or cash balance component participants, Supplemental Retirement Plan benefits are payable as soon as reasonably practical and within 90 days following a separation of service if the lump sum present value of the participant’s total vested benefit amount is less than the dollar amount under the applicable provision of the Code ($23,000 in 2024). Benefits under the Supplemental Retirement Plan are only available to our executive officers and other specified key employees.

Nonqualified Deferred Compensation – 2024

The following table sets forth information regarding the deferral of components of our Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2024:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
E. Allen Nye, Jr.
Oncor Salary Deferral Program	96,419	96,419	231,633	(136,843)	1,662,582
Don J. Clevenger
Oncor Salary Deferral Program	54,969	54,969	96,927	(141,860)	886,673
Deborah L. Dennis
Oncor Salary Deferral Program	40,829	40,829	243,947	—	1,992,752
James A. Greer
Oncor Salary Deferral Program	55,932	55,932	154,929	(142,208)	1,035,079
Matthew C. Henry
Oncor Salary Deferral Program	54,868	54,868	65,262	—	799,016

(1)	Amounts in this column represent salary deferrals pursuant to the Salary Deferral Program and are included in the “Salary” amounts in the Summary Compensation Table above.
(2)	Amounts in this column represent company-matching awards pursuant to the Salary Deferral Program and are included in the “All Other Compensation” amounts in the Summary Compensation Table above.
(3)

$178,813, $101,827, $74,400, $103,673 and $101,667 represent company match awards for 2022 and 2023 for Mr. Nye, Mr. Clevenger, Ms. Dennis, Mr. Greer, and Mr. Henry, respectively, which are included as compensation in the Summary Compensation Table in the applicable year earned.

Oncor Salary Deferral Program

Under the Oncor Salary Deferral Program, each employee of Oncor, who is in a designated job level and whose annual salary is equal to or greater than an amount established under the Oncor Salary Deferral Program ($157,827 for the program year beginning January 1, 2024) may elect to defer up to 50% of annual base salary and/or up to 85% of any bonus or incentive award. This deferral (including any vested matching contributions, as described below) may be made for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof, at the election of the employee. Oncor makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of base salary deferred under the Oncor Salary Deferral Program. Oncor does not match deferred bonus or incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, termination without cause, retirement at the age of 62 or later, death, disability or termination for good reason following a change in control of Oncor. The definitions of “cause,” “change in control,” and “good reason” are substantially consistent with the same definitions in the Change in Control Policy, see “—Potential Payments upon Termination or Change in Control—Change in Control Policy.” Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Oncor Salary Deferral Program selected by each participant.

Additionally, Oncor, at the direction of the O&C Committee, can make additional discretionary contributions into an Oncor Salary Deferral Program participant’s account. Discretionary contributions made into an Oncor Salary Deferral Program participant’s account by Oncor vest as determined by the O&C Committee.

At the end of the applicable account maturity period (seven years or retirement, as elected by the participant or, in the case of company discretionary contributions, as determined by the O&C Committee) the trustee for the Oncor Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. Oncor is financing the retirement option of the Oncor Salary Deferral Program through the purchase of corporate-owned life insurance on lives of some participants. The proceeds from such insurance are expected to allow us to fully recover the cost of the retirement option.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to Oncor’s Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of termination of employment including due to retirement, voluntary, for cause, death, disability, without cause, or termination after a change in control of Oncor for good reason or without cause. The amounts shown below for our current Named Executive Officers assume that such a termination of employment and/or change in control occurred on December 31, 2024.

In 2024, all of our executive officers were eligible to receive benefits under the terms of the Change in Control Policy and the Severance Plan, as more fully described following the tables below. In addition to the provisions of those plans, the Oncor Salary Deferral Program provides that all company-matching awards will become automatically vested in the event of a termination without cause, death, disability, retirement at the age of 62 or later, or termination for good reason following a change in control. The amounts listed in the tables below regarding the Oncor Salary Deferral Program only represent the immediate vesting of company matching contributions resulting from termination without cause, death, disability, retirement at the age of 62 or later or a termination for good reason following the occurrence of a change in control. Contributions made to such plan by each Named Executive Officer are disclosed in the Nonqualified Deferred Compensation – 2024 table above. For a more detailed discussion of the Oncor Salary Deferral Program, see the Nonqualified Deferred Compensation – 2024 table and the narrative following such table.

Messrs. Nye, Clevenger and Henry participate in the cash balance component of the Oncor Retirement Plan and as a result can elect to receive their Oncor Retirement Plan benefits as a lump sum upon separation of service with the company. In addition, since Messrs. Nye, Clevenger and Henry are fully vested, each would receive their Supplemental Retirement Plan benefits as a lump sum upon such separation of service. Ms. Dennis and Mr. Greer participate in the traditional defined benefit component of the Oncor Retirement Plan, and both are eligible to retire upon termination of employment as a result of meeting the age and service requirements, without their retirement benefits being subject to any payment reduction.

No additional potential payments will be triggered by any termination of employment or change in control, and as a result no amounts are reported in the tables below for such retirement plans. For a more detailed discussion of the terms of the Oncor Retirement Plan and Supplemental Retirement Plan, see the Pension Benefits table above and the narrative following the Pension Benefits table.

All our Named Executive Officers participate in benefit plans for group term life insurance and accidental death and disability. Any benefits received under these policies are paid to the beneficiary by a third-party provider.

1. Mr. Nye

Potential Payments to Mr. Nye Upon Termination ($)

Benefit	Voluntary	For Cause	Death or Disability		Without Cause	Without Cause or For Good Reason in Connection with Change in Control
Cash Severance(1)	—	—	—		6,646,272	9,276,396
Executive Annual Incentive Plan(2)	1,736,688	—	1,736,688		1,736,688	1,736,688
Oncor Salary Deferral Program(3)	—	—	831,291		831,291	831,291
Long-Term Incentive Plan(4)	5,832,000	—	10,287,194	(5)	5,832,000	10,287,194
Health & Welfare
- Medical/COBRA	—	—	—		71,713	71,713
- Dental/COBRA	—	—	—		4,617	4,617
Outplacement Assistance	—	—	—		40,000	40,000

Totals	$7,568,688	$—	$12,855,173		$15,162,581	$22,247,899

(1)

The amount under the “Without Cause” heading reflects the amount payable pursuant to the Severance Plan. The amount under the “Without Cause or For Good Reason in Connection with Change in Control” reflects the amount payable pursuant to the Change in Control Policy.

(2)	A termination of employment for any reason other than cause on December 31, 2024, would entitle the participant to the full year award.
(3)

Amounts reported reflect the immediate vesting of unvested company matching contributions resulting from the occurrence of termination without cause, death, disability or termination for good reason following a change in control.

(4)	A termination of employment for any reason other than cause on December 31, 2024 would entitle the participant to the full award for the 2022-2024 period.
(5)

The amount reflected includes the target award for the outstanding periods 2023-2025 and 2024-2026 and does not take into account any potential increases from target as a result of LTIP metrics achieved, which upon death or disability, the participant is entitled to after completion of the respective LTIP award performance period. For more information, see “—Long-Term Incentive Plan.”

2. Mr. Clevenger

Potential Payments to Mr. Clevenger Upon Termination ($)

Benefit	Voluntary	For Cause	Death or Disability		Without Cause	Without Cause or For Good Reason in Connection with Change in Control
Cash Severance(1)	—	—	—		1,262,086	4,335,944
Executive Annual Incentive Plan(2)	688,757	—	688,757		688,757	688,757
Oncor Salary Deferral Program(3)	—	—	443,336		443,336	443,336
Long-Term Incentive Plan(4)	1,706,625	—	2,968,625	(5)	1,706,625	2,968,625
Health & Welfare
- Medical/COBRA	—	—	—		47,808	47,808
- Dental/COBRA	—	—	—		3,078	3,078
Outplacement Assistance	—	—	—		25,000	25,000

Totals	$2,395,382	$—	$4,100,718		$4,176,690	$8,512,548

(1)

The amount under the “Without Cause” heading reflects the amount payable pursuant to the Severance Plan. The amount under the “Without Cause or For Good Reason in Connection with Change in Control” reflects the amount payable pursuant to the Change in Control Policy.

(2)	A termination of employment for any reason other than cause on December 31, 2024, would entitle the participant to the full year award.
(3)

Amounts reported reflect the immediate vesting of unvested company matching contributions resulting from the occurrence of termination without cause, death, disability or termination for good reason following a change in control.

(4)	A termination of employment for any reason other than cause on December 31, 2024 would entitle the participant to the full award for the 2022-2024 period.
(5)

The amount reflected includes the target award for the outstanding periods 2023-2025 and 2024-2026 and does not take into account any potential increases from target as a result of LTIP metrics achieved, which upon death or disability, the participant is entitled to after completion of the respective LTIP award performance period. For more information, see “—Long-Term Incentive Plan.”

3. Ms. Dennis

Potential Payments to Ms. Dennis Upon Termination ($)

Benefit	Retirement, Death or Disability		Voluntary	For Cause	Without Cause	Without Cause or For Good Reason in Connection with Change in Control
Cash Severance(1)	—		—	—	1,195,431	2,125,374
Executive Annual Incentive Plan(2)	447,645		447,645	—	447,645	447,645
Oncor Salary Deferral Program(3)	—		—	—	—	—
Long-Term Incentive Plan(4)	1,217,591	(5)	700,440	—	700,440	1,217,591
Health & Welfare
- Medical/COBRA	—		—	—	32,577	32,577
- Dental/COBRA	—		—	—	2,019	2,019
Outplacement Assistance	—		—	—	25,000	25,000

Totals	$1,665,236		$1,148,085	$—	$2,403,112	$3,850,206

(1)

The amount under the “Without Cause” heading reflects the amount payable pursuant to the severance plan for non-executive employees which amount is greater than the amount payable pursuant to the Severance Plan. The amount under the “Without Cause or For Good Reason in Connection with Change in Control” reflects the amount payable pursuant to the Change in Control Policy.

(2)	A termination of employment for any reason other than cause on December 31, 2024, would entitle the participant to the full year award.
(3)

Ms. Dennis is fully vested in the Oncor Salary Deferral Program as a result of her eligibility to retire under the Oncor Retirement Plan upon termination of employment, and therefore no additional vesting would occur as a result of any termination of her employment.

(4)	A termination of employment for any reason other than cause on December 31, 2024 would entitle the participant to the full award for the 2022-2024 period.
(5)

Under the Long-Term Incentive Plan, retirement is defined as termination of employment upon attaining at least age 55 and completing at least 15 years of accredited service. As Ms. Dennis has met these requirements, a termination of her employment other than for death or disability would be treated as a retirement under the plan. The amount reflected includes the target award for the outstanding periods 2023-2025 and 2024-2026 and does not take into account any potential increases from target as a result of LTIP metrics achieved, which upon death, disability or retirement, the participant is entitled to after completion of the respective LTIP award performance period. For more information, see “—Long-Term Incentive Plan.”

4. Mr. Greer

Potential Payments to Mr. Greer Upon Termination ($)

Benefit	Retirement, Death or Disability		Voluntary	For Cause	Without Cause	Without Cause or For Good Reason in Connection with Change in Control
Cash Severance(1)	—		—	—	1,393,981	4,411,870
Executive Annual Incentive Plan(2)	700,822		700,822	—	700,822	700,822
Oncor Salary Deferral Program(3)	—		—	—	—	—
Long-Term Incentive Plan(4)	3,021,972	(5)	1,737,150	—	1,737,150	3,021,972
Health & Welfare
- Medical/COBRA	—		—	—	47,808	47,808
- Dental/COBRA	—		—	—	3,036	3,036
Outplacement Assistance	—		—	—	25,000	25,000

Totals	$3,722,794		$2,437,972	$—	$3,907,797	$8,210,508

(1)

The amount under the “Without Cause” heading reflects the amount payable pursuant to the severance plan for non-executive employees which amount is greater than the amount payable pursuant to the Severance Plan. The amount under the “Without Cause or For Good Reason in Connection with Change in Control” reflects the amount payable pursuant to the Change in Control Policy.

(2)	A termination of employment for any reason other than cause on December 31, 2024, would entitle the participant to the full year award.
(3)

Mr. Greer is fully vested in the Oncor Salary Deferral Program as a result of his eligibility to retire under the Oncor Retirement Plan upon termination of employment, and therefore no additional vesting would occur as a result of any termination of his employment.

(4)	A termination of employment for any reason other than cause on December 31, 2024 would entitle the participant to the full award for the 2022-2024 period.
(5)

Under the Long-Term Incentive Plan, retirement is defined as termination of employment upon attaining at least age 55 and completing at least 15 years of accredited service. As Mr. Greer has met these requirements, a termination of his employment other than for death or disability would be treated as a retirement under the plan. The amount reflected includes the target award for the outstanding periods 2023-2025 and 2024-2026 and does not take into account any potential increases from target as a result of LTIP metrics achieved, which upon death, disability, or retirement, the participant is entitled to after completion of the respective LTIP award performance period. For more information, see “—Long-Term Incentive Plan.”

5. Mr. Henry

Potential Payments to Mr. Henry Upon Termination ($)

Benefit	Voluntary	For Cause	Death or Disability		Without Cause	Without Cause or For Good Reason in Connection with Change in Control
Cash Severance(1)	—	—	—		1,188,040	4,044,210
Executive Annual Incentive Plan(2)	601,552	—	601,552		601,552	601,552
Oncor Salary Deferral Program(3)	—	—	399,508		399,508	399,508
Long-Term Incentive Plan(4)	1,355,712	—	2,394,580	(5)	1,355,712	2,394,580
Health & Welfare
- Medical/COBRA	—	—	—		47,808	47,808
- Dental/COBRA	—	—	—		3,078	3,078
Outplacement Assistance	—	—	—		25,000	25,000

Totals	$1,957,264	$—	$3,395,640		$3,620,698	$7,515,736

(1)

The amount under the “Without Cause” heading reflects the amount payable pursuant to the Severance Plan. The amount under the “Without Cause or For Good Reason in Connection with Change in Control” reflects the amount payable pursuant to the Change in Control Policy.

(2)	A termination of employment for any reason other than cause on December 31, 2024, would entitle the participant to the full year award.
(3)

Amounts reported reflect the immediate vesting of unvested company matching contributions resulting from the occurrence of termination without cause, death, disability or termination for good reason following a change in control.

(4)	A termination of employment for any reason other than cause on December 31, 2024 would entitle the participant to the full award for the 2022-2024 period.
(5)

The amount reflected includes the target award for the outstanding periods 2023-2025 and 2024-2026 and does not take into account any potential increases from target as a result of LTIP metrics achieved, which upon death or disability, the participant is entitled to after completion of the respective LTIP award performance period. For more information, see “—Long-Term Incentive Plan.”

Change in Control Policy

Oncor maintains the Change in Control Policy for our senior leadership team, which consists of our executive officers.

The Change in Control Policy provides for the payment of transition benefits to eligible executives if the executive is terminated without cause or resigns for good reason within 24 months following a change in control.

The Change in Control Policy provides that cause has the definition assigned to such term in any employment agreement or change-in-control agreement in effect between the executive and Oncor or any other surviving entity in any change in control transaction or any affiliate thereof which employs the executive at the time of and/or following the change in control (Surviving Company) at the time of termination of employment. If no such agreement exists, cause is defined as (i) the executive engaging in conduct in carrying out his or her employment duties to the Surviving Company that constitutes (a) a breach of fiduciary duty to the Surviving Company or its equity holders, (b) gross neglect, or (c) gross misconduct resulting in material and objectively determinable damage to the business of the Surviving Company, or (ii) the indictment of the executive for, or the executive’s plea of nolo contendere to, a felony or misdemeanor involving moral turpitude. In addition, the Change in Control Policy provides that a termination shall not constitute a termination for cause unless the executive has received written notice specifying the alleged misconduct constituting cause, the executive has been given an opportunity to be heard by the board of directors of the Surviving Company, as applicable, and following such hearing, the applicable board of directors determines in good faith and by at least a two-thirds vote that the termination for cause is appropriate under the circumstances.

The Change in Control Policy defines good reason to mean any of the following events or actions taken without the express, voluntary consent of the executive: (i) a material reduction in the executive’s base salary or incentive compensation opportunity, other than a broad-based reduction of base salaries or incentive compensation of all similarly situated executives of the Surviving Company, unless such broad-based reduction only applies to former executives of Oncor; (ii) a material reduction in the aggregate type, level or value of benefits for which the executive is eligible, immediately prior to the change in control, other than a broad-based reduction applicable to all similarly situated executives of the Surviving Company, unless such reduction only applies to former executives of Oncor; (iii) a material reduction in the executive’s authority, duties or responsibilities, including an adverse change in (a) the executive’s title, reporting level, reporting line or structure, scope of responsibilities, or management authority, or (b) the scope or size of the business, entity, or budget for which the executive had responsibility, in each case as in effect immediately prior to the effective time of the change in control; (iv) the executive’s primary work location is relocated, resulting in an increase in the executive’s work commute in excess of thirty-five miles more than the executive’s work commute immediately prior to the change in control; (v) a material breach by the Surviving Company of the terms of any employment agreement with the executive; (vi) the failure of Oncor to obtain an agreement by the Surviving Company, if such entity is not Oncor, to fully assume and perform the provisions of the Change in Control Policy; or (vii) the executive is asked or required to resign in connection with a change in control and does so resign. In order to constitute a resignation with good reason, however, (x) the executive must provide written notice to the Surviving Company describing the event or condition constituting good reason within a period of not more than 90 days from the initial occurrence of such event or circumstance, (y) if the applicable event or circumstance is capable of being cured, the Surviving Company fails or refuses to fully remedy such event or circumstance within a 30-day cure period following the receipt of such notice, and (z) the executive terminates their employment within two years following the initial existence of one or more of the preceding events or actions.

The Change in Control Policy defines a change in control as any one or more of the following events: (i) the acquisition, in one transaction or a series of transactions, of direct or indirect ownership of the equity of Oncor or Sempra that, together with the equity held by such person or group, constitutes more than 50% of the total fair market value, total direct or indirect voting power, or the direct or indirect beneficial ownership of Oncor or Sempra, other than any acquisition of Oncor’s equity by a wholly-owned subsidiary of Sempra; (ii) the acquisition, during any 12-month period, by any person or group, in one transaction or a series of transactions, of direct or indirect equity of Oncor or Sempra that constitutes 30% or more of the total fair market value, the total direct or indirect voting power, or the direct or indirect beneficial ownership of Oncor or Sempra, other than any acquisition of Oncor equity by a wholly-owned subsidiary of Sempra; (iii) any sale, lease, exchange or other transfer (in one transaction or in a series of transactions) of all, or substantially all, of Oncor’s assets, other than to a wholly-owned subsidiary of Sempra; (iv) the consummation of a transaction for which the PUCT approved a transfer or change of control (operational or otherwise) of Oncor; or (v) a material change to the terms of the Approved Ring Fence (as defined in the LLC Agreement).

Our executive officers are eligible to receive the following under the Change in Control Policy:

•

A one-time lump sum cash severance payment in an amount equal to the greater of (i) a multiple (three times for our chief executive, executive vice presidents, chief financial officer and general counsel (Messrs. Nye, Clevenger, Greer, and Henry), and two times for each other executive officer) of the sum of the executive’s (a) annualized base salary and (b) target annual incentive award for the year of termination or resignation, or (ii) the amount determined under Oncor’s severance plan for non-executive employees (which pays two weeks of an employee’s pay for every year of service up to the 20th year of service, and three-weeks’ pay for every year of service above 20 years of service);

•	A cash bonus in an amount equal to a pro rata portion of the executive’s target annual incentive award for the year of termination;

•

Continued coverage at our or the Surviving Company’s expense, as applicable, under our health care benefit plans for the applicable COBRA period with the executive’s contribution for such plans being at the applicable employee rate for 18 months (unless and until the executive becomes eligible for benefits with another employer) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of the CEO, or six months, in the case of each other executive, and Oncor or the Surviving Company, as applicable, will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•

Outplacement assistance at our expense for 18 months, in the case of the CEO, or one year, in the case of the other executive officers, up to a maximum of $40,000 for the CEO, and $25,000 for other executives;

•	Reimbursement of reasonable legal fees and expenses incurred by an executive in disputing in good faith the benefits under the Change in Control Policy, up to a maximum of $250,000 for each executive;

•	Any vested, accrued benefits to which the executive is entitled under any of our employee benefits plans; and

•

If any of the severance benefits described in the Change in Control Policy or any other payments to be received by the executive shall result in an excise tax pursuant to Code Sections 280G or 4999 (excess parachute payments), payable by the executive, then depending on the amounts of any such payments, either (i) a tax gross-up payment will be made to the executive to cover such additional taxes or (ii) a reduction of benefits will be made pursuant to the Change in Control Policy to bring total applicable amounts payable to the executive under the Change in Control Policy and any other payments below the excise tax threshold.

The Change in Control Policy attaches a form of an agreement and release that each executive is required to sign prior to receipt of benefits under the Change in Control Policy, and such form of agreement and release contains a one-year non-solicitation period and provisions regarding confidentiality and non-disparagement. For a period of one year after a termination contemplated by the policy, a participant may not recruit, solicit, induce, encourage or in any way cause any employee, consultant or contractor engaged by Oncor or any affiliate to terminate his or her relationship with Oncor. The Change in Control Policy may be amended by our board of directors or a duly authorized committee of our board of directors at any time, except that any amendments that adversely affect the benefits available to eligible participants cannot be made within 24 months of a change in control or while the company is in the process of negotiating a potential transaction or event which, if consummated, would constitute a change in control.

Severance Plan

We maintain the Severance Plan for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•

Cause, which is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or, (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to the company, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders (including a breach or attempted breach of the restrictive covenants under the Severance Plan), (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to a felony or a misdemeanor involving moral turpitude;

•	Participation in our employee long-term disability plan or any successor plan; or

•	A transaction involving the company or any of its affiliates in which the executive is offered employment with a company involved in, or related to, the transaction.

Our executive officers are eligible to receive the following under the Severance Plan:

•

For covered executives other than our CEO, a one-time lump sum cash severance payment in an amount equal to the greater of (i) the covered executive’s annualized base salary in effect immediately before the termination, plus the covered executive’s target annual incentive award for the year of the termination, or (ii) the amount determined under Oncor’s severance plan for non-executive employees;

•

For our CEO, a one-time lump sum cash severance payment in an amount equal to the greater of: (i) (a) a multiple of two times base salary in effect immediately before the termination plus a multiple of two times the target annual incentive award for the year of termination, plus (b) the target annual incentive award for the year of the termination, or (ii) the amount determined under the Oncor’s severance plan for non-executive employees;

•

Continued coverage at our expense under our health care benefit plans for 18 months, with the executive’s contribution for such plans being at the applicable employee rate (unless and until the executive becomes eligible for coverage for benefits through employment with another employer, at which time the executive’s required contribution shall be the applicable COBRA rate) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of the CEO, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•

Outplacement assistance at the company’s expense for 18 months, in the case of the CEO, or one year, in the case of other executive officers, up to a maximum of $40,000 for the CEO, and $25,000 for other executives; and

•	Any vested accrued benefits to which the executive is entitled under Oncor’s employee benefits plans.

In order to receive benefits under the plan, a participant must enter into an agreement and release within 45 days of being notified by us of such participant’s eligibility to receive benefits under the plan. The Severance Plan also provides that for a period of one year after a termination contemplated by the plan, a participant may not recruit, solicit, induce or in any way cause any employee, consultant or contractor engaged by Oncor to terminate his or her relationship with Oncor. The Severance Plan also contains provisions relating to confidentiality and non-disparagement.

Executive Annual Incentive Plan

For information concerning change of control and termination payouts for awards granted under the Executive Annual Incentive Plan, see the narrative included in “—Compensation Elements—Executive Annual Incentive Plan.”

Long-Term Incentive Plan

For information concerning change of control and termination payouts for awards granted under the Long-Term Incentive Plan, see the narrative included in “—Compensation Elements—Long-Term Incentive Plan.”

Oncor Salary Deferral Program

For information concerning vesting upon a change of control and termination for good reason, see the narrative that follows the Nonqualified Deferred Compensation – 2024 table.

CEO Pay Ratio for Fiscal Year 2024

Pay Ratio

Our CEO to median employee pay ratio has been calculated in accordance with the rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and is calculated in a manner consistent with Item 402(u) of Regulation S-K. Mr. Nye’s annual total compensation for 2024, as shown in the Summary Compensation Table above, was $9,111,009.

The median Oncor employee’s annual total compensation in 2024 (other than Mr. Nye) was $173,358, calculated using the same methodology as used in the calculation of Mr. Nye’s annual total compensation in the Summary Compensation Table, consisting of base salary, bonus, non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings, and all other compensation (for the median employee, all other compensation consisted of the Oncor Thrift Plan company match). As a result, the ratio of Mr. Nye’s annual total compensation in 2024 to the median annual total compensation of all Oncor employees (other than Mr. Nye) in 2024 was 53:1, when calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Employee

We identified a median employee in 2024. For purposes of determining the median Oncor employee, we evaluated all employees, other than Mr. Nye, employed by Oncor as of November 1, 2024 and calculated each such employee’s total cash compensation through November 1, 2024 using each employee’s (i) base pay received through November 1, 2024 and (ii) cash compensation received through November 1, 2024 in the form of incentive compensation, bonuses, and any other cash payments (including, without limitation, any overtime adjustments, overtime meals, taxable reimbursable expenses, holiday pay, and salary deferral program payouts). We did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. The total compensation of each employee other than Mr. Nye was then ranked lowest to highest to determine the median employee. As a result of having an even-numbered employee population we used reasonable judgment to select the median employee that was best suited to serve as the median employee.

Annual Total Compensation

After identifying the median employee based on total cash compensation, as described above, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table above.

Risk Assessment of Compensation Policies and Practices

The O&C Committee reviews the compensation policies and practices applicable to Oncor’s employees (both executive and non-executive) annually during the first quarter of the year in order to determine whether such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Oncor. In February 2025, the O&C Committee concluded that current compensatory policies and practices do not create risks that are reasonably likely to have a material adverse effect on Oncor. In arriving at this conclusion, the O&C Committee discussed with management the various compensation policies and practices of the company and the compensation payable pursuant to each, and evaluated whether the compensation payable under each plan or policy could result in (i) incenting employees to take risks that could result in a material adverse effect to Oncor, or (ii) payments by the company significant enough to cause a material adverse effect to Oncor.

We believe that the following factors in our employee compensation program limit risks that could be reasonably likely to have a material adverse effect on the company:

•

Our compensation program is designed to provide a mix of base salary, annual cash incentives and (for eligible employees) long-term cash incentives, which we believe motivates employees to perform at high levels while mitigating any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•

We base both annual and long-term incentive compensation largely on the satisfaction of company operational metrics with the goal of motivating performance towards improving the services we provide our customers.

•

Our annual cash incentive programs for both executives and non-executives are subject to maximum payout levels, which help avoid excessive total compensation and reduce the incentive to engage in unnecessarily risky behavior.

•

We place an emphasis on individual, non-financial performance metrics in determining individual compensation amounts through annual incentive performance modifiers that can adjust awards upward or downward, which provides management (in the case of non-executive employees) and the O&C Committee (in the case of executive employees) the discretion in certain situations to adjust compensation downward if behaviors are not consistent with Oncor’s business values and objectives.

•

Long-term incentives for eligible employees under the Long-Term Incentive Plan are measured over three years to ensure employees have significant value tied to the long-term performance of the company.

•

We have internal controls over financial reporting and other financial, operational and compliance policies and practices designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. These policies and practices include (i) having the O&C Committee acting as the plan administrator for both the Executive Annual Incentive Plan and the Long-Term Incentive Plan, and (ii) an incentive compensation recovery policy adopted in December 2024 that gives the O&C Committee discretion to recover incentive compensation from officers to the extent such officer’s reckless or intentional misconduct contributes to certain financial statement restatements.

DIRECTOR COMPENSATION

The O&C Committee determines compensation for members of our board of directors. Directors who are current officers of Oncor and the member directors designated by each of Sempra (through Oncor Holdings) and Texas Transmission to serve on our board of directors do not receive any fees for their service as a director. See “Directors, Executive Officers and Corporate Governance—Director Appointments” for information regarding the designation of member directors. Oncor reimburses all directors for reasonable expenses incurred in connection with their services as directors.

The table below sets forth information regarding the aggregate compensation paid to the members of our board of directors during the fiscal year ended December 31, 2024, other than E. Allen Nye, Jr., whose compensation from Oncor is discussed in “—Compensation Discussion and Analysis” and “—Compensation Tables.” Mr. Nye did not receive any compensation for his service on our board of directors.

Name	Total Fees Earned or Paid in Cash ($)
Mark S. Berg (1)	—
Justin C. Bird (2)	—
Debra Hunter Johnson (3)	—
Robert A. Estrada (4)	287,500
Printice L. Gary (5)	287,500
Margaret S.C. Keliher (6)	267,500
Timothy A. Mack (7)	287,500
Jeffrey W. Martin (8)	—
Helen M. Newell (9)	—
Alice L. Rodriguez (10)	267,500
Luis J. Saenz (11)	267,500
Robert S. Shapard (12)	367,500
W. Kelvin Walker (13)	267,500
Steven J. Zucchet (14)	—

(1)	Mr. Berg was designated to serve on our board of directors on March 9, 2025. No fees were paid to Mr. Berg in 2024.
(2)

Mr. Bird is a member director who was designated to serve on our board of directors by Sempra (through Oncor Holdings) in January 2024. As a member director, Mr. Bird does not receive any compensation from Oncor for serving as a member of our board of directors.

(3)	Ms. Johnson was designated to serve on our board of directors on March 9, 2025. No fees were paid to Ms. Johnson in 2024.
(4)

Mr. Estrada’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 for serving as a member of our board of directors, (ii) $68,750 for the last quarter of 2024 for serving as a member of our board of directors, and (iii) $5,000 for each quarter of 2024 for serving as chair of the Audit Committee of our board of directors. Mr. Estrada resigned from our board of directors effective March 8, 2025 in connection with our LLC Agreement requirement that two Disinterested Directors roll off our board of directors. See “Directors, Executive Officers and Corporate Governance—Director Appointments” for more information.

(5)

Mr. Gary’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors, (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors, and (iii) $5,000 for each quarter of 2024 for serving as chair of the Governance and Sustainability Committee of our board of directors. Mr. Gary resigned from our board of directors effective March 8, 2025 in connection with our LLC Agreement requirement that two Disinterested Directors roll off our board of directors. See “Directors, Executive Officers and Corporate Governance—Director Appointments” for more information.

(6)

Ms. Keliher’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to her service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors and (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to her service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors.

(7)

Mr. Mack’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors, (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors, and (iii) $5,000 for each quarter of 2024 for serving as chair of the O&C Committee of our board of directors.

(8)

Mr. Martin is a member director who was designated to serve on our board of directors by Sempra (through Oncor Holdings) in March 2018. As a member director, Mr. Martin does not receive any compensation from Oncor for serving as a member of our board of directors.

(9)

Ms. Newell is a member director who was designated to serve on our board of directors by Texas Transmission in July 2019. As a member director, Ms. Newell does not receive any compensation from Oncor for serving as a member of our board of directors.

(10)

Ms. Rodriguez’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to her service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors and (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to her service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors.

(11)

Mr. Saenz’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors and (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors.

(12)

Mr. Shapard’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors, (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors, and (iii) $25,000 for each quarter of 2024 (of which $1,500 was attributable each quarter to his service as non-executive Chairman of the board of directors of Oncor Holdings) for serving as non-executive Chairman of our board of directors. Mr. Shapard, who retired as Oncor’s CEO in 2018, receives certain payments from Oncor attributable to his prior service as an employee under the Oncor Salary Deferral Program as well as certain healthcare premium reimbursements pursuant to our previous executive change in control policy. As these payments are attributable solely to his previous employment as an officer and are not related to his service as a director, these amounts are not included in this table as director compensation.

(13)

Mr. Walker’s “Total Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (i) $66,250 for each of the first three quarters of 2024 (of which $3,975 was attributable each quarter to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors and (ii) $68,750 for the last quarter of 2024 (of which $4,125 was attributable to his service as a member of the board of directors of Oncor Holdings) for serving as a member of our board of directors.

(14)

Mr. Zucchet is a member director who was designated to serve on our board of directors by Texas Transmission in November 2008. As a member director, Mr. Zucchet does not receive any compensation from Oncor for serving as a member of our board of directors.

The O&C Committee determines director compensation for the Disinterested Directors on our board of directors and our non-executive Chairman of the board of directors. All director fees are paid quarterly, in arrears. Each Disinterested Director and our non-executive Chairman receive a fee for serving on our board of directors. For the first three quarters of 2024 in which they served on our board of directors, each Disinterested Director and our non-executive Chairman (Mr. Shapard) received a fee of $66,250, of which amount $3,975 for each of the directors who also served on the board of directors of Oncor Holdings during such first three quarters was attributable to each such director’s service as a member of the board of directors of Oncor Holdings and was paid by Oncor but reimbursed to Oncor by Oncor Holdings. For the last quarter of 2024 in which they served on our board of directors, each Disinterested Director and our non-executive Chairman (Mr. Shapard) received a fee of $68,750, of which amount $4,125 for each of the directors who also served on the board of directors of Oncor Holdings in the last quarter of 2024 was attributable to each such director’s service as a member of the board of directors of Oncor Holdings and was paid by Oncor but reimbursed to Oncor by Oncor Holdings. In addition, the chair of the Audit Committee (Mr. Estrada) received an additional $5,000 quarterly fee, the chair of the Governance & Sustainability Committee (Mr. Gary) received an additional $5,000 quarterly fee, and the chair of the O&C Committee (Mr. Mack) received an additional $5,000 quarterly fee in 2024 for the extra responsibilities associated with each such positions. For each quarter of 2024, our non-executive Chairman (Mr. Shapard) received an additional $25,000 quarterly fee for the additional duties associated with that position (of which amount $1,500 was attributable each quarter to his service as non-executive Chairman of the board of directors of Oncor Holdings and was paid by Oncor but reimbursed to Oncor by Oncor Holdings).

In October 2024, the O&C Committee reviewed Meridian’s competitive market analysis of the fees received by our Disinterested Directors, our non-executive Chairman, and our committee chairs using the same peer group used in the October 2024 analysis of executive compensation. See “—Overview—Compensation Benchmarking and Market Data—October 2024 Competitive Market Analysis” for a description of this peer group. As a result of this review, the O&C Committee increased the fee to be paid to the Disinterested Directors and our non-executive Chairman to $68,750 per quarter, effective as of the quarter beginning October 1, 2024.

Our LLC Agreement provides that each of Sempra and Texas Transmission has the right to designate two member directors to serve on our board of directors. None of those four member director positions receives compensation from us for service as a director. Mr. Nye, our CEO, does not receive compensation for his service as a director. For a description of the independence standards applicable to our Disinterested Directors, see “Certain Relationships and Related Transactions, and Director Independence.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

As of September 30, 2025 and December 31, 2024, Oncor had no compensation plans in place that authorized the issuance of equity securities of Oncor.

Security Ownership of Equity Interests of Oncor by Certain Beneficial Owners and Management

The following table lists the number of limited liability company membership interests (LLC Units) of Oncor beneficially owned at December 31, 2025 by the holders of more than 5% of our LLC Units (based on information made available to Oncor), our current directors and the Named Executive Officers listed in “Executive Compensation—Summary Compensation Table.” See also “Our Business and Properties—Ownership Structure and Ring-Fencing Measures” and Note 1 to Annual Financial Statements for a discussion of the various ring-fencing measures that have been taken to enhance the separateness between us and entities with direct or indirect ownership interests in us. As a result of these measures, holders of our LLC Units do not control us, and the ring-fencing measures limit their ability to direct our management, policies and operations.

The amounts and percentages of LLC Units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Sempra (a)	509,587,500	80.25%
Texas Transmission Investment LLC (b)	125,412,500	19.75%

Name of Director or Named Executive Officer
Mark S. Berg	—	—
Justin C. Bird (c)	—	—
Don J. Clevenger	—	—
Deborah L. Dennis	—	—
James A. Greer	—	—
Matthew C. Henry	—	—
Debra Hunter Johnson	—	—
Margaret S. C. Keliher	—	—
Timothy A. Mack	—	—
Jeffrey W. Martin (d)	—	—
Helen M. Newell (e)	—	—
E. Allen Nye, Jr.	—	—
Alice L. Rodriguez	—	—
Luis J. Saenz	—	—
Robert S. Shapard	—	—
W. Kelvin Walker	—	—
Steven J. Zucchet (f)	—	—
All current directors and executive officers as a group (21 persons)	—	—

(a)

Reflects 509,587,500 LLC Units of Oncor owned by Oncor Holdings. The sole member of Oncor Holdings is STIH. The sole member of STIH is STH. STH is wholly owned by Sempra. The address of Oncor Holdings is 1616 Woodall Rodgers Freeway, Dallas, TX 75202 and the address of each of Sempra, STIH and STH is 488 8th Avenue, San Diego, CA 92101.

(b)

Texas Transmission beneficially owns 125,412,500 LLC Units of Oncor. The sole member of Texas Transmission is Texas Transmission Finco LLC (TTHC Finco), whose sole member is Texas Transmission Holdings Corporation (TTHC). The address of each of Texas Transmission, TTHC Finco, and TTHC is 1100 North Market Street, 4th Floor, Wilmington, DE 19890. BPC Transmission Trust (BPC Transmission) and Borealis Power Holdings Inc. (Borealis Power) may be deemed, as a result of their ownership of 50.5% of the shares of Class A Common Stock of TTHC (Class A Shares) and 50.5% of the shares of Class B Common Stock of TTHC (Class B Shares), respectively, and certain provisions of TTHC’s Second Amended and Restated Shareholders Agreement (which provide that BPC Transmission and Borealis Power, when acting together with Cheyne Walk Investment Pte Ltd (Cheyne Walk), may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. OMERS Administration Corporation (OAC), acting through its infrastructure entity, BPC Penco Corporation (BPC Penco) and BPC Penco’s entity, BPC Health Corporation, beneficially owns BPC Transmission and, therefore, OAC may also be deemed to have beneficial ownership of such LLC Units. Borealis Power and Borealis Infrastructure Health Management Inc. (the trustee of BPC Transmission) are wholly owned by Borealis Infrastructure Corporation and Borealis Management Trust owns 70% of the voting shares of Borealis Infrastructure Corporation. The trustee of Borealis Management Trust is Borealis Infrastructure Holdings Corporation and, therefore, Borealis Infrastructure Holdings Corporation may also be deemed to have beneficial ownership of such LLC Units. The address of OAC is 900-100 Adelaide Street West, Toronto, Ontario, Canada M5H OE2. The address of Borealis Infrastructure Holdings Corporation is 333 Bay Street, Suite 2400, Toronto, Ontario, Canada M5H 2T6. Cheyne Walk may be deemed, as a result of its ownership of 49.5% of each of the Class A Shares and the Class B Shares of TTHC, and certain provisions of TTHC’s Second Amended and Restated Shareholders Agreement (which provide that Cheyne Walk, when acting together with BPC Transmission and Borealis Power, may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Cheyne Walk shares the power to vote and the power to dispose of 49.5% of each of the Class A Shares and the Class B Shares of TTHC with GIC Special Investments Pte Ltd (GICSI) and GIC Private Limited (GICPL), both of which are private limited companies incorporated in Singapore. GICSI is wholly owned by GICPL, and is the private equity and infrastructure investment arm of GICPL. GICPL is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of the LLC Units held by Texas Transmission. The address of each of Cheyne Walk, GICSI and GICPL is 168 Robinson Road, #37-01, Capital Tower, Singapore 068912.

(c)	Mr. Bird is executive vice president of Sempra. Mr. Bird does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units beneficially owned by Sempra.
(d)

Mr. Martin is the chairman, chief executive officer and president of Sempra. Mr. Martin does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units beneficially owned by Sempra.

(e)

Ms. Newell is a managing director – infrastructure for GICSI and a member of the board of directors, treasurer, and senior vice president of TTHC. Ms. Newell does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission.

(f)

Mr. Zucchet is a member of the board of directors and holds the office of managing director of OMERS Infrastructure Management Inc. and is a member of the board of directors and senior vice president of TTHC. Mr. Zucchet does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our board of directors has adopted a written policy regarding related person transactions as part of our corporate governance guidelines. Under this policy, a related person transaction shall be consummated or shall continue only if:

1.

the Audit Committee of our board of directors approves or ratifies such transaction in accordance with the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2.	the transaction is approved by the Disinterested Directors; or

3.	the transaction involves compensation approved by the O&C Committee of the board of directors.

For purposes of this policy, the term “related person” means any related person pursuant to Item 404 of Regulation S-K of the Securities Act, except for transactions with Sempra and its affiliates (other than the Oncor Ring-Fenced Entities), which transactions are subject to restrictions set forth in our LLC Agreement.

A “related person transaction” is a transaction between us and a related person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act, if applicable), other than the types of transactions described below, which are deemed to be pre-approved by the Audit Committee:

1.

any compensation paid to an executive officer or director if the compensation is reported (or would have been reported, in the case of executive officers that are not named executive officers) under Item 402 of Regulation S-K of the Securities Act, provided that such executive officer or director is not an immediate family member of an executive officer or director and provided that the board of directors or the O&C Committee has approved such compensation;

2.

any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s (other than a partnership) ownership interests;

3.

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director;

4.

any transaction with a partnership in which a related person’s only relationship is as a limited partner, and the related person is not a general partner and does not hold another position in the partnership, and all related persons have an interest of less than 10% in the partnership;

5.

transactions where the related person’s interest arises solely from the ownership of Oncor’s equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis;

6.	transactions involving a related party where the rates or charges involved are determined by competitive bids;

7.	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, as rates or charges fixed in conformity with law or governmental authority;

8.	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar service;

9.	transactions available to all employees or customers generally (unless required to be disclosed under Item 404 of Regulation S-K of the Securities Act, if applicable);

10.	transactions involving less than $100,000 when aggregated with all similar transactions;

11.	transactions between Oncor and its subsidiaries or between subsidiaries of Oncor;

12.	transactions not required to be disclosed under Item 404 of Regulation S-K of the Securities Act; and

13.	open market purchases of Oncor or its subsidiaries’ debt or equity securities and interest payments on such debt securities.

Our board of directors has determined that it is appropriate for its Audit Committee to review and approve or ratify related person transactions. In unusual circumstances, we may enter into related person transactions in advance of receiving approval, provided that such related person transactions are reviewed and ratified as soon as reasonably practicable by the Audit Committee of the board of directors. If the Audit Committee determines not to ratify such transactions, we shall make all reasonable efforts to cancel or otherwise terminate such transactions.

The related person transactions policy described above also does not apply to Sempra and its subsidiaries and affiliates (other than the Oncor Ring-Fenced Entities), which are subject to restrictions set forth in our LLC Agreement. Our LLC Agreement requires that we maintain an arm’s-length relationship with the Sempra and its affiliates (other than the Oncor Ring-Fenced Entities) or any other direct or indirect equity holders of Oncor or Oncor Holdings, consistent with the PUCT’s rules applicable to Oncor, and only enter into transactions with Sempra and its affiliates (other than the Oncor Ring-Fenced Entities) that are both (i) on a commercially reasonable basis, and (ii) if such transaction is material, approved by (a) a majority of the members of our board of directors, and (b) prior to a Trigger Event (as defined in our LLC Agreement), the directors appointed by Texas Transmission, at least one of whom must be present and voting in order to approve the transaction.

Related Party Transactions

Operation Agreement With Sharyland

Pursuant to the PUCT order in Docket No. 48929 relating to Oncor’s 2019 acquisition of InfraREIT, Inc., we entered into an operation agreement with Sharyland pursuant to which we provide certain operation services to them at cost with no markup or profit. We provided Sharyland with approximately $577,000, $586,000, $659,000, and $639,000 worth of services pursuant to this agreement in the nine months ended September 30, 2025, and in full year 2024, 2023 and 2022, respectively. Sempra holds an indirect 50% indirect in Sharyland Holdings, L.P., the parent of Sharyland.

Our LLC Agreement requires that any material transactions with Sempra and its subsidiaries and affiliates (other than the Oncor Ring-Fenced Entities) be approved by a majority of our board of directors and the directors appointed by Texas Transmission present and voting, provided that at least one director appointed by Texas Transmission must be present and voting. The operation agreement was approved by our board of directors, including the directors appointed by Texas Transmission, who were both present and voting.

Tax Sharing Arrangements

We are not a member of another entity’s consolidated tax group, but our owners’ federal income tax returns include their portion of our results. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, and STH, we are generally obligated to make payments to our owners, pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. STH will file a combined Texas margin tax return which includes our results and our share of Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 to Annual Financial Statements under “Provision in Lieu of Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that they would be reimbursed to rate payers.

At September 30, 2025, we had $26 million net receivable from members under the agreement. It consisted of a current federal income taxes receivable totaling $48 million ($38 million receivable from Sempra and $10 million receivable from Texas Transmission), partially offset by Texas margin tax payable to Sempra totaling $22 million.

At December 31, 2024, we had $1 million net receivable from members under the agreement. It consisted of a current federal income taxes receivable totaling $30 million ($24 million receivable from Sempra and $6 million receivable from Texas Transmission), partially offset by Texas margin tax payable to Sempra totaling $29 million.

At December 31, 2023, we had $23 million net payables to members under the agreement. It consisted of a current Texas margin tax payable to Sempra totaling $27 million and federal income taxes receivable totaling $4 million ($3 million receivable from Sempra and $1 million receivable from Texas Transmission).

At December 31, 2022, we had $45 million net payables to members under the agreement. It consisted of a current Texas margin tax payable to Sempra totaling $27 million and federal income taxes payable totaling $18 million ($14 million payable to Sempra and $4 million payable to Texas Transmission).

We made net in lieu of income tax payments of $31 million (including $31 million in Texas margin tax-related payments to Sempra) in the nine months ended September 30, 2025.

We made net in lieu of income tax payments of $74 million (including $36 million and $9 million in federal income tax-related payments to Sempra and Texas Transmission, respectively, and $29 million in Texas margin tax-related payments to Sempra) in the year ended December 31, 2024.

We made net in lieu of income tax payments of $137 million (including $87 million and $22 million in federal income tax-related payments to Sempra and Texas Transmission, respectively, and $28 million in Texas margin tax-related payments to Sempra) in the year ended December 31, 2023.

We made net in lieu of income tax payments of $123 million (including $79 million and $20 million in federal income tax-related payments to Sempra and Texas Transmission, respectively, and $24 million in Texas margin tax-related payments to Sempra) in the year ended December 31, 2022.

LLC Agreement of Oncor

In March 2018, in connection with Sempra’s indirect acquisition of Oncor Holdings, Oncor’s LLC Agreement was amended and restated in its entirety as set forth in the LLC Agreement. The LLC Agreement of Oncor among other things, sets out the members’ respective governance rights in respect of their ownership interests in Oncor. Among other things, the LLC Agreement provides for the management of Oncor by a board of directors consisting of 13 members, including seven Disinterested Directors, two directors designated by Texas Transmission (subject to certain conditions), two directors designated indirectly by Sempra and two directors that are current or former officers of Oncor. Texas Transmission also has the right to designate one non-voting observer to the board of directors, who is entitled to attend all meetings of the board of directors (subject to certain exceptions) and receive copies of all notices and materials provided to the board of directors.

The LLC Agreement prohibits Oncor and its subsidiaries from taking certain material actions outside the ordinary course of business without prior approvals by the members, some or all of the Disinterested Directors and/or the directors designated by one or more of the members. The LLC Agreement also sets forth certain separateness undertakings to ensure Oncor’s legal and financial separateness from Sempra and its direct and indirect subsidiaries (other than the Oncor Ring-Fenced Entities). Additionally, the LLC Agreement contains provisions regulating capital accounts of members, allocations of profits and losses and tax allocation and withholding.

The LLC Agreement describes Oncor’s procedures and limitations on declaring and paying distributions to members. Pursuant to the LLC Agreement, we cannot make any distributions to members (other than contractual tax payments) that would cause us to exceed the PUCT’s authorized debt-to-equity ratio. The distribution restrictions also include the ability of a majority of the Disinterested Directors, or either of the two member directors designated to serve on our board of directors by Texas Transmission, to limit distributions (other than contractual tax payments) to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to-equity ratio commitment). In addition, the LLC Agreement provides that if Oncor’s senior secured debt credit rating by any one of S&P, Moody’s or Fitch falls below BBB (Baa2) we must suspend distributions (other than contractual tax payments) until otherwise permitted to do so by the PUCT, and requires that Oncor notify the PUCT if either the credit rating of either Sempra or Oncor falls below its then current level. Distributions also cannot be made to the extent they would violate any applicable laws or regulations. Our LLC Agreement requires that any changes to such procedures and limitations be approved by Oncor Holdings and Texas Transmission and a majority of our board of directors present and voting, which must include (i) a majority of the Disinterested Directors, (ii) both directors appointed to serve on our board of directors by Sempra (through Oncor Holdings), (iii) both directors that are current or former officers of Oncor, and (iv) the directors designated to serve on our board of directors by Texas Transmission who are present and voting, provided that at least one such director must be present and voting in order to approve such matter.

In addition, any annual or multi-year budget with an aggregate amount of capital or operating and maintenance expenditures that are greater than or less than 10% of the capital or operating and maintenance expenditures in the annual budget for the immediately prior fiscal year or multi-year period, as applicable, must be approved by (i) a majority of the Disinterested Directors and (ii) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action. Also, any acquisition of or investment in any third party which involves the purchase of or investment in assets located outside the State of Texas for consideration in an amount greater than $1.5 billion must be approved by (a) a majority of the Disinterested Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action.

Registration Rights Agreement

In November 2008, we entered into a registration rights agreement (Registration Rights Agreement) by and among us, Oncor Holdings, Texas Transmission and STH. The Registration Rights Agreement grants customary registration rights to certain of our members. Subject to certain limitations set forth in the Registration Rights Agreement, these rights include the following: (i) the right of Oncor Holdings and Texas Transmission to demand that we register a specified amount of membership interests in accordance with the Securities Act; (ii) the right of both Oncor Holdings and Texas Transmission to demand registration of a specified amount of membership interests following an initial public offering; and (iii) the right of all members that are parties to the Registration Rights Agreement to have their membership interests registered if we propose to file a registration statement relating to an offering of membership interests (with certain exceptions).

Subject to certain exceptions, whenever we are required to effect the registration of any membership interests pursuant to the Registration Rights Agreement, we have agreed to use our best efforts to cause the applicable registration statement to become effective, and to keep each such registration statement effective until the earlier of (a) at least 180 days (or two years for a shelf registration statement) or (b) the time at which all securities registered under such registration statement have been sold.

Investor Rights Agreement

The investor rights agreement dated as of November 5, 2008, by and among Oncor, Oncor Holdings, Texas Transmission, STH and any other persons that subsequently become a party thereto (Investor Rights Agreement) governs certain rights of certain members of Oncor and STH arising out of their direct or indirect ownership of Oncor membership interests, including, without limitation, transfers of Oncor membership interests and restrictions thereon. Texas Transmission may transfer its Oncor membership interests under a registration statement or pursuant to applicable securities laws. The Investor Rights Agreement also grants Texas Transmission certain “tag-along” rights in relation to certain sales of Oncor membership interests by Oncor Holdings. Subject to certain conditions, these “tag-along” rights allow Texas Transmission to sell a pro-rata portion of its Oncor membership interests in the event of a sale of Oncor membership interests by Oncor Holdings on the same terms as Oncor Holdings would receive for its Oncor membership interests. The agreement further provides that under certain offerings of equity securities occurring before an initial public offering of Oncor, Texas Transmission and Oncor Holdings will receive preemptive rights to purchase their pro-rata share of the equity securities to be sold pursuant to such offerings. The Investor Rights Agreement also provides STH and Sempra with a right of first refusal to purchase any Oncor membership interests to be sold in a permitted sale by Texas Transmission or its permitted transferees.

Additionally, STH, Sempra, certain of Sempra’s subsidiaries and Oncor Holdings have certain “drag-along” rights in relation to offers from third-parties to purchase their directly or indirectly owned membership interests in Oncor, where the resulting sale would constitute a change of control of Oncor. These “drag-along” rights compel Texas Transmission and all other members of Oncor to sell or otherwise transfer their membership interests in Oncor on substantially the same terms as STH, Sempra or Oncor Holdings (as applicable). Pursuant to the Investor Rights Agreement, all members of Oncor that have entered into such agreement must cooperate with Oncor in connection with an initial public offering of Oncor.

Transactions with Affiliates and Portfolio Companies of Certain of our Beneficial Owners

The beneficial owners of Texas Transmission include various entities and funds who make equity investments in various companies (Portfolio Companies) in the ordinary course of their business. We have in the past entered into, and may continue to enter into, transactions with Portfolio Companies or their affiliates in the ordinary course of business on an arm’s-length basis, which may indirectly result in revenues to beneficial owners of Texas Transmission.

Director Independence

Our LLC Agreement provides that seven members of our board of directors must be Disinterested Directors. For a director to be deemed a Disinterested Director, our board of directors must affirmatively determine that (i) such director has not had within the previous ten years, nor currently has, a material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings and (ii) that such director meets the independence standards in Section 303A of the NYSE Listed Company Manual in all material respects in relation to Sempra or its subsidiaries and affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

Our board of directors considers which of its members qualify as Disinterested Directors annually, in part by reviewing relevant relationships with organizations with which our directors are affiliated. Our board of directors has determined that each of Messrs. Berg, Mack, Saenz and Walker and Mses. Johnson, Keliher and Rodriguez qualify as both independent directors under the NYSE independence standards and as Disinterested Directors under the standards in our LLC Agreement. Prior to their resignations from our board of directors in March 2025, Messrs. Estrada and Gary were also determined to qualify as both independent directors under the NYSE independence standards and as Disinterested Directors under the standards in our LLC Agreement.

In connection with its review and determination of independence under the NYSE independence standards, our board of directors considered what it viewed as certain non-material relationships and transactions involving our directors, including that Oncor is a dues paying member and has served as a corporate sponsor of the annual meeting of the Dallas Citizens Council, a 501(c)(6) nonprofit organization where Mr. Walker serves as the chief executive officer and Oncor’s chief executive serves on its board of directors.

Mr. Shapard is our Chairman of our board of directors and presides at all meetings of our board of directors. He was appointed non-executive Chairman of our board of directors effective upon Sempra’s March 2018 indirect acquisition of Oncor Holdings. Prior to that time, Mr. Shapard served as our Chief Executive.

Our board of directors has designated an Audit Committee, Finance Committee, Governance and Sustainability Committee and O&C Committee to exercise certain powers and authorities of the board of the directors. Members of these committees are not required by our LLC Agreement or board of directors to meet any independence standards. Mr. Zucchet, who was designated to serve on our board of directors by Texas Transmission in November 2008, has served on the O&C Committee since May 2010, the Governance and Sustainability Committee since February 2011, and the Finance Committee since February 2025. Ms. Newell, who was designated to serve on our board of directors by Texas Transmission in July 2019, has served on the Audit Committee since such date and the Finance Committee since February 2025. Mr. Martin, who was designated to serve on our board of directors by Sempra (through Oncor Holdings) in March 2018, has served on the O&C Committee since April 2020. Mr. Bird, who was designated to serve on our board of directors by Sempra (through Oncor Holdings) in January 2024, has served on the Audit Committee and the Governance and Sustainability Committee since January 2024 and the Finance Committee since February 2025. None of Messrs. Bird, Martin, or Zucchet or Ms. Newell qualifies as independent under the NYSE independence standards or as a Disinterested Director for purposes of our LLC Agreement.

For information on the structure of our board of directors, see “Directors, Executive Officers and Corporate Governance—Director Appointments.”

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

The outstanding 2029 notes were sold to an initial purchaser on January 14, 2025 pursuant to a purchase agreement. The outstanding 2027 notes, the outstanding 2035 notes, and the outstanding 2055 notes were sold to the initial purchasers on March 20, 2025 pursuant to a purchase agreement. The respective initial purchasers subsequently sold the outstanding notes to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

In connection with each of the issuances of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of such private offerings in which we agreed, under certain circumstances, to file a registration statement relating to offers to exchange the outstanding notes for exchange notes of the respective series and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act on or prior to April 1, 2026, with respect to the outstanding notes (such date, the target registration date) and to consummate the exchange offers on or prior to May 15, 2026, with respect to the outstanding notes (such date, the consummation date). The exchange notes will have terms identical in all material respects to the respective series of outstanding notes, except that the exchange notes will be registered under the Securities Act and do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement applicable to such outstanding notes. The 2029 exchange notes will have substantially the same terms, including, without limitation, the same maturity date and interest payment dates, as the initial 2029 notes, and will be part of the same series as the initial 2029 notes. The 2029 exchange notes are expected to be designated by the same CUSIP number as, and be fungible with, the exchanged initial 2029 notes.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the applicable registration rights agreement and keep the statement effective for two years after the effective date of the shelf registration statement, subject to extension under the terms of the applicable registration rights agreement, or such shorter period terminating when all of the applicable outstanding notes cease to be Registrable Securities (as defined in the applicable registration rights agreement). These circumstances include:

•

if because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC, the exchange notes received by holders, other than certain specified holders, are not or would not be transferable by such holders without restriction under the Securities Act;

•	if the exchange offers are not consummated on or prior to the applicable consummation date;

•	if any initial purchaser of the outstanding notes so requests with respect to the outstanding notes not eligible to be exchanged for exchange notes in the exchange offer;

•

if any holder of outstanding notes (other than a participating broker-dealer) is not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or, in the case of any holder of outstanding notes (other than a participating broker-dealer) that participated in the exchange offer, such holder does not receive freely tradable exchange notes on the date of the exchange and such holder so requests; or

•

if we elect to file a shelf registration statement covering resales of the outstanding notes or the exchange notes, as the case may be, in lieu of (or in case of the immediately preceding circumstance, in addition to) conducting the exchange offers.

Except for certain circumstances specified in the applicable registration rights agreement, if (1) a registration statement relating to the exchange offers or a shelf registration statement has not become or been declared effective by the deadlines discussed above, (2) the exchange offers have not been consummated by the deadlines discussed above, or (3) a registration statement relating to the outstanding notes or the exchange notes, as the case may be, has been declared effective and such registration statement ceases to be effective at any time during the applicable registration period (subject to certain exceptions) (each of (1), (2) and (3) above, a Registration Default; each period during which a Registration Default has occurred and is continuing, a Registration Default Period), then, as liquidated damages for the Registration Default, additional interest shall accrue on the principal amount of the affected outstanding notes or the exchange notes, as the case may be, at a rate of 0.50% per annum with respect to the applicable outstanding notes or exchange notes over the interest rate otherwise provided for under the applicable outstanding notes or exchange notes for the remaining period during which a Registration Default continues, but not later than the second anniversary of the issue date of the outstanding notes. If we cure all Registration Defaults, the interest rate on the applicable outstanding notes or exchange notes will revert to the original level.

If you wish to exchange your outstanding notes for exchange notes in any of the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes and that it did not purchase its outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offers any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offers.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement applicable to such outstanding notes. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the Indenture. For a description of the Indenture, see “Description of the Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. We intend to conduct the exchange offers in accordance with the provisions of the applicable registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to such holders’ series of outstanding notes, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the applicable registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, we expressly reserve the right to amend or terminate the exchange offers and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you did not purchase your outstanding notes from us or any of our affiliates. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your outstanding notes into the exchange offers. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into the exchange offers and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extensions and Amendments

The exchange offers expire at 5:00 p.m., New York City time, on      , 2026, which we refer to as the “expiration date”. However, if we, in our sole discretion, extend the period of time for which the exchange offers are open, the term “expiration date” will mean the latest date to which we shall have extended the expiration of the exchange offers.

To extend the period of time during which the exchange offers are open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offers);

•

to extend the expiration date and retain all outstanding notes tendered in the exchange offers, subject to your right to withdraw your tendered outstanding notes as described under “—Withdrawal Rights”;

•	to terminate the exchange offers if we determine that any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied; and

•

subject to the terms of the applicable registration rights agreement, to amend the terms of the exchange offers in any manner or waive any condition to the exchange offers. In the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice (which may take the form of a press release or other public announcement) to the registered holders of the outstanding notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, or if we waive a material condition to the exchange offers, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

In the event we terminate the exchange offers, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend any of the exchange offers as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers”; or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to the holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offers. We also expressly reserve the right to amend or terminate any of the exchange offers and to reject for exchange any outstanding notes not previously accepted for exchange if we determine that any of the conditions of the exchange offers specified above have not been satisfied. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Written notice to the holders may take the form of a press release or other public announcement.

We reserve the right to waive any defects, irregularities or conditions to the exchange offers as to particular outstanding notes. These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offers in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (TIA).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offers, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration of the exchange offers;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration of the exchange offers; or

•	you must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Your tender, if not withdrawn prior to the expiration of the exchange offers, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. If you determine to make delivery by mail, we suggest that you use properly insured, registered mail with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration of the exchange offers. Letters of transmittal and certificates representing outstanding notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility. No alternative, conditional or contingent tenders of outstanding notes will be accepted. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offers. Signatures on the letter of transmittal or a notice of withdrawal (as described below in “—Withdrawal Rights”), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (FINRA), a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of outstanding notes for exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, or a “book-entry confirmation,” prior to the expiration date.

In addition, in order to receive exchange notes for tendered outstanding notes, an agent’s message in connection with a book-entry transfer into the exchange agent’s account at the book-entry transfer facility or the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents must be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration of the exchange offers. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent prior to the expiration of the exchange offers must tender their outstanding notes according to the guaranteed delivery procedures described below. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date of the exchange offers, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three NYSE trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, with any required signature guarantees or a properly transmitted agent’s message, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three NYSE trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Acceptance of Outstanding Notes for Exchange

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offers only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration of the exchange offers.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. None of Oncor, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any certificates representing outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration of the exchange offers or termination of the exchange offers.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice by letter of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time prior to the expiration of the exchange offers.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offers. The Bank of New York Mellon Trust Company, N.A. also acts as trustee under the Indenture.

You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent as follows:

By Email	By Telephone
CT_REORG_UNIT_INQUIRIES@bnymellon.com	(Raman) Uthandarama K (615) 381-1655

You should deliver all executed letters of transmittal as follows:

By Mail, Overnight Courier or Hand Delivery

The Bank of New York Mellon Trust Company, N.A. Corporate Trust 500 Ross Street, Suite 625 Pittsburgh, Pennsylvania 15262 Attn: (Raman) Uthandaraman K

If you deliver the letter of transmittal to an address other than the one set forth above that delivery will not be effective.

Fees and Expenses

The applicable registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the applicable Offering Memorandum.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

On January 14, 2025, we issued $100,000,000 aggregate principal amount of outstanding 2029 notes in a private offering. The outstanding 2029 notes were an additional issuance of the initial 2029 notes. On March 20, 2025, we issued $500,000,000 aggregate principal amount of outstanding 2027 notes, $650,000,000 aggregate principal amount of outstanding 2035 notes, and $650,000,000 aggregate principal amount of outstanding 2055 notes in a private offering.

The Indenture and the officer’s certificates relating to the applicable notes (each, an Officer’s Certificate) establish the terms of the notes. The applicable notes are a series of debt securities that we may issue under the Indenture. The notes and all other debt securities issued under the Indenture are collectively referred to herein as Debt Securities. The Indenture permits us to issue an unlimited amount of Debt Securities from time to time, subject to certain limitations under the Indenture and the Deed of Trust. See “—Securing Additional Obligations” and “—Limitation on Secured Debt” below. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that we may from time to time, without the consent of the existing holders of the notes of any series, create and issue further Debt Securities ranking equally with, and otherwise identical in all respects to, the notes, except for the issue price, the date from which interest first accrues on such Debt Securities and the first interest payment date on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of notes.

The Indenture, each Officer’s Certificate and the Deed of Trust contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the notes, the Indenture or the Deed of Trust. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, each Officer’s Certificate and the Deed of Trust, including definitions of certain terms used therein. We also include references in parentheses to certain sections of the Indenture and Deed of Trust. Whenever we refer to particular sections or defined terms of the Indenture or the Deed of Trust in this prospectus, those sections or defined terms are incorporated by reference herein.

The exchange notes will be senior secured obligations of Oncor and will rank pari passu with our other senior secured indebtedness. The exchange notes will be senior in right of payment to all subordinated indebtedness and effectively senior, to the extent of the value of the Collateral, to indebtedness under the Credit Facilities, the Term Loan Agreement and the CP Program. In addition, the exchange notes will be structurally subordinated in right of payment to all of Receivables LLC’s existing and future secured indebtedness under the AR Facility to the extent of the value of the collateral securing the AR Facility. At September 30, 2025, we had no borrowings nor letters of credit issued under the $2B Credit Facility, no borrowings under the $1B Credit Facility, $480 million outstanding under the $500M Credit Facility, no CP Notes outstanding, and no borrowings under the AR Facility. At September 30, 2025, we had (1) $15,895 million principal amount of US dollar-denominated senior secured debt outstanding, (2) €1,200 million principal amount of euro-denominated senior secured debt outstanding, and (3) C$500 million principal amount of Canadian dollar-denominated senior secured debt outstanding, all of which is secured by the Collateral. For more information regarding our long-term debt activity subsequent to September 30, 2025, see “Summary—Recent Developments” in this prospectus.

The exchange notes will be issuable in the form of fully registered notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange notes will be represented by one or more global certificates, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Exchange notes sold pursuant to Regulation S will be evidenced by one or more separate global certificates and will be registered in the name of Cede & Co., as registered owner and as nominee for DTC for the accounts of Euroclear and Clearstream. DTC will act as securities depositary for the exchange notes, with certain exceptions. Purchases of beneficial interests in these global certificates will be made in book-entry form. See “—Book-Entry” below.

The 2029 exchange notes will have substantially the same terms, including, without limitation, the same maturity date and interest payment dates, as the initial 2029 notes, and will be part of the same series as the initial 2029 notes. The 2029 exchange notes are expected to be designated by the same CUSIP number as, and be fungible with, the exchanged initial 2029 notes.

The notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York Mellon, New York, New York.

Maturity and Interest

The 2027 exchange notes will mature on March 20, 2027. Interest on the 2027 exchange notes will:

•	be payable in U.S. dollars at the rate of 4.50%;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on March 20 and September 20 of each year, and at maturity, beginning on March 20, 2026;

•	accrue from, and including, September 20, 2025; and

•	be paid to the persons in whose names the 2027 exchange notes are registered at the close of business on the 15th calendar day before each interest payment date for the 2027 exchange notes.

The 2029 exchange notes will mature on November 1, 2029. Interest on the 2029 exchange notes will:

•	be payable in U.S. dollars at the rate of 4.65%;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on May 1 and November 1 of each year, and at maturity, beginning on May 1, 2026;

•	accrue from, and including, November 1, 2025; and

•	be paid to the persons in whose names the 2029 exchange notes are registered at the close of business on the 15th calendar day before each interest payment date for the 2029 exchange notes.

The 2035 exchange notes will mature on April 1, 2035. Interest on the 2035 exchange notes will:

•	be payable in U.S. dollars at the rate of 5.35%;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on April 1 and October 1 of each year, and at maturity, beginning on April 1, 2026;

•	accrue from, and including, October 1, 2025; and

•	be paid to the persons in whose names the 2035 exchange notes are registered at the close of business on the 15th calendar day before each interest payment date for the 2035 exchange notes.

The 2055 exchange notes will mature on April 1, 2055. Interest on the 2055 exchange notes will:

•	be payable in U.S. dollars at the rate of 5.80%;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on April 1 and October 1 of each year, and at maturity, beginning on April 1, 2026;

•	accrue from, and including, October 1, 2025; and

•	be paid to the persons in whose names the 2055 exchange notes are registered at the close of business on the 15th calendar day before each interest payment date for the 2055 exchange notes.

We will not be required to make transfers or exchanges of the exchange notes for a period of 15 calendar days before an interest payment date.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date, maturity date or redemption date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. The term “business day” means, with respect to any note, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption

We may redeem the 2027 exchange notes, at our option, in whole, at any time, or in part, from time to time. If we redeem all or any part of the 2027 exchange notes prior to their maturity date, we will pay a “make whole” redemption price (expressed as a percentage of principal amount rounded to three decimal places) equal to the greater of:

•

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and

•	(2) 100% of the principal amount of the 2027 exchange notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date of the 2027 exchange notes being redeemed.

We may redeem the 2029 exchange notes, at our option, in whole at any time or in part from time to time. If we redeem all or any part of the 2029 exchange notes prior to October 1, 2029 (the 2029 notes par call date), we will pay a “make whole” redemption price (expressed as a percentage of principal amount rounded to three decimal places) equal to the greater of:

•

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 exchange notes matured on the 2029 notes par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and

•	(2) 100% of the principal amount of the 2029 exchange notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date of the 2029 exchange notes being redeemed.

On or after the 2029 notes par call date, in the case of the 2029 exchange notes, we may redeem the 2029 exchange notes, at our option, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 2029 exchange notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date of the 2029 exchange notes.

We may redeem the 2035 exchange notes, at our option, in whole at any time or in part from time to time. If we redeem all or any part of the 2035 exchange notes prior to January 1, 2035 (the 2035 notes par call date), we will pay a “make whole” redemption price (expressed as a percentage of principal amount rounded to three decimal places) equal to the greater of:

•

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 exchange notes matured on the 2035 notes par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

•	(2) 100% of the principal amount of the 2035 exchange notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date of the 2035 exchange notes being redeemed.

On or after the 2035 notes par call date, in the case of the 2035 exchange notes, we may redeem the 2035 exchange notes, at our option, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 2035 exchange notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date of the 2035 exchange notes.

We may redeem the 2055 exchange notes, at our option, in whole at any time or in part from time to time. If we redeem all or any part of the 2055 exchange notes prior to October 1, 2054 (the 2055 notes par call date), we will pay a “make whole” redemption price (expressed as a percentage of principal amount rounded to three decimal places) equal to the greater of:

•

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 exchange notes matured on the 2055 notes par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

•	(2) 100% of the principal amount of the 2055 exchange notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date of the 2055 exchange notes being redeemed.

On or after the 2055 notes par call date, in the case of the 2055 exchange notes, we may redeem the 2055 exchange notes, at our option, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 2055 exchange notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date of the 2055 exchange notes.

We will give notice of our intent to redeem the exchange notes at least 10 days prior to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (H.15) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (H.15 TCM). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (or maturity date in the case of the 2027 exchange notes) (the Remaining Life); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable par call date (or maturity date in the case of the 2027 exchange notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date (or maturity date in the case of the 2027 exchange notes), as applicable. If there is no United States Treasury security maturing on the applicable par call date (or maturity date in the case of the 2027 exchange notes) but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date (or maturity date in the case of the 2027 exchange notes), one with a maturity date preceding the applicable par call date (or maturity date in the case of the 2027 exchange notes) and one with a maturity date following the applicable par call date (or maturity date in the case of the 2027 exchange notes), we shall select the United States Treasury security with a maturity date preceding the applicable par call date (or maturity date in the case of the 2027 exchange notes). If there are two or more United States Treasury securities maturing on the applicable par call date (or maturity date in the case of the 2027 exchange notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

If, at the time notice of optional redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice will be of no effect unless such moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the applicable exchange notes or portions thereof called for redemption.

If less than all of the notes are being redeemed, the notes or portions of the notes being redeemed shall be selected by the Trustee in accordance with Section 503 of the Indenture; provided, that, if the notes are represented by one or more global certificates, beneficial interests therein shall be selected for redemption by DTC in accordance with its applicable standard procedures therefor.

We will notify the Trustee of the redemption price prior to the redemption date. The Trustee may rely upon the redemption price contained in any such notice from us, and the Trustee shall not be responsible for, or be liable in connection with, the calculation of such redemption price (or any component thereof).

Payment and Paying Agents

Interest on each note payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any note, the defaulted interest may be paid to the holder of that note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

Principal, premium, if any, and interest on the notes at maturity will be payable upon presentation of the notes at the corporate trust office of The Bank of New York Mellon in the City of New York, as agent of The Bank of New York Mellon Trust Company, N.A., as paying agent for Oncor (the Paying Agent). However, we may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. We may change the place of payment on the notes, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at our discretion. (Indenture, Section 702.)

Registration and Transfer

The transfer of notes may be registered, and notes may be exchanged for other notes of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices or agency of the Trustee in New York, New York. (Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the notes. (Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the notes. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or the exchange of:

•	any note during the 15 days before an interest payment date,

•	any note during the 15 days before giving any notice of redemption, or

•	any note selected for redemption in whole or in part except the unredeemed portion of any note being redeemed in part.

(Indenture, Section 305.)

Security

Except as described below under this heading and under “—Securing Additional Obligations,” and subject to the exceptions discussed under “—Release of Collateral,” all Debt Securities and other secured indebtedness of Oncor issued under the Indenture while the lien under the Deed of Trust is in effect will be secured equally and ratably, by a lien on all of the Collateral, which consists of our right, title and interest in and to all property, real, personal and mixed, wherever located, including the following property (other than Excepted Property, as defined herein):

•	all real property owned in fee, easements and other interests in real property that are specifically described in the Deed of Trust;

•

all facilities, machinery, equipment and fixtures for the transmission and distribution of electric energy, including, but not limited to, all switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of those purposes;

•	all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in the previous two bullets;

•

all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in the second bullet point above; and

•	all of the property listed above in the process of construction.

“Excepted Property” means among other things, the following types of property: (1) cash and securities; (2) contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments and chattel paper; (3) all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, transition property, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; (4) governmental and other licenses, permits, franchises, consents and allowances; (5) intellectual property rights and other general intangibles; (6) vehicles, movable equipment, aircraft and vessels; (7) all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; (8) materials, supplies, inventory and other personal property consumable in the operation of the Collateral; (9) fuel; (10) tools and equipment; (11) furniture and furnishings; (12) computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures that are part of the Collateral; (13) coal, lignite, ore, gas, oil and other minerals and timber rights; (14) electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; (15) real property and facilities used primarily for the production or gathering of natural gas; (16) leasehold interests; (17) all property which is or has been released from the Deed of Trust; (18) all property located outside of the State of Texas; (19) all property and plants used by us in the generation of electricity; and (20) all property not acquired or constructed by us for use in our electric transmission and distribution business. (Deed of Trust, Section 1.)

The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.)

As described above, the exchange notes will be secured by liens on the Collateral. At September 30, 2025, the net book value of the Collateral, after taking into account retirements, was approximately $32,532 million. The exchange notes will be senior secured obligations of Oncor that will rank equally with all Debt Securities and Oncor’s other outstanding senior secured indebtedness. At September 30, 2025, we had (1) $15,895 million principal amount of US dollar-denominated senior secured debt outstanding, (2) €1,200 million principal amount of euro-denominated senior secured debt outstanding, and (3) C$500 million principal amount of Canadian dollar-denominated senior secured debt outstanding, all of which is secured by the Collateral. For more information regarding our long-term debt activity subsequent to September 30, 2025, see “Summary—Recent Developments” in this prospectus.

Permitted Liens

The lien granted pursuant to the Deed of Trust is subject to permitted liens described in the Indenture and the Indenture and Deed of Trust dated as of May 1, 2002 between Oncor and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly the Bank of New York) (the May 2002 Indenture). These permitted liens include: (1) liens existing at the date of the May 2002 Indenture; (2) liens on property at the time we acquire the property; (3) tax liens and other governmental charges which are not delinquent or which are being contested in good faith; (4) liens incurred or created in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds; (5) liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for any substation, transmission line, transportation line, distribution line, right of way or similar purpose; (6) mechanics’ and materialmen’s liens; (7) certain leases and leasehold interests; (8) rights reserved to or vested in government authorities; (9) rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of the property; (10) liens on the interests of persons other than us in our property; (11) liens which have been bonded or for which other security arrangements have been made; (12) purchase money liens and liens related to the acquisition of property; (13) liens which secure obligations under the Indenture and the May 2002 Indenture equally and ratably with other secured obligations of ours; (14) liens on our property to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our net tangible assets or 10% of our capitalization; (15) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of our property; (16) rights reserved to or vested in any municipality or public authority to use, control or regulate any of our property; (17) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit; (18) any controls, liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel; (19) certain judgment liens; (20) any lien arising by reason of deposits with or giving of any form of security to any governmental entity as a condition to the transaction of any business or the exercise of any privilege or license; (21) any landlords’ lien on fixtures or movable property so long as the rent secured thereby is not in default; and (22) certain easements, licenses, restrictions, defects, irregularities and certain deficiencies in titles.

Excepted Property

The Collateral does not include Excepted Property. The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.) However, property that is released from the Deed of Trust will not become subject to the lien of the Deed of Trust unless and until we execute an amendment to the Deed of Trust subjecting that property to such lien.

Release of Collateral

Unless an event of default under the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, we may obtain the release from the lien of the Deed of Trust of any part of the Collateral, or any interest in the Collateral, other than cash held by the Collateral Agent, upon delivery to the Collateral Agent of an amount in cash equal to the amount, if any, by which the fair value (as determined under the Deed of Trust) of the Collateral exceeds the aggregate of:

•

an amount equal to the aggregate principal amount of any obligations secured by a purchase money lien delivered to the Collateral Agent, to be held as part of the Collateral, subject to the limitations in the Deed of Trust;

•

an amount equal to the cost (as determined under the Deed of Trust) or fair value (whichever is less), after making any deductions and any Property Additions (as defined in the Deed of Trust) not constituting Funded Property (as defined in the Deed of Trust), except that such deductions and additions need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

•

an amount equal to 23/20 of an aggregate principal amount of additional obligations that we elect to secure under the Deed of Trust; provided that we waive the right to secure the additional obligations and any Available Bond Credits (as defined herein) which were the basis of the right to secure such amount of those additional obligations will be deemed to have been made the basis of such release of property;

•

an amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money lien that, in either case, is evidenced to the Collateral Agent by a certificate of the trustee or other holder of a lien prior to the lien of the Deed of Trust to have been received by such trustee or other holder in accordance with the provisions of the lien in consideration for the release of such property or any part thereof from such lien, all subject to the limitations set forth in the Deed of Trust; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Deed of Trust, Section 20.2.)

Unless an event of default under the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, Collateral which is not Funded Property may generally be released from the lien of the Deed of Trust without depositing any cash or property with the Collateral Agent as long as (1) the aggregate amount of cost or fair value to Oncor (whichever is less) of all property which does not constitute Funded Property (excluding the property to be released) after certain deductions and additions, including adjustments to offset property retirements, is not less than zero or (2) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to Oncor (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (Deed of Trust, Section 20.3.)

The Deed of Trust provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property without any release or consent by the Collateral Agent. Under the Deed of Trust, a property is considered minor if the aggregate fair value of such property on any date in a given calendar year, together with all other minor properties released in the calendar year, does not exceed the greater of (1) $10 million, or (2) 3% of the then outstanding aggregate principal amount of the obligations secured by the Deed of Trust. (Deed of Trust, Sections 20.1, 20.4 and 20.5.)

If we retain an interest in any property released from the lien granted under the Deed of Trust, the Deed of Trust will not become a lien on the property or an interest in the property or any improvements, extensions or additions to the property or renewals, replacements or substitutions of or for the property or any part or parts thereof unless we execute and deliver to the Collateral Agent an amendment of the Deed of Trust containing a grant, conveyance, transfer and mortgage thereof. (Deed of Trust, Section 20.9.)

Withdrawal or Other Application of Funded Cash; Purchase Money Obligations

Except as otherwise provided in the Deed of Trust, unless an event of default under the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, any Funded Cash (as defined in the Deed of Trust) held by the Collateral Agent, and any other cash which is required to be withdrawn, used or applied as provided below, may (1) be withdrawn by us (i) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); (ii) in an amount equal to the aggregate principal amount of additional obligations we would be entitled to secure; and (iii) in an amount equal to the aggregate principal amount of outstanding obligations delivered to the Collateral Agent; (2) upon our request, be used by the Collateral Agent for the purchase or payment of obligations as directed or approved by us; and (3) be applied by the Collateral Agent to the payment at maturity or redemption of obligations. (Deed of Trust, Section 21.)

Securing Additional Obligations

The Collateral Agent will permit securing with Collateral additional obligations that we elect to secure under the Deed of Trust, at one time or from time to time in accordance with the following:

•

Additional obligations may be secured on the basis of Property Additions (which do not constitute Funded Property) in a principal amount not exceeding 85% of the cost or the fair value of the Property Additions (whichever is less) after making certain deductions and additions described in the Deed of Trust;

•	Additional obligations may be secured on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Available Bond Credits; and

•	Additional obligations may be secured on the basis of, and in an aggregate principal not exceeding the amount of, any cash deposited with the Collateral Agent for such purpose.

Any withdrawal of cash under the last bullet above will operate as a waiver by us of our right to secure the obligations on which it is based, and those obligations may not be secured by the Deed of Trust. Any Property Additions which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. Any Available Bond Credits which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. (Deed of Trust, Section 22.)

“Available Bond Credits” that we could use to secure future indebtedness equaled $3.329 billion as of September 30, 2025. The repayment of the Series A Notes upon their maturity on December 3, 2025, increased the amount of Available Bond Credits. Available Bond Credits will be (1) increased by the principal amount of obligations (other than certain fees, expenses and other obligations payable under the Deed of Trust) paid, retired or cancelled or for the payment of which money has been deposited with the applicable secured party representative, and (2) decreased by the principal amount of additional obligations that Oncor elects to secure under the Deed of Trust pursuant to provisions described under this heading for Available Bond Credits.

The amount of future indebtedness that could be secured by Property Additions, subject to appraisal and a certification process of such Property Additions, was approximately $6.287 billion as of September 30, 2025.

Defeasance

Our indebtedness in respect of the notes will be satisfied and discharged if we irrevocably deposit with the Trustee or the Paying Agent or any successor paying agent (other than Oncor) sufficient cash or U.S. government securities to pay the principal, interest and any premium when due on the stated maturity date or a redemption date of that series of notes, subject to the other conditions of the Indenture. (Indenture, Section 801.)

Limitation on Secured Debt

So long as any of the Debt Securities remain outstanding, subject to the limitations described under “—Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective provision whereby all notes and other affected Debt Securities then outstanding will be secured at least equally and ratably with such Secured Debt; or

•

we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the notes and other affected Debt Securities then outstanding and meeting certain other requirements set forth in the Indenture.

The covenants contained in the Indenture will not afford the holders of the notes protection in the event we incur significant additional debt.

Definitions

For purposes of this subsection “—Limitation on Secured Debt,” and the subsection “—Events of Default,” the following terms have the meanings given below:

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet: (1) liabilities for indebtedness maturing more than 12 months from the date of determination and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•

any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged.

“Permitted Secured Debt” means, as of any particular time:

•

Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•

Secured Debt secured by Purchase Money Liens (as defined in the Indenture) or any other liens existing or placed upon property at the time of, or within 180 days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•

Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•

Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in (3) above; and

•

in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of Oncor’s Net Tangible Assets or 10% of Oncor’s Capitalization.

“Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.

(Indenture, Section 707.)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our Electric Utility Property (as defined herein) as an entirety or substantially as an entirety to any entity, unless:

•

the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Electric Utility Property as an entirety or substantially as an entirety is organized and existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the Indenture;

•

in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Indenture; and

•

immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, has occurred and is continuing.

(Indenture, Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above, Oncor would be released and discharged from all obligations and covenants under the Indenture and on the Debt Securities then outstanding unless we elect to waive such release and discharge. (Indenture, Section 1203.)

The Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof; or

•

any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that is approved by the Trustee.

(Indenture, Section 1205.)

“Electric Utility Property” means property of Oncor which is comprised of substantially all of our tangible properties in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of certain excepted property. (Indenture, Section 101.)

The terms of the Indenture do not restrict Oncor in consummating a merger in which Oncor is the surviving entity. (Indenture, Section 1204.)

Events of Default

“Event of default,” when used in the Indenture with respect to Debt Securities, means any of the following:

•	failure to pay interest on any Debt Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any Debt Security when due and payable;

•

failure to perform or breach of any other covenant or warranty in the Indenture that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture for a particular series of Debt Securities.

(Indenture, Sections 901, 1301 and 1307.)

Remedies

If an event of default under the Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities may declare the principal amount of all of the Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event or events of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all outstanding Debt Securities;

•	the principal of and premium, if any, on the outstanding Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default under the Indenture with respect to the Debt Securities of a particular series has been cured or waived as provided in the Indenture.

(Indenture, Section 902.)

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

If an event of default under the Deed of Trust occurs and is continuing, the Collateral Agent will, at the direction of the applicable secured party, proceed to protect and enforce its rights and the rights of the secured parties by such judicial proceedings as the applicable secured party designates to protect and enforce any such rights. Upon the occurrence and during the continuance of any event of default under the Deed of Trust and subject to any applicable grace notice and cure provision of the Indenture, the May 2002 Indenture, or the terms of the additional obligations, on the direction of the applicable secured party, the Collateral Agent will, at the direction of the applicable secured party, sell all, but not less than all of the Collateral in accordance with the procedures set forth in the Deed of Trust. In the event of any breach of the covenants, agreements, terms or conditions of the Deed of Trust, the Collateral Agent, to the extent permitted by applicable law and principles of equity, will be entitled to enjoin such breach and obtain specific performance of any such covenant, agreement, term or condition and the Collateral Agent will have the right to invoke any equitable right or remedy as though other remedies were not provided for in the Deed of Trust. Proceeds of the Collateral received by the Collateral Agent may be applied to the reasonable and documented costs and expenses incurred by the Collateral Agent in connection with the Deed of Trust, prior to applying any such proceeds to the obligations owed to the secured parties. (Deed of Trust, Section 23.)

If an event of default under the Deed of Trust has occurred and, during the continuance of such event of default, the Collateral Agent has commenced judicial proceedings to enforce any right under the Deed of Trust, then the Collateral Agent will, to the extent permitted by law, be entitled, as against Oncor, to the appointment of a receiver of the Collateral and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Collateral Agent will be entitled to possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Collateral Agent under the Deed of Trust and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Deed of Trust, Section 24.)

Upon the occurrence and continuance of an event of default under the Indenture after the termination of the lien granted by the Deed of Trust, the remedies of the Trustee and holders of notes under the Indenture would be limited to the rights of unsecured creditors.

Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee with respect to such Debt Securities. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)

No holder of Debt Securities will have any right to institute any proceeding under the Indenture, for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

•

the holders of a majority in aggregate principal amount of the outstanding Debt Securities have made a written request to the Trustee to institute proceedings in respect of the event of default under the Indenture in its own name as Trustee under the Indenture;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•

the Trustee has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities inconsistent with the written request of the holders referred to above.

(Indenture, Section 907.)

However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal, premium, if any, or interest on the Debt Security on or after the applicable due date. (Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

Trustee/Collateral Agent Indemnification and Trustee Lien

The Indenture provides that we will indemnify the Trustee for any loss, liability or expense reasonably incurred by it, except to the extent any such loss, liability or expense may be attributable to the Trustee’s negligence, willful misconduct or bad faith. The Trustee will have a lien, prior to the lien on behalf of the holders of the Debt Securities, upon certain of our property and funds held or collected by the Trustee for the payment of Trustee’s reasonable compensation and expenses and for indemnity against certain liabilities. (Indenture, Section 1007.) The Deed of Trust provides that we will indemnify the Collateral Agent against all liability or expense that it may incur in the performance of its duties under the Deed of Trust, except to the extent any such liability or expense results from the Collateral Agent’s negligence, willful misconduct or bad faith. (Deed of Trust, Sections 16, 19 and 27.)

Modification and Waiver

Without the consent of any holder of Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of Oncor in the Indenture and in the Debt Securities;

•	to add one or more covenants of Oncor or other provisions for the benefit of the holders of all or any series or tranche of Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the Indenture for all or any series of outstanding Debt Securities;

•

to change or eliminate or add any provision to the Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of outstanding Debt Securities of any series or tranche in any material respect, it will become effective only:

•	when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

•	when no Debt Securities of the affected series remain outstanding under the Indenture;

•	to provide additional security for any Debt Securities;

•	to establish the form or terms of Debt Securities of any other series or tranche as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee;

•	to provide for the procedures required for use of a non-certificated system of registration for the Debt Securities of all or any series or tranche;

•	to change any place where principal, premium, if any, and interest will be payable, Debt Securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

•

to amend and restate the Indenture, as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of Debt Securities in any material respect; or

•	to cure any ambiguity or inconsistency.

(Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the Debt Securities of all series and tranches then outstanding may waive compliance by us with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Debt Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series or tranche affected. (Indenture, Section 913.)

If the TIA is amended after the date of the Indenture or the Deed of Trust, as applicable, in such a way as to require changes to the Indenture or the Deed of Trust, the Indenture or the Deed of Trust, as applicable, will be deemed to be amended so as to conform to that amendment to the TIA. Oncor and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1301; Deed of Trust, Section 7.1(f).)

The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. If less than all of the tranches of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Debt Security of each series or tranche so directly affected:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

•

reduce the percentage in principal amount of the outstanding Debt Securities of any series or tranche the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series or tranche.

(Indenture, Section 1302.)

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding, Debt Securities of one or more particular series, or one or more tranches thereof, or modifies the rights of the holders of Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of Securities of any other series or tranche. (Indenture, Section 1302.)

The Indenture provides that Debt Securities owned by us or anyone else required to make payment on the Debt Securities or their respective affiliates will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we will have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the notes outstanding have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the notes outstanding will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event which is, or after notice or lapse of time, or both, would become, an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)

Notices

Notices to holders of the notes will be given by mail to the addresses of such holders as they may appear in the security register for the notes of that series, subject to the applicable procedures of DTC. (Indenture, Section 106.)

Title

Prior to due presentment of a note for registration of transfer, Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name any note is registered as the absolute owner of that note, whether or not such note may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The Indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the TIA is applicable and except to the extent that the law of the State of Texas mandatorily governs. (Indenture, Section 112.)

Information About the Trustee

The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. acts, and may act, as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

Book-Entry

The certificates representing the exchange notes will be issued in fully registered form, without coupons. The exchange notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its nominee will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depository. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Investors that exchange outstanding notes for exchange notes may also hold their interests directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the global certificate representing exchange notes on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global certificate for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Oncor, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Oncor also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell exchange notes to persons in jurisdictions which require such delivery of such exchange notes or to pledge such exchange notes, such holder must transfer its interest in a global certificate in accordance with DTC’s applicable procedures and the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream. Because DTC can act only on behalf of participants in DTC, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC will exchange a global certificate for certificated exchange notes, which it will distribute to its participants.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the exchange notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oncor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depository for a global certificate and a successor depository is not appointed by us within 90 days, we will issue certificated exchange notes in exchange for a global certificate.

We will make all payments of principal and interest in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the exchange notes that are not certificated exchange notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the exchange notes.

The information in this subsection,“—Book-Entry,” concerning DTC and DTC’s book-entry system has been obtained from sources that Oncor believes to be reliable, but Oncor does not take any responsibility for the accuracy of this information.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax consequences relating to the exchange of outstanding notes for exchange notes in the exchange offers. This summary addresses only the U.S. federal income tax consequences of the exchange of outstanding notes acquired at their original issuance and held as “capital assets” within the meaning of section 1221 of the Code. This discussion does not address the issuance of any additional securities by us because no additional securities are contemplated by this prospectus. This discussion is based upon the Code and the U.S. Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. We cannot assure you that the I.R.S. will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the I.R.S. with respect to the U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offers.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special treatment, such as, for example, banks and other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in securities, brokers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the notes through partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, persons subject to special tax accounting rules under section 451(b) of the Code, persons that acquired the notes in connection with employment or other performance of services, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, U.S. holders whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar or persons who hold the notes as part of a hedge, conversion, constructive sale, straddle or other integrated transaction. In addition, this discussion does not address any U.S. federal gift tax, estate tax or alternative minimum tax consequences or any state, local, foreign or other tax consequences or any applicable tax treaties.

If a partnership (including an entity or arrangement taxable as a partnership for U.S. federal income tax purposes) holds the outstanding notes or the exchange notes, as the case may be, the tax treatment of the partnership and a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partnership holding outstanding notes or exchange notes, as the case may be, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences associated with an investment in the outstanding notes or the exchange notes.

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable exchange or other taxable event for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, your holding period for the exchange note should include your holding period for the outstanding note exchanged therefor and your adjusted tax basis in the exchange note should be the same as your adjusted tax basis in the outstanding note immediately before the exchange.

This discussion is for general purposes only. Each holder of outstanding notes is urged to consult such holder’s own tax advisor regarding the potential U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offers including the extent to which such holder’s particular circumstances may affect the general results outlined herein, as well as the consequences of the tax laws of any state, local or foreign jurisdiction or under any applicable tax treaties.

SUMMARY OF MATERIAL ERISA CONSIDERATIONS

The following is a summary of material considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans that are subject to Section 406 of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws); and entities whose underlying assets are considered to include “plan assets” (pursuant to 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of such employee benefit plans, plans, accounts or arrangements (each, a Plan).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties.

In considering an exchange of outstanding notes that are assets of any Plan for exchange notes, a fiduciary or trustee should determine whether the exchange and the investment in exchange notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a person’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. Further, the depositor of an individual retirement account who engages in a prohibited transaction with the account risks disqualification of the account. The exchange of outstanding notes for exchange notes and the acquisition and/or holding and/or disposition of exchange notes by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the exchange is made and the investment is acquired and is held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the exchange and to the acquisition and holding of the exchange notes are the U.S. Department of Labor prohibited transaction class exemption (PTCE) 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving insurance company general accounts and PTCE 96-23, as amended, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of an exchange note, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire and hold the exchange notes or any interest therein constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the exchange notes or any interest therein (and the exchange of outstanding notes for exchange notes) by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering exchanging outstanding notes for exchange notes (and holding the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the exchange of outstanding notes for exchange notes and the acquisition, holding and disposition of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to keep effective the registration statement of which this prospectus is a part until the earlier of 90 days after the completion of the exchange offers or such time as broker-dealers no longer own any notes. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to certain limitations set forth in the applicable registration rights agreement, we have agreed to pay all expenses incident to our performance of or compliance with our obligations under the applicable registration rights agreement with respect to the exchange offers (including the reasonable expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Baker & McKenzie LLP.

EXPERTS

The Annual Financial Statements of Oncor Electric Delivery Company LLC as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein. Such Annual Financial Statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov). This information is also available free of charge on our website (http://www.oncor.com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

GLOSSARY

When the following terms and abbreviations appear in the text of this prospectus, they have the meanings indicated below.

$500M Credit Facility	Refers to the unsecured $500 million revolving credit agreement, dated as of February 21, 2024, among Oncor, as borrower, the lenders from time-to-time party thereto, and Wells Fargo Bank, National Association, as administrative agent, maturing on February 21, 2027

$1B Credit Facility	Refers to the unsecured $1 billion revolving credit agreement, dated as of February 20, 2025, among Oncor, as borrower, the lenders from time-to-time party thereto, Wells Fargo Bank, National Association, as administrative agent and swingline lender, and the other financial institutions party thereto, maturing on February 20, 2028

$2B Credit Facility	Refers (i) prior to February 20, 2025 to the unsecured $2 billion revolving credit agreement, dated as of November 9, 2021, among Oncor, as borrower, the lenders from time-to-time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, the fronting banks from time-to-time parties thereto, and the other financial institutions party thereto, including Citibank N.A. and Wells Fargo Securities, LLC, as co-sustainability structuring agents, as amended, maturing on November 9, 2028 and (ii) on and after February 20, 2025, to the amended and restated unsecured $2 billion revolving credit agreement, dated as of February 20, 2025, among Oncor, as borrower, the lenders from time-to-time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, the fronting banks from time-to-time party thereto, and the other financial institutions party thereto, maturing on February 20, 2030

2031 Euro Notes	Refers to the €500 million aggregate principal amount of euro-denominated senior secured notes due May 15, 2031, which were issued by Oncor in May 2024

2034 Euro Notes	Refers to the €700 million aggregate principal amount of euro-denominated senior secured notes due June 15, 2034, which were issued by Oncor in June 2025

acquisition accounting	The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and certain transaction costs, is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill

AFUDC	Allowance for funds used during construction

Annual Financial Statements	Refers to the Audited Consolidated Financial Statements included in this prospectus beginning on page F-35

AOCI	Accumulated other comprehensive income (loss)

AR Facility	Refers to the accounts receivable facility entered into by Oncor on April 28, 2023, providing for the contribution of certain accounts receivable and certain other related rights to Receivables LLC, which, in turn, obtains loans secured by the receivables from various third-party lenders, as amended, maturing on April 28, 2028

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

CAD Notes	Refers to the C$500 million aggregate principal amount of Canadian dollar-denominated senior secured notes due October 1, 2035, which were issued by Oncor in September 2025

Code	The Internal Revenue Code of 1986, as amended

CODM	Chief operating decision maker

COVID-19	Coronavirus Disease 2019

CP Notes	Unsecured commercial paper notes issued under the CP Program

CP Program	Oncor’s commercial paper program, as amended

Credit Facilities	Refers collectively to the $500M Credit Facility, the $1B Credit Facility and the $2B Credit Facility, as applicable

DCRF	Distribution cost recovery factor

Deed of Trust	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

DER	Distributed energy resources

Disinterested Director	Refers to a member of our board of directors who is, pursuant to our LLC Agreement, one of the seven members of our 13-member board of directors who qualifies as a “disinterested director,” defined as a director who (i) shall be an independent director in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years

EECRF	Energy efficiency cost recovery factor

EPA	U.S. Environmental Protection Agency

ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas

ERISA	Employee Retirement Income Security Act of 1974, as amended

Euro Notes	Refers to the 2031 Euro Notes and the 2034 Euro Notes

FASB	Financial Accounting Standards Board

FERC	U.S. Federal Energy Regulatory Commission

Fitch	Fitch Ratings, Inc. (a credit rating agency)

GAAP	Generally accepted accounting principles of the U.S.

I.R.S.	U.S. Internal Revenue Service

Interim Financial Statements	Refers to the Unaudited Interim Financial Statements included in this prospectus beginning on page F-2

kV	Kilovolts

kWh	Kilowatt-hours

LLC Agreement	The Third Amended and Restated Limited Liability Company Agreement of Oncor, dated as of March 9, 2018, by and between Oncor Holdings and Texas Transmission, as amended

Moody’s	Moody’s Investors Service, Inc. (a credit rating agency)

MW	Megawatts

NAV	Net asset value

NERC	North American Electric Reliability Corporation

NYSE	New York Stock Exchange

OCI	Other comprehensive income (loss)

Offering Memorandum	Refers to (1) the Offering Memorandum, dated January 9, 2025, relating to the outstanding 2029 notes and (2) the Offering Memorandum, dated March 17, 2025, relating to the outstanding 2027 notes, the outstanding 2035 notes, and the outstanding 2055 notes, as applicable

Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, which is the direct majority owner (80.25% equity interest) of Oncor and is wholly owned by STIH

Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor and Oncor’s direct and indirect subsidiaries

OPEB	Other postretirement employee benefits

OPEB Plans	Refers to plans sponsored by Oncor that offer certain postretirement health care and life insurance benefits to eligible current and former employees of Oncor and certain former affiliated companies and their eligible dependents

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act, as amended

Receivables LLC	Oncor Receivables LLC, a bankruptcy-remote special purpose entity and a wholly owned subsidiary of Oncor

REP	Retail electric provider

ROU	Right-of-use

S&P	S&P Global Ratings, a division of S&P Global Inc. (a credit rating agency)

SEC	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Sempra	Sempra, a California corporation

Sempra Order	Refers to the final order issued by the PUCT in 2018 in PUCT Docket No. 47675 approving the Sempra’s indirect acquisition of Oncor Holdings

Sharyland	Sharyland Utilities, L.L.C.

SOFR	Refers to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)

SRP	Refers to Oncor’s system resiliency plan to enhance the resiliency of its transmission and distribution system, which plan was approved by the PUCT in PUCT Docket No. 56545

STH	Refers to Sempra Texas Holdings Corp., a Texas corporation, which is wholly owned by Sempra and the direct parent of STIH

STIH	Refers to Sempra Texas Intermediate Holding Company LLC, a Delaware limited liability company, which is a wholly owned, indirect subsidiary of Sempra and the sole member of Oncor Holdings

Supplemental Retirement Plan	Refers to the Oncor Supplemental Retirement Plan, as amended

TCEQ	Texas Commission on Environmental Quality

TCOS	Transmission cost of service

TCRF	Transmission cost recovery factor

Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax

Texas RE	Texas Reliability Entity, Inc., an independent organization that develops reliability standards for the ERCOT region and monitors and enforces compliance with NERC standards and ERCOT protocols

Texas Transmission	Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor and is indirectly owned by OMERS Administration Corporation (acting through its infrastructure investment entity, OMERS Infrastructure Management Inc.) and GIC Private Limited

U.S.	United States of America

UTM	Refers to the unified tracker mechanism, established by Texas House Bill 5247, which became effective on June 20, 2025

VIE	Variable interest entity

Vistra	Vistra Corp. and/or its subsidiaries, depending on context

Vistra Retirement Plan	Refers to a defined benefit pension plan sponsored by an affiliate of Vistra

ONCOR ELECTRIC DELIVERY COMPANY LLC
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(U.S. dollars in millions)
Operating revenues (Note 3)	$1,845	$1,660	$5,047	$4,610
Operating expenses:
Wholesale transmission service	374	351	1,094	1,053
Operation and maintenance	385	338	1,123	932
Depreciation and amortization	300	269	877	787
Provision in lieu of income taxes (Note 9)	80	72	174	172
Taxes other than amounts related to income taxes	154	151	443	431

Total operating expenses	1,293	1,181	3,711	3,375

Operating income	552	479	1,336	1,235
Other (income) and deductions – net (Note 12)	(29)	(15)	(61)	(45)
Non-operating benefit in lieu of income taxes	—	—	(1)	(1)
Interest expense and related charges (Note 12)	201	170	578	481

Net income	$380	$324	$820	$800

See Notes to Condensed Consolidated Financial Statements.

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30, 2025 and 2024
	Pretax amount	Income tax (expense) benefit	Net-of-tax amount
	(U.S. dollars in millions)
2025
Net income	$460	$(80)	$380
Other comprehensive (loss) income:
Cash flow hedges	(13)	2	(11)
Fair value hedges	(7)	2	(5)
Defined benefit pension plans	1	—	1

Total other comprehensive (loss) income	(19)	4	(15)

Comprehensive income	$441	$(76)	$365

2024
Net income	$396	$(72)	$324
Other comprehensive (loss) income:
Cash flow hedges	1	(1)	—
Fair value hedges	(4)	1	(3)
Defined benefit pension plans	1	—	1

Total other comprehensive (loss) income	(2)	—	(2)

Comprehensive income	$394	$(72)	$322

	Nine months ended September 30, 2025 and 2024
	Pretax amount	Income tax (expense) benefit	Net-of-tax amount
	(U.S. dollars in millions)
2025
Net income	$993	$(173)	$820
Other comprehensive (loss) income:
Cash flow hedges	(36)	7	(29)
Fair value hedges	(46)	9	(37)
Defined benefit pension plans	3	—	3

Total other comprehensive (loss) income	(79)	16	(63)

Comprehensive income	$914	$(157)	$757

2024
Net income	$971	$(171)	$800
Other comprehensive (loss) income:
Cash flow hedges	(14)	3	(11)
Fair value hedges	(15)	3	(12)
Defined benefit pension plans	2	—	2

Total other comprehensive (loss) income	(27)	6	(21)

Comprehensive income	$944	$(165)	$779

See Notes to Condensed Consolidated Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$820	$800
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,002	914
Provision in lieu of deferred income taxes – net	166	117
Other – net	—	(1)
Changes in operating assets and liabilities:
Accounts receivable	(200)	(222)
Inventories	(143)	(53)
Accounts payable – trade	5	12
Regulatory assets – recoverable SRP (Note 2)	(111)	—
Regulatory assets – recoverable UTM (Note 2)	(55)	—
Regulatory assets – self-insurance reserve (Note 2)	(165)	(337)
Regulatory under/over recoveries – net (Note 2)	110	25
Customer deposits	53	58
Pension and OPEB plans	(144)	(45)
Interest accruals	120	72
Other – assets	(127)	(107)
Other – liabilities	80	6

Cash provided by operating activities	1,411	1,239

Cash flows – financing activities:
Issuances of senior secured notes (Note 5)	3,466	1,442
Repayments of senior secured notes (Note 5)	(350)	(500)
Borrowings under AR Facility (Note 5)	510	900
Repayments under AR Facility (Note 5)	(510)	(400)
Borrowings under $500M Credit Facility (Note 5)	—	500
Payment for senior secured notes extinguishment (Note 5)	(441)	—
Net change in short-term borrowings (Note 4)	(594)	(218)
Capital contributions from members (Note 7)	1,857	720
Distributions to members (Note 7)	(573)	(376)
Debt premium, discount, financing and reacquisition costs – net	(42)	(18)

Cash provided by financing activities	3,323	2,050

Cash flows – investing activities:
Capital expenditures	(4,547)	(3,314)
Sales tax audit settlement refund	—	56
Other – net	32	25

Cash used in investing activities	(4,515)	(3,233)

Net change in cash, cash equivalents and restricted cash	219	56
Cash, cash equivalents and restricted cash – beginning balance	262	151

Cash, cash equivalents and restricted cash – ending balance	$481	$207

See Notes to Condensed Consolidated Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	At September 30, 2025	At December 31, 2024
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$198	$36
Restricted cash, current (Note 1)	22	20
Accounts receivable – net (Note 12)	1,166	970
Amounts receivable from members related to income taxes (Note 9)	48	30
Materials and supplies inventories – at average cost	605	462
Prepayments and other current assets (Note 12)	139	124

Total current assets	2,178	1,642
Restricted cash, noncurrent (Note 1)	261	206
Investments and other property (Note 12)	196	183
Property, plant and equipment – net (Note 12)	35,701	31,769
Goodwill (Notes 1 and 12)	4,740	4,740
Regulatory assets (Note 2)	1,919	1,671
Right-of-use operating lease assets	241	209
Other noncurrent assets (Note 12)	112	31

Total assets	$45,348	$40,451

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 4)	$—	$594
Accounts payable – trade	1,022	770
Amounts payable to members related to income taxes (Note 9)	22	29
Accrued taxes other than amounts related to income	249	274
Accrued interest	269	149
Operating lease and other current liabilities (Note 6)	405	367

Total current liabilities	1,967	2,183
Long-term debt, noncurrent (Note 5)	17,958	15,234
Liability in lieu of deferred income taxes (Note 9)	2,765	2,552
Regulatory liabilities (Note 2)	3,087	2,973
Employee benefit plan obligations (Note 8)	1,244	1,384
Operating lease obligations	220	193
Other noncurrent obligations (Note 12)	436	302

Total liabilities	27,677	24,821

Commitments and contingencies (Note 6)
Membership interests (Note 7):
Capital account – number of units outstanding at September 30, 2025 and December 31, 2024 – 635,000,000	17,918	15,814
Accumulated other comprehensive loss	(247)	(184)

Total membership interests	17,671	15,630

Total liabilities and membership interests	$45,348	$40,451

See Notes to Condensed Consolidated Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or its subsidiaries as apparent in the context. See “Glossary” for the definition of terms and abbreviations.
We are a regulated electricity transmission and distribution company that operates the largest transmission and distribution system in Texas.
We
provide wholesale transmission and distribution services, and we also provide transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. The rates we charge for our electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. We are not a seller of electricity, nor do we purchase electricity for resale.
Ownership Structure and Ring-Fencing Measures
We are a direct, majority-owned subsidiary of Oncor Holdings, which is indirectly and wholly owned by Sempra. Oncor Holdings owns 80.25% of our membership interests and Texas Transmission owns 19.75% of our membership interests. The company is managed as an integrated business of electricity transmission and distribution with only one reportable segment.
Since 2007, various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities.
In March 2018, Sempra indirectly acquired Oncor Holdings. The final order issued by the PUCT approving that transaction outlines certain ring-fencing measures, governance mechanisms and restrictions that apply to Oncor Holdings and Oncor. As a result of these ring-fencing measures, Sempra does not control Oncor, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. Our LLC Agreement requires PUCT approval of certain revisions to the agreement, including, among other things, revisions to our governance structure and other various ring-fencing measures.
None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings.
Oncor is a limited liability company governed by a board of directors, not its members. The Sempra Order and our LLC Agreement require that the board of directors of Oncor consist of 13 members, constituted as follows:

•
seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years
;

•	two members designated by Sempra (through Oncor Holdings);

•	two members designated by Texas Transmission; and

•	two current or former officers of Oncor (each, an Oncor Officer Director).
Until March 9, 2028, in order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its subsidiaries or affiliated entities (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year
period prior to the date on which the officer first became employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate and/or seek the removal of the Oncor Officer Directors, subject to approval by a majority of the Oncor board of directors.
In addition, the Sempra Order provides that Oncor’s board of directors cannot be overruled by the board of directors of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of members of the board of directors, provided that certain actions may also require the additional approval of the Oncor Holdings board of directors. The Sempra Order also provides that any changes to the size, composition, structure or rights of the board of directors must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the two board of director positions on Oncor’s board of directors that Texas Transmission is entitled to appoint will be eliminated and the size of Oncor’s board of directors will be reduced by two.
Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Order and our LLC Agreement to ring-fence Oncor from its owners include, among others:

•
A majority of the Disinterested Directors of Oncor and the directors designated by Texas Transmission that are present and voting (of which at least one must be present and voting) must approve any annual or multi-year budget if the aggregate amount of capital expenditures or operation and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;

•
Oncor may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its Disinterested Directors or either of the two directors appointed by Texas Transmission determines that it is in the best interests of Oncor to retain such amounts to meet expected future requirements;

•
At all times, Oncor will remain in compliance with the
debt-to-equity
ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments) if such payment would cause its debt-to-equity
ratio to exceed the
debt-to-equity
ratio approved by the PUCT;

•
If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;

•
Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the membership interests of Oncor, and there will be no debt at STH or STIH at any time following Sempra’s indirect acquisition of Oncor Holdings;

•
Neither Oncor nor Oncor Holdings will lend money to, borrow money from, or share credit facilities with, Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings; and

•
There must be maintained certain “separateness measures” that reinforce the legal and financial separation of Oncor from its owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length
basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on Sempra or its affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings pledging Oncor assets or membership interests for any entity other than Oncor.

Basis of Presentation
These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in our 2024 Form
10-K.
In the opinion of Oncor management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been made. All appropriate intercompany items and transactions have been eliminated in consolidation. The results of operations for an interim period may not give a true indication of results for a full year due to seasonality and other factors.
Our condensed consolidated financial statements have been prepared in accordance with GAAP governing rate-regulated operations. Subsequent events have been evaluated through the date these condensed consolidated financial statements were issued. Our condensed consolidated financial statements include the accounts of Oncor, its subsidiaries, and its consolidated VIEs.
All dollar and foreign currency amounts in the financial statements and the notes are stated in U.S. dollars in millions and/or in millions of the applicable foreign currency unless otherwise indicated.
Use of Estimates
Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the period. These estimates include, but are not limited to, the effects of regulation; recovery of long-lived assets; certain assumptions made in accounting for pension and OPEB; asset retirement obligations; income and other taxes; valuation of certain financial assets and liabilities; and accounting for contingencies. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Accounting for the Effects of Certain Types of Regulation
We are subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation (ASC 980). Regulatory assets and liabilities represent probable future amounts recoverable from or refundable to customers through the ratemaking process based on PURA, and/or the PUCT’s orders, precedents, or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 2 for more information regarding regulatory assets and liabilities.
Revenue Recognition
Our revenues are generally recognized pursuant to tariffs approved by the PUCT or authorized by statute. The majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues related to providing electric delivery service to consumers are generally recognized when the underlying service has been provided in accordance with ASC 606 (revenue from contracts with customers). Revenues related to regulated arrangements based on statutory recovery mechanisms between the utility and the applicable regulators are generally recognized in accordance with ASC 980. See Note 3 for additional information regarding revenues.
Derivatives and Hedging
We are exposed to changes in interest rates and foreign currency exchange rates primarily as a result of our current and expected future debt financings. We use derivative instruments typically designated as cash flow or fair value hedges to help mitigate our exposure related to those risks.
We use interest rate swaps, designated as cash flow hedges, in part, to hedge our interest payments related to our expected future debt financings. The future fixed rate debt issuances underlying these cash flow hedge relationships are largely dependent on market demand and liquidity in the debt market. At September 30, 2025, we believe our forecasted issuances of fixed rate debt in the related cash flow hedge relationships are probable. However, unexpected changes in market conditions in future periods could impact our ability to issue such fixed rate debt, or the timing of any such issuance. If our assumptions regarding the nature and timing of forecasted fixed rate debt issuances were to be inaccurate, we could be required to cease the application of hedge accounting to the related interest rate swaps, which could materially impact our results of operations.
We use cross-currency swaps, designated as fair value hedges, to help mitigate the foreign currency exchange rate risk as a result of the use of foreign currency denominated financing instruments, such as the Euro Notes and CAD Notes. Our existing cross-currency swaps exchange our foreign currency denominated principal payments due at maturity under the Euro Notes and CAD Notes into U.S. dollar-denominated notional amounts and swap the foreign currency denominated fixed interest rates for U.S. dollar-denominated fixed interest rates.
See Note 10 for more information regarding our derivative instruments.
Impairment of Long-Lived Assets and Goodwill
We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
We also evaluate goodwill for impairment annually, as of October 1, and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

Cash, Cash Equivalents and Restricted Cash
For purposes of reporting cash and cash equivalents, highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the Condensed Consolidated Balance Sheets to the sum of such amounts reported on the Condensed Statements of Consolidated Cash Flows:

	At September 30, 2025	At December 31, 2024
Cash, cash equivalents and restricted cash
Cash and cash equivalents	$198	$36
Restricted cash, current (a)	22	20
Restricted cash, noncurrent (a)	261	206

Total cash, cash equivalents and restricted cash on the Condensed Statements of Consolidated Cash Flows	$481	$262

(a)
Restricted cash represents amounts held by Oncor for cash deposits from customers related to joint use pole license agreements and cash deposits from customers that are subject to probable return in accordance with PUCT rules, ERCOT requirements or our tariffs relating to generation interconnection and construction and/or extension of electric delivery system facilities. We maintain these amounts in separate escrow accounts.

Contingencies
Our financial results may be affected by judgments and estimates related to contingencies. For loss contingencies, we accrue the loss if an event has occurred on or before the balance sheet date, and:

•	information available through the date we file our financial statements indicates it is probable that a loss has been incurred, given the likelihood of uncertain future events; and

•	the amount of the loss can be reasonably estimated.
We do not accrue contingencies that might result in gains. We continuously assess contingencies for litigation claims, environmental remediation and other events. See Note 6 for a discussion of contingencies.
VIE
We consolidate a VIE if we are the primary beneficiary of the VIE. Our determination of whether we are the primary beneficiary is based on qualitative and quantitative analyses, which assesses:

•	the purpose and design of the VIE;

•	the nature of the VIE’s risks and the risks we absorb;

•	the power to direct activities that most significantly impact the economic performance of the VIE; and

•	the obligation to absorb losses or the right to receive benefits that could be significant to the VIE.
We will continue to evaluate our business operations and VIEs for any changes that may impact our determination of whether an entity is a VIE and if we are the primary beneficiary. See Note 12 for more information on Oncor’s consolidated VIE.
Accounting Standards Updates (ASU)
ASU
2023-09
Improvements to Income Tax Disclosures (ASC 740)
In December 2023, the FASB issued ASU
2023-09,
which expands income tax disclosure requirements to include additional information related to the rate reconciliation of our effective tax rates to statutory rates, as well as additional disaggregation of taxes paid. This ASU also removed disclosures related to certain unrecognized tax benefits and deferred taxes. ASU
2023-09 is
effective for fiscal years beginning after December 15, 2024. This ASU may be applied prospectively or retrospectively, and early adoption is permitted. We plan to adopt the standard on December 31, 2025.

ASU
2024-03
Disaggregation of Income Statement Expenses (ASC 220)
In November 2024, the FASB issued ASU
2024-03,
which requires disaggregated disclosure of income statement expenses for public business entities. This ASU adds ASC
220-40
to require a footnote disclosure in tabular presentation about specific expenses by requiring disaggregation of each relevant expense caption on the face of the income statement, when applicable. The ASU does not change or remove existing expense disclosure requirements; however, it may affect where that information appears in the footnotes to the financial statements. ASU
2024-03
will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted, and entities may adopt the standard on either a prospective or retrospective basis. We are currently evaluating the effect of the standard on our financial reporting and have not yet selected the year in which we will adopt the standard.
ASU
2025-06
Targeted Improvements to the Accounting for
Internal-Use
Software (ASC 350)
In September 2025, the FASB issued ASU
2025-06,
which amends certain aspects of the accounting for and disclosure of software costs under ASC
350-40.
This ASU makes targeted improvements to ASC
350-40
for accounting for internally developed software costs. The amendments supersede the guidance on website development costs in ASC
350-50
and relocate that guidance, along with the recognition requirements for development costs specific to websites, to ASC
350-40.
ASU
2025-06
will be effective for annual reporting periods beginning after December 15, 2027, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued or made available for issuance, and entities may adopt the standard prospectively, retrospectively, or via a modified prospective transition method. We are currently evaluating the effect of the guidance on our financial reporting and have not yet selected the period in which we will adopt the standard.
All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.
2. REGULATORY MATTERS
Regulatory Proceedings
2025 Comprehensive Base Rate Review (PUCT Docket No. 58306)
On June 26, 2025, we filed a request for a comprehensive base rate review with the PUCT and the 210 cities in our service territory that have retained original jurisdiction over rates. The base rate review test year is based on calendar year 2024 results with certain adjustments. The base rate review includes a request for an average increase over test year adjusted annualized revenue of approximately 13%, and, if approved as requested, would result in an aggregate annualized revenue increase of approximately $834 million over current adjusted rates. The base rate review also requests a revised regulatory capital structure ratio of 55% debt to 45% equity, an authorized return on equity of 10.55%, and a 4.94% authorized cost of debt. Our current authorized regulatory capital structure ratio is 57.5% debt to 42.5% equity, our current authorized return on equity is 9.7%, and our current authorized cost of debt is 4.39%.
PUCT rules permit the filing of a request for interim rates while a rate proceeding is pending. On September 9, 2025, the administrative law judge assigned to the proceeding approved a settlement agreement among the parties relating to interim rates. That order provides that if the proceeding is still pending as of January 1, 2026, and not otherwise subject to a PUCT-approved settlement of the proceeding, our existing rates will become interim rates, subject to refund or surcharge back to January 1, 2026 based upon the final rates approved by the PUCT in the proceeding.
Capital Tracker Filings
Capital tracker filings allow utilities to recover, subject to reconciliation, the cost of certain investments before a comprehensive base rate review. Under capital tracker rules, each year we may file up to two TCOS capital tracker applications to reflect changes in transmission-related capital investments and up to two DCRF capital tracker applications to reflect changes in distribution-related capital investments. However, we cannot file TCOS and DCRF capital tracker applications for investments included in a UTM, discussed in more detail below.
In 2025, Oncor filed the following capital tracker interim rate adjustment applications with the PUCT:

Filing Type	PUCT Docket No.	Investment Through	Filed	Effective Date	Annual Revenue Impact (a)
DCRF	57707	December 2024 (b)	February 2025	May 2025	$106
TCOS	57610	December 2024 (c)	January 2025	March 2025	$165

(a)	Annual revenue impact represents the incremental annual revenue impact, after taking into account revenue effects of prior applicable rate adjustments.
(b)	Reflects distribution-related capital investments generally put into service during the period from July 1, 2024 through December 31, 2024.
(c)	Reflects transmission-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2024.

Appeal of 2023 Comprehensive Base Rate Review Order (PUCT Docket No. 53601)
In April 2023, the PUCT issued a final order in our comprehensive base rate review filed in May 2022 with the PUCT and the cities in our service territory that have retained original jurisdiction over rates. Base rates implementing the final order went into effect in May 2023. In June 2023, the PUCT issued an order on rehearing in response to the motions for rehearing filed by us and certain intervening parties in the proceeding. The order on rehearing affirmed the material provisions of the final order. In September 2023, we filed an appeal in Travis County District Court. The appeal sought judicial review of certain of the order on rehearing’s rate base disallowances (an acquisition premium and its associated amortization costs relating to certain plant facilities acquired by Oncor in 2019, as well as certain of the employee benefit and compensation-related costs that we had previously capitalized) and related expense effects of those disallowances. In February 2024, the court dismissed the appeal for lack of jurisdiction. In March 2024, we appealed the court’s dismissal to the Fifteenth Court of Appeals in Texas. On August 14, 2025, the Court issued its opinion in favor of the PUCT, denying our argument on appeal. We have elected not to pursue a further appeal.
UTM
Texas House Bill 5247 (HB 5247) was signed into law and became effective on June 20, 2025. The bill establishes the UTM, which allows qualifying electric utilities to apply for interim rate adjustments once annually through 2035 for cost recovery of certain transmission and distribution capital expenditures. The UTM is an alternative to TCOS and DCRF “capital tracker” filings discussed above.
Qualifying electric utilities consist of utilities that (i) operate solely inside the ERCOT market, (ii) have been identified by the PUCT as having responsibility for constructing transmission infrastructure as part of ERCOT’s Permian Basin Reliability Plan, and (iii) make annual capital expenditures in transmission and distribution that exceed 300% of annual depreciation.
Utilities electing to use the UTM are allowed to defer to a regulatory asset, costs associated with certain transmission and distribution capital investments as they are placed into service. In anticipation of filing a UTM application for eligible transmission and distribution investments placed into service after December 31, 2024, we have, in the nine months ended September 30, 2025, recorded $55 million in regulatory assets for recoverable costs associated with UTM eligible transmission and distribution capital investments placed into service and recognized a corresponding $55 million in other regulated revenues. In the three months ended September 30, 2025, we recorded $36 million in regulatory assets for recoverable costs associated with UTM eligible transmission and distribution capital investments placed into service and recognized a corresponding $36 million in other regulated revenues. See “Regulatory Assets and Liabilities” below for more information on the regulatory assets and Note 3 for more information on the recognition of revenues related to the UTM.
SRP (PUCT Docket No. 56545)
In November 2024, the PUCT approved our SRP (PUCT Docket No. 56545), which provides for approximately $2.9 billion in capital expenditures and $520 million in operation and maintenance expenses to enhance the resiliency of our transmission and distribution system, including measures to address extreme weather, wildfires, physical security threats, and cybersecurity threats. The SRP provides for the majority of the spend to occur between 2025 and 2027, with approximately $300 million in capital expenditures and approximately $20 million in operation and maintenance expenses to be carried over into 2028 and either (i) automatically authorized if Oncor does not file an updated SRP for a future period beginning with 2028 or (ii) included in any subsequent update to the SRP as part of that updated SRP’s first year of spend. We began implementing the approved plan in the fourth quarter of 2024, and are recognizing the recoverable distribution-related operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances, and related taxes as a regulatory asset for future recovery in interim rate adjustments or base rate proceedings. In the three months ended September 30, 2025, we recorded $41 million in regulatory assets for SRP costs and recognized a corresponding $41 million in other regulated revenues related to the SRP. In the nine months ended September 30, 2025, we recorded $111 million in regulatory assets for SRP costs and recognized a corresponding $111 million in other regulated revenues related to the SRP. See “Regulatory Assets and Liabilities” below for more information on the regulatory assets and Note 3 for more information on the recognition of revenues related to the SRP.

Regulatory Assets and Liabilities
We are subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future amounts recoverable from or refundable to customers through the ratemaking process based on PURA, and/or the PUCT’s orders, precedents, or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. The rate of return is generally based on our authorized weighted-average cost of capital. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates.
The following table presents components of our regulatory assets and liabilities and their remaining recovery periods in effect at September 30, 2025.

	Remaining Rate Recovery/Amortization Period in Effect At September 30, 2025	At September 30, 2025	At December 31, 2024
Regulatory assets:
Employee retirement liability (a)(b)(d)	To be determined	$170	$166
Employee retirement costs being amortized	3 years	39	63
Employee retirement costs incurred since the last comprehensive base rate review period (b)	To be determined	127	72
Self-insurance reserve (primarily storm recovery costs) being amortized	3 years	248	336
Self-insurance reserve incurred since the last comprehensive base rate review period (primarily storm related) (b)	To be determined	930	765
Debt reacquisition costs	Lives of related debt	3	6
Under-recovered advanced metering system costs being amortized	3 years	39	58
Recoverable UTM (c)	To be determined	55	—
Recoverable SRP	To be determined	112	1
Energy efficiency program performance bonus (a)	Approximately 1 year	4	17
Wholesale distribution substation service costs being amortized	3 years	39	50
Wholesale distribution substation service costs incurred since the last comprehensive base rate review period (b)	To be determined	28	28
Expenses related to Coronavirus Disease 2019 (b)	Various	20	25
Recoverable deferred income taxes	Various	68	52
Uncollectible payments from REPs	Various	7	8
Other regulatory assets	Various	30	24

Total regulatory assets		1,919	1,671

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	1,635	1,588
Excess deferred taxes	Primarily over lives of related assets	1,198	1,246
Over-recovered wholesale transmission service expense (a)	Approximately 1 year	108	44
Unamortized gain on reacquisition of debt and senior secured notes extinguishment	Lives of related debt	23	24
Employee retirement costs over-recovered being refunded	3 years	16	19
Employee retirement costs over-recovered since the last comprehensive base rate review period (b)	To be determined	90	40
Other regulatory liabilities	Various	17	12

Total regulatory liabilities		3,087	2,973

Net regulatory liabilities		$(1,168)	$(1,302)

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Recovery/refund is specifically approved by the PUCT or authorized by statute, subject to reasonableness review.
(c)	The recovery/amortization period is not expected to exceed 18 months following approval of a UTM filing by the PUCT.
(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

3. REVENUES
General
Our revenues are generally recognized pursuant to tariffs approved by the PUCT or authorized by statute. The majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. As the volumes delivered can be directly measured, our billed revenues are recognized when the underlying service has been provided. We recognize revenue for the amounts that have been invoiced or that we have the right to invoice. The majority of our revenues are derived from contracts with customers and recognized in accordance with ASC 606. Other regulated revenues resulting from certain regulatory arrangements based on statutory recovery mechanisms between the utility and the applicable regulators are recognized in accordance with ASC 980, including SRP revenues, UTM revenues and alternative revenue program revenues discussed below.
Reconcilable Tariffs
The PUCT has designated certain tariffs (primarily TCRF, EECRF, rate case expense riders and mobile generation riders) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either collect regulatory assets or refund regulatory liabilities.
Other Regulated Revenues
SRP Revenues
SRP revenues are recognized for the recoverable SRP distribution-related operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances and related taxes that are eligible for future rate recovery. See Note 2 for additional information regarding the SRP.
UTM Revenues
UTM revenues are recognized for the recoverable costs related to transmission and distribution capital investments placed into service after December 31, 2024, including depreciation expenses, carrying costs on unrecovered balances and related taxes that are eligible for future rate recovery. See Note 2 for additional information regarding the UTM.
Alternative Revenue Program Revenues
The PUCT has implemented an incentive program allowing us to earn energy efficiency program performance bonuses by exceeding PURA-mandated energy efficiency program targets. This incentive program and the related performance bonus revenues are considered an alternative revenue program revenue under ASC 980. Annual performance bonuses are generally recognized as revenue when approved by the PUCT, typically in the third or fourth quarter each year. No revenue related to an alternative revenue program was recorded during the nine months ended September 30, 2025 and 2024.

Disaggregation of Revenues
The following table reflects electric delivery revenues disaggregated by tariff:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating revenues
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)	$508	$479	$1,270	$1,166
Large commercial & industrial (b)	375	343	1,042	960
Other (c)	34	34	96	93

Total distribution base revenues	917	856	2,408	2,219

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	279	262	812	787
Billed to REPs serving Oncor distribution customers, through TCRF	155	143	450	431

Total TCOS revenues	434	405	1,262	1,218

Other miscellaneous revenues	24	27	72	73

Total revenues from contracts with customers	1,375	1,288	3,742	3,510

Other regulated revenues
SRP revenues	41	—	111	—
UTM revenues (d)	36	—	55	—

Total other regulated revenues	77	—	166	—

Total revenues contributing to earnings	1,452	1,288	3,908	3,510

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	374	351	1,094	1,053
EECRF and other revenues	19	21	45	47

Total revenues collected for pass-through expenses	393	372	1,139	1,100

Total operating revenues	$1,845	$1,660	$5,047	$4,610

(a)	Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh).
(b)
Depending on size and annual load factor, distribution base revenues from large commercial & industrial customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(c)
Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)
Includes revenues recognized for recoverable costs, associated with UTM eligible transmission and distribution capital investments put into service after December 31, 2024, including depreciation expenses, carrying costs on unrecovered balances and related taxes.

Customers
At September 30, 2025, our distribution business customers primarily consisted of over 100 REPs that sell electricity we distribute to end-use
consumers in our certificated service area. The majority of consumers of the electricity we deliver through our distribution business are free to choose their electricity supplier from REPs who compete for their business. Our wholesale transmission revenues are collected from load serving entities benefitting from our transmission system. Our transmission business customers consist of municipally-owned utilities, electric cooperatives and other distribution companies. Revenues from REP subsidiaries of our two largest customers collectively represented 27% and 23%, respectively, of our total operating revenues for the three months ended September 30, 2025, and 25% and 22%, respectively, of our total operating revenues for the nine months ended September 30, 2025. No other customer represented more than 10% of our total operating revenues during such periods.

Variability
Our revenues and cash flows are subject to seasonality, timing of customer billings, weather conditions and other electricity usage drivers, with revenues typically highest in the summer season. Payment of customer billings is due 35 days after invoicing. Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are recoverable as a regulatory asset.
Pass-through Expenses
Revenues equal to expenses that are allowed to be passed through to customers (primarily third-party wholesale transmission service and energy efficiency program costs) are recognized at the time the expense is recognized. Franchise taxes are assessed by local governmental bodies, based on kWh delivered and are not a “pass-through” item. The rates we charge customers are intended to recover the franchise taxes, but we are not acting as an agent to collect the taxes from customers; therefore, franchise taxes are reported as a principal component of “taxes other than amounts related to income taxes” instead of a reduction to “revenues” in the income statement.
4. SHORT-TERM BORROWINGS
The following table reflects our outstanding short-term borrowings and available unused credit under the $2B Credit Facility and CP Program at September 30, 2025 and December 31, 2024:

	At September 30,	At December 31,
	2025	2024
$2B Credit Facility borrowing capacity	$2,000	$2,000
$2B Credit Facility outstanding borrowings	—	—
Commercial paper outstanding (a)	—	(594)

Total available unused short-term borrowing capacity	$2,000	$1,406

(a)	The weighted average interest rate for CP Notes was 4.76% at December 31, 2024. All outstanding CP Notes at December 31, 2024 had maturity dates of less than one year.
$2B Credit Facility
In February 2025, we entered into an amended and restated unsecured revolving $2B Credit Facility. As amended and restated, the $2B Credit Facility has a borrowing capacity of $2.0 billion and a maturity date of February 20, 2030. The $2B Credit Facility gives us the option to request an increase in our borrowing capacity of up to $650 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $2B Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year
periods, subject to certain conditions, including lender approvals. Borrowings under the $2B Credit Facility, if any, are classified as short-term on the balance sheet.
Borrowings under the $2B Credit Facility bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus an adjustment of 0.10% (the SOFR Adjustment), plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month
interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to our debt. The $2B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.
A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.060% and 0.175%, depending on certain credit ratings assigned to our debt, of the commitments under the $2B Credit Facility. Letter of credit fees under the $2B Credit Facility are payable quarterly in arrears and upon expiration or if a letter of credit is drawn in full at a rate per annum equal to the applicable margin for adjusted term SOFR under the $2B Credit Facility. Fronting fees in an amount as separately agreed by us and any fronting bank that issues a letter of credit are also payable quarterly in arrears and upon termination to each such fronting bank.
The $2B Credit Facility requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.
The $2B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $2B Credit Facility and cross-default provisions in the event we or certain of our subsidiaries default on indebtedness in a principal amount in excess of $150 million that result in acceleration of the maturity of such indebtedness or receive judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

CP Program
We have established a CP Program, under which we may issue unsecured CP Notes on a private placement basis with maturity dates not exceeding 397 days from the date of issuance. To the extent any CP Notes are issued with maturity dates of over one year, we anticipate those would be classified as long-term debt and obtain liquidity support under the $1B Credit Facility (See Note 5 for more information regarding the $1B Credit Facility). We anticipate that any CP Notes issued under the CP Program with a maturity date equal to or less than a year would be classified as short-term debt and obtain liquidity support under the $2B Credit Facility. Total CP Notes outstanding at any time may not exceed a maximum amount of $3.0 billion, and we operate the CP Program to ensure that the aggregate amount of CP Notes obtaining liquidity support from the applicable credit facility, when combined with any outstanding borrowings under such credit facility, do not exceed the maximum borrowing capacity of such credit facility.
5. LONG-TERM DEBT
At September 30, 2025, our outstanding long-term debt consisted of U.S. dollar-denominated, euro-denominated and Canadian dollar-denominated fixed rate senior secured notes and variable rate unsecured debt borrowed under the $500M Credit Facility. The following table is a summary of our outstanding long-term debt at September 30, 2025 and December 31, 2024:

	At September 30, 2025	At December 31, 2024
Fixed Rate Senior Secured Notes (a):
Total U.S. dollar-denominated fixed rate senior secured notes (b)	$15,895	$14,395
Euro-denominated fixed rate senior secured notes:
3.50% Senior Notes due May 15, 2031 measured at issuance (c)	542	542
3.625% Senior Notes due June 15, 2034 measured at issuance (d)	805	—
Euro Notes remeasurement adjustments (e)	61	(24)

Total euro-denominated fixed rate senior secured notes	1,408	518

Canadian dollar-denominated fixed rate senior secured notes:
4.20% Senior Notes due October 1, 2035 measured at issuance (f)	361	—
CAD Notes remeasurement adjustments (g)	(2)	—

Total Canadian dollar-denominated fixed rate senior secured notes	359	—

Total fixed rate senior secured notes	17,662	14,913

Variable Rate Unsecured Debt:
$ 500 M Credit Facility due February 21, 2027	480	480

Total long-term debt	18,142	15,393
Unamortized discount, premium and debt issuance costs	(184)	(159)

Total carrying amount of long-term debt	$17,958	$15,234

(a)	Our senior secured notes are secured equally and ratably by a first priority lien on certain transmission and distribution assets. See “Deed of Trust” below for additional information.
(b)	See the following table for details of our outstanding U.S. dollar-denominated fixed rate senior secured notes.
(c)
In May 2024, we issued the 2031 Euro Notes. Our euro-denominated fixed rate payment obligations under the 2031 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the 2031 Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the 2031 Euro Notes at maturity will be $542 million, and the all-in
U.S. dollar fixed rate coupon on the 2031 Euro Notes is 5.371%.

(d)
In June 2025, we issued the 2034 Euro Notes. Our euro-denominated fixed rate payment obligations under the 2034 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the 2034 Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the 2034 Euro Notes at maturity will be $805 million, and the all-in
U.S. dollar fixed rate coupon on the 2034 Euro Notes is 5.4405%.

(e)
The remeasurement of the Euro Notes at September 30, 2025, was calculated based on the exchange rate of €1.00 to $1.1736. The remeasurement at December 31, 2024, which applied solely to the 2031 Euro Notes, was calculated based on the exchange rate of €1.00 to $1.0357.

(f)
On September 26, 2025, we issued the CAD Notes. Our Canadian dollar-denominated fixed rate payment obligations under the CAD Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the CAD Notes that are due in Canadian dollars. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the CAD Notes at maturity will be $361 million, and the all-in
U.S. dollar fixed rate coupon on the CAD Notes is 5.022%.

(g)	The remeasurement of the CAD Notes at September 30, 2025, was calculated based on the exchange rate of C$1.00 to $0.7182.

At September 30, 2025 and December 31, 2024, our outstanding U.S. dollar-denominated fixed rate senior secured notes consisted of the following:

	At September 30, 2025	At December 31, 2024
U.S. Dollar-denominated Fixed Rate Senior Secured Notes:
2.95% Senior Notes due April 1, 2025 (a)	$—	$350
0.55% Senior Notes due October 1, 2025 (b)	—	450
3.86% Senior Notes, Series A, due December 3, 2025 (c)	174	174
3.86% Senior Notes, Series B, due January 14, 2026 (c)	38	38
5.50% Senior Notes, Series C, due May 1, 2026 (c)	200	200
4.50% Senior Secured Notes due March 20, 2027	500	—
4.30% Senior Notes due May 15, 2028	600	600
3.70% Senior Notes due November 15, 2028	650	650
5.75% Senior Notes due March 15, 2029	318	318
5.00% Senior Notes, Series F, due May 1, 2029	100	100
5.15% Senior Notes, Series H, due May 1, 2029	250	—
4.65% Senior Notes due November 1, 2029	650	550
2.75% Senior Notes due May 15, 2030	700	700
5.34% Senior Notes, Series D, due May 1, 2031	100	100
7.00% Senior Notes due May 1, 2032	494	494
4.15% Senior Notes due June 1, 2032	400	400
4.55% Senior Notes due September 15, 2032	700	700
7.25% Senior Notes due January 15, 2033	323	323
5.65% Senior Notes due November 15, 2033	800	800
5.59% Senior Notes, Series I, due May 1, 2034	150	—
5.35% Senior Secured Notes due April 1, 2035	650	—
5.45% Senior Notes, Series E, due May 1, 2036	100	100
7.50% Senior Notes due September 1, 2038	300	300
5.25% Senior Notes due September 30, 2040	475	475
4.55% Senior Notes due December 1, 2041	400	400
5.30% Senior Notes due June 1, 2042	348	348
3.75% Senior Notes due April 1, 2045	550	550
3.80% Senior Notes due September 30, 2047	325	325
4.10% Senior Notes due November 15, 2048	450	450
3.80% Senior Notes due June 1, 2049	500	500
3.10% Senior Notes due September 15, 2049	700	700
3.70% Senior Notes due May 15, 2050	400	400
2.70% Senior Notes due November 15, 2051	500	500
4.60% Senior Notes due June 1, 2052	400	400
4.95% Senior Notes due September 15, 2052	900	900
5.35% Senior Notes due October 1, 2052	300	300
5.49% Senior Notes, Series G, due May 1, 2054	50	50
5.55% Senior Notes due June 15, 2054	750	750
5.80% Senior Secured Notes due April 1, 2055	650	—

Total U.S. dollar-denominated fixed rate senior secured notes	$15,895	$14,395

(a)	In March 2025, we repaid the entire $350 million aggregate principal amount of our 2.95% Senior Secured Notes due 2025 (the 2.95% 2025 Notes) that were redeemed in full.
(b)
In March 2025, we extinguished all of our 0.55% Senior Secured Notes due 2025 (the 0.55% 2025 Notes), of which $450 million aggregate principal amount was outstanding. The 0.55% 2025 Notes matured on October 1, 2025. Pursuant to the terms of the indenture and officer’s certificate governing the 0.55% 2025 Notes, we irrevocably deposited with the trustee cash and U.S. Treasury Notes in an amount sufficient for defeasance of the 0.55% 2025 Notes, whereby our indebtedness in respect of the 0.55% 2025 Notes was satisfied and discharged.

(c)
At September 30, 2025, the $174 million aggregate principal amount of our 3.86% Senior Secured Notes, Series A, due December 3, 2025, $38 million aggregate principal amount of our 3.86% Senior Secured Notes, Series B, due January 14, 2026 and $200 million aggregate principal amount of our 5.50% Senior Secured Notes, Series C, due May 1, 2026 are due within the next 12 months. At September 30, 2025, in accordance with ASC
470-10
“Debt,” our intent to refinance such debt on a long-term basis and our ability to refinance the obligation through the then-available capacity of the AR Facility, the $500M Credit Facility and the $1B Credit Facility resulted in these senior notes due within the next 12 months being classified as long-term debt, noncurrent.

Deed of Trust
Our long-term senior secured notes are secured equally and ratably by a first priority lien on all property acquired or constructed by us for use in our electricity transmission and distribution business, subject to certain exceptions. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent.

Long-Term Revolving Borrowing Capacity
Our long-term revolving borrowing capacity includes the borrowing capacities under the AR Facility, the $500M Credit Facility and the $1B Credit Facility. The following table reflects available long-term borrowing capacities under the AR Facility, the $500M Credit Facility and the $1B Credit Facility at September 30, 2025 and December 31, 2024:

	At September 30, 2025	At December 31, 2024
Available unused borrowing capacity under AR Facility	$500	$500
Available unused borrowing capacity under the $500M Credit Facility	20	20
Available unused borrowing capacity under the $1B Credit Facility	1,000	—

Total available unused long-term borrowing capacity	$1,520	$520

AR Facility
In April 2023, we and our bankruptcy-remote special purpose entity Receivables LLC, a wholly owned subsidiary of Oncor, established the AR Facility, a revolving accounts receivable securitization facility. Under the terms of the AR Facility, Oncor sells or contributes all of its existing and future accounts receivable from REPs and certain related rights to Receivables LLC as contemplated by the terms of the AR Facility. Receivables LLC then pledges those REP receivables and related rights to the lenders under the AR Facility as collateral for borrowings. Oncor serves as servicer of the AR Facility and receives a fee from Receivables LLC equal to 1.00% per annum of the aggregate unpaid balance of receivables as of the last day of each settlement period.
Receivables LLC’s sole business consists of the purchase or acceptance through capital contributions of the receivables and related rights from Oncor and the subsequent retransfer of or granting of a security interest in such receivables and related rights to the administrative agent for the benefit of the lenders pursuant to the receivables financing agreement. Receivables LLC is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to have amounts owed to them be satisfied out of Receivables LLC’s assets prior to any assets or value in Receivables LLC becoming available to Receivables LLC’s equity holder. The assets of Receivables LLC are not available to pay creditors of Oncor or any affiliate thereof.
Receivables LLC is considered a VIE. See Note 12 for more information related to our consolidated VIE.
Oncor has access to the AR Facility, under which Receivables LLC may borrow at any one time an amount equal to the borrowing base. The borrowing base is defined under the receivables financing agreement as an amount equal to the lesser of (i) the facility limit of $500 million or (ii) the amount calculated based on the outstanding balance of eligible receivables held as collateral at a particular time, subject to certain reserves, concentration limits, and other limitations. Borrowings under the AR Facility bear interest at the daily cost of asset-backed commercial paper issued by the conduit lenders to fund the loans, plus related dealer commissions and note issuance costs, or, if funded by the committed lenders, a rate per annum equal to SOFR calculated based on term SOFR for a one-month
interest period, plus the SOFR Adjustment. Receivables LLC also pays a used and unused fee in connection with the AR Facility.
The agreements relating to the AR Facility contain customary representations and warranties and affirmative and negative covenants. The agreements relating to the AR Facility also contain customary events of default for a facility of this type, the occurrence of which provides for the acceleration of all outstanding loans made under the AR Facility, including Receivables LLC’s failure to pay interest or other amounts due, Receivables LLC becoming insolvent or subject to bankruptcy proceedings or certain judicial judgments or breaches of certain representations and warranties and covenants.
In May 2025, the scheduled termination date of the AR Facility was extended by one year from April 28, 2027 to April 28, 2028. The AR Facility will terminate at the earlier of (i) the scheduled termination date of April 28, 2028, (ii) the date on which the termination date is declared or deemed to have occurred upon the exercise of remedies by the administrative agent, or (iii) the date that is 30 days after notice of termination is provided by Receivables LLC. Subject to the consent of the administrative agent and the lenders, Receivables LLC may, 30 days prior to each anniversary date of the receivables financing agreement, extend the AR Facility in one-year
increments subject to lender approvals.
At September 30, 2025, there were no borrowings under the AR Facility.
$500M Credit Facility
In February 2024, we entered into an unsecured revolving $500M Credit Facility. The $500M Credit Facility has a borrowing capacity of $500 million and a maturity date of February 21, 2027. The $500M Credit Facility gives us the option to request an increase in our borrowing capacity of up to $500 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $500M Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year
periods, subject to certain conditions, including lender approvals.

Borrowings under the $500M Credit Facility bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.875% and 1.500%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate publicly announced from time to time by the administrative agent as its prime rate, (2) the federal funds effective rate, plus 0.50%, and (3) term SOFR for a one-month
interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.50%, depending on certain credit ratings assigned to our debt. The $500M Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.
A commitment fee is payable quarterly in arrears and upon termination or the reduction of the revolving commitments at a rate per annum equal to between 0.075% and 0.625% of the commitments under the $500M Credit Facility, depending on certain credit ratings assigned to our debt and the utilization percentage. The utilization percentage is determined by dividing the aggregate principal amount of loans outstanding under the $500M Credit Facility by the total commitments.
The $500M Credit Facility requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.
The $500M Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $500M Credit Facility and cross-default provisions in the event we or any of our subsidiaries default on indebtedness in a principal amount in excess of $100 million or receive judgments for the payment of money in excess of $100 million that are not discharged or stayed within 60 days.
There were $480 million in aggregate borrowings outstanding under the $500M Credit Facility at September 30, 2025. The remaining borrowing capacity was $20 million at September 30, 2025.
$1B Credit Facility
In February 2025, we entered into an unsecured revolving $1B Credit Facility. The $1B Credit Facility has a borrowing capacity of $1.0 billion and a maturity date of February 20, 2028. The $1B Credit Facility gives us the option to request an increase in our borrowing capacity of up to $350 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $1B Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year
periods, subject to certain conditions, including lender approvals.
Borrowings under the $1B Credit Facility bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month
interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to our debt. The $1B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.
A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.040% and 0.150%, depending on certain credit ratings assigned to our debt, of the commitments under the $1B Credit Facility.
The $1B Credit Facility requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The $1B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $1B Credit Facility and cross-default provisions in the event we or certain of our subsidiaries default on indebtedness in a principal amount in excess of $150 million that result in acceleration of the maturity of such indebtedness or receive judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.
At September 30, 2025, there were no borrowings under the $1B Credit Facility.
Long-Term Debt-Related Activities in the Nine Months ended September 30, 2025
Senior Secured Notes Issuances
Issuance of Senior Secured Notes Under Indenture (2029 Notes)
In January 2025, we issued $100 million aggregate principal amount of our 4.65% Senior Secured Notes due 2029 (the 2029 Notes). The 2029 Notes constitute an additional issuance of our 4.65% Senior Secured Notes due 2029, $550 million of which we previously issued on November 13, 2024 and are currently outstanding. The 2029 Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. We used the net proceeds from the sale of the 2029 Notes for general corporate purposes, including to repay a portion of the CP Notes then outstanding.
The 2029 Notes bear interest at a rate of 4.65% per annum and mature on November 1, 2029. Interest on the 2029 Notes accrued from November 13, 2024 and is payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2025. Prior to October 1, 2029, we may redeem the 2029 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after October 1, 2029, we may redeem the 2029 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Notes, plus accrued and unpaid interest.
Issuance of 2025 NPA Notes
On January 30, 2025, we issued $250 million aggregate principal amount of our 5.15% Senior Secured Notes, Series H, due May 1, 2029 (the Series H Notes). On February 27, 2025, we issued $150 million aggregate principal amount of our 5.59% Senior Secured Notes, Series I, due May 1, 2034 (the Series I Notes). The Series H Notes and the Series I Notes were issued pursuant to the Note Purchase Agreement, dated January 30, 2025, between Oncor and the purchasers named therein (2025 NPA). We used the proceeds from the sale of the Series H Notes and the Series I Notes for general corporate purposes, including to repay a portion of the CP Notes then outstanding.
The Series H Notes bear interest at a rate of 5.15% per annum and mature on May 1, 2029. Interest on the Series H Notes accrued from January 30, 2025 and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. The Series I Notes bear interest at a rate of 5.59% per annum and mature on May 1, 2034. Interest on the Series I Notes accrued from February 27, 2025 and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. Prior to April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, we may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, we may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.
The 2025 NPA contains customary covenants, restricting, subject to certain exceptions, us from, among other things, entering into mergers and consolidations, and sales of substantial assets. In addition, the 2025 NPA requires that we maintain a consolidated senior debt to consolidated total capitalization ratio of no greater than 0.65 to 1.00.
The 2025 NPA also contains customary events of default, including the failure to pay principal or interest on the Series H Notes and the Series I Notes when due, among others. If any such event of default occurs and is continuing, among other remedies provided in the 2025 NPA, the outstanding principal of the Series H Notes and the Series I Notes may be declared due and payable.
Issuance of Senior Secured Notes Under Indenture (2027 Notes/2035 Notes/2055 Notes)
On March 20, 2025, we issued (i) $500 million aggregate principal amount of our 4.50% Senior Secured Notes due 2027 (the 2027 Notes), (ii) $650 million aggregate principal amount of our 5.35% Senior Secured Notes due 2035 (the 2035 Notes), and (iii) $650 million aggregate principal amount of our 5.80% Senior Secured Notes due 2055 (the 2055 Notes, and together with the 2027 Notes and the 2035 Notes, the Notes Issued March 2025). The Notes Issued March 2025 were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. We used the net proceeds from the sale of the Notes Issued March 2025 for general corporate purposes, including to repay the full $300 million aggregate principal amount then-outstanding under the AR Facility and to repay then-outstanding CP Notes. We issued the CP Notes to fund working capital, to repay the entire $350 million aggregate principal amount of the 2.95% 2025 Notes that were redeemed in full on March 14, 2025, and to pay amounts deposited with the trustee on March 19, 2025, to extinguish all of our 0.55% 2025 Notes.
The 2027 Notes, the 2035 Notes and the 2055 Notes bear interest at the rate of 4.50%, 5.35% and 5.80% per annum, respectively. Interest on the 2027 Notes accrued from March 20, 2025 and is payable semi-annually in arrears on March 20 and September 20 of each year, and at maturity, beginning on September 20, 2025. Interest on the 2035 Notes and the 2055 Notes accrued from March 20, 2025 and is payable semi-annually in arrears on April 1 and October 1 of each year, and at maturity, beginning on October 1, 2025. The 2027 Notes, the 2035 Notes and the 2055 Notes mature on March 20, 2027, April 1, 2035 and April 1, 2055, respectively. At any time prior to their maturity date of March 20, 2027, in the case of the 2027 Notes, January 1, 2035, in the case of the 2035 Notes and October 1, 2054, in the case of the 2055 Notes, we may redeem such notes in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. At any time on or after January 1, 2035, in the case of the 2035 Notes and October 1, 2054, in the case of the 2055 Notes, we may redeem such Notes, in whole or in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.
Issuance of 2034 Euro Notes Under Indenture
On June 16, 2025, we issued €700 million aggregate principal amount of 2034 Euro Notes. The 2034 Euro Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. Our euro-denominated fixed rate payment obligations under the 2034 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the 2034 Euro Notes that are due in euros. As a result of the cross-currency swaps, the U.S. dollar principal amount due on the 2034 Euro Notes at maturity will be $805 million, and the all-in
U.S. dollar fixed rate coupon on the 2034 Euro Notes is 5.4405%. See Note 10 for more information on our cross-currency swaps activities.
We used the net proceeds from the sale of the 2034 Euro Notes for general corporate purposes, including to repay the full $210 million aggregate principal amount then-outstanding under the AR Facility and to repay then-outstanding CP Notes.
The 2034 Euro Notes bear interest at a rate of 3.625% per annum and mature on June 15, 2034. Interest on the 2034 Euro Notes accrued from June 16, 2025 and will be payable annually on June 15 of each year, and at maturity, beginning on June 15, 2026. At any time prior to March 15, 2034, we may redeem the 2034 Euro Notes in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. At any time on or after March 15, 2034, we may redeem the 2034 Euro Notes in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. We may also redeem the 2034 Euro Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if certain tax events occur that would obligate us to pay certain additional amounts.
Issuance of CAD Notes Under Indenture
On September 26, 2025, we issued C$500 million aggregate principal amount of CAD Notes. The CAD Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. Our Canadian dollar-denominated fixed rate payment obligations under the CAD Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the CAD Notes that are due in Canadian dollars. As a result of the cross-currency swaps, the U.S. dollar principal amount due on the CAD Notes at maturity will be $361 million, and the all-in
U.S. dollar fixed rate coupon on the CAD Notes is 5.022%. See Note 10 for more information on our cross-currency swaps activities.
We used the net proceeds from the sale of the CAD Notes for general corporate purposes, including to repay then-outstanding CP Notes.
The CAD Notes bear interest at a rate of 4.20% per annum and mature on October 1, 2035. Interest on the CAD Notes accrued from September 26, 2025 and will be payable semi-annually on April 1 and October 1 of each year, and at maturity, beginning on April 1, 2026. At any time prior to July 1, 2035, we may redeem the CAD Notes in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. At any time on or after July 1, 2035, we may redeem the CAD Notes in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. We may also redeem the CAD Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if certain tax events occur that would obligate us to pay certain additional amounts.
Senior Secured Notes Repayment
On March 14, 2025, we repaid the entire $350 million aggregate principal amount of the 2.95% 2025 Notes that were redeemed in full. The 2.95% 2025 Notes had a maturity date of April 1, 2025. With the redemption of the 2.95% 2025 Notes, none of the 2.95% 2025 Notes remain outstanding.

Senior Secured Notes Extinguishment
On March 19, 2025, we extinguished all of the 0.55% 2025 Notes, of which $450 million aggregate principal amount was outstanding. The 0.55% 2025 Notes matured on October 1, 2025. Pursuant to the terms of the indenture and officer’s certificate governing the 0.55% 2025 Notes, we irrevocably deposited with the trustee cash and U.S. Treasury Notes in an amount sufficient for defeasance of the 0.55% 2025 Notes, whereby our indebtedness in respect of the 0.55% 2025 Notes was satisfied and discharged. We recognized a $9 million unamortized gain on extinguishment as a regulatory liability due to the pricing of the U.S. Treasury Notes deposited with the trustee. See Note 2 for more details.
AR Facility
The following table summarizes the activity under the AR Facility in the nine months ended September 30, 2025:

Borrowing (Repayment) Amounts
Balance at December 31, 2024	$—
Borrowing on January 30, 2025	300
Repayment on March 20, 2025	(300)
Borrowing on May 29, 2025	210
Repayment on June 17, 2025	(210)

Balance at September 30, 2025	$—

At September 30, 2025, the borrowing base for the AR Facility was $500 million and there were no borrowings outstanding under the AR Facility.
Fair Value of Long-Term Debt
At September 30, 2025 and December 31, 2024, the estimated fair value of our long-term debt (net of unamortized premium, discount and debt issuance costs) totaled $17.200 billion and $13.287 billion, respectively, and the carrying amount totaled $17.958 billion and $15.234 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.
6. COMMITMENTS AND CONTINGENCIES
Legal/Regulatory Proceedings
See Note 2 for information regarding certain regulatory proceedings. We are also involved in other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations, or cash flows. See Notes 1 and 2 above and Note 7 to Consolidated Financial Statements in our 2024 Form
10-K
for additional information regarding our legal and regulatory proceedings.
Leases
As lessee, our leased assets primarily consist of our vehicle fleet and real estate leased for company offices and service centers. Our leases are accounted for as operating leases for GAAP purposes. At September 30, 2025, we also had $3 million in GAAP operating leases for temporary emergency electric energy facilities that are treated as capital leases (referred to as finance leases under current accounting literature) solely for rate-making purposes as required by PURA. Operating lease costs that are not capitalized are generally recognized as operating expenses on a straight-line basis over the lease term. We are not a lessor to any material lease contracts. See Note 7 to Consolidated Financial Statements in our 2024 Form
10-K
for additional information on leases.
Sales and Use Tax Audits
We are subject to sales and use tax audits in the normal course of business. As of September 30, 2025, the Texas State Comptroller’s office was conducting two sales and use tax audits for audit periods covering July 2013 through December 2017 and January 2018 through December 2022. While the outcome of these ongoing audits is uncertain, based on our analysis, we do not expect the ultimate resolutions of these ongoing audits will have a material adverse effect on our financial position, results of operations, or cash flows.

7. MEMBERSHIP INTERESTS
Capital Contributions
We received cash capital contributions from our members of $647 million on October 29, 2025. In the nine months ended September 30, 2025, we received the following cash capital contributions from our members:

Receipt Dates	Amounts
February 14, 2025	$605
May 2, 2025	$605
July 30, 2025	$647
Distributions
The Sempra Order and our LLC Agreement set forth various restrictions on distributions to our members. Among those restrictions is the commitment that we will make no distributions (other than contractual tax payments) to our members that would cause us to exceed our debt-to-equity
ratio authorized by the PUCT. The distribution restrictions also include the ability of a majority of our Disinterested Directors, or either of the two member directors designated by Texas Transmission, to limit distributions to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to-equity
ratio commitment). In addition, the distribution restrictions also require us to suspend dividends and other distributions (except for contractual tax payments) if the credit rating on our senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), unless otherwise allowed by the PUCT.
Our current authorized regulatory capital structure is 57.5% debt to 42.5% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s regulatory debt-to-equity
ratio. For purposes of this ratio, debt is calculated as long-term debt including any finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, discounts, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction. At September 30, 2025, our regulatory capitalization was 56.0% debt to 44.0% equity and as a result we had $837 million available to distribute to our members without exceeding our authorized regulatory debt-to-equity
ratio.
On October 28, 2025, our board of directors declared a cash distribution of $219 million, which was paid to our members on October 28, 2025. In the nine months ended September 30, 2025, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Dates	Payment Dates	Amounts
February 13, 2025	February 13, 2025	$177
April 30, 2025	May 1, 2025	$177
July 29, 2025	July 29, 2025	$219

Membership Interests
The following tables present the changes to membership interests during the three and nine months ended September 30, 2025 and 2024, net of tax:

	Three Months Ended September 30, 2025 and 2024
	Capital Account	AOCI	Total Membership Interests
Balance at June 30, 2025	$17,110	$(232)	$16,878
Net income	380	—	380
Capital contributions	647	—	647
Distributions	(219)	—	(219)
Other comprehensive (loss) income	—	(15)	(15)

Balance at September 30, 2025	$17,918	$(247)	$17,671

	Capital Account	AOCI	Total Membership Interests
Balance at June 30, 2024	$15,093	$(199)	$14,894
Net income	324	—	324
Capital contributions	240	—	240
Distributions	(125)	—	(125)
Other comprehensive (loss) income	—	(2)	(2)

Balance at September 30, 2024	$15,532	$(201)	$15,331

	Nine Months Ended September 30, 2025 and 2024
	Capital Account	AOCI	Total Membership Interests
Balance at December 31, 2024	$15,814	$(184)	$15,630
Net income	820	—	820
Contributions from members	1,857	—	1,857
Distributions to members	(573)	—	(573)
Other comprehensive (loss) income	—	(63)	(63)

Balance at September 30, 2025	$17,918	$(247)	$17,671

	Capital Account	AOCI	Total Membership Interests
Balance at December 31, 2023	$14,388	$(180)	$14,208
Net income	800	—	800
Contributions from members	720	—	720
Distributions to members	(376)	—	(376)
Other comprehensive (loss) income	—	(21)	(21)

Balance at September 30, 2024	$15,532	$(201)	$15,331

AOCI
The following table presents the changes to AOCI, net of tax, during the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30, 2025 and 2024
	Derivative Hedges	Pension and OPEB Plans	Total AOCI
Balance at June 30, 2025	$(91)	$(141)	$(232)

OCI before reclassifications	(18)	—	(18)
Amounts reclassified from AOCI (a)	2	1	3

Net OCI	(16)	1	(15)

Balance at September 30, 2025	$(107)	$(140)	$(247)

Balance at June 30, 2024	$(54)	$(145)	$(199)

OCI before reclassifications	(3)	—	(3)
Amounts reclassified from AOCI (a)	—	1	1

Net OCI	(3)	1	(2)

Balance at September 30, 2024	$(57)	$(144)	$(201)

	Nine Months Ended September 30, 2025 and 2024
	Derivative Hedges	Pension and OPEB Plans	Total AOCI
Balance at December 31, 2024	$(41)	$(143)	$(184)

OCI before reclassifications	(70)	—	(70)
Amounts reclassified from AOCI (a)	4	3	7

Net OCI	(66)	3	(63)

Balance at September 30, 2025	$(107)	$(140)	$(247)

Balance at December 31, 2023	$(34)	$(146)	$(180)

OCI before reclassifications	(25)	—	(25)
Amounts reclassified from AOCI (a)	2	2	4

Net OCI	(23)	2	(21)

Balance at September 30, 2024	$(57)	$(144)	$(201)

(a)
The amounts reclassified from “Derivative Hedges” affect “Interest expense and related charges” line on our Condensed Statements of Consolidated Income. The amounts reclassified from “Pension and OPEB Plans” affect “Operation and maintenance” and “Other (income) and deductions – net” lines on our Condensed Statements of Consolidated Income.

8. PENSION AND OPEB PLANS
Pension Plans
We sponsor the Oncor Retirement Plan and also have liabilities related to the Vistra Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, and are subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. Employees do not contribute to either plan. We also maintain a supplemental retirement plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plans. See Note 9 to Consolidated Financial Statements in our 2024 Form
10-K
for additional information regarding pension plans.

OPEB Plans
We currently sponsor two OPEB plans. One plan covers eligible current and future retirees whose services are 100% assigned to Oncor (or a predecessor regulated utility business). Effective January 1, 2018, we established a second plan to cover eligible retirees of Oncor and Vistra (or their predecessors or affiliates) whose employment services were assigned to both Oncor (or a predecessor regulated utility business) and the non-regulated
business of Vistra. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees. See Note 9 to Consolidated Financial Statements in our 2024 Form
10-K
for additional information.
Pension and OPEB Costs
Our net costs related to pension plans and the OPEB Plans for the three and nine months ended September 30, 2025 and 2024, were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Components of net pension costs:
Service cost	$6	$6	$18	$19
Interest cost (a)	32	30	96	90
Expected return on assets (a)	(30)	(29)	(90)	(87)
Amortization of net loss (a)	2	1	6	3

Net pension costs	10	8	30	25
Net adjustments (b)	(4)	(2)	(11)	(7)

Net pension costs recognized as operation and maintenance expense or other deductions	$6	$6	$19	$18

Components of net OPEB costs:
Service cost	$1	$1	$2	$3
Interest cost (a)	9	8	26	24
Expected return on assets (a)	(1)	(2)	(5)	(6)
Amortization of net loss (a)	(2)	(2)	(6)	(6)

Net OPEB costs	7	5	17	15
Net adjustments (b)	(4)	(2)	(10)	(8)

Net OPEB costs recognized as operation and maintenance expense or other deductions	$3	$3	$7	$7

(a)	The components of net costs other than the service cost component, are recorded in “Other (income) and deductions – net” in Condensed Statements of Consolidated Income.
(b)	Net adjustments include amounts principally deferred as property, plant and equipment, regulatory assets or regulatory liabilities.
The discount rates reflected in net pension and OPEB costs in 2025 are 5.45%, 5.61% and 5.65% for the Oncor Retirement Plan, the Vistra Retirement Plan and the OPEB Plans, respectively. The expected return on pension and OPEB plan assets reflected in the 2025 cost amounts are 6.24%, 6.73% and 7.11% for the Oncor Retirement Plan, the Vistra Retirement Plan and the OPEB Plans, respectively.
Pension Plans and OPEB Plans Cash Contributions
We made cash contributions to the pension plans and OPEB Plans of $172 million and $18 million, respectively, during the nine months ended September 30, 2025. Based on funding considerations in the latest actuarial projections, including applicable minimum funding requirements, our future fundings for the pension plans and the OPEB Plans are expected to total $22 million and $6 million, respectively, during the remainder of 2025 and approximately $591 million and $140 million, respectively, in the five-year period from 2025 to 2029. Future funding estimates for our pension plans and OPEB Plans are dependent on a variety of variables and assumptions, including investment returns on plan assets, market interest rates, and levels of discretionary contributions over minimum funding requirements, which we continue to monitor. Financial market volatility and its effects on the returns on our plan assets and liability valuations could significantly change our anticipated future funding amounts.

9. RELATED-PARTY TRANSACTIONS
The following represents our significant related-party transactions and related matters.

•
We are not a member of another entity’s consolidated tax group, but our owners’ federal income tax returns include their portion of our results. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission and STH, we are generally obligated to make payments to our owners, pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. STH will file a combined Texas margin tax return which includes our results and our share of Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 to Consolidated Financial Statements in our 2024 Form
10-K
under “Provision in Lieu of Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. In the event such amounts are not paid under the tax sharing agreement, it is probable that these regulatory amounts will continue to be included in Oncor’s rate setting processes.

Amounts payable to (receivable from) members related to income taxes under the tax sharing agreement and reported on our balance sheet consisted of the following:

	At September 30, 2025			At December 31, 2024
	STH	Texas Transmission	Total	STH	Texas Transmission	Total
Federal income taxes receivable	$(38)	$(10)	$(48)	$(24)	$(6)	$(30)
Texas margin tax payable	22	—	22	29	—	29

Net payable (receivable)	$(16)	$(10)	$(26)	$5	$(6)	$(1)

Cash payments made to members related to income taxes in the nine months ended September 30, 2025 and 2024 consisted of the following:

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
	STH	Texas Transmission	Total	STH	Texas Transmission	Total
Federal income taxes	$—	$—	$—	$36	$9	$45
Texas margin tax	31	—	31	29	—	29

Total payments	$31	$—	$31	$65	$9	$74

See Note 7 for information regarding cash capital contributions from and distributions to members.

•
Sempra owns an indirect 50% interest in the parent of Sharyland. Sharyland provided wholesale transmission service to us in the amount of $4 million during each of the three months ended September 30, 2025 and 2024, and $12 million during each of the nine months ended September 30, 2025 and 2024, respectively, at rates set pursuant to PUCT-approved tariffs. Pursuant to an operation agreement between us and Sharyland that was entered into in connection with a PUCT order, we provide Sharyland with substation monitoring and switching services. These services totaled less than $1 million in each of the nine months ended September 30, 2025 and 2024.

10. DERIVATIVES AND HEDGING
We are exposed to changes in interest rates and foreign currency exchange rates primarily as a result of our current and expected future debt financings. We use derivative instruments typically designated as cash flow or fair value hedges to help mitigate our exposure related to those risks.
Interest Rate Derivatives
We use interest rate swaps, in part, to hedge our interest payments related to our expected future debt financings. The future fixed rate debt issuances underlying these cash flow hedge relationships are largely dependent on market demand and liquidity in the debt market. At September 30, 2025, we believe our forecasted issuances of fixed rate debt in the related cash flow hedge relationships are probable. However, unexpected changes in market conditions in future periods could impact our ability to issue such fixed rate debt, or the timing of any such issuance. If our assumptions regarding the nature and timing of forecasted fixed rate debt issuances were to be inaccurate, we could be required to cease the application of hedge accounting to the related interest rate swaps, which could materially impact our results of operations.

We may designate an interest rate swap as a cash flow hedge if it effectively converts anticipated cash flows associated with interest payments to a fixed dollar amount. Designating interest rate swaps as cash flow hedges is dependent on the business context in which the instrument is being used, the effectiveness of the instrument in offsetting the risk that the future cash flows of interest payments may vary, and other criteria.
In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive (loss) income. Amounts remain in AOCI and are reclassified into net income as the interest expense on the related debt affects net income.
The fair value of an interest rate derivative instrument is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income if the criteria for cash flow hedge accounting are not met or if the instrument is not designated as a cash flow hedge.
Interest Rate Hedge Transactions
In the first quarter of 2025, we entered into interest rate swap transactions hedging the variability of benchmark bond rates used to determine the interest rates on
10-year
and
30-year
senior secured notes. The hedges were terminated in March 2025 upon the issuance of our 2035 Notes and 2055 Notes and a $15 million ($12 million net of tax) net fair value loss was realized and recorded in other comprehensive (loss) income. The AOCI will be reclassified into net income as an increase in interest expense over the life of the 2035 Notes and 2055 Notes, respectively.
Beginning in April 2025, we entered into multiple interest rate swap transactions hedging the variability of benchmark bond rates in anticipation of future debt financings. All of those interest rate swaps were outstanding at September 30, 2025. In the three months ended September 30, 2025, we recorded a $15 million ($13 million net of tax) net unrealized fair value loss on the interest rate swaps in other comprehensive (loss) income. In the nine months ended September 30, 2025, we recorded a $25 million ($21 million net of tax) net unrealized fair value loss on the interest rate swaps in other comprehensive (loss) income. The following table summarizes information of such hedges outstanding at September 30, 2025.

	Aggregate Notional Amounts	Range of Locked Fixed Rates		Range of Estimated Settlement Years
Interest rate swaps	$2,200	3.60	% ~ 4.43%	2025 ~ 2028
There was approximately $6 million of the amounts expected to be recorded in AOCI at September 30, 2025 related to the interest rate swaps to be reclassified into net income as an increase to interest expense within the next 12 months.
Foreign Currency Derivatives
We are exposed to foreign currency exchange rate risk as a result of the use of foreign currency denominated financing instruments, such as the Euro Notes and CAD Notes. We have and may continue to utilize cross-currency swaps to help mitigate the exposure related to foreign currency denominated debt that we have issued or may issue in the future. Our existing cross-currency swaps exchange our euro-denominated and Canadian dollar-denominated principal payments due at maturity under the Euro Notes and CAD Notes, into U.S. dollar-denominated notional amounts and swap euro-denominated and Canadian dollar-denominated fixed interest rates for U.S. dollar-denominated fixed interest rates, respectively. We currently designate our cross-currency swaps as fair value hedges. In accounting for fair value hedges, the derivative contract is recorded on the balance sheet at fair value. We have elected to exclude the cross-currency basis spread from the assessment of effectiveness in the fair value hedges of our foreign currency risk and record any difference between the change in the fair value of the excluded components and the amounts recognized in earnings as a component of other comprehensive income or loss. The fair value (loss) gain on cross-currency swaps attributable to foreign currency exchange rates are recognized in the income statement to offset the remeasurement gain (loss) on the foreign currency denominated debt attributable to foreign currency exchange rates, resulting in no impact on earnings attributable to changes in the foreign currency exchange rate.
Foreign Currency Exchange Rate Hedge Transactions
In May 2024 and June 2025, we entered into multiple designated cross-currency swaps that effectively converted our euro-denominated fixed rate payment obligations under our Euro Notes with respect to principal and interest payments to U.S. dollar-denominated fixed rate payment obligations.
In September 2025, we entered into multiple designated cross-currency swaps that effectively converted our Canadian dollar-denominated fixed rate payment obligations under our CAD Notes with respect to principal and interest payments to U.S. dollar-denominated fixed rate payment obligations.

In the three and nine months ended September 30, 2025, we recorded a $15 million net fair value loss of the cross-currency swaps and a $37 million net fair value gain of the cross-currency swaps, respectively. The amount attributable to excluded components in the three-month period was a $7 million ($5 million net of tax) loss and was recorded in other comprehensive (loss) income in the three months ended September 30, 2025. The amount attributable to excluded components in the nine-month period was a $46 million ($37 million net of tax) loss and was recorded in other comprehensive (loss) income in the nine months ended September 30, 2025.
At September 30, 2025, the following foreign currency derivative contracts designated as fair value hedges of the Euro Notes and CAD Notes were outstanding:

							Fair Value Gain (Loss)
	Notional Amounts (a)	Pay Rates (b)			Receive Rates		Three Months Ended September 30,			Nine Months Ended September 30,
			Receive Amounts			Maturities	2025		2024	2025	2024
Cross-currency swaps executed in May 2024	$542	5.3710%		€500	3.500%	2031		$(2)	$16	$56	$(1)
Cross-currency swaps executed in June 2025	$805	5.4405%		€700	3.625%	2034		$(9)	$—	$(15)	$—
Cross-currency swaps executed in September 2025	$361	5.0220%	C$	500	4.200%	2035		$(4)	$—	$(4)	$—

(a)
Notional amounts reflect the aggregate amounts we received in U.S. dollars upon execution of the cross-currency swaps in exchange for transferring the receive amounts to the counterparties of the cross-currency swaps.

(b)	Pay rates reflect the all-in U.S. dollar fixed rate coupons on the U.S. dollar notional amounts, as a result of the cross-currency swaps relating to the Euro Notes and CAD Notes.
Financial Statement Presentation
Derivative Contract Fair Values and Income Statement Impacts
The table below provides a balance sheet overview of our outstanding derivative assets and liabilities as of September 30, 2025 and December 31, 2024:

		Fair Value of Derivative Assets (Liabilities)
	Balance Sheet Location	At September 30, 2025	At December 31, 2024
Interest rate swaps	Operating lease and other current liabilities	$(12)	$—
	Other noncurrent obligations	$(7)	$—

Cross-currency swaps	Other noncurrent assets	$69	$—
	Other noncurrent obligations	$(68)	$(21)
The table below provides the related income statement impacts of derivative contracts for the three and nine months ended September 30, 2025 and 2024, respectively:

	Income Statement Location	Three Months Ended September 30,		Nine Months Ended September 30,
		2025	2024	2025	2024
Cross-currency swaps	Other (income) and deductions – net (a)	$8	$20	$(83)	$14

(a)
The fair value gains (losses) on cross-currency swaps attributable to changes in the foreign currency exchange rate were recorded in the same income statement location and offset the losses (gains) due to remeasurement of the Euro Notes and CAD Notes, resulting in no impact on earnings attributable to changes in the foreign currency exchange rates. The fair value gains/losses on cross-currency swaps attributable to excluded components were recognized as a component of other comprehensive income or loss.

Fair Value Measurements
The fair value of our interest rate swap and cross-currency swap derivative instruments is measured using inputs that are considered a Level 2 measurement, as they are not actively traded and are valued using pricing models that use observable market quotations. Additionally, the fair values of derivatives designated in hedging relationships include debit valuation adjustments and/or credit valuation adjustments to appropriately incorporate nonperformance risk for us and/or the respective counterparties. At September 30, 2025, the fair values of derivatives designated in hedging relationships include net $5 million credit valuation adjustments.
11. SEGMENT REPORTING
We are managed as an integrated business that provides regulated electricity transmission and distribution services. As a result, we have one operating segment of electricity transmission and distribution; consequently, there is only one reportable segment. The segment of electricity transmission and distribution services derives revenues from tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to end-use
consumers.
Our chief executive has been determined to be the CODM. Oncor’s CODM views net income as the measure of profit or loss in assessing financial performance. In addition, for resource allocation determinations, Oncor’s CODM considers the capital expenditures plan progress, safety and reliability performance, customer satisfaction and affordability, and regulatory requirements.
The measure of segment assets is reported on the balance sheet as total assets. The following table presents information of the reported segment’s net income, including significant expenses, for the reporting periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Segment operating revenues (a)	$1,845	$1,660	$5,047	$4,610

Less:
Wholesale transmission service	374	351	1,094	1,053
Base operation and maintenance, and administrative expenses (b)	282	272	818	728
SRP operation and maintenance, and administrative expenses	38	—	108	—
Regulatory asset/liability amortization and cost of service accruals (c)	74	77	223	229
Depreciation and amortization	300	269	877	787
Property taxes	68	63	207	196
Gross receipts and franchise taxes	79	79	217	214
Other (income) and deductions (d)	(20)	(12)	(49)	(28)
Provision in lieu of income taxes	80	72	173	171
Interest expense and related charges - net (e)	190	165	559	460

Segment expenses	1,465	1,336	4,227	3,810

Segment net income	$380	$324	$820	$800

(a)
Revenues from REP subsidiaries of our two largest customers collectively represented 27% and 23%, respectively, of our total operating revenues for the three months ended September 30, 2025, and 25% and 22%, respectively, of our total operating revenues for the nine months ended September 30, 2025. No other customer represented more than 10% of our total operating revenues during such periods.

(b)
Includes operation and maintenance expenses (excluding SRP operating and maintenance, and administrative expenses, regulatory asset/liability amortization and cost of service accruals), payroll taxes and other miscellaneous expenses.

(c)
Includes effects of current rate provisions for (i) self-insurance reserve, employee retirement and other regulatory assets/liabilities being amortized (see Note 2) and (ii) provisions for current self-insured losses and recoverable employee retirement costs.

(d)	Includes non-service costs associated with recoverable pension and OPEB, non-recoverable pension and OPEB expenses, gains on sale of capital assets and AFUDC-equity income.
(e)	Includes interest expenses and related charges, and net interest and investment income.

12. SUPPLEMENTARY FINANCIAL INFORMATION
Other (Income) and Deductions
–
Net

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Professional fees	$2	$2	$7	$4
Recoverable Pension and OPEB – non-service costs	5	4	14	13
Gain on disposal of assets	—	(1)	—	(1)
AFUDC – equity income	(26)	(14)	(65)	(41)
Interest and investment income – net	(11)	(5)	(19)	(21)
Other	1	(1)	2	1

Total other (income) and deductions – net	$(29)	$(15)	$(61)	$(45)

Interest Expense and Related Charges
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest	$217	$177	$618	$501
Amortization of discount, premium and debt issuance costs	2	3	5	10
Less AFUDC – capitalized interest portion	(18)	(10)	(45)	(30)

Total interest expense and related charges	$201	$170	$578	$481

Accounts Receivable
–
Net
Accounts receivable reported on our balance sheet consisted of the following:

	At September 30, 2025	At December 31, 2024
Accounts receivable	$1,186	$987
Allowance for uncollectible accounts	(20)	(17)

Accounts receivable – net	$1,166	$970

The accounts receivable balance from REP subsidiaries of our two largest customers, collectively represented 28% and 23%, respectively, of our accounts receivable balance at September 30, 2025 and 22% and 19%, respectively, of our accounts receivable balance at December 31, 2024. No other customer represented 10% or more of the total accounts receivable at such dates.
Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset.

Prepayments and Other Current Assets
Prepayments and other current assets reported on our balance sheet consisted of the following:

	At September 30, 2025	At December 31, 2024
Insurance prepayments	$40	$27
Local franchise tax prepayments	81	79
Other	18	18

Prepayments and other current assets	$139	$124

Investments and Other Property
Investments and other property reported on our balance sheet consisted of the following:

	At September 30, 2025	At December 31, 2024
Assets related to employee benefit plans	$185	$172
Non-utility property – land	10	10
Other	1	1

Total investments and other property	$196	$183

Consolidated VIE
Receivables LLC is considered a VIE under ASC 810. We are the primary beneficiary of this VIE because we have the power to direct borrowing and repayment activities of the AR Facility for the VIE, the obligation to absorb losses and the right to receive benefits that could be significant to the VIE. See Note 5 for more information on the AR Facility. As a result, we consolidate Receivables LLC. Receivable LLC’s assets and liabilities on the balance sheets consisted of the following:

	At September 30, 2025	At December 31, 2024
Assets
Cash and cash equivalents	$8	$5
Advances to affiliate	4	4
REP Accounts receivable – net	826	622
Income tax receivable	7	5
Unamortized AR Facility costs	—	1

Total assets	$845	$637

Property, Plant and Equipment
Property, plant and equipment – net reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/ Average Life of Depreciable Plant At September 30, 2025	At September 30, 2025	At December 31, 2024
Assets in service:
Distribution	2.7% / 36.5 years	$22,402	$20,880
Transmission	2.4% / 41.9 years	17,491	16,599
Other assets (a)	8.3% / 12.1 years	2,285	2,238

Total		42,178	39,717
Less accumulated depreciation		10,081	9,723

Net of accumulated depreciation		32,097	29,994
Construction work in progress		3,534	1,704
Held for future use		70	71

Property, plant and equipment – net		$35,701	$31,769

(a)	Includes intangible capitalized software and general property, plant and equipment.
Intangible Assets
Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consisted of the following:

	At September 30, 2025			At December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$719	$139	$580	$705	$134	$571
Capitalized software and other	1,322	441	881	1,311	450	861

Total	$2,041	$580	$1,461	$2,016	$584	$1,432

Aggregate amortization expense for intangible assets totaled $35 million and $28 million for the three months ended September 30, 2025 and 2024, respectively, and $100 million and $85 million for the nine months ended September 30, 2025 and 2024, respectively. The estimated annual amortization expense for the five-year period from 2025 to 2029, based on rates in effect at September 30, 2025, is as follows:

Year	Amortization Expense
2025	$134
2026	$139
2027	$139
2028	$139
2029	$139

Other Noncurrent Assets
Other noncurrent assets reported on our balance sheet consisted of the following:

	At September 30, 2025	At December 31, 2024
Fair value of derivative noncurrent assets	$69	$—
Prepayments – noncurrent	10	8
Other	33	23

Total other noncurrent assets	$112	$31

Other Noncurrent Obligations
Other noncurrent obligations reported on our balance sheet consisted of the following:

	At September 30, 2025	At December 31, 2024
Investment tax credits	$2	$2
Customer advances for construction – noncurrent	250	199
Litigation claim obligations	5	3
Fair value of derivative liabilities	74	21
Other	105	77

Total other noncurrent obligations	$436	$302

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2025	2024
Cash payments related to:
Interest	$492	$416
Less capitalized interest	(45)	(30)

Total interest payments (net of amounts capitalized)	$447	$386

Amount in lieu of income taxes (Note 9):
Federal	$—	$45
State	31	29

Total payments in lieu of income taxes	$31	$74

ROU assets obtained in exchange for operating lease obligations (noncash)	$135	$37
Noncash financing activities:
Debt extinguished through legal defeasance (Note 5)	$9	$—
Noncash investing activities:
Construction expenditures financed through accounts payable (a)	$666	$473

(a)	Represents end-of-period accruals.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Members of Oncor Electric Delivery Company LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Oncor Electric Delivery Company LLC and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, cash flows, and membership interests, for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in
Internal Control — Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2025 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Regulatory Matters –Refer to Notes 1 and 2 to the financial statements
Critical Audit Matter Description
The Company is subject to rate regulation by the Public Utility Commission of Texas (the “PUCT”), which has jurisdiction with respect to the rates of electric transmission and distribution companies in Texas. Management has determined it meets the requirements under accounting principles generally accepted in the United States of America to prepare its financial statements applying the specialized rules to account for effects of cost-based rate regulation.

The economic effects of regulation can result in regulated companies recording costs that have been, or are deemed probable to be, allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as regulatory assets and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities). The PUCT’s regulation of rates is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. While the Company has indicated it expects to recover costs from customers through regulated rates, there is a risk that the PUCT will not approve: (1) full recovery of the costs of providing utility service or (2) full recovery of all amounts invested in the utility business and a reasonable return on that investment.
We identified the impact of rate regulation as a critical audit matter due to the significant judgments made by management in assessing whether the regulatory assets are probable of future recovery and the regulatory liabilities properly reflect all expected amounts of refund to customers by considering factors such as changes in the regulatory environment and recent rate orders. Auditing these judgments required specialized knowledge of accounting for rate regulation due to its inherent complexities.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to regulatory matters and accounting for the impacts of rate regulation included the following, among others:

•
We tested the effectiveness of management’s internal controls over the evaluation of the likelihood of (1) the recovery in future rates of costs deferred as regulatory assets, and (2) a refund or a future reduction in rates that should be reported as regulatory liabilities, including management’s controls over the initial recognition of amounts deferred as regulatory assets or liabilities and the monitoring and evaluation of regulatory developments that may affect reported balances.

•
We read relevant regulatory orders issued by the PUCT for the Company, applicable new legislation enacted in Texas, and other publicly available information to assess management’s judgments regarding the likelihood of recovery or refunds in future rates, including consideration of precedents of the PUCT’s treatment of similar costs under similar circumstances. We also evaluated this external information and compared to management’s recorded regulatory asset and liability balances for completeness.

•
For regulatory matters in process, we inspected the Company’s filings with the PUCT and the filings with the PUCT by intervenors and others that may impact regulatory assets and liabilities, for any evidence that might contradict management’s assertions.

•	We evaluated the Company’s disclosures related to the impacts of rate regulation, including the balances recorded and regulatory developments.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 25, 2025
We have served as the Company’s auditor since 2002.

ONCOR ELECTRIC DELIVERY COMPANY LLC
STATEMENTS OF CONSOLIDATED INCOME

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Operating revenues (Note 3)	$6,082	$5,586	$5,243

Operating expenses:
Wholesale transmission service	1,394	1,291	1,162
Operation and maintenance	1,293	1,150	1,055
Depreciation and amortization	1,060	978	904
Provision in lieu of income taxes (Notes 1, 4 and 10)	208	185	201
Taxes other than amounts related to income taxes	571	552	561
Write-off of rate base disallowances	—	55	—

Total operating expenses	4,526	4,211	3,883

Operating income	1,556	1,375	1,360
Other (income) and deductions – net (Note 13)	(63)	(31)	20
Non-operating benefit in lieu of income taxes (Note 4)	(2)	(8)	(10)
Interest expense and related charges (Note 13)	653	536	445
Write-off of non-operating rate base disallowances	—	14	—

Net income	$968	$864	$905

See Notes to Financial Statements.
ONCOR ELECTRIC DELIVERY COMPANY LLC
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Net income	$968	$864	$905
Other comprehensive income (loss):
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges (net of tax expense of $1, $1 and $1) (Notes 1 and 8)	3	3	2
Cash flow hedges – loss on settlement of interest rate hedge transactions (net of tax benefit of $3, $1 and $0) (Notes 1, 6 and 8)	(12)	(3)	—
Fair value hedges – unrealized gain on cross-currency swaps attributable to excluded components (net of tax expense of $1, $0 and $0) (Notes 1, 6 and 8)	2	—	—
Defined benefit pension plans (Notes 8 and 9)	3	(18)	(33)

Total other comprehensive loss	(4)	(18)	(31)

Comprehensive income	$964	$846	$874

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$968	$864	$905
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,233	1,117	985
Write-off of rate base disallowances	—	69	—
Provision in lieu of deferred income taxes – net	155	61	41
Other – net	1	(10)	(14)
Changes in operating assets and liabilities:
Accounts receivable	(29)	(43)	(138)
Inventories	(121)	(137)	(32)
Accounts payable – trade	78	42	45
Regulatory assets – deferred revenues (Note 2)	15	1	120
Regulatory assets – self-insurance reserve (Note 2)	(327)	(232)	(198)
Customer deposits	86	42	45
Other – assets	(177)	(22)	16
Other – liabilities	105	48	92

Cash provided by operating activities	1,987	1,800	1,867

Cash flows – financing activities:
Issuances of senior secured notes (Note 6)	1,992	2,200	2,000
Repayments of senior secured notes (Note 6)	(500)	—	(882)
Borrowings under term loans	—	775	1,950
Repayments under term loans	—	(875)	(1,850)
Borrowings under AR Facility (Note 6)	900	600	—
Repayments under AR Facility (Note 6)	(900)	(600)	—
Borrowings under $500M Credit Facility (Note 6)	500	—	—
Repayments under $500M Credit Facility (Note 6)	(20)	—	—
Net change in short-term borrowings (Note 5)	312	84	(17)
Capital contributions from members (Note 8)	1,211	452	425
Distributions to members (Note 8)	(753)	(552)	(425)
Debt discount, financing and reacquisition costs – net	(24)	(46)	(31)

Cash provided by financing activities	2,718	2,038	1,170

Cash flows – investing activities:
Capital expenditures (Note 13)	(4,683)	(3,824)	(3,049)
Sales tax audit settlement refund (Note 7)	56	—	—
Expenditures for third party in joint project	—	—	(2)
Reimbursement from third party in joint project	—	1	6
Proceeds from sales of non-utility properties	2	9	21
Other – net	31	29	31

Cash used in investing activities	(4,594)	(3,785)	(2,993)

Net change in cash, cash equivalents and restricted cash	111	53	44
Cash, cash equivalents and restricted cash – beginning balance	151	98	54

Cash, cash equivalents and restricted cash – ending balance	$262	$151	$98

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2024	2023
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$36	$19
Restricted cash, current (Note 1)	20	24
Accounts receivable – net (Note 13)	970	944
Amounts receivable from members related to income taxes (Note 10)	30	4
Materials and supplies inventories – at average cost	462	341
Prepayments and other current assets	124	101

Total current assets	1,642	1,433
Restricted cash, noncurrent (Note 1)	206	108
Investments and other property (Note 13)	183	158
Property, plant and equipment – net (Note 13)	31,769	28,057
Goodwill (Notes 1 and 13)	4,740	4,740
Regulatory assets (Note 2)	1,671	1,556
Right-of-use operating lease and other assets (Notes 3 and 7)	240	142

Total assets	$40,451	$36,194

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$594	$282
Accounts payable – trade	770	600
Amounts payable to members related to income taxes (Note 10)	29	27
Accrued taxes other than amounts related to income	274	261
Accrued interest	149	117
Operating lease and other current liabilities (Note 7)	367	338

Total current liabilities	2,183	1,625
Long-term debt, noncurrent (Note 6)	15,234	13,294
Liability in lieu of deferred income taxes (Notes 1, 4 and 10)	2,552	2,320
Regulatory liabilities (Note 2)	2,973	3,000
Employee benefit plan obligations (Note 9)	1,384	1,442
Operating lease and other obligations (Notes 3 and 13)	495	305

Total liabilities	24,821	21,986

Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account – number of units outstanding 2024 and 2023 – 635,000,000	15,814	14,388
Accumulated other comprehensive loss	(184)	(180)

Total membership interests	15,630	14,208

Total liabilities and membership interests	$40,451	$36,194

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Capital account:
Balance at beginning of period	$14,388	$13,624	$12,719
Net income	968	864	905
Contributions from members (Note 8)	1,211	452	425
Distributions to members (Note 8)	(753)	(552)	(425)

Balance at end of period (number of units outstanding: 2024, 2023 and 2022 – 635,000,000)	$15,814	$14,388	$13,624

AOCI, net of tax effects (Note 8):
Balance at beginning of period	$(180)	$(162)	$(131)
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges (net of tax expense of $1, $1 and $1) (Notes 1 and 8)	3	3	2
Cash flow hedges – loss on settlement of interest rate hedge transactions (net of tax benefit of $3, $1 and $0) (Notes 1, 6 and 8)	(12)	(3)	—
Fair value hedges – unrealized gain on cross-currency swaps attributable to excluded components (net of tax expense of $1, $0 and $0) (Notes 1, 6 and 8)	2	—	—
Defined benefit pension plans (Notes 8 and 9)	3	(18)	(33)

Balance at end of period	$(184)	$(180)	$(162)

Total membership interests at end of period	$15,630	$14,208	$13,462

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or its subsidiaries as apparent in the context. See “Glossary” for the definition of terms and abbreviations.
We are a regulated electricity transmission and distribution company that operates the largest transmission and distribution system in Texas. We provide wholesale transmission and distribution services, and we also provide transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. The rates we charge for our electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. We are not a seller of electricity, nor do we purchase electricity for resale.
Ownership Structure and Ring-Fencing Measures
We are a direct, majority-owned subsidiary of Oncor Holdings, which is indirectly and wholly owned by Sempra. Oncor Holdings owns 80.25% of our membership interests and Texas Transmission owns 19.75% of our membership interests. The company is managed as an integrated business of electricity transmission and distribution with only one reportable segment.
Since 2007, various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities.
In March 2018, Sempra indirectly acquired Oncor Holdings. The final order issued by the PUCT approving that transaction outlines certain ring-fencing measures, governance mechanisms and restrictions that apply to Oncor Holdings and Oncor. As a result of these ring-fencing measures, Sempra does not control Oncor, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. Our LLC Agreement requires PUCT approval of certain revisions to the agreement, including, among other things, revisions to our governance structure and other various ring-fencing measures.
None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings.
Oncor is a limited liability company governed by a board of directors, not its members. The Sempra Order and our LLC Agreement require that the board of directors of Oncor consist of 13 members, constituted as follows:

•
seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years
;

•	two members designated by Sempra (through Oncor Holdings);

•	two members designated by Texas Transmission; and

•	two current or former officers of Oncor (each, an Oncor Officer Director).
Until March 9, 2028, in order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its subsidiaries or affiliated entities (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year
period prior to the date on which the officer first became employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate and/or seek the removal of the Oncor Officer Directors, subject to approval by a majority of the Oncor board of directors.

In addition, the Sempra Order provides that Oncor’s board of directors cannot be overruled by the board of directors of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of members of the board of directors, provided that certain actions may also require the additional approval of the Oncor Holdings board of directors. The Sempra Order also provides that any changes to the size, composition, structure or rights of the board of directors must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the two board of director positions on Oncor’s board of directors that Texas Transmission is entitled to appoint will be eliminated and the size of Oncor’s board of directors will be reduced by two.
Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Order and our LLC Agreement to ring-fence Oncor from its owners include, among others:

•
A majority of the Disinterested Directors of Oncor and the directors designated by Texas Transmission that are present and voting (of which at least one must be present and voting) must approve any annual or multi-year budget if the aggregate amount of capital expenditures or operation and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;

•
Oncor may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its Disinterested Directors or either of the two directors appointed by Texas Transmission determines that it is in the best interests of Oncor to retain such amounts to meet expected future requirements;

•
At all times, Oncor will remain in compliance with the
debt-to-equity
ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments) if such payment would cause its debt-to-equity
ratio to exceed the
debt-to-equity
ratio approved by the PUCT;

•
If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;

•
Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the membership interests of Oncor, and there will be no debt at STH or STIH at any time following Sempra’s indirect acquisition of Oncor Holdings;

•
Neither Oncor nor Oncor Holdings will lend money to, borrow money from, or share credit facilities with, Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings; and

•
There must be maintained certain “separateness measures” that reinforce the legal and financial separation of Oncor from its owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length
basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on Sempra or its affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings pledging Oncor assets or membership interests for any entity other than Oncor.

Basis of Presentation
Our consolidated financial statements have been prepared in accordance with GAAP governing rate-regulated operations. Subsequent events have been evaluated through the date these consolidated financial statements were issued. We also apply the guidance of ASC 810, Consolidations, to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a VIE, should be consolidated. All dollar amounts in the financial statements and tables in the notes are stated in U.S. dollars in millions unless otherwise indicated.
Use of Estimates
Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the period. These estimates include, but are not limited to, the effects of regulation; recovery of long-lived assets; certain assumptions made in accounting for pension and OPEB; asset retirement obligations; income and other taxes; valuation of certain financial assets and liabilities; and accounting for contingencies. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.
Accounting for the Effects of Certain Types of Regulation
We are subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 2 for more information regarding regulatory assets and liabilities.

Revenue Recognition
Oncor’s revenue is billed under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided as prescribed by the related tariff. See Note 3 for additional information regarding revenues.
Derivatives and Hedging
We are exposed to changes in interest rates and foreign currency exchange rates primarily as a result of our current debt financings, including the Euro Notes. We have utilized derivative instruments typically designated as cash flow or fair value hedges to help mitigate our exposure related to those risks. All derivative instruments are recorded on the balance sheet at fair value as a derivative asset or liability and changes in the fair value are recognized in net income if the criteria for hedge accounting are not met or if the instrument is not designated as a hedge. See Note 11 for more information regarding our derivative instruments.
Impairment of Long-Lived Assets and Goodwill
We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
We also evaluate goodwill for impairment annually on October 1 and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.
For our annual goodwill impairment testing, we generally have the option to directly perform a quantitative assessment or first make a qualitative assessment of whether it is more likely than not that our estimated enterprise fair value is less than our enterprise carrying value before applying the quantitative assessment. If we elect to perform the qualitative assessment, we evaluate relevant events and circumstances, including but not limited to, macroeconomic conditions, industry and market considerations, cost factors and our overall financial performance. If, after assessing these qualitative factors, we determine that it is more-likely-than-not
that our estimated enterprise fair value is less than our enterprise carrying book value, then we perform a quantitative assessment. If, after performing the quantitative assessment, we determine that goodwill is impaired, we record the amount of goodwill impairment as the excess of enterprise carrying book value over estimated enterprise fair value, not to exceed the carrying amount of goodwill.
For our annual goodwill impairment testing as of October 1, 2024, we elected to make a qualitative assessment of whether it is more likely than not that our enterprise fair value is less than our enterprise carrying value. We concluded that our estimated enterprise fair value was more likely than not greater than our enterprise carrying book value. As a result, no quantitative assessment for impairment was required and no impairment was recognized in 2024.
Goodwill totaling $4.740 billion was reported on our balance sheet at both December 31, 2024 and 2023.
Provision in Lieu of Income Taxes
Our tax sharing agreement with Oncor Holdings, Texas Transmission and STH provides for the calculation of amounts related to income taxes for each of Oncor Holdings and Oncor substantially as if these entities were taxed as corporations and requires payments to the members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings).
We are a partnership for U.S. federal income tax purposes. Accordingly, while partnerships are not subject to income taxes, in consideration of the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs historically including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes”. Such amounts are determined in accordance with the provisions of the accounting guidance for income taxes and accounting standards that provide interpretive guidance for accounting for uncertain tax positions and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were a stand-alone corporation. In the event such amounts are not paid under the tax sharing agreement, it is probable that this regulatory liability will continue to be included in Oncor’s rate setting processes.
We classify any interest and penalties expense related to uncertain tax positions as current provision in lieu of income taxes as discussed in Note 4.

Defined Benefit Pension Plans and OPEB Plans
We have liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and OPEB Plans that offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Costs of pension and OPEB Plans are dependent on numerous factors, assumptions and estimates. See Note 9 for additional information regarding pension and OPEB Plans.
System of Accounts
Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.
Property, Plant and Equipment
Property, plant and equipment is stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and AFUDC.
Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset
basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. Accrued removal costs in excess of incurred removal costs are reclassified as a regulatory liability to retire assets in the future.
Franchise Taxes
Franchise taxes are assessed to us by local governmental bodies, based on kWh delivered and are a principal component of taxes other than amounts related to income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. The rates we charge customers are intended to recover the franchise taxes, but we are not acting as an agent to collect the taxes from customers.
Allowance for Funds Used During Construction
AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on eligible projects involving construction periods lasting greater than thirty days. The interest portion of capitalized AFUDC is accounted for as a reduction to interest expense and the equity portion of capitalized AFUDC is accounted for as other income. See Note 13 for detail of amounts reducing interest expense and increasing other income.
Cash, Cash Equivalents and Restricted Cash
For purposes of reporting cash and cash equivalents, highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the Consolidated Balance Sheets to the sum of such amounts reported on the Statements of Consolidated Cash Flows:

	At December 31,
	2024	2023
Cash, cash equivalents and restricted cash
Cash and cash equivalents	$36	$19
Restricted cash, current (a)	20	24
Restricted cash, noncurrent (a)	206	108

Total cash, cash equivalents and restricted cash on the Statements of Consolidated Cash Flows	$262	$151

(a)
Restricted cash represents amounts held by Oncor for customer deposits that are subject to probable return in accordance with PUCT rules, ERCOT requirements or our tariffs relating to generation interconnection and construction and/or extension of electric delivery system facilities. We maintain these amounts in separate escrow accounts.

Fair Value of Financial Instruments
The carrying amounts for financial instruments designated as hedging derivatives are recorded at fair value.
The carrying amounts for nonderivative financial assets classified as current assets and the carrying amounts for nonderivative financial liabilities classified as current liabilities approximate fair value due to the short maturity of such nonderivative financial instruments. The fair values of other nonderivative financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts.
The following discussion of fair value accounting standards applies primarily to our determination of the fair value of financial instruments designated as hedging derivatives (see Note 11) and nonderivative financial assets in the pension plans’ and OPEB Plans’ trusts (see Note 9) and long-term debt (see Note 6).
Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a
“mid-market”
valuation convention (the
mid-point
price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.
We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•
Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter
broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•
Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.
The fair value of certain investments is measured using the NAV per share as a practical expedient. Such investments measured at NAV are not required to be categorized within the fair value hierarchy.
Contingencies
Our financial results may be affected by judgments and estimates related to contingencies. For loss contingencies, we accrue the loss if an event has occurred on or before the balance sheet date, and:

•	information available through the date we file our financial statements indicates it is probable that a loss has been incurred, given the likelihood of uncertain future events; and

•	the amount of the loss can be reasonably estimated.
We do not accrue contingencies that might result in gains. We continuously assess contingencies for litigation claims, environmental remediation and other events. See Note 7 for a discussion of contingencies.

VIE
We consolidate a VIE if we are the primary beneficiary of the VIE. Our determination of whether we are the primary beneficiary is based on qualitative and quantitative analyses, which assesses:

•	the purpose and design of the VIE;

•	the nature of the VIE’s risks and the risks we absorb;

•	the power to direct activities that most significantly impact the economic performance of the VIE; and

•	the obligation to absorb losses or the right to receive benefits that could be significant to the VIE.
We will continue to evaluate our business operations and VIEs for any changes that may impact our determination of whether an entity is a VIE and if we are the primary beneficiary. See Note 13 for more information on Oncor’s consolidated VIE.
ASU
ASU
2023-07
Segment reporting (ASC 280)
In November 2023, the FASB issued ASU
2023-07,
which expands reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU requires that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to an entity’s CODM, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. A public entity that has a single reportable segment is also required to provide all the disclosures required by this ASU and all existing segment disclosures in ASC 280. We adopted the standard on December 31, 2024 and provided enhanced segment reporting disclosures for our single reportable segment in Note 12 on a retrospective basis.
ASU
2023-09
Improvements to Income Tax Disclosures (ASC 740)
In December 2023, the FASB issued ASU
2023-09,
which expands income tax disclosure requirements to include additional information related to the rate reconciliation of our effective tax rates to statutory rates, as well as additional disaggregation of taxes paid. This ASU also removed disclosures related to certain unrecognized tax benefits and deferred taxes. ASU
2023-09 is
effective for fiscal years beginning after December 15, 2024. This ASU may be applied prospectively or retrospectively, and early adoption is permitted. We are currently evaluating the effect of the standard on our financial reporting.
ASU
2024-03
Disaggregation of Income Statement Expenses (ASC 220)
In November 2024, the FASB issued ASU
2024-03,
which requires disaggregated disclosure of income statement expenses for public business entities. This ASU adds ASC
220-40
to require a footnote disclosure in tabular presentation about specific expenses by requiring disaggregation of each relevant expense caption on the face of the income statement, when applicable. The ASU does not change or remove existing expense disclosure requirements; however, it may affect where that information appears in the footnotes to the financial statements. ASU
2024-03
will be effective
for
fiscal years beginning after December 15, 2026. We are currently evaluating the effect of the standard on our financial reporting.
All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.
2. REGULATORY MATTERS
Regulatory Proceedings
System Resiliency Plan (PUCT Docket No. 56545)
In November 2024, the PUCT approved our system resiliency plan, which provides for approximately $2.9 billion in capital expenditures and $520 million in operation and maintenance expenses to enhance the resiliency of our transmission and distribution system, including measures to address extreme weather, wildfires, physical security threats, and cybersecurity threats. The plan provides for the majority of the spend to occur between 2025 and 2027, with approximately $300 million in capital expenditures and approximately $20 million in operation and maintenance expenses to be carried over into 2028 and either (i) automatically authorized if Oncor does not file an updated system resiliency plan for a future period beginning with 2028 or (ii) included in any new system resiliency plan filed by Oncor as part of that plan’s first year of spend. We began implementing the approved plan before the end of 2024, and are recognizing the unrecovered distribution-related operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances, and related taxes as a regulatory asset for future recovery in interim DCRF rate adjustments or base rate proceedings.

Capital Trackers
Interim DCRF and TCOS rate adjustments, also known as capital trackers, have been implemented to help reduce the effects of regulatory lag and allow us to recover, subject to reconciliation, the cost of certain investments before a comprehensive base rate review. Under PUCT rules, we can generally file up to two interim DCRF rate adjustment applications in a year for certain distribution-related investments and up to two interim TCOS rate adjustment applications in a year to reflect changes in certain transmission-related investments. These interim rate applications are subject to a regulatory proceeding and PUCT approval, and we can make no assurance that they will result in full cost recovery or be timely approved. Investments included in these capital trackers are also subject to prudence review by the PUCT in the next comprehensive base rate review following such adjustments, with a potential for the PUCT to also order refunds of previously collected amounts if a particular investment is found to be imprudent or inappropriately included in an interim rate adjustment.
TCOS revenues are also impacted by transmission billing units, which are updated annually effective January 1 each year to reflect certain changes in average ERCOT-wide peak electricity demand occurring during the previous calendar year. We did not file an interim TCOS rate adjustment application in 2024, as a result of the increases in annual transmission billing units applicable in 2024.
In 2024 and the first quarter of 2025, Oncor filed the following interim rate adjustment applications with the PUCT:

Filing Type	PUCT Docket No.	Investment Through	Filed	Effective Date	Annual Revenue Impact (a)
DCRF	57707	December 2024 (b)	February 2025	May 2025 (c)	$108	(c)
TCOS	57610	December 2024 (d)	January 2025	March 2025 (e)	$165	(e)
DCRF	56963	June 2024 (f)	August 2024	December 2024	$90
DCRF	56306	December 2023 (g)	March 2024	July 2024	$81

(a)	Annual revenue impact represents the incremental annual revenue impact, after taking into account revenue effects of prior applicable rate adjustments.
(b)	Reflects distribution-related capital investments generally put into service during the period from July 1, 2024 through December 31, 2024.
(c)	The 2025 second quarter-expected effective date and annual revenue impact are pending PUCT approval.
(d)	Reflects transmission-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2024.
(e)	The 2025 first quarter-expected effective date and annual revenue impact are pending PUCT approval.
(f)	Reflects distribution-related capital investments generally put into service during the period from January 1, 2024 through June 30, 2024.
(g)	Reflects distribution-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2023.
Comprehensive Base Rate Review (PUCT Docket No. 53601)
In April 2023, the PUCT issued a final order in our comprehensive base rate review filed in May 2022 with the PUCT and the cities in our service territory that have retained original jurisdiction over rates. Base rates implementing the final order went into effect in May 2023. In June 2023, the PUCT issued an order on rehearing in response to the motions for rehearing filed by us and certain intervening parties in the proceeding. The order on rehearing affirmed the material provisions of the final order. In September 2023, we filed an appeal in Travis County District Court. The appeal sought judicial review of certain of the order on rehearing’s rate base disallowances (the acquisition premium and its associated amortization costs relating to certain plant facilities acquired by Oncor in 2019, as well as certain of the employee benefit and compensation-related costs that we had previously capitalized) and related expense effects of those disallowances. In February 2024, the court dismissed the appeal for lack of jurisdiction. In March 2024, we appealed the court’s dismissal, which is currently with the Fifteenth Court of Appeals in Texas.
Regulatory Assets and Liabilities
We are subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates.

The following table presents components of our regulatory assets and liabilities and their remaining recovery periods in effect at December 31, 2024.

	Remaining Rate Recovery/Amortization Period in Effect at December 31, 2024	At December 31,
		2024	2023
Regulatory assets:
Employee retirement liability (a)(b)(c)	To be determined	$166	$189
Employee retirement costs being amortized	4 years	63	94
Employee retirement costs incurred since the last comprehensive base rate review period (b)	To be determined	72	70
Self-insurance reserve (primarily storm recovery costs) being amortized	4 years	336	454
Self-insurance reserve incurred since the last comprehensive base rate review period (primarily storm related) (b)	To be determined	765	438
Debt reacquisition costs	Lives of related debt	6	10
Under-recovered advanced metering system costs being amortized	4 years	58	83
Energy efficiency program performance bonus (a)	Approximately 1 year	17	21
Wholesale distribution substation service costs being amortized	4 years	50	65
Wholesale distribution substation service costs incurred since the last comprehensive base rate review period (b)	To be determined	28	28
Expenses related to COVID-19 (b)	Various	25	32
Recoverable deferred income taxes	Various	52	38
Uncollectible payments from REPs	Various	8	7
Other regulatory assets	Various	25	27

Total regulatory assets		1,671	1,556

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	1,588	1,519
Excess deferred taxes	Primarily over lives of related assets	1,246	1,311
Over-recovered wholesale transmission service expense (a)	Approximately 1 year	44	64
Unamortized gain on reacquisition of debt	Lives of related debt	24	25
Employee retirement costs over-recovered being refunded	4 years	19	23
Employee retirement costs over-recovered since the last comprehensive base rate review period (b)	To be determined	40	39
Other regulatory liabilities	Various	12	19

Total regulatory liabilities		2,973	3,000

Net regulatory liabilities		$(1,302)	$(1,444)

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Recovery/refund is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(c)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

3. REVENUES
General
Our revenue is billed monthly under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. As the volumes delivered can be directly measured, our revenues are recognized when the underlying service has been provided as prescribed by the related tariff. We recognize revenue for the amounts that have been invoiced or that we have the right to invoice. Substantially all of our revenues are from contracts with customers except for alternative revenue program revenues discussed below.
Reconcilable Tariffs
The PUCT has designated certain tariffs (primarily TCRF, EECRF, rate case expense riders and mobile generation riders) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either collect regulatory assets or refund regulatory liabilities.
Alternative Revenue Program
The PUCT has implemented an incentive program allowing us to earn energy efficiency program performance bonuses by exceeding PURA-mandated energy efficiency program targets. This incentive program and the related performance bonus revenues are considered an “alternative revenue program” under GAAP. Annual performance bonuses are recognized as revenue when approved by the PUCT, typically in the third or fourth quarter each year. The PUCT approved annual energy efficiency program performance bonuses of $17 million and $21 million in 2024 and 2023, respectively, that we recognized in other miscellaneous revenues.
Disaggregation of Revenues
The following table reflects electric delivery revenues disaggregated by tariff:

	Years Ended December 31,
	2024	2023	2022
Operating revenues
Revenues contributing to earnings:
Distribution base revenues
Residential (a)	$1,477	$1,334	$1,215
Large commercial & industrial (b)	1,283	1,162	1,074
Other (c)	126	132	158

Total distribution base revenues	2,886	2,628	2,447

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	1,050	959	944
Billed to REPs serving Oncor distribution customers, through TCRF	574	539	528

Total TCOS revenues	1,624	1,498	1,472
Other miscellaneous revenues	112	109	112

Total revenues contributing to earnings	4,622	4,235	4,031

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	1,394	1,291	1,162
EECRF and other revenues	66	60	50

Total revenues collected for pass-through expenses	1,460	1,351	1,212

Total operating revenues	$6,082	$5,586	$5,243

(a)	Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh).
(b)
Depending on size and annual load factor, distribution base revenues from large commercial & industrial customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(c)
Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

Customers
At December 31, 2024, our distribution business customers primarily consisted of over 100 REPs that sell electricity we distribute to end-use
consumers in our certificated service area. The majority of consumers of the electricity we deliver through our distribution business are free to choose their electricity supplier from REPs who compete for their business. Our network transmission revenues are collected from load serving entities benefitting from our transmission system. Our transmission business customers consist of municipally-owned utilities, electric cooperatives and other distribution companies. Revenues from REP subsidiaries of our two largest customers, collectively represented 25% and 23%, respectively, of our total operating revenues for the year ended December 31, 2024, 25% and 23%, respectively, of our total operating revenues for the year ended December 31, 2023 and 26% and 24%, respectively, of our total operating revenues for the year ended December 31, 2022. No other customer represented more than 10% of our total operating revenues during such periods.
Variability
Our revenues and cash flows are subject to seasonality, timing of customer billings, weather conditions and other electricity usage drivers, with revenues being highest in the summer season. Payment of customer billings is due 35 days after invoicing. Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are recoverable as a regulatory asset.
Pass-through Expenses
Revenue equal to expenses that are allowed to be passed-through to customers (primarily third-party wholesale transmission service and energy efficiency program costs) are recognized at the time the expense is recognized. Franchise taxes are assessed by local governmental bodies, based on kWh delivered and are not a “pass-through” item. The rates we charge customers are intended to recover the franchise taxes, but we are not acting as an agent to collect the taxes from customers; therefore, franchise taxes are reported as a principal component of “taxes other than amounts related to income taxes” instead of a reduction to “revenues” in the income statement.
4. PROVISION IN LIEU OF INCOME TAXES
Components of Liability in Lieu of Deferred Income Taxes
The components of our liability in lieu of deferred income taxes are provided in the table below.

	At December 31,
	2024	2023
Deferred Tax Related Assets:
Employee benefit liabilities	$256	$265
Regulatory liabilities	35	42
Other	73	53

Total	364	360

Deferred Tax Related Liabilities:
Property, plant and equipment	2,598	2,391
Regulatory assets	312	287
Other	6	2

Total	2,916	2,680

Liability in lieu of deferred income taxes – net	$2,552	$2,320

Provision (Benefit) in Lieu of Income Taxes
The components of our reported provision (benefit) in lieu of income taxes are as follows:

	Years Ended December 31,
	2024	2023	2022
Reported in operating expenses:
Current:
U.S. federal	$24	$88	$136
State	32	29	27
Deferred:
U.S. federal	153	69	39
Amortization of investment tax credits	(1)	(1)	(1)

Total reported in operating expenses	208	185	201

Reported in other income and deductions:
Current:
U.S. federal	(4)	—	(13)
Deferred federal	2	(8)	3

Total reported in other income and deductions	(2)	(8)	(10)

Total provision in lieu of income taxes	$206	$177	$191

Reconciliation of provision in lieu of income taxes computed at the U.S. federal statutory rate to provision in lieu of income taxes:

	Years Ended December 31,
	2024	2023	2022
Income before provision in lieu of income taxes	$1,174	$1,041	$1,096

Provision in lieu of income taxes at the U.S. federal statutory rate of 21%	$247	$219	$230
Amortization of investment tax credits – net of deferred tax effect	—	(1)	(1)
Amortization of excess deferred taxes	(51)	(51)	(52)
Texas margin tax, net of federal tax benefit	24	22	22
Nontaxable gains on benefit plan investments	(7)	(3)	—
Other	(7)	(9)	(8)

Reported provision in lieu of income taxes	$206	$177	$191

Effective rate	17.5%	17.0%	17.4%
The net amounts of $2.552 billion and $2.320 billion reported in the balance sheets at December 31, 2024 and 2023, respectively, as liability in lieu of deferred income taxes include amounts previously recorded as net deferred tax liabilities. In connection with the sale of equity interests to Texas Transmission in 2008, we became a partnership for U.S. federal income tax purposes, and the temporary differences that gave rise to the deferred taxes will, over time, become taxable to the equity holders. Under a tax sharing agreement among us and our equity holders (see Note 1), we make payments to the equity holders related to income taxes when amounts would have become due to the I.R.S. if Oncor was taxed as a corporation. Accordingly, as the temporary differences become taxable, we will pay the equity holders. In the event such amounts are not paid under the tax sharing agreement, it is probable that this regulatory liability will continue to be included in Oncor’s rate setting processes.
Accounting For Uncertainty in Provision in Lieu of Income Taxes
For federal income tax purposes, the statute of limitations is open for partnership tax returns for the years beginning after December 31, 2020. We filed refund claims for the tax years ending December 31, 2018, 2019 and 2020, but no additional tax may be assessed for these tax years. We have also filed refund claims for the tax year ending December 31, 2021.
Texas margin tax returns are still open for tax years beginning after 2019. We have filed refund claims for the tax year ending December 31, 2018 through 2021 (2019 through 2022 report years), but no additional tax may be assessed for 2018 and 2019.

We are not a member of another entity’s consolidated tax group and assess our liability for uncertain tax positions in our partnership returns. The following table represents the changes to the uncertain tax positions reported in other noncurrent liabilities in our consolidated balance sheets for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Balance at January 1, excluding interest and penalties	$3	$1
Additions based on tax positions related to prior years	2	2

Balance at December 31, excluding interest and penalties	$5	$3

Noncurrent liabilities included $1 million of accrued interest related to uncertain tax positions each at December 31, 2024 and 2023. Furthermore, there was $1 million recorded related to interest and penalties in the year ended December 31, 2024 and $1 million and negligible amounts in the years ended December 31, 2023 and 2022, respectively. The federal income tax benefit on the interest accrued on uncertain tax positions, if any, is recorded as liability in lieu of deferred income taxes.
5. SHORT-TERM BORROWINGS
The following table reflects our outstanding short-term borrowings and available unused borrowing capacity under the $2B Credit Facility and CP Program at December 31, 2024 and 2023:

	At December 31,
	2024	2023
$2B Credit Facility borrowing capacity	$2,000	$2,000
$2B Credit Facility outstanding borrowings	—	—
Commercial paper outstanding (a)	(594)	(282)

Total available unused borrowing capacity	$1,406	$1,718

(a)
The weighted average interest rate for CP Notes was 4.76% and 5.54% at December 31, 2024 and December 31, 2023, respectively. All outstanding CP Notes at December 31, 2024 and December 31, 2023 had maturity dates of less than one year.

$2B Credit Facility
On February 20, 2025, we entered into an amended and restated unsecured revolving $2B Credit Facility. As amended and restated, the $2B Credit Facility has a borrowing capacity of $2.0 billion and a maturity date of February 20, 2030. The $2B Credit Facility gives us the option to request an increase in our borrowing capacity of up to $650 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $2B Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year
periods, subject to certain conditions, including lender approvals. Borrowings under the $2B Credit Facility, if any, are classified as short-term on the balance sheet.
Borrowings under the $2B Credit Facility bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus an adjustment of 0.10% (the SOFR Adjustment), plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month
interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to our debt. The $2B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.060% and 0.175%, depending on certain credit ratings assigned to our debt, of the commitments under the $2B Credit Facility. Letter of credit fees under the $2B Credit Facility are payable quarterly in arrears and upon expiration or if a letter of credit is drawn in full at a rate per annum equal to the applicable margin for adjusted term SOFR under the $2B Credit Facility. Fronting fees in an amount as separately agreed by us and any fronting bank that issues a letter of credit are also payable quarterly in arrears and upon termination to each such fronting bank.
The $2B Credit Facility requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.
The $2B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $2B Credit Facility and cross-default provisions in the event we or certain of our subsidiaries defaults on indebtedness in a principal amount in excess of $150 million that results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.
CP Program
We have established a CP Program, under which we may issue unsecured CP Notes on a private placement basis with maturity dates not exceeding 397 days from the date of issuance. To the extent any CP Notes are issued with maturity dates of over one year, we anticipate those would be classified as long-term debt and obtain liquidity support under the $1B Credit Facility. We anticipate that any CP Notes issued under the CP Program with a maturity equal to or less than a year would be classified as short-term debt and obtain liquidity support under the $2B Credit Facility. Total CP Notes outstanding at any time may not exceed a maximum amount of $2.0 billion, and we operate the CP Program to ensure that the aggregate amount of CP Notes obtaining liquidity support from a credit facility, when combined with any outstanding borrowings under such credit facility, do not exceed the maximum borrowing capacity of that credit facility.
6. LONG-TERM DEBT
At December 31, 2024, our long-term debt consisted of U.S. dollar-denominated and euro-denominated fixed rate senior secured notes, and variable rate unsecured debt borrowed under the $500M Credit Facility.
The following table is a summary of our long-term debt at December 31, 2024 and 2023:

	At December 31,
	2024	2023
Fixed Rate Senior Secured Notes:
Total U.S. dollar-denominated fixed rate senior secured notes	$14,395	$13,445
Euro-denominated fixed rate senior secured notes:
Euro Notes measured at issuance (a)	542	—
Remeasurement adjustment at December 31, 2024 (b)	(24)	—

Total euro-denominated fixed rate senior secured notes	518	—
Total fixed rate senior secured notes (c)	14,913	13,445

Variable Rate Unsecured Debt:
$500M Credit Facility due February 21, 2027 (d)	480	—

Total long-term debt	15,393	13,445
Unamortized discount, premium and debt issuance costs	(159)	(151)

Total carrying amount of long-term debt	$15,234	$13,294

(a)
On May 21, 2024, we issued the Euro Notes. Our euro-denominated fixed rate payment obligations under the Euro Notes were effectively converted to U.S. dollar-denominated fixed-rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the Euro Notes at maturity will be $542 million and the all-in
U.S. dollar fixed-rate coupon on the Euro Notes is 5.371%.

(b)	The remeasurement was calculated based on the exchange rate of €1.00 to $1.0357 on December 31, 2024.
(c)	Our senior secured notes are secured equally and ratably by a first priority lien on certain transmission and distribution assets. See “Deed of Trust” below for additional information.
(d)	Amounts borrowed under the $500M Credit Facility are unsecured. See “$500M Credit Facility” below for additional information.

At December 31, 2024 and 2023, our outstanding U.S. dollar-denominated fixed rate senior secured notes consisted of the following:

	At December 31,
	2024	2023
U.S. Dollar-denominated Fixed Rate Senior Secured Notes:
2.75% Senior Notes due June 1, 2024	$—	$500
2.95% Senior Notes due April 1, 2025 (a)	350	350
0.55% Senior Notes due October 1, 2025 (a)	450	450
3.86% Senior Notes, Series A, due December 3, 2025 (a)	174	174
3.86% Senior Notes, Series B, due January 14, 2026	38	38
5.50% Senior Notes, Series C, due May 1, 2026	200	200
4.30% Senior Notes due May 15, 2028	600	600
3.70% Senior Notes due November 15, 2028	650	650
5.75% Senior Notes due March 15, 2029	318	318
5.00% Senior Notes, Series F, due May 1, 2029	100	—
4.65% Senior Notes due November 1, 2029	550	—
2.75% Senior Notes due May 15, 2030	700	700
5.34% Senior Notes, Series D, due May 1, 2031	100	100
7.00% Senior Notes due May 1, 2032	494	494
4.15% Senior Notes due June 1, 2032	400	400
4.55% Senior Notes due September 15, 2032	700	700
7.25% Senior Notes due January 15, 2033	323	323
5.65% Senior Notes due November 15, 2033	800	800
5.45% Senior Notes, Series E, due May 1, 2036	100	100
7.50% Senior Notes due September 1, 2038	300	300
5.25% Senior Notes due September 30, 2040	475	475
4.55% Senior Notes due December 1, 2041	400	400
5.30% Senior Notes due June 1, 2042	348	348
3.75% Senior Notes due April 1, 2045	550	550
3.80% Senior Notes due September 30, 2047	325	325
4.10% Senior Notes due November 15, 2048	450	450
3.80% Senior Notes due June 1, 2049	500	500
3.10% Senior Notes due September 15, 2049	700	700
3.70% Senior Notes due May 15, 2050	400	400
2.70% Senior Notes due November 15, 2051	500	500
4.60% Senior Notes due June 1, 2052	400	400
4.95% Senior Notes due September 15, 2052	900	900
5.35% Senior Notes due October 1, 2052	300	300
5.49% Senior Notes, Series G, due May 1, 2054	50	—
5.55% Senior Notes due June 15, 2054	750	—

Total U.S. dollar-denominated fixed rate senior secured notes	$14,395	$13,445

(a)
At December 31, 2024, the $350 million aggregate principal amount of our 2.95% Senior Secured Notes due April 1, 2025, $450 million aggregate principal amount of our 0.55% Senior Secured Notes due October 1, 2025 and $174 million aggregate principal amount of our 3.86% Senior Secured Notes due December 3, 2025 are due within the next 12 months. At December 31, 2024, in accordance with ASC
470-10
“Debt,” our intent to refinance such debt on a long-term basis and our ability to refinance the obligation through the then-available capacity of the AR Facility and the $500M Credit Facility and subsequent issuance of senior secured notes and available capacity of the $1B Credit Facility entered on February 20, 2025, resulted in these senior notes due within the next 12 months being classified as long-term debt, noncurrent.

Deed of Trust
Our long-term senior secured notes are secured equally and ratably by a first priority lien on all property acquired or constructed by us for use in our electricity transmission and distribution business, subject to certain exceptions. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent.
AR Facility
In April 2023, we and our bankruptcy-remote special purpose entity Receivables LLC, a wholly owned subsidiary of Oncor, established the AR Facility, a revolving accounts receivable securitization facility. Under the terms of the AR Facility, Oncor sells or contributes all of its existing and future accounts receivable from REPs and certain related rights to Receivables LLC as contemplated by the terms of the AR Facility. Receivables LLC then pledges those REP receivables and related rights to the lenders under the AR Facility as collateral for borrowings. Oncor serves as servicer of the AR Facility and receives a fee from Receivables LLC equal to 1.00% per annum of the aggregate unpaid balance of receivables as of the last day of each settlement period.
Receivables LLC’s sole business consists of the purchase or acceptance through capital contributions of the receivables and related rights from Oncor and the subsequent retransfer of or granting of a security interest in such receivables and related rights to the administrative agent for the benefit of the lenders pursuant to the receivables financing agreement. Receivables LLC is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to have amounts owed to them be satisfied out of Receivables LLC’s assets prior to any assets or value in Receivables LLC becoming available to Receivables LLC’s equity holder. The assets of Receivables LLC are not available to pay creditors of Oncor or any affiliate thereof.
Receivables LLC is considered a VIE. See Note 13 for more information related to our consolidated VIE.
Oncor has access to the AR Facility, under which Receivables LLC may borrow at any one time an amount equal to the borrowing base. The borrowing base is defined under the receivables financing agreement as an amount equal to the lesser of (i) the facility limit of $500 million or (ii) the amount calculated based on the outstanding balance of eligible receivables held as collateral at a particular time, subject to certain reserves, concentration limits, and other limitations. Borrowings under the AR Facility bear interest at the daily cost of asset-backed commercial paper issued by the conduit lenders to fund the loans, plus related dealer commissions and note issuance costs, or, if funded by the committed lenders, a rate per annum equal to SOFR calculated based on term SOFR for a one-month
interest period, plus the SOFR Adjustment. Receivables LLC also pays a used and unused fee in connection with the AR Facility.
The agreements relating to the AR Facility contain customary representations and warranties and affirmative and negative covenants. The agreements relating to the AR Facility also contain customary events of default for a facility of this type, the occurrence of which provides for the acceleration of all outstanding loans made under the AR Facility, including Receivables LLC’s failure to pay interest or other amounts due, Receivables LLC becoming insolvent or subject to bankruptcy proceedings or certain judicial judgments or breaches of certain representations and warranties and covenants.
On April 26, 2024, the scheduled termination date of the AR Facility was extended by one year
from April 28, 2026 to April 28, 2027. The AR Facility will terminate at the earlier of (i) the scheduled termination date of April 28, 2027, (ii) the date on which the termination date is declared or deemed to have occurred upon the exercise of remedies by the administrative agent, or (iii) the date that is
30
days after notice of termination is provided by Receivables LLC. Subject to the consent of the administrative agent and the lenders, Receivables LLC may,
30
days prior to each anniversary date of the receivables financing agreement, extend the AR Facility in one-year
increments subject to lender approvals.
$500M Credit Facility
On February 21, 2024, we entered into an unsecured revolving $500M Credit Facility. The $500M Credit Facility has a borrowing capacity of $
500
 million and a maturity date of February 21, 2027. The $500M Credit Facility gives us the option to request an increase in our borrowing capacity of up to $
500
 million in $
100
 million minimum increments, subject to certain conditions, including lender approvals. The $500M Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year
periods, subject to certain conditions, including lender approvals.
Borrowings under the $500M Credit Facility bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between
0.875
% and
1.500
%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate publicly announced from time to time by the administrative agent as its prime rate, (2) the federal funds effective rate, plus
0.50
%, and (3) term SOFR for a
one-month
interest period on such date, plus the SOFR Adjustment, plus
1.0
%), plus, in the case of clauses (1) through (3), an applicable margin of between
0.00
% and
0.50
%, depending on certain credit ratings assigned to our debt. The $500M Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.
A commitment fee is payable quarterly in arrears and upon termination or the reduction of the revolving commitments at a rate per annum equal to between
0.075
% and
0.625
% of the commitments under the $500M Credit Facility, depending on certain credit ratings assigned to our debt and the utilization percentage. The utilization percentage is determined by dividing the aggregate principal amount of loans outstanding under the $500M Credit Facility by the total commitments.

The $500M Credit Facility requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of
0.65
to
1.00
and observe certain customary reporting requirements and other customary covenants for facilities of this type.
The $500M Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $500M Credit Facility and cross-default provisions in the event we or any of our subsidiaries defaults on indebtedness in a principal amount in excess of $
100
 million or receives judgments for the payment of money in excess of $
100
 million that are not discharged or stayed within
60
days.
Long-Term Debt-Related Activities in 2024
Senior Secured Notes Issuances
Issuance of 2024 NPA Notes
On April 24, 2024, we issued $
100
 million aggregate principal amount of
5.00
% Senior Secured Notes, Series F, due May 1, 2029 (Series F Notes) and $
50
 million aggregate principal amount of
5.49
% Senior Secured Notes, Series G, due May 1, 2054 (Series G Notes, and together with the Series F Notes, the 2024 NPA Notes). The 2024 NPA Notes were issued pursuant to the Note Purchase Agreement, dated March 27, 2024, between Oncor and the purchasers named therein (2024 NPA). We used the proceeds from the sale of the 2024 NPA Notes for general corporate purposes, including to repay CP Notes then outstanding.
The Series F Notes bear interest at a rate of 5.00% per annum and mature on May 1, 2029. The Series G Notes bear interest at a rate of 5.49% per annum and mature on May 1, 2054. Interest on the 2024 NPA Notes is payable semi-annually on May 1 and November 1, beginning November 1, 2024. Prior to April 1, 2029 in the case of the Series F Notes and November 1, 2053 in the case of the Series G Notes, we may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after April 1, 2029 in the case of the Series F Notes and November 1, 2053 in the case of the Series G Notes, we may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.
The 2024 NPA contains customary covenants, restricting, subject to certain exceptions, us from, among other things, entering into mergers and consolidations, and sales of substantial assets. In addition, the 2024 NPA requires that we maintain a consolidated senior debt to consolidated total capitalization ratio of no greater than
0.65
to
1.00
.
The 2024 NPA also contains customary events of default, including the failure to pay principal or interest on the 2024 NPA Notes when due, among others. If any such event of default occurs and is continuing, among other remedies provided in the 2024 NPA, the outstanding principal of the 2024 NPA Notes may be declared due and payable.
Issuance of Euro Notes Under Indenture
On May 21, 2024, we issued €

 million aggregate principal amount of Euro Notes. The Euro Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. Our euro-denominated fixed-rate payment obligations under the Euro Notes were effectively converted to U.S. dollar-denominated fixed-rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the Euro Notes that are due in euros. As a result of the cross-currency swaps, the U.S. dollar principal amount due on the Euro Notes at maturity will be $

 million and the
all-in
U.S. dollar fixed-rate coupon on the Euro Notes is
5.371
%. See Note 10 for more information on our cross-currency swaps activities.
We intend to allocate/disburse the net proceeds from the sale of the Euro Notes, or an amount equal to the net proceeds from the sale of the Euro Notes, to finance and/or refinance, in whole or in part, investments in or expenditures on one or more new and/or existing eligible green projects in accordance with our sustainable financing framework. Eligible green projects will include new and/or existing projects which fall into one or more of the eligible categories of renewable energy, energy efficiency and climate change adaptation, and also meet the eligibility criteria set forth in the applicable offering documents. Prior to the allocation/disbursement of the full amount of the net proceeds from the sale of the Euro Notes to eligible green projects, we temporarily applied such net proceeds to repay $

 million aggregate principal amount outstanding under the AR Facility, which amount reflected the entire amount then outstanding, and to repay CP Notes then outstanding.

The Euro Notes bear interest at a rate of 3.50% per annum and mature on May 15, 2031. Interest on the Euro Notes accrued from the date of the original issuance and is payable annually on May 15 of each year, beginning on May 15, 2025. Prior to February 15, 2031, we may redeem the Euro Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after February 15, 2031, we may redeem the Euro Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Euro Notes, plus accrued and unpaid interest. We may also redeem the Euro Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount of the Euro Notes, plus accrued and unpaid interest, if certain tax events occur that would obligate us to pay certain additional amounts.
Issuance of Senior Secured Notes Under Indenture (2054 Notes)
On June 21, 2024, we issued $750 million aggregate principal amount of 5.55% Senior Secured Notes due June 15, 2054 (2054 Notes). The 2054 Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. We used the net proceeds from the sale of the 2054 Notes for general corporate purposes, including to repay CP Notes then outstanding.
The 2054 Notes bear interest at a rate of 5.55% per annum and mature on June 15, 2054. Interest on the 2054 Notes accrued from June 21, 2024 and will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2024. Prior to December 15, 2053, we may redeem the 2054 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after December 15, 2053, we may redeem the 2054 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2054 Notes, plus accrued and unpaid interest.
Issuance of Senior Secured Notes Under Indenture (the Outstanding 2029 Notes)
On November 13, 2024, we issued $550 million aggregate principal amount of 4.65% Senior Secured Notes due November 1, 2029 (the Outstanding 2029 Notes). The Outstanding 2029 Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. We used the net proceeds from the sale of the Outstanding 2029 Notes for general corporate purposes, including to repay the full amount then outstanding under the AR Facility and a portion of CP Notes then outstanding.
The Outstanding 2029 Notes bear interest at a rate of 4.65% per annum and mature on November 1, 2029. Interest on the Outstanding 2029 Notes accrued from November 13, 2024 and will be payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2025. Prior to October 1, 2029, we may redeem the Outstanding 2029 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after October 1, 2029, we may redeem the Outstanding 2029 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Outstanding 2029 Notes, plus accrued and unpaid interest.
Senior Secured Notes Repayment
We repaid in full at maturity the $500 million aggregate principal amount of our 2.75% Senior Secured Notes due June 1, 2024, plus accrued and unpaid interest on such notes.
AR Facility
The following table summarizes the activity under the AR Facility in 2024:

Borrowing (Repayment) Amounts
Balance at December 31, 2023	$—
Borrowing on January 30, 2024	300
Borrowing on April 29, 2024	100
Repayment on May 21, 2024	(400)
Borrowing on June 27, 2024	140
Borrowing on August 30, 2024	235
Borrowing on September 30, 2024	125
Repayment on November 13, 2024	(500)

Balance at December 31, 2024	$—

At December 31, 2024, the borrowing base for the AR Facility was $500 million and no borrowings were outstanding under the AR Facility.

$500M Credit Facility
The following table summarizes the activity under the $500M Credit Facility in 2024:

Borrowing (Repayment) Amounts
Borrowing on February 28, 2024	$220
Borrowing on March 28, 2024	280
Repayment on December 30, 2024	(20)

Balance at December 31, 2024	$480

Maturities
Long-term debt maturities at December 31, 2024, are as follows:

Years	Amounts (a)
2025	$974
2026	238
2027	480
2028	1,250
2029	968
Thereafter	11,483

Total	$15,393

(a)	Excludes debt discounts, debt premiums and debt issuance costs, but includes the remeasurement adjustment related to the Euro Notes.
Fair Value of Long-Term Debt
At December 31, 2024 and 2023, the estimated fair value of our long-term debt (including current maturities) totaled $
13.446
 billion and $
12.798
 billion, respectively, and the carrying amount totaled $
15.234
 billion and $
13.294
 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.
Long-Term Debt-Related Activities in 2025
Issuance of Senior Secured Notes Under Indenture (the New 2029 Notes)
— On January 14, 2025, we issued $100 million aggregate principal amount of our 4.65% Senior Secured Notes due 2029 (the New 2029 Notes). The New 2029 Notes constitute an additional issuance of our Outstanding 2029 Notes, $550 million of which we previously issued on November 13, 2024 and are currently outstanding. The New 2029 Notes were issued under one of our existing indentures and are secured pursuant to the Deed of Trust. We used the net proceeds from the sale of the New 2029 Notes for general corporate purposes, including to repay a portion of CP Notes then outstanding.
The New 2029 Notes bear interest at a rate of 4.65% per annum and mature on November 1, 2029. Interest on the New 2029 Notes accrued from November 13, 2024 and will be payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2025. Prior to October 1, 2029, we may redeem the New 2029 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after October 1, 2029, we may redeem the New 2029 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the New 2029 Notes, plus accrued and unpaid interest.
Subsequent Borrowing under AR Facility
— On January 30, 2025, we borrowed $300 million aggregate principal amount under the AR Facility. We used the net proceeds from the borrowing for general corporate purposes, including to repay a portion of CP Notes then outstanding.

Issuance of 2025 NPA Notes
— On January 30, 2025, we issued $250 million aggregate principal amount of 5.15% Senior Secured Notes, Series H, due May 1, 2029 (the Series H Notes). The Series H Notes were issued pursuant to the Note Purchase Agreement, dated January 30, 2025, between Oncor and the purchasers named therein (2025 NPA). We used the proceeds from the sale of the Series H Notes for general corporate purposes, including to repay a portion of CP Notes then outstanding. The 2025 NPA provides for, subject to the satisfaction of the certain customary closing conditions specified therein, our future issuance of $150 million aggregate principal amount of 5.59% Senior Secured Notes, Series I, due May 1, 2034 (the Series I Notes) on or prior to February 28, 2025. Collectively, the Series H Notes and the Series I Notes are referred to as the 2025 NPA Notes.
The Series H Notes bear interest at a rate of 5.15% per annum and mature on May 1, 2029. Interest on the Series H Notes accrued from January 30, 2025 and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. When issued, the Series I Notes will bear interest at a rate of 5.59% per annum and mature on May 1, 2034. Interest on the Series I Notes will accrue from the date of their issuance in February and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. Prior to April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, we may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, we may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.
The 2025 NPA contains customary covenants, restricting, subject to certain exceptions, us from, among other things, entering into mergers and consolidations, and sales of substantial assets. In addition, the 2025 NPA requires that we maintain a consolidated senior debt to consolidated total capitalization ratio of no greater than 0.65 to 1.00.
The 2025 NPA also contains customary events of default, including the failure to pay principal or interest on the 2025 NPA Notes when due, among others. If any such event of default occurs and is continuing, among other remedies provided in the 2025 NPA, the outstanding principal of the 2025 NPA Notes may be declared due and payable.
$1B Credit Facility
— On February 20, 2025, we entered into an unsecured revolving $1B Credit Facility. The $1B Credit Facility has a borrowing capacity of $1.0 billion and a maturity date of February 20, 2028. The $1B Credit Facility gives us the option to request an increase in our borrowing capacity of up to $350 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $1B Credit Facility also provides us with the option to request that each lender extend the term of its commitment for up to two additional one-year
periods, subject to certain conditions, including lender approvals.
Borrowings under the $1B Credit Facility bear interest at a per annum rate equal to, at our option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to our debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month
interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to our debt. The $1B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.
A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.040% and 0.150%, depending on certain credit ratings assigned to our debt, of the commitments under the $1B Credit Facility.
The $1B Credit Facility requires that we maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.
The $1B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $1B Credit Facility and cross-default provisions in the event we or certain of our subsidiaries defaults on indebtedness in a principal amount in excess of $150 million that results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.
2025 Notes Redemption
 — On February 12, 2025, the trustee under the indenture governing our 2.95% Senior Secured Notes due 2025 (2025 Notes) delivered a notice of redemption on our behalf to the holders of our outstanding 2025 Notes. The 2025 Notes mature on April 1, 2025. The notice provides that we will redeem the entire $350 million aggregate principal amount outstanding of the 2025 Notes. The redemption date will be March 14, 2025 and the redemption price will be equal to 100% of the principal amount of the 2025 Notes, plus accrued interest to, but not including, the redemption date. Upon the redemption of the 2025 Notes, none of the 2025 Notes will remain outstanding.

7. COMMITMENTS AND CONTINGENCIES
Leases
General
A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. As lessee, our leased assets primarily consist of our vehicle fleet and real estate leased for company offices and service centers. Our leases are accounted for as operating leases for GAAP purposes. At December 31, 2024 and 2023, we had $3 million and $4 million, respectively, in GAAP operating leases for temporary emergency electric energy facilities that are treated as capital leases solely for rate-making purposes as required by PURA. We generally recognize operating lease costs on a straight-line basis over the lease term in operating expenses. We are not a lessor to any material lease contracts.
As of the lease commencement date, we recognize a lease liability for our obligation to make lease payments, which we initially measure at present value using our incremental borrowing rate at the date of lease commencement, unless the rate implicit in the lease is readily determinable. We determine our incremental borrowing rate based on the rate of interest that we would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. We also record a ROU asset for our right to use the underlying asset, which is initially equal to the lease liability and adjusted for any lease payments made at or before lease commencement, lease incentives and any initial direct costs.
Some of our lease agreements contain nonlease components, which represent items or activities that transfer a good or service. We separate lease components from nonlease components, if any, for our fleet vehicle and real estate leases for purposes of calculating the related lease liability and ROU asset.
Certain of our leases include options to extend the lease terms for up to 20 years, while others include options to terminate early. Our lease liabilities and ROU assets are based on lease terms that may include such options to extend or terminate the lease when it is reasonably certain that we will exercise that option.
Short-term Leases
Some of our contracts are short-term leases, which have a lease term of 12 months or less at lease commencement. As allowed by GAAP, we do not recognize a lease liability or ROU asset arising from short-term leases for all existing classes of underlying assets. We recognize short-term lease costs on a straight-line basis over the lease term.
Lease Obligations, Lease Costs and Other Supplemental Data
The following table presents GAAP operating lease related balance sheet information:

	At December 31,
	2024	2023
ROU assets:
Operating lease ROU and other assets (noncurrent)	$209	$122

Lease liabilities:
Operating lease and other current liabilities	$41	$35
Operating lease and other obligations (noncurrent)	193	112

Total operating lease liabilities	$234	$147

Weighted-average remaining lease term (in years)	7	6
Weighted-average discount rate	3.7%	2.8%

The following table presents costs related to lease activities:

	Years Ended December 31,
	2024	2023	2022
Operating lease costs (including amounts allocated to property, plant and equipment)	$31	$53	$52
Short-term lease costs	20	13	9

Total operating lease costs	$51	$66	$61

The following table presents lease related cash flows and other information:

	Years Ended December 31,
	2024	2023	2022
Cash paid for amounts included in the measurement of operating lease liabilities	$56	$47	$49

ROU assets obtained in exchange for operating lease obligations (noncash)	$129	$19	$42

The following table presents the maturity analysis of our operating lease liabilities and reconciliation to the present value of lease liabilities:

Years	Amounts (a)
2025	$50
2026	39
2027	34
2028	29
2029	20
Thereafter	111

Total undiscounted lease payments	283
Less imputed interest	(49)

Total operating lease obligations	$234

(a)
Excludes the effects of a
ten-year
operating lease liability entered into in 2024 that commenced in January 2025. The future minimum lease payments under the lease agreement are estimated to be $1 million each year for 2025 through 2029 and $7 million thereafter (through expiration in 2034) for the lease.

Sales and Use Tax Audits
We are subject to sales and use tax audits in the normal course of business. As of December 31, 2024, the Texas State Comptroller’s office was conducting two sales and use tax audits for audit periods covering July 2013 through December 2017 and January 2018 through December 2022. While the outcome of these ongoing audits is uncertain, based on our analysis, we do not expect the ultimate resolutions of these ongoing audits will have a material adverse effect on our financial position, results of operations, or cash flows.
In January 2024, we reached a final settlement agreement with the Texas State Comptroller’s office for the sales and use tax audit for the January 2010 through June 2013 audit period that resulted in a $63 million refund, net of consulting fees. The effects of the net settlement recorded in the first quarter of 2024 reflect a $53 million reduction in property, plant and equipment in the Consolidated Balance Sheets related to sales tax previously capitalized and a $10 million decrease in operation and maintenance expense in the Statements of Consolidated Income related to sales tax previously expensed.

Energy Efficiency Spending
We are required to annually invest in programs designed to improve customer electricity demand and consumption efficiencies to satisfy ongoing regulatory requirements. The requirement for the year 2025 is $55 million, which is recoverable through EECRF rates.
Legal/Regulatory Proceedings
See Note 2 above for additional information regarding certain regulatory proceedings. We are also involved in other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations, or cash flows.
Labor Contracts
At December 31, 2024, approximately 16% of our full-time employees were represented by a labor union and covered by a collective bargaining agreement that expires in October 2026.
Environmental Contingencies
We must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. We are in compliance with all current laws and regulations. The impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which we may be asserted to be a potential responsible party.
We have not identified any significant potential environmental liabilities at this time.
8. MEMBERSHIP INTERESTS
Contributions
On February 14, 2025, we received cash capital contributions from our members totaling $605 million. During 2024, we received the following cash capital contributions from our members.

Receipt Dates	Amounts
February 16, 2024	$240
May 3, 2024	$240
July 31, 2024	$240
October 31, 2024	$114
December 20, 2024	$377
Distributions
The Sempra Order and our LLC Agreement set forth various restrictions on distributions to our members. Among those restrictions is the commitment that we will make no distributions (other than contractual tax payments) to our members that would cause us to exceed our debt-to-equity
ratio authorized by the PUCT. The distribution restrictions also include the ability of a majority of our Disinterested Directors, or either of the two member directors designated by Texas Transmission, to limit distributions to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to-equity
ratio commitment). In addition, the distribution restrictions also require us to suspend dividends and other distributions (except for contractual tax payments) if the credit rating on our senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), unless otherwise allowed by the PUCT.

Our current authorized regulatory capital structure is 57.5% debt to 42.5% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s regulatory debt-to-equity
ratio. For purposes of this ratio, debt is calculated as long-term debt including any finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction. At December 31, 2024, our regulatory capitalization was 56.1% debt to 43.9% equity and as a result we had $686 million available to distribute to our members without exceeding our authorized debt-to-equity
ratio.
On February 13, 2025, our board of directors declared, and we paid, a cash distribution of $177 million. During 2024, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Dates	Payment Dates	Amounts
February 14, 2024	February 15, 2024	$125
April 30, 2024	May 1, 2024	$126
July 30, 2024	July 30, 2024	$125
December 9, 2024	December 19, 2024	$377
AOCI
The following table presents the changes to AOCI for the years ended December 31, 2024, 2023 and 2022 net of tax:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	AOCI
Balance at December 31, 2021	$(36)	$(95)	$(131)
Cash flow hedge amounts reclassified from AOCI and reported in interest expense and related charges (net of tax expense $1)	2	—	2
Defined benefit pension plans	—	(33)	(33)

Balance at December 31, 2022	(34)	(128)	(162)
Cash flow hedge amounts reclassified from AOCI and reported in interest expense and related charges (net of tax expense $1)	3	—	3
Cash flow hedges – loss on settlement (net of tax benefit of $1)	(3)	—	(3)
Defined benefit pension plans	—	(18)	(18)

Balance at December 31, 2023	(34)	(146)	(180)
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges (net of tax expense $1)	3	—	3
Cash flow hedges – loss on settlement of interest rate hedge transactions (net of tax benefit of $3)	(12)	—	(12)
Fair value hedges – unrealized gain on cross-currency swaps attributable to excluded components (net of tax expense of $1)	2	—	2
Defined benefit pension plans	—	3	3

Balance at December 31, 2024	$(41)	$(143)	$(184)

9. EMPLOYEE BENEFIT PLANS
Regulatory Recovery of Pension and OPEB Costs
PURA provides for our recovery of certain pension and OPEB costs related to the regulated utility service of our employees (and their eligible dependents) and the regulated utility service of certain employees (and their eligible dependents) of our former affiliated companies for periods prior to the deregulation and disaggregation of the Texas electric market in 2002 (recoverable service). Accordingly, in 2005, we entered into an agreement with a former affiliate of us whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service. We subsequently entered into an agreement with a Vistra affiliate regarding provision of these benefits. Pursuant to that agreement, we currently sponsor an OPEB plan that provides certain retirement healthcare and life insurance benefits to eligible former employees of Oncor and Vistra (or their predecessors or affiliates) for whom both Oncor and Vistra bear a portion of the benefit responsibility. See “OPEB Plans” below for more information.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2024 and 2023, we had recorded net regulatory assets totaling $242 million and $291 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.
We have also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to our regulated utility business
(non-recoverable
service) in a 2012 transaction. Any retirement costs associated with non-recoverable
service are not recoverable through rates.
Pension Plans
We sponsor the Oncor Retirement Plan and also have liabilities related to the Vistra Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Code, and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on
30-year
Treasury bonds. The weighted-average interest crediting rate assumption for the Cash Balance Formula was 3.5% for 2024. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.
All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is Oncor’s policy to fund its plans on a current basis to the extent required under existing federal tax and ERISA regulations.
We also maintain the Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan. Supplemental Retirement Plan amounts are included in the reported pension amounts below.
At December 31, 2024, the pension plans’ projected benefit obligation included a net actuarial gain of $134 million attributable primarily to an increase in discount rates due to changes in the corporate bond markets, partially offset by actuarial assumption updates to reflect recent demographic experience and current market conditions and plan experience different than expected.
OPEB Plans
We currently sponsor two OPEB Plans. One plan covers our eligible current and future retirees whose services are 100% attributed to the regulated business. Effective January 1, 2018, we established a second plan to cover eligible retirees of Oncor and Vistra (or their predecessors or affiliates) whose employment services were assigned to both Oncor (or a predecessor regulated utility business) and the non-regulated
business of Vistra. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees.
Oncor’s contribution policy for the OPEB Plans is to place in irrevocable external trusts dedicated to the payment of OPEB expenses an amount at least equal to the OPEB expense recovered in rates.
At December 31, 2024, the OPEB Plans’ projected benefit obligation included a net actuarial gain of $15 million attributable primarily to increasing discount rates due to changes in the corporate bond markets and plan experience different than expected, partially offset by losses attributable to updates to health care assumptions.
Pension and OPEB Costs Recognized as Expense
Pension and OPEB amounts provided herein include amounts related only to our obligations with respect to the various plans based on actuarial computations and reflect our employee and retiree demographics as described above.
The calculated value method is used to determine the market-related value of the assets held in the trust for purposes of calculating our pension costs. Realized and unrealized gains or losses in the market-related value of assets are included over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.
The fair value method is used to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits
The following pension plans and OPEB Plans information is based on December 31, 2024, 2023 and 2022 measurement dates:

	Pension Plans			OPEB Plans
	Years Ended December 31,			Years Ended December 31,
	2024	2023	2022	2024	2023	2022
Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate	4.77%	4.94%	2.75%	4.99%	5.19%	2.91%
Expected return on plan assets	5.83%	6.04%	4.70%	6.72%	6.94%	5.61%
Rate of compensation increase	5.65%	5.34%	4.98%	N/A	N/A	N/A

Components of Net Pension and OPEB Costs:
Service cost	$25	$23	$31	$2	$2	$4
Interest cost (a)	120	123	90	31	33	25
Expected return on assets (a)	(115)	(125)	(104)	(7)	(7)	(8)
Amortization of net loss (gain) (a)	4	1	32	(7)	(33)	(1)

Net pension and OPEB costs	34	22	49	19	(5)	20
Net adjustments (b)	(10)	6	(6)	(10)	21	11

Net pension and OPEB costs recognized as operation and maintenance expense or other deductions	$24	$28	$43	$9	$16	$31

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net (gain) loss	$(12)	$27	$50	$(15)	$(11)	$(157)
Amortization of net (loss) gain	(4)	(1)	(32)	7	33	1

Total recognized as regulatory assets or other comprehensive income	(16)	26	18	(8)	22	(156)

Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$8	$54	$61	$1	$38	$(125)

(a)	The components of net costs other than service cost component are recorded in “Other deductions and (income) – net” in Statements of Consolidated Income.
(b)	Net adjustments include amounts principally deferred as property, regulatory asset or regulatory liability.

	Pension Plans			OPEB Plans
	Years Ended December 31,			Years Ended December 31,
	2024	2023	2022	2024	2023	2022
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	5.46%	4.77%	4.94%	5.65%	4.99%	5.19%
Rate of compensation increase	5.57%	5.65%	5.34%	N/A	N/A	N/A

	Pension Plans		OPEB Plans
	Years Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Change in Projected Benefit Obligation (PBO) for Pension Plans/Accumulated Postretirement Benefit Obligation (APBO) for OPEB Plans:
PBO/APBO at beginning of year	$2,615	$2,567	$654	$664
Service cost	25	23	2	2
Interest cost	120	123	31	33
Participant contributions	—	—	20	20
Actuarial (gain) loss	(134)	63	(15)	(2)
Benefits paid	(166)	(161)	(65)	(63)

PBO/APBO at end of year	$2,460	$2,615	$627	$654

Accumulated benefit obligation (ABO) at end of year	$2,360	$2,502	N/A	N/A

Change in Plan Assets:
Fair value of assets at beginning of year	$1,822	$1,817	$116	$120
Actual return (loss) on assets	(7)	161	7	15
Employer contributions	90	5	23	24
Participant contributions	—	—	20	20
Benefits paid	(166)	(161)	(65)	(63)

Fair value of assets at end of year	$1,739	$1,822	$101	$116

Funded Status:
Projected benefit obligation at end of year	$(2,460)	$(2,615)	$(627)	$(654)
Fair value of assets at end of year	1,739	1,822	101	116

Funded status at end of year	$(721)	$(793)	$(526)	$(538)

	Pension Plans		OPEB Plans
	At December 31,		At December 31,
	2024	2023	2024	2023
Amounts Recognized in the Balance Sheet Consist of:
Assets:
Other noncurrent assets	$29	$23	$—	$—
Regulatory assets (a)	331	346	—	—

Total assets recognized	$360	$369	$—	$—

Liabilities:
Other current liabilities	$(6)	$(5)	$(13)	$(13)
Other noncurrent liabilities	(744)	(811)	(513)	(525)
Regulatory liabilities	—	—	(165)	(157)

Total liabilities recognized	$(750)	$(816)	$(691)	$(695)

Accumulated other comprehensive net loss (income) (a)	$144	$145	$(1)	$(1)

(a)
Reflects a $20 million reclassification related to certain employee retirement liabilities from regulatory assets to other comprehensive income in the first quarter of 2023, recorded as a result of the final order in our comprehensive base rate review (PUCT Docket No. 53601).

The following table provides information regarding the assumed health care cost trend rates.

	Years Ended December 31,
	2024	2023	2022
Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	7.40%	7.40%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2034	2033	2032
Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year	10.10%	8.80%	8.30%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2034	2033	2032
The following table provides information regarding pension plans with PBO and ABO in excess of the fair value of plan assets.

	At December 31,
	2024	2023
Pension Plans with PBO and ABO in Excess of Plan Assets (a):
PBO	$2,460	$2,615
ABO	$2,360	$2,502
Fair value of plan assets	$1,739	$1,822

(a)
PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan are included. Oncor’s obligations with respect to the Vistra Retirement Plan are overfunded. As of December 31, 2024, PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan were $130 million, $129 million and $159 million, respectively. As of December 31, 2023, PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan were $142 million, $141 million and $165 million, respectively.

The following table provides information regarding OPEB Plans with APBO in excess of the fair value of plan assets.

	At December 31,
	2024	2023
OPEB Plans with APBO in Excess of Plan Assets:
APBO	$627	$654
Fair value of plan assets	$101	$116
Pension Plans and OPEB Plans Investment Strategy and Asset Allocations
Our investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real assets, credit strategies (high yield bonds, emerging market debt and bank loans), hedge fund, private equity and private credit are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, U.S. Treasuries and agency securities and money market instruments. Our investment strategy for fixed income investments is to maintain a high-grade portfolio of securities, which assists us in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.
The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the regulated utility service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio as shown below. The second pool represents 26% of total investments at December 31, 2024.
The target asset allocation ranges of the pension plans’ investments by asset category are as follows:

	Target Allocation Ranges
Asset Category	Regulated Utility Service Pool	Non-Regulated Service Pool
International equities	5% – 13%	2% – 8%
U.S. equities	13% – 21%	7% – 13%
Real assets	7% – 17%	0% – 6%
Credit strategies	0% – 10%	0% – 6%
Private credit	0% – 10%	0%
Private equity	0% – 10%	0%
Hedge funds	0% – 10%	0%
Fixed income	38% – 48%	77% – 85%
Our investment objective for the OPEB Plans primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2024 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans’ Assets
At December 31, 2024 and 2023, pension plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2024
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$—	$54	$—	$54
Equity securities:
U.S.	28	1	—	29
International	58	—	—	58
Fixed income securities:
Corporate bonds (a)	—	524	—	524
Other (b)	—	31	—	31

Total assets in the fair value hierarchy	$86	$610	$—	696

Total assets measured at NAV (c)				1,043

Total fair value of plan assets				$1,739

	At December 31, 2023
	Level 1	Level 2	Level 3	Total
Asset Category
Equity securities:
U.S.	$44	$1	$—	$45
International	75	—	—	75
Fixed income securities:
Corporate bonds (a)	—	501	—	501
Other (b)	—	104	—	104

Total assets in the fair value hierarchy	$119	$606	$—	725

Total assets measured at NAV (c)				1,097

Total fair value of plan assets				$1,822

(a)	Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.
(b)	Other consists primarily of government bonds, emerging market debt, bank loans and fixed income derivative instruments.
(c)
Fair value was measured using the NAV per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

Fair Value Measurement of OPEB Plans’ Assets
At December 31, 2024 and 2023, the OPEB Plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2024
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$9	$1	$—	$10
Equity securities:
U.S.	11	—	—	11
International	11	—	—	11
Fixed income securities:
Corporate bonds (a)	—	25	—	25
Other (b)	9	2	—	11

Total assets in the fair value hierarchy	$40	$28	$—	68

Total assets measured at NAV (c)				33

Total fair value of plan assets				$101

	At December 31, 2023
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$11	$1	$—	$12
Equity securities:
U.S.	14	—	—	14
International	12	—	—	12
Fixed income securities:
Corporate bonds (a)	—	31	—	31
Other (b)	9	4	—	13

Total assets in the fair value hierarchy	$46	$36	$—	82

Total assets measured at NAV (c)				34

Total fair value of plan assets				$116

(a)	Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.
(b)	Other consists primarily of diversified bond mutual funds and government bonds.
(c)
Fair value was measured using the NAV per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

Expected Long-Term Rate of Return on Assets Assumption
The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans
Asset Class	Expected Long-Term Rate of Return
International equity securities	6.88%
U.S. equity securities	7.08%
Real assets	7.76%
Credit strategies	7.40%
Private Equity	10.10%
Hedge Funds	7.30%
Private Debt	8.20%
Fixed income securities	5.40%

Weighted average (a)	6.33%

(a)	The 2025 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 5.97%, and for Oncor’s obligations with respect to the Vistra Retirement Plan is 6.73%.

OPEB Plans
Asset Class	Expected Long-Term Rate of Return
401(h) accounts	7.38%
Life insurance VEBA	6.94%
Union VEBA	6.94%
Non-union VEBA	4.30%
Shared retiree VEBA	4.30%

Weighted average	7.11%
Significant Concentrations of Risk
The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.
Assumed Discount Rate
For the Oncor Retirement Plan at December 31, 2024, we selected the assumed discount rate using the Aon
AA-AAA
Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2024 consisted of 1,291 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For Oncor’s obligations with respect to the Vistra Retirement Plan and the OPEB Plans at December 31, 2024, we selected the assumed discount rate using the Aon AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2024 consisted of 490 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Future Pension Plans and OPEB Plans Cash Contributions
Based on applicable minimum funding requirements and the latest actuarial projections, our future funding for the pension plans and the OPEB Plans, is expected to total $193 million and $25 million, respectively, in 2025 and approximately $562 million and $144 million, respectively, in the five-year period 2025 to 2029. We may also elect to make additional discretionary contributions based on market and/or business conditions.
Future Benefit Payments
Estimated future benefit payments to participants are as follows:

	2025	2026	2027	2028	2029	2030-34
Pension plans	$188	$192	$193	$193	$192	$926
OPEB Plans	$46	$47	$48	$49	$49	$242
Thrift Plan
Our employees are eligible to participate in a qualified savings plan, the Oncor Thrift Plan, which is a participant-directed defined contribution plan subject to the provisions of ERISA and intended to qualify under Section 401(a) of the Code, and to meet the requirements of Code Sections 401(k) and 401(m). Under the plan, employees may contribute, through pre-tax
salary deferrals and/or
after-tax
applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options. Our contributions to the Oncor Thrift Plan totaled $32 million, $29 million and $26 million for the years ended December 31, 2024, 2023 and 2022, respectively.
10. RELATED-PARTY TRANSACTIONS
The following represents our significant related-party transactions and related matters.

•
We are not a member of another entity’s consolidated tax group, but our owners’ federal income tax returns include their portion of our results. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission and STH, we are generally obligated to make payments to our owners, pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. STH will file a combined Texas margin tax return which includes our results and our share of Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 under “Provision in Lieu of Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. In the event such amounts are not paid under the tax sharing agreement, it is probable that these regulatory amounts will continue to be included in Oncor’s rate setting processes.

Amounts payable to (receivable from) members related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31,
	2024			2023
	STH	Texas Transmission	Total	STH	Texas Transmission	Total
Federal income taxes receivable	$(24)	$(6)	$(30)	$(3)	$(1)	$(4)
Texas margin tax payable	29	—	29	27	—	27

Net payable (receivable)	$5	$(6)	$(1)	$24	$(1)	$23

Cash payments made to our members related to income taxes consisted of the following:

	Years Ended December 31,
	2024			2023			2022
	STH	Texas Transm.	Total	STH	Texas Transm.	Total	STH	Texas Transm.	Total
Federal income taxes	$36	$9	$45	$87	$22	$109	$79	$20	$99
Texas margin taxes	29	—	29	28	—	28	24	—	24

Total payments	$65	$9	$74	$115	$22	$137	$103	$20	$123

•
Pursuant to the PUCT order in Docket No. 48929 relating to Oncor’s 2019 acquisition of InfraREIT, Inc., we entered into an operation agreement with Sharyland under which we provide certain operations services to Sharyland at cost with no markup or profit. Sempra owns an indirect 50% interest in the parent of Sharyland. Sharyland provided wholesale transmission service to us in the amount of $17 million, $16 million and $11 million in the years ended December 31, 2024, 2023 and 2022, respectively. We provided certain operation services to Sharyland in the amount of $586,000, $659,000 and $639,000 in the years ended December 31, 2024, 2023 and 2022, respectively.

•	We paid Sempra $108,000, $105,000 and $103,000 for the years ended December 31, 2024, 2023 and 2022, respectively, for tax consulting and related services.
See Notes 1, 4, and 8 for information regarding the tax sharing agreement and distributions to members.
11. DERIVATIVES AND HEDGING
We are exposed to changes in interest rates and foreign currency exchange rates primarily as a result of our current and expected debt financings. We utilize derivative instruments to help mitigate our exposure to interest rate risk related to our forecasted issuances of debt. We also utilize, and expect to continue to utilize, derivate instruments to manage our risk exposure to foreign currency exchange rates related to debt denominated in foreign currencies, including our current Euro Notes.
Interest Rate Derivatives
We may utilize interest rate derivative instruments, typically designated as cash flow hedges, to lock in interest rates in anticipation of future financings. We may designate an interest rate derivative instrument as a cash flow hedge if it effectively converts anticipated cash flows associated with interest payments to a fixed dollar amount. Designating interest rate derivative instruments as cash flow hedges is dependent on the business context in which the instrument is being used, the effectiveness of the instrument in offsetting the risk that the future cash flows of interest payments may vary, and other criteria. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive income or loss. Amounts remain in AOCI and are reclassified into net income as the interest expense on the related debt affects net income.
The fair value of an interest rate derivative instrument is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income if the criteria for cash flow hedge accounting are not met or if the instrument is not designated as a cash flow hedge.
Interest Rate Hedge Transactions
In the second quarter of 2024, we entered into interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the anticipated issuance of
30-year
senior secured notes. The hedges were terminated in June 2024 upon the issuance of our 2054 Notes and a $17 million ($13 million net of tax) loss was reported in other comprehensive (loss) income. The accumulated other comprehensive loss will be reclassified into net income as an increase in interest expense over the life of the 2054 Notes.
In the fourth quarter of 2024, we entered into interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the anticipated issuance of five-year senior secured notes. The hedges were terminated in November 2024 upon the issuance of our 2029 Notes and a $1 million (approximately $1 million net of tax) gain was reported in other comprehensive (loss) income. The accumulated other comprehensive gain will be reclassified into net income as a decrease in interest expense over the life of the 2029 Notes.

There was approximately $4 million of the amount reported in accumulated other comprehensive loss at December 31, 2024 related to the interest rate hedges entered into in 2024, as well as interest rate hedges entered into in prior years to be reclassified into net income as an increase to interest expense within the next 12 months. There were no interest rate derivatives outstanding at December 31, 2024.
Foreign Currency Derivatives
We are exposed to foreign currency exchange rate risk as a result of the use of foreign currency denominated financing instruments, including the Euro Notes. We have and may continue to utilize cross-currency swaps to help mitigate the exposure related to the Euro Notes and any other foreign currency denominated debt. Our existing cross-currency swaps exchange our euro-denominated principal payments due at maturity under the Euro Notes into a U.S. dollar-denominated notional amount and swap euro-denominated fixed interest rates for U.S. dollar-denominated fixed interest rates. We currently designate our cross-currency swaps as fair value hedges. In accounting for fair value hedges, the derivative contract is recorded on the balance sheet at fair value. We have elected to exclude the cross-currency basis spread from the assessment of effectiveness in the fair value hedges of our foreign currency risk and record any difference between the change in the fair value of the excluded components and the amounts recognized in earnings as a component of other comprehensive income or loss. The fair value (loss) gain on cross-currency swaps attributable to foreign currency exchange rates are recognized in the income statement to offset the remeasurement gain (loss) on the foreign currency denominated debt attributable to foreign currency exchange rates.
Foreign Currency Exchange Rate Hedge Transactions
In May 2024, we entered into designated cross-currency swaps that effectively converted our euro-denominated fixed-rate payment obligations under our Euro Notes with respect to principal and interest payments to U.S. dollar-denominated fixed-rate payment obligations. At December 31, 2024, we recorded a $21 million fair value loss of the cross-currency swaps. The fair value gain/loss on cross-currency swaps attributable to changes in the foreign currency exchange rate was recorded in the income statement offsetting the loss/gain due to remeasurement of Euro Notes, resulting in no impact on earnings attributable to change in foreign currency exchange rate. The amount attributable to excluded components at December 31, 2024 was $3 million ($2 million net of tax) and was reported in other comprehensive income or loss in 2024.
At December 31, 2024, the following foreign currency derivatives designated as fair value hedges of the Euro Notes were outstanding:

	Notional Amount	Pay Rate		Receive Rate		Years Ended December 31, 2024
			Receive Amount		Maturity	Fair Value Loss
Cross-currency swaps (a)	$542	5.371%	€500 million	3.50%	2031	$(21)

(a)
Notional amount reflects the aggregate amount we received in U.S. dollars upon execution of the cross-currency swaps in exchange for transferring the receive amount to the counterparties of the cross-currency swaps. As a result of the cross-currency swaps relating to the Euro Notes, our all-in
U.S. dollar fixed-rate coupon on the U.S. dollar notional amount is 5.371%.

Derivative Fair Values and Income Statement Impacts
The table below provides a balance sheet overview of our outstanding derivative assets and liabilities as of December 31, 2024:

		At December 31, 2024
	Balance Sheet Location	Fair Value of Derivative Liabilities
Cross-currency swaps	Operating lease and other obligations	$21
The table below provides the related income statement impacts of derivative activity at December 31, 2024:

	Income Statement Location	Years Ended December 31, 2024
Cross-currency swaps	Other (income) and deductions – net (a)	$24

(a)
The fair value gain (loss) on cross-currency swaps attributable to changes in the foreign currency exchange rate was recorded in the same income statement location and offset the loss (gain) due to remeasurement of Euro Notes, resulting in no impact on earnings attributable to change in foreign currency exchange rate. The fair value gain/loss on cross-currency swaps attributable to excluded components was recognized as a component of other comprehensive income or loss.

Fair Value Measurements
The fair value of our foreign currency related derivative instruments is measured using inputs that are considered a Level 2 measurement, as they are not actively traded and are valued using pricing models that use observable market quotations.

12. SEGMENT REPORTING
We are managed as an integrated business that provides regulated electricity transmission and distribution services. As a result, we have one operating segment of electricity transmission and distribution; consequently, there is only one reportable segment. The segment of electricity transmission and distribution services derives revenues from tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to end-use
consumers.
Our chief executive has been determined to be the CODM. Oncor’s CODM views net income as the measure of profit or loss in assessing financial performance. In addition, for resource allocation determinations, Oncor’s CODM considers the capital expenditures plan progress, safety and reliability performance, customer satisfaction and affordability, and regulatory requirements.
The measure of segment assets is reported on the balance sheet as total assets. The following table presents information of the reported segment’s net income, including significant expenses, for the reporting periods.

	Years Ended December 31,
	2024	2023	2022
Segment operating revenues	$6,082	$5,586	$5,243
Less:
Wholesale transmission service	1,394	1,291	1,162
Base operation and maintenance, and administrative expenses (a)	1,013	973	906
Regulatory asset/liability amortization and cost of service accruals (b)	309	258	174
Depreciation and amortization	1,060	978	904
Property taxes	253	241	258
Gross receipts and franchise taxes	295	293	285
Other (income) and deductions (c)	(41)	(12)	11
Provision in lieu of income taxes	206	177	191
Interest expense and related charges - net (d)	625	523	447

Segment net income	$968	$864	$905

(a)	Includes operation and maintenance expenses (excluding regulatory asset/liability amortization and cost of service accruals), payroll taxes and other miscellaneous expenses.
(b)
Includes effects of current rate provisions for (i) self-insurance reserve, employee retirement and other regulatory assets/liabilities being amortized (see Note 2) and (ii) provisions for current self-insured losses and recoverable employee retirement costs.

(c)	Includes non-service costs associated with recoverable pension and OPEB, non-recoverable pension and OPEB expenses, gains on sale of non-utility property and AFUDC-equity income.
(d)	Includes interest expenses and related charges, and net interest and investment income.

13. SUPPLEMENTARY FINANCIAL INFORMATION
Other (Income) and Deductions
–
Net

	Years Ended December 31,
	2024	2023	2022
Professional fees	$6	$8	$7
Recoverable Pension and OPEB – non-service costs	17	32	56
Non-recoverable pension and OPEB	(1)	(3)	2
Gain on sale of non-utility property	(1)	(9)	(12)
AFUDC – equity income	(60)	(50)	(36)
Interest and investment (income) loss – net	(28)	(13)	2
Other	4	4	1

Total other (income) and deductions – net	$(63)	$(31)	$20

Interest Expense and Related Charges
	Years Ended December 31,
	2024	2023	2022
Interest	$683	$552	$453
Amortization of discount, premium and debt issuance costs	14	13	10
Less AFUDC – capitalized interest portion	(44)	(29)	(18)

Total interest expense and related charges	$653	$536	$445

Accounts Receivable
–
Net
Accounts receivable reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Accounts receivable	$987	$958
Allowance for uncollectible accounts	(17)	(14)

Accounts receivable – net	$970	$944

The accounts receivable balance from REP subsidiaries of our two largest customers, collectively represented 22% and 19%, respectively, of our accounts receivable balance at December 31, 2024 and 22% and 20%, respectively, of the accounts receivable balance at December 31, 2023. No other customer represented 10% or more of the total accounts receivable during such periods.
Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset.

Prepayments and Other Current Assets
Prepayments and other current assets reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Insurance prepayments	$27	$9
Local franchise tax prepayments	79	78
Other	18	14

Prepayments and other current assets	$124	$101

Investments and Other Property
Investments and other property reported on our balance sheet consist of the following:

	At December 31,
	2024	2023
Assets related to employee benefit plans (a)	$172	$137
Non-utility property – land	10	19
Other	1	2

Total investments and other property	$183	$158

(a)
The majority of these assets, which are held in rabbi trusts, represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2024 and 2023, the face amount of these policies totaled $205 million and $191 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $121 million and $100 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Consolidated VIE
Receivables LLC is considered a VIE under ASC 810. We are the primary beneficiary of this VIE because we have the power to direct AR Facility related activities of the VIE, the obligation to absorb losses and the right to receive benefits that could be significant to the VIE. See Note 6 for more information on the AR Facility. As a result, we consolidate Receivables LLC. Receivables LLC’s assets and liabilities on the balance sheets consisted of the following:

	At December 31,
	2024	2023
Assets:
Cash and cash equivalents	$5	$—
Advances to affiliate	4	—
REP Accounts receivable – net	622	638
Income tax receivable	5	4
Unamortized AR Facility costs	1	2

Total assets	$637	$644

Property, Plant and Equipment
–
Net
Property, plant and equipment – net reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/ Average Life of Depreciable Plant at December 31, 2024	At December 31,
		2024	2023
Assets in service:
Distribution	2.7% / 36.5 years	$20,880	$18,865
Transmission	2.4% / 41.9 years	16,599	15,001
Other assets	8.1% / 12.3 years	2,238	2,097

Total		39,717	35,963
Less accumulated depreciation		9,723	9,301

Net of accumulated depreciation		29,994	26,662
Construction work in progress		1,704	1,339
Held for future use		71	56

Property, plant and equipment – net		$31,769	$28,057

Depreciation expense as a percent of average depreciable property approximated 2.6% and 2.7% for the years ended December 31, 2024 and 2023, respectively.
Intangible Assets
Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consisted of the following:

	At December 31, 2024			At December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$705	$134	$571	$679	$127	$552
Capitalized software and other	1,311	450	861	1,238	416	822

Total	$2,016	$584	$1,432	$1,917	$543	$1,374

Aggregate amortization expense for intangible assets totaled $114 million, $97 million and $76 million for the years ended December 31, 2024, 2023 and 2022, respectively. At December 31, 2024, the weighted average remaining useful lives of capitalized land easements and software were 82 years and 7 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Years	Amortization Expenses
2025	$131
2026	$131
2027	$131
2028	$131
2029	$131
Goodwill totaling $4.740 billion was reported on our balance sheet at both December 31, 2024 and 2023. See Note 1 regarding goodwill impairment assessment and testing.

Operating Lease and Other Obligations
Operating lease and other obligations reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Operating lease liabilities	$193	$112
Investment tax credits	2	3
Customer advances for construction – noncurrent	199	105
Litigation claim obligations	3	6
Fair value of derivative liabilities	21	—
Other	77	79

Total operating lease and other obligations	$495	$305

Supplemental Cash Flow Information

	Years Ended December 31,
	2024	2023	2022
Cash payments related to:
Interest	$632	$519	$441
Less capitalized interest	(44)	(29)	(18)

Interest payments (net of amounts capitalized)	$588	$490	$423

Amount in lieu of income taxes (a):
Federal	$45	$109	$99
State	29	28	24

Total payments in lieu of income taxes	$74	$137	$123

Noncash investing activities:
Construction expenditures financed through accounts payable (b)	$422	$319	$305
Noncash land swap	$10	$—	$—

(a)	See Note 10 for income tax related detail.
(b)	Represents end-of-period accruals.

ONCOR ELECTRIC DELIVERY COMPANY LLC

Offers to Exchange the Exchange Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended,

for

Any and All Outstanding Notes

Set Forth Opposite the Corresponding Exchange Notes

EXCHANGE NOTES	OUTSTANDING NOTES
$500,000,000 aggregate principal amount of its 4.50% Senior Secured Notes due 2027	$500,000,000 aggregate principal amount of its 4.50% Senior Secured Notes due 2027

$100,000,000 aggregate principal amount of its 4.65% Senior Secured Notes due 2029	$100,000,000 aggregate principal amount of its 4.65% Senior Secured Notes due 2029

$650,000,000 aggregate principal amount of its 5.35% Senior Secured Notes due 2035	$650,000,000 aggregate principal amount of its 5.35% Senior Secured Notes due 2035

$650,000,000 aggregate principal amount of its 5.80% Senior Secured Notes due 2055	$650,000,000 aggregate principal amount of its 5.80% Senior Secured Notes due 2055

Until      , the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Oncor is a limited liability company formed under the Delaware Limited Liability Company Act (DLLCA).

Delaware Limited Liability Company Act

Section 18-108 of the DLLCA provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Third Amended and Restated Limited Liability Company Agreement of Oncor

Our LLC Agreement provides for the indemnification of (i) each officer, director, board observer and employee of Oncor, (ii) each of the members of Oncor, (iii) each officer, director and employee of each member of Oncor, and (iv) each affiliate of each member of Oncor and of each direct or indirect shareholder (other than a holder of any publicly traded securities of such person in their capacity as such) of any such affiliate or such shareholder’s affiliates ((i)-(iv) individually, a Covered Person and collectively, Covered Persons). Section 20 of our LLC Agreement generally provides as follows:

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to Oncor or any other person that is a party to or is otherwise bound by the LLC Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the LLC Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, (i) each officer and director of Oncor, (ii) each member of Oncor and each officer, director, employee and equity holder (other than a holder of any publicly traded securities of such person in their capacity as such) of each member of Oncor and (iii) any employee of Oncor with whom Oncor enters into a written indemnification agreement approved by a majority of Oncor’s board of directors ((i)-(iii) individually, an Indemnified Person and collectively, Indemnified Persons) shall be entitled to indemnification from Oncor for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the LLC Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under Section 20 of the LLC Agreement by Oncor shall be provided out of and to the extent of Oncor assets only, and no member of Oncor shall have any personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Oncor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Oncor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 20 of the LLC Agreement.

(d) An Indemnified Person shall be fully protected in relying in good faith upon the records of Oncor and upon such information, opinions, reports or statements presented to Oncor by any person as to matters the Indemnified Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Oncor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to Oncor’s members might properly be paid.

(e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to Oncor or to any other Indemnified Person, an Indemnified Person acting under the LLC Agreement shall not be liable to Oncor or to any other Indemnified Person for its good faith reliance on the provisions of the LLC Agreement or any approval or authorization granted by Oncor or any other Indemnified Person. The provisions of the LLC Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by Oncor’s members to replace such other duties and liabilities of such Indemnified Person.

The LLC Agreement also provides that the provisions of Section 20 of the LLC Agreement shall survive any termination of the LLC Agreement.

Indemnification Agreements and Certain Other Arrangements

Each of our directors and executive officers is party to an indemnification agreement with us. Each indemnification agreement follows the same form and in general provides that, to the fullest extent permitted by Delaware law, Oncor will indemnify the indemnitee against any and all losses relating to, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of Oncor or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit (including any employee benefit plan or related trust), as to which the indemnitee is or was serving at the request of Oncor as a director, officer, employee, member, manager, trustee or agent, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Oncor or any other entity or enterprise referred to in clause (i) of this sentence (including relating to the dissolution and winding up of Oncor or other entity), or (iii) the indemnitee’s status as a current or former director, officer, employee or agent of Oncor or as a current or former director, officer, employee, member, manager, trustee or agent of Oncor or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. In addition, the indemnification agreement provides that Oncor will pay in advance of a final disposition of a claim related expenses as and when incurred by the indemnitee.

In addition, we maintain a directors and officers liability insurance policy that covers the directors and officers of Oncor in amounts that Oncor believes are customary for companies similarly situated, including for liabilities in connection with the registration, offering and exchange of the notes.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibits	Previously Filed With File Number*	Filed As Exhibit

3(i)	Articles of Incorporation
3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC.

3(ii)	By-laws
3(b)	333-100240 Form 8-K (filed March 9, 2018)	3.1	—	Third Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of March 9, 2018, between Oncor Electric Delivery Holdings Company LLC and Texas Transmission Investment LLC.

4	Instruments Defining the Rights of Security Holders, Including Indentures.
4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee.
4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated as of October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York.
4(c)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated as of May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York.
4(d)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated as of May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Secured Notes due 2012 and 7.000% Senior Secured Notes due 2032.
4(e)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated as of December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Secured Notes due 2015 and 7.250% Senior Secured Notes due 2033.
4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee.
4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated as of May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York.
4(h)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated as of September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038.
4(i)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated as of September 13, 2010, establishing the terms of Oncor Electric Delivery Company LLC’s 5.25% Senior Secured Notes due 2040.

4(j)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated as of November 23, 2011, establishing the terms of Oncor Electric Delivery Company LLC’s 4.55% Senior Secured Notes due 2041.
4(k)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated as of May 18, 2012, establishing the terms of Oncor Electric Delivery Company LLC’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.
4(l)	333-100240 Form 8-K (filed March 30, 2015)	4.1	—	Officer’s Certificate, dated as of March 24, 2015, establishing the terms of Oncor Electric Delivery Company LLC’s 2.950% Senior Secured Notes due 2025 and 3.750% Senior Secured Notes due 2045.
4(m)	333-100240 Form 8-K (filed September 27, 2017)	4.1	—	Officer’s Certificate, dated as of September 21, 2017, establishing the terms of Oncor Electric Delivery Company LLC’s 3.80% Senior Secured Notes due 2047.
4(n)	333-100240 Form 8-K (filed August 14, 2018)	4.1	—	Officer’s Certificate, dated as of August 10, 2018, establishing the terms of Oncor Electric Delivery Company LLC’s 3.70% Senior Secured Notes due 2028 and 4.10% Senior Secured Notes due 2048.
4(o)	333-100240 Form 8-K (filed December 4, 2018)	4.1	—	Officer’s Certificate, dated as of November 30, 2018, establishing the terms of Oncor Electric Delivery Company LLC’s 5.75% Senior Secured Notes due 2029.
4(p)	333-100240 Form 8-K (filed May 28, 2019)	4.1	—	Officer’s Certificate, dated as of May 23, 2019, establishing the terms of Oncor Electric Delivery Company LLC’s 2.75% Senior Secured Notes due 2024, 3.80% Senior Secured Notes due 2049 and providing for additional 3.70% Senior Secured Notes due 2028.
4(q)	333-100240 Form 8-K (filed September 13, 2019)	4.1	—	Officer’s Certificate, dated as of September 12, 2019, establishing the terms of Oncor Electric Delivery Company LLC’s 3.10% Senior Secured Notes due 2049.
4(r)	333-100240 Form 8-K (filed March 20, 2020)	4.1	—	Officer’s Certificate, dated as of March 20, 2020, establishing the terms of Oncor Electric Delivery Company LLC’s 2.75% Senior Secured Notes due 2030 and 3.70% Senior Secured Notes due 2050.
4(s)	333-100240 Form 8-K (filed September 28, 2020)	4.3	—	Officer’s Certificate, dated as of September 23, 2020, establishing the terms of Oncor Electric Delivery Company LLC’s 5.35% Senior Secured Notes due 2052.
4(t)	333-100240 Form 8-K (filed September 28, 2020)	4.1	—	Officer’s Certificate, dated as of September 28, 2020, establishing the terms of Oncor Electric Delivery Company LLC’s 0.55% Senior Secured Notes due 2025.
4(u)	333-100240 Form 8-K (filed November 17, 2021)	4.1	—	Officer’s Certificate, dated as of November 16, 2021, establishing the terms of Oncor Electric Delivery Company LLC’s 2.70% Senior Secured Notes due 2051 and providing for additional 2.75% Senior Secured Notes due 2030.
4(v)	333-100240 Form 8-K (filed May 20, 2022)	4.1	—	Officer’s Certificate, dated May 20, 2022, establishing the terms of Oncor Electric Delivery Company LLC’s 4.15% Senior Secured Notes due 2032 and 4.60% Senior Secured Notes due 2052.
4(w)	333-100240 Form 8-K (filed September 8, 2022)	4.1	—	Officer’s Certificate, dated September 8, 2022, establishing the terms of Oncor Electric Delivery Company LLC’s 4.55% Senior Secured Notes due 2032 and 4.95% Senior Secured Notes due 2052.

4(x)	333-100240 Form 8-K (filed May 11, 2023)	4.1	—	Officer’s Certificate, dated May 11, 2023, establishing the terms of Oncor Electric Delivery Company LLC’s 4.30% Senior Secured Notes due 2028 and providing for additional 4.95% Senior Secured Notes due 2052.
4(y)	333-100240 Form 8-K (filed November 13, 2023)	4.1	—	Officer’s Certificate, dated November 13, 2023, establishing the terms of Oncor Electric Delivery Company LLC’s 5.65% Senior Secured Notes due 2033.
4(z)	333-100240 Form 8-K (filed May 21, 2024)	4.1	—	Officer’s Certificate, dated May 21, 2024, establishing the terms of Oncor Electric Delivery Company LLC’s 3.50% Senior Secured Notes due 2031.
4(aa)	333-100240 Form 8-K (filed June 21, 2024)	4.1	—	Officer’s Certificate, dated June 21, 2024, establishing the terms of Oncor Electric Delivery Company LLC’s 5.55% Senior Secured Notes due 2054.
4(ab)	333-100240 Form 8-K (filed November 15, 2024)	4.1	—	Officer’s Certificate, dated November 13, 2024, establishing the terms of Oncor Electric Delivery Company LLC’s 4.65% Senior Secured Notes due 2029.
4(ac)	333-100240 Form 8-K (filed January 16, 2025)	4.1	—	Officer’s Certificate, dated January 14, 2025, providing for Oncor Electric Delivery Company LLC’s additional 4.65% Senior Secured Notes due 2029.
4(ad)	333-100240 Form 8-K (filed March 21, 2025)	4.1	—	Officer’s Certificate, dated March 20, 2025, establishing the terms of Oncor Electric Delivery Company LLC’s 4.50% Senior Secured Notes due 2027, 5.35% Senior Secured Notes due 2035 and 5.80% Senior Secured Notes due 2055.
4(ae)	333-100240 Form 8-K (filed June 23, 2025)	4.1	—	Officer’s Certificate, dated June 16, 2025, establishing the terms of Oncor Electric Delivery Company LLC’s 3.625% Senior Secured Notes due 2034.
4(af)	333-100240 Form 8-K (filed September 29, 2025)	4.1	—	Officer’s Certificate, dated September 26, 2025, establishing the terms of Oncor Electric Delivery Company LLC’s 4.20% Senior Secured Notes due 2035.
4(ag)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent.
4(ah)	333-100240 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, between Oncor Electric Delivery Company LLC, as Grantor, and The Bank of New York Mellon (formerly The Bank of New York), as Collateral Agent.
4(ai)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing, dated as of September 3, 2010, between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon (formerly The Bank of New York), as Collateral Agent.
4(aj)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing, dated as of November 10, 2011, between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent.
4(ak)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(al)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.
4(am)	333-100240 Form 8-K (filed January 16, 2025)	4.2	—	Registration Rights Agreement, dated January 14, 2025, among Oncor Electric Delivery Company LLC and the initial purchaser of Oncor Electric Delivery Company LLC’s additional 4.65% Senior Secured Notes due 2029.
4(an)	333-100240 Form 8-K (filed March 21, 2025)	4.2	—	Registration Rights Agreement, dated March 20, 2025, among Oncor Electric Delivery Company LLC and the representatives of the initial purchasers of Oncor Electric Delivery Company LLC’s 4.50% Senior Secured Notes due 2027, 5.35% Senior Secured Notes due 2035, and 5.80% Senior Secured Notes due 2055.

5	Opinion re Legality
5(a)			—	Opinion of Baker & McKenzie LLP.

10	Material Contracts

Management Contracts; Compensatory Plans, Contracts and Arrangements
10(a)	333-100240 Form 8-K/A (filed October 7, 2013)	10.1	—	Form of Director and Officer Indemnification Agreement.
10(b)	333-100240 Form 10-Q (filed August 1, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Severance Plan and Summary Plan Description.
10(c)	333-100240 Form 10-Q (filed May 8, 2025)	10(d)	—	Oncor Electric Delivery Company LLC Supplemental Retirement Plan, as amended and restated effective as of January 1, 2025.
10(d)	333-100240 Form 10-K (filed February 25, 2022)	10(g)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Change in Control Policy.
10(e)	333-100240 Form 8-K (filed February 25, 2022)	10.1	—	Oncor Electric Delivery Company LLC Amended and Restated Salary Deferral Program.
10(f)	333-100240 Form 10-K (filed February 28, 2023)	10(j)	—	Oncor Electric Delivery Company LLC Amended and Restated Long-Term Incentive Plan effective as of December 31, 2022 through December 31, 2023.
10(g)	333-100240 Form 8-K (filed February 24, 2020)	10(b)	—	Oncor Electric Delivery Company LLC Form of Long-Term Incentive Plan Award Agreement for performance periods beginning on or after January 1, 2020 through December 31, 2023.
10(h)	333-100240 Form 8-K (filed February 21, 2024)	10(b)	—	Oncor Electric Delivery Company LLC Tenth Amended and Restated Executive Annual Incentive Plan, effective as of January 1, 2024.
10(i)	333-100240 Form 8-K (filed February 21, 2024)	10(c)	—	Oncor Electric Delivery Company LLC Amended and Restated Long-Term Incentive Plan effective as of January 1, 2024.

Credit Agreements
10(j)	333-100240 Form 8-K (filed February 25, 2025)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of February 20, 2025, among Oncor Electric Delivery Company LLC, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and as swingline lender, the fronting banks from time to time party thereto and the other financial institutions party thereto.

10(k)	333-100240 Form 8-K (filed February 21, 2024)	10(a)	—	Revolving Credit Agreement, dated as of February 21, 2024, among Oncor Electric Delivery Company LLC, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders.
10(l)	333-100240 Form 8-K (filed February 25, 2025)	10.2	—	Revolving Credit Agreement, dated as of February 20, 2025, among Oncor Electric Delivery Company LLC, as borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent for the lenders and as swingline lender and the other financial institutions party thereto.
10(m)	333-100240 Form 8-K (filed December 30, 2025)	10.1	—	Term Loan Credit Agreement, dated as of December 23, 2025, among Oncor Electric Delivery Company LLC, as borrower, the lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent for the lenders.

	Other Material Contracts
10(n)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.
10(o)	333-100240 Form 8-K (filed March 26, 2018)	10.1	—	Form of Commercial Paper Dealer Agreement between Oncor Electric Delivery Company LLC, as Issuer, and the Dealer.
10(p)	333-100240 Form 8-K (filed November 10, 2022)	10.1	—	Form of Amendment No. 1 to Commercial Paper Dealer Agreement between Oncor Electric Delivery Company LLC, as Issuer, and the Dealer.
10(q)	333-100240 Form 8-K (filed April 28, 2023)	10.1	—	Receivables Financing Agreement, dated as of April 28, 2023, among Oncor Receivables LLC, as borrower, the persons from time to time party thereto, as lenders and as group agents, MUFG Bank, LTD., as administrative agent, and Oncor Electric Delivery Company LLC, as initial servicer.
10(r)	333-100240 Form 8-K (filed April 30, 2024)	10.1	—	Amendment No. 1 to Receivables Financing Agreement, dated April 26, 2024, among Oncor Receivables LLC, Oncor Electric Delivery Company LLC, MUFG Bank, Ltd., and certain lenders and group agents from time to time party thereto.
10(s)	333-100240 Form 8-K (filed May 8, 2025)	10.1	—	Amendment No. 2 to Receivables Financing Agreement, dated as of May 5, 2025, among Oncor Receivables LLC, Oncor Electric Delivery Company LLC, MUFG Bank, Ltd., and certain lenders and group agents party thereto.
10(t)	333-100240 Form 8-K (filed April 28, 2023)	10.2	—	Purchase and Sale Agreement, dated as of April 28, 2023, among Oncor Electric Delivery Company LLC, as servicer, the originators from time to time party thereto, and Oncor Receivables LLC, as buyer.
10(u)	333-100240 Form 8-K (filed May 8, 2025)	10.2	—	Amendment No. 1 to Purchase and Sale Agreement, dated as of May 5, 2025, among Oncor Electric Delivery Company LLC and Oncor Receivables LLC.
10(v)	333-100240 Form 8-K (filed May 7, 2019)	10.2	—	Note Purchase Agreement, dated May 6, 2019, between Oncor Electric Delivery Company LLC and the purchasers listed therein for Oncor Electric Delivery Company LLC’s 3.86% Senior Notes, Series A, due December 3, 2025 and 3.86% Senior Notes, Series B, due January 14, 2026.

10(w)	333-100240 Form 8-K (filed March 29, 2023)	10.1	—	Note Purchase Agreement, dated as of March 29, 2023, between Oncor Electric Delivery Company LLC and the purchasers named therein for Oncor Electric Delivery Company LLC’s 5.50% Senior Secured Notes, Series C, due May 1, 2026, 5.34% Senior Secured Notes, Series D, due May 1, 2031 and 5.45% Senior Secured Notes, Series E, due May 1, 2036.
10(x)	333-100240 Form 8-K (filed April 2, 2024)	10.1	—	Note Purchase Agreement, dated as of March 27, 2024, between Oncor Electric Delivery Company LLC and the purchasers named therein for Oncor Electric Delivery Company LLC’s 5.00% Senior Secured Notes, Series F, due May 1, 2029 and 5.49% Senior Secured Notes, Series G, due May 1, 2054.
10(y)	333-100240 Form 8-K (filed February 4, 2025)	10.1	—	Note Purchase Agreement, dated as of January 30, 2025, between Oncor Electric Delivery Company LLC and the purchasers named therein for Oncor Electric Delivery Company LLC’s 5.15% Senior Secured Notes, Series H, due May 1, 2029 and 5.59% Senior Secured Notes, Series I, due May 1, 2034.

21	Subsidiaries of the Registrant.
21(a)	333-100240 Form 10-K (filed February 25, 2025)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC.

23	Consents of Expert and Counsel.
23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto).
23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

24	Power of Attorney.
24(a)			—	Power of Attorney (included on the signature page hereto).

25	Statements of Eligibility of Trustee.
25(a)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 4.50% Senior Secured Notes due 2027, 4.65% Senior Secured Notes due 2029, 5.35% Senior Secured Notes due 2035, and 5.80% Senior Secured Notes due 2055.

99	Additional Exhibits.
99(a)	333-100240 Form 10-K (filed February 26, 2019)	99(c)	—	PUCT Final Order in Docket No. 47675, dated as of March 8, 2018.
99(b)			—	Form of Letter of Transmittal.
99(c)			—	Form of Letter to Brokers, Dealers, Commercial Bankers, Trust Companies and Other Nominees.
99(d)			—	Form of Letter to Clients.
99(e)			—	Form of Notice of Guaranteed Delivery.

101	Interactive Data File.
101.INS			—	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH			—	Inline XBRL Taxonomy Extension Schema Document.
101.CAL			—	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF			—	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB			—	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE			—	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107	Filing Fee Table
107			—	Filing Fee Table

* Incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on January 8, 2026.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ E. ALLEN NYE, JR.
Name:	E. Allen Nye, Jr.
Title:	Chief Executive

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew C. Henry his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 (and further amendments, including post-effective amendments thereto), and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ E. ALLEN NYE, JR.	Principal Executive	January 8, 2026
E. Allen Nye, Jr.	Officer and Director

/s/ DON J. CLEVENGER	Principal Financial Officer	January 8, 2026
Don J. Clevenger

/s/ W. ALAN LEDBETTER	Principal Accounting Officer	January 8, 2026
W. Alan Ledbetter

/s/ ROBERT S. SHAPARD	Chairman of the Board	January 8, 2026
Robert S. Shapard

/s/ MARK S. BERG	Director	January 8, 2026
Mark S. Berg

/s/ JUSTIN C. BIRD	Director	January 8, 2026
Justin C. Bird

/s/ DEBRA HUNTER JOHNSON	Director	January 8, 2026
Debra Hunter Johnson

/s/ MARGARET S. C. KELIHER	Director	January 8, 2026
Margaret S. C. Keliher

/s/ TIMOTHY A. MACK	Director	January 8, 2026
Timothy A. Mack

/s/ J. WALKER MARTIN	Director	January 8, 2026
J. Walker Martin

/s/ HELEN M. NEWELL	Director	January 8, 2026
Helen M. Newell

/s/ ALICE L. RODRIGUEZ	Director	January 8, 2026
Alice L. Rodriguez

/s/ LUIS J. SAENZ	Director	January 8, 2026
Luis J. Saenz

/s/ W. KELVIN WALKER	Director	January 8, 2026
W. Kelvin Walker

/s/ STEVEN J. ZUCCHET	Director	January 8, 2026
Steven J. Zucchet